As filed with the Securities and Exchange Commission on September 17, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPANSION INC.

(Exact name of registrant as specified in its charter)

Delaware	3674	20-3898239
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, CA 94088

(408) 962-2500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John H. Kispert

President and Chief Executive Officer

Spansion Inc.

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, CA 94088

(408) 962-2500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Tad J. Freese	Alan F. Denenberg
Robert W. Phillips	Davis Polk & Wardwell LLP
Latham & Watkins LLP	1600 El Camino Real
140 Scott Drive	Menlo Park, California 94025
Menlo Park, California 94025	(650) 752-2000
(650) 328-4600

Approximate date of commencement of the proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Class A Common Stock, par value $0.001 per share	7,762,500 shares	$14.54	$112,866,750	$8,047.40

(1)	Includes 1,013,856 shares of common stock subject to the underwriters’ over-allotment option to purchase additional shares.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.
(3)	Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low trading prices for the common stock on The New York Stock Exchange on September 16, 2010.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to Completion, dated September 17, 2010.

6,750,000 Shares

Common Stock

We are offering 6,750,000 shares of our common stock.

Our common stock is traded on the New York Stock Exchange under the symbol “CODE.” On September 16, 2010, the last reported sale price of our common stock was $14.79 per share.

See “Risk Factors” on page 9 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions
Proceeds, Before Expenses, to Spansion

To the extent that the underwriters sell more than 6,750,000 shares of common stock, the underwriters have the option to purchase up to an additional 1,012,500 shares from us at the public offering price less the underwriting discount.

The underwriters expect to deliver the shares on or about                     , 2010.

Morgan Stanley	Barclays Capital

Prospectus dated                     , 2010.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

i

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary may not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including “Risk Factors” beginning on page 9 and our consolidated financial statements and related notes included elsewhere in this prospectus, before making an investment decision. Unless otherwise indicated, the terms “Spansion,” “we,” “us” and “our” refer to Spansion Inc. and its subsidiaries.

Overview

We are a leading designer, manufacturer and developer of Flash memory semiconductors and software technologies. We are focused on the embedded Flash market providing our software solutions to more than 4,000 customers worldwide. Our Flash memory products primarily store data and software code for microprocessors, controllers and other programmable semiconductors which run applications in a broad range of electronics systems. These electronic systems include computing and communications, automotive and industrial, consumer and gaming, wireless and machine-to-machine, or M2M, devices. In addition to Flash memory products, we assist our customers in developing and prototyping their designs by providing software and hardware development tools, drivers and simulation models for system-level integration.

Our Flash memory solutions are incorporated in products from leading original equipment manufacturers, or OEMs, including Huawei Technologies Co., Ltd., Harman/Becker Automotive Systems GmbH, Motorola, Inc., LG Electronics, Technicolor S.A., Continental AG, PACE, Inc., The Bosch Group, Alpine Electronics of America, Inc., ZTE Corporation, Panasonic Corporation of North America, Sagem Télécommunications, Sharp Electronics Corporation, Pioneer Electronics (USA) Inc., and Future Designs, Inc. Our products are designed to address various voltages, interfaces and memory densities for a wide range of specific applications and customer platforms. The majority of our new product designs are based on our proprietary two-bit-per-cell MirrorBit technology which has a simpler cell architecture requiring fewer manufacturing steps, supporting higher yields and lower costs as compared to competing floating gate NOR Flash technology. As of June 27, 2010, we held over 2,300 patents.

For fiscal 2009, our total net sales were approximately $1.4 billion as compared with total net sales of approximately $2.3 billion for fiscal 2008. For the six months ended June 27, 2010, our total net sales were approximately $533.0 million. According to market research firm iSuppli, in 2009, we were responsible for 31.2 percent of all NOR Flash memory sales, making us the second largest supplier of NOR Flash memory in the world.

Our Addressable Market

The Flash memory market can be divided into two major categories based on application: the integrated category, which includes wireless and embedded applications, and the removable storage category, which includes Flash memory cards and USB drives. Within the integrated category, we refer to portable, battery-powered communications applications as “wireless” and all other applications, such as consumer, telecommunications, automotive and industrial electronics, as “embedded.” We have focused historically on the integrated category of the Flash memory market, including wireless and embedded applications. In early 2009, we narrowed our strategic focus to the embedded portion of the Flash memory market and intend to continue to selectively engage in portions of the wireless market where we believe we can do so advantageously. The embedded Flash memory market is characterized by long design and life cycles, low capital and technology investments, stable average selling prices, or ASPs, and fragmented competition with multiple suppliers.

In addition to our focus on our traditional embedded NOR Flash memory applications, we plan to expand our presence in growing portions of the embedded Flash memory market, including embedded NOR and embedded NAND. We believe our proprietary MirrorBit technology, licensing partners, customer relationships and broad product portfolio will enable us to extend our leadership in the attractive embedded Flash memory markets.

Competitive Advantages

•

Focus on Embedded Flash Products. We focus on the embedded portion of the Flash memory market. In order to service this market, we leverage our broad product set and software programmability to provide a diverse range of application-specific solutions. We believe that our focus on the embedded Flash market and our superior customer service distinguishes us from our competitors who generate a large portion of their sales from other markets, such as mobile handsets and PCs.

•

Customer-Centric, Application Focused Go-To-Market Strategy. We focus on application-specific solutions for our customers’ embedded Flash requirements. Our field application engineers, or FAEs, are located in close proximity to our customers’ design centers across the globe. This enables us to better support our customers by enhancing our ability to anticipate customer needs and industry trends which we believe will allow us to gain market share. We believe that this application and design-win focused approach enables a deeper relationship with our customers and strengthens our position in their product lifecycles.

•

Application-Specific Customizable Software. In addition to our advanced hardware technology, we provide customized, application specific software to our customers. Specifically, we supply customers the necessary software and hardware development tools, drivers and simulation models for system-level integration. We believe our focused software service strategy contributes to our success with OEMs.

•

Leading-Edge Technology Platform. Our proprietary MirrorBit technology drives our lower cost, high performance product platform. MirrorBit technology is simpler, has a lower manufacturing cost and can store more data than traditional floating gate technology. We believe leveraging our MirrorBit technology will help us retain and enhance our market position from entry-level to high-end applications.

•

Process Technology Leverage. Our MirrorBit technology provides enhanced geometric scalability when shifting to smaller process nodes in comparison to floating gate technology as it has a simpler cell architecture requiring fewer manufacturing steps and supporting higher yields. We invested over $1.2 billion in R&D between 2006 and 2008 primarily on the development of next-generation process technologies. We have 65-nanometer products in production which currently represent only a small portion of our revenues. With the majority of our customers presently using 110- and 90-nanometer technologies, we anticipate migrating customers to 65- and 4x-nanometer and then eventually to 3x-nanometer technology over the next several years.

•

Broad Product Portfolio. Our products and solutions deliver a combination of high performance and competitive cost for a wide range of customer platforms and applications. These product offerings support various voltages, interfaces and memory densities, enabling us to pursue diverse embedded Flash end markets which have differing density and performance requirements.

Our Strategy

Our principal objective is to be the leading global supplier of embedded Flash memory products and solutions. We plan to achieve this objective by aggressively pursuing the following strategies:

•	Regain Embedded Flash Market Share. We intend to continue to focus on regaining market share that we lost due to the negative impact of our reorganization under Chapter 11 of the U.S. Bankruptcy

Code, or the Chapter 11 Cases. We have already begun to regain lost market share and we plan to continue regaining market share by securing new design-wins and by further deepening our relationships with our key end-customers and distribution partners through our application specific solutions, our superior customer service and continued investment in our FAEs.

•

Continue Product Innovation and New Market Expansion. We aim to expand our products and solutions by selectively targeting embedded Flash applications within our target markets. We plan to achieve this by developing and bringing to market products that allow us to offer higher densities and faster performance. We also intend to increase our presence in high growth emerging markets such as China and India. Further, we intend to evaluate and potentially make acquisitions of technologies and products that we can integrate into our solutions in order to broaden our product portfolio functionality and accelerate growth and entry into new markets.

•

Expand Addressable Market with Embedded Flash Products. We will continue to seek opportunities to develop and commercialize memory solutions based on our MirrorBit technology, our software and other design capabilities. We believe that our proprietary charge-trapping NAND solution is more scalable, has a simpler cell structure and offers superior performance, faster read and faster programming speeds when compared to traditional floating gate NAND Flash solutions. Our strategy is to bring our high reliability Flash solutions to support the low-density single-level cell NAND Flash market by leveraging our relationships with our partners and customers.

•

Flexible, Scalable and Cost-efficient Manufacturing Strategy. As part of our restructuring efforts, we substantially reduced our overall manufacturing footprint. We plan to maintain our low capital intensive model by outsourcing a significant amount of manufacturing activity to our foundry partners while focusing our internal captive manufacturing capacity on products and solutions that differentiate us in terms of process technologies, product features, quality and cost. We believe that a flexible, highly scalable and low-cost operating model will enable us to respond to rapidly changing product mix and market demand.

•

License our Intellectual Property. We intend to evaluate potential licensing arrangements with semiconductor designers and manufacturers who may integrate our MirrorBit technology into their future products and solutions. We also intend to license our process technology to third party manufacturers to help increase our external manufacturing capacity.

Chapter 11 Cases

On March 1, 2009, we filed a voluntary petition for relief under the Chapter 11 Cases as part of our substantial reorganization of the company to better align our operations with the business environment. The key components of this reorganization were: revamping our management team; streamlining our operations; focusing on embedded Flash memory solutions and implementing a flexible manufacturing strategy. On April 16, 2010, the U.S. Bankruptcy Court confirmed our Plan of Reorganization and on May 10, 2010, we emerged from the Chapter 11 Cases. For more information regarding the Chapter 11 Cases and our Plan of Reorganization, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” elsewhere in this prospectus.

Risks Affecting Us

Our business is subject to numerous risks, which are highlighted in the section entitled “Risk Factors.” These risks represent challenges to the successful implication of our strategy and to the growth and future profitability of our business. Some of these risks are:

•	our ability to continue transforming our business after emergence from the Chapter 11 Cases and implement our new business strategy focused primarily on the embedded Flash memory market;

•	a significant shift in the Flash memory market from NOR to NAND architecture;

•	the cyclical nature of the Flash memory market and recent severe downturns therein;

•	declining average selling prices over time;

•	our ability to accurately forecast customer demand for our products;

•	our ability to successfully develop, introduce and commercialize new products and technologies;

•	our reliance on third-party manufacturers and distributors;

•	our ability to successfully develop new applications and markets for our products;

•	inaccurate forecasting of customer demand leading to excess inventory and low gross margins; and

•	worldwide economic and political conditions.

Corporate Information

We were originally incorporated in Delaware in November 2005. Our principal executive offices are located at 915 DeGuigne Drive, Sunnyvale, California 94088, and our telephone number is (408) 962-2500. Our website address is www.spansion.com. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

Spansion™ , the Spansion logo, and other trademarks or service marks of Spansion appearing in this prospectus are the property of Spansion. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of the respective holders.

THE OFFERING

Common stock offered by us	6,750,000 shares (or 7,762,500 shares if the underwriters exercise in full their over-allotment option).

Shares outstanding after the offering	66,020,916 shares (or 67,033,416 shares if the underwriters exercise in full their over-allotment option).

Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately $92.8 million based on an assumed public offering price of $14.79 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will use 50 percent of the net proceeds to reduce amounts outstanding under our Term Loan and the remaining net proceeds will be used for general corporate purposes. See “Use of Proceeds.”

Risk factors	See “Risk Factors” beginning on page 9 and the other information included elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

New York Stock Exchange symbol	CODE.

The number of shares of our common stock outstanding after this offering is based on 59,270,916 shares outstanding as of June 27, 2010, includes all of the shares issued and remaining for distribution in accordance with the Plan of Reorganization, and excludes:

•	3,031,436 shares of common stock issuable upon the exercise of options to purchase our common stock outstanding as of June 27, 2010 at a weighted average exercise price of $10.51 per share;

•	2,969,821 shares of common stock issuable upon the vesting of restricted stock units outstanding as of June 27, 2010; and

•	an aggregate of 530,323 additional shares of common stock reserved for issuance under our equity incentive plans.

Except as otherwise indicated, all information in this prospectus assumes no exercise of the underwriters’ option to purchase additional shares to cover over-allotments, if any.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables present our summary historical consolidated financial and other data for our business for the periods indicated. We derived the consolidated statements of operations data for the years ended December 30, 2007, December 28, 2008 and December 27, 2009 from our audited consolidated financial statements included elsewhere in this prospectus. Fiscal 2007, 2008 and 2009 each consisted of 52 weeks. We derived the condensed consolidated statements of operations data for the six months ended June 27, 2010 and June 29, 2009 and the condensed consolidated balance sheet data as of June 27, 2010 from our unaudited consolidated financial statements included elsewhere in this prospectus. The six months ended June 27, 2010 and June 29, 2009 each consisted of 26 weeks.

Our historical results are not necessarily indicative of the results to be expected in the future, and the results for the six months ended June 27, 2010 should not be considered indicative of results to be expected for the full fiscal year. Upon emergence from the Chapter 11 Cases on May 10, 2010, or the Emergence Date, we adopted fresh start accounting as prescribed under Accounting Standards Codification (ASC) 852 Reorganizations, which requires us to revalue our assets and liabilities to their related fair values. As such, we adjusted our stockholders’ deficit to equal the reorganization value at the Emergence Date. Items such as accumulated depreciation, accumulated deficit, accumulated other comprehensive income (loss) and allowances for doubtful debt were reset to zero. We allocated the reorganization value to the individual assets and liabilities based on their estimated fair values. Items such as accounts receivable, auction rate securities and cash, whose fair values approximated their book values, reflected values similar to those reported prior to emergence. Items such as prepaid and other current assets, inventory, property, plant and equipment, deferred income tax asset and liability, accounts payable, income tax payable, and deferred income were significantly adjusted from amounts previously reported. Because we adopted fresh start accounting at emergence and because of the significance of liabilities subject to compromise that were relieved upon emergence, the historical financial statements of the predecessor entity, or Predecessor, and the financial statements of the successor entity, or Successor, are not comparable. Refer to the notes to our financial statements included in this prospectus for further details relating to fresh start accounting.

You should read this summary consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, all included elsewhere in this prospectus.

	Successor(1)	Predecessor(1)	Predecessor(1)
	Period from May 11, 2010 to June 27, 2010	Period from December 28, 2009 to May 10, 2010	Six Months Ended June 28, 2009	Year Ended December 27, 2009	Year Ended December 28, 2008(2)	Year Ended December 30, 2007(2)
Consolidated Statements of Operations:
(in thousands, except per share amounts)
Net sales	$124,569	$324,914	$630,000	$1,059,408	$1,630,573	$1,627,253
Net sales to related parties	4,801	78,705	145,929	351,245	651,230	873,560

Total net sales	129,370	403,619	775,929	1,410,653	2,281,803	2,500,813
Cost of sales	111,413	274,817	663,301	1,103,757	2,193,345	2,065,143

Gross profit	17,957	128,802	112,628	306,896	88,458	435,670
Research and development	13,420	35,068	82,635	136,449	431,808	436,785
Sales, general and administrative	18,259	68,105	137,817	216,298	253,878	239,317
In-process research and development	—	—	—	—	10,800	—
Restructuring charges (credits)	—	(2,772)	38,154	46,852	11,161	—
Asset impairment charges(3)	—	—	—	12,538	1,652,622	—

Operating loss before reorganization items	(13,722)	28,401	(145,978)	(105,241)	(2,271,811)	(240,432)
Interest and other income (expense), net	364	(2,904)	2,396	4,038	5,200	32,595
Interest expense(4)	(4,877)	(30,573)	(33,678)	(50,976)	(105,536)	(87,460)
Gain on deconsolidation of subsidiary(5)	—	—	30,100	30,100	—	—

Loss before reorganization items and income taxes	(18,235)	(5,076)	(147,160)	(122,079)	(2,372,147)	(295,297)
Reorganization items	—	370,340	(372,299)	(391,383)	—	—

Income (loss) before income taxes	(18,235)	365,264	(519,459)	(513,462)	(2,372,147)	(295,297)
Benefit from (provision for) income taxes(6)	21	(1,640)	(429)	(597)	(62,865)	25,144

Net income (loss)	(18,214)	363,624	(519,888)	$(514,059)	$(2,435,012)	$(270,153)

Net income (loss) per share
Basic	$(0.31)	$2.24	$(3.22)	$(3.18)	$(15.69)	$(2.00)

Diluted(7)	$(0.31)	$2.24	$(3.22)	$(3.18)	$(15.69)	$(2.00)

Shares used in per share calculation:
Basic	59,271	162,439	161,530	161,847	155,162	134,924

Diluted(7)	59,271	162,610	161,530	161,847	155,162	134,924

	As of June 27, 2010
	Actual	Adjusted(8)
Consolidated Balance Sheet:
(in thousands)
Working capital	$384,265	$430,686
Total assets	1,467,269	1,513,690
Long-term debt and capital lease obligations, including current portion, short term note, and notes payable to banks under revolving loans	461,531	415,110
Total stockholders’ equity	657,956	750,739

(1)	Successor refers to Spansion and its consolidated subsidiaries after the Emergence Date, after giving effect to: (i) the cancellation of shares of our Class A common stock issued prior to the Emergence Date, or the Old Common Stock; (ii) the issuance of shares of our Class A common stock, or New Common Stock, and settlement of existing debt and other adjustments in accordance with the Plan of Reorganization; and (iii) the application of fresh start accounting. Predecessor refers to Spansion and its consolidated subsidiaries up to the Emergence Date.
(2)	Statements of operations for these periods have been adjusted to reflect the change in accounting for our Exchangeable Senior Subordinated Debentures. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Adoption of New Accounting Pronouncements—Accounting for Convertible Debt Instruments.”
(3)	The asset impairment charge for fiscal 2009 includes pre-tax impairment on an equity investment and loan to an investee. The asset impairment charge for fiscal 2008 includes pre-tax impairment related to long-lived assets held for use of $1.6 billion, and impairment related to goodwill and intangible assets of $20.8 million and $53.5 million, respectively.
(4)	Contractual interest expense for the year ended December 27, 2009 and six months ended June 28, 2009 was $89.4 million and $48.0 million.
(5)	The gain on deconsolidation of subsidiary represents the difference between the carrying value of our investment in and receivables from Spansion Japan immediately before deconsolidation and the estimated fair value of our retained non-controlling interest in Spansion Japan, which was zero then and as of December 27, 2009.
(6)	The provision for income taxes in fiscal 2009 includes a decrease of $457.9 million in valuation allowances against deferred tax assets in Spansion Japan resulting from the deconsolidation of Spansion Japan in March 2009. However, the decrease in the amount of deferred tax assets had no impact on the provision for income taxes since the deferred tax assets had a full valuation allowance. The provision for income taxes in fiscal 2008 includes an increase of $457.9 million in valuation allowances against deferred tax assets in Spansion Japan. This increase occurred because we did not believe it was more likely than not that these deferred tax assets would be realized in these jurisdictions. The increase in valuation allowance resulted in a $64.5 million income tax expense associated with deferred tax assets of Spansion Japan.
(7)	Diluted net loss per share is computed using the weighted-average number of common shares and excludes potential common shares, as their effect is anti-dilutive.
(8)	Adjusted to reflect the application of the net proceeds from this offering. See “Use of Proceeds” elsewhere in this prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before making a decision to invest in our common stock. If any of such risks actually occur, our business, operating results, financial condition or growth prospects could be adversely affected. In those cases, the trading price of our common stock could decline and you may lose all or part of your investment. The risks described below are not the only ones facing us. Additional risks not currently known to us or that we currently believe are immaterial may also impair our business, results of operations, financial condition and liquidity.

Risks Related to Our Business

We are in the process of transforming our business and implementing a new business strategy. If we are unsuccessful in doing so, we may be materially adversely affected.

Shortly after the Chapter 11 Cases commenced, we began implementing a new business strategy focused primarily on exiting a large portion of the wireless Flash memory market in order to reduce significantly our engineering expenses. We remain dedicated to, and focused on, the embedded portion of the Flash memory market and intend to continue to selectively engage in portions of the wireless market where we believe we can do so advantageously. The embedded market is more mature than the wireless market and is expected to grow more slowly than some other sectors of the semiconductor industry. In addition, the embedded market historically has been, and we anticipate that it will continue to be, subject to rapid selling price reductions. If we are unable to successfully address these challenges and execute this new business strategy, our business will be materially adversely affected.

In addressing these challenges, our new business strategy has involved, and will continue to involve, cost containment, in particular with respect to our workforce and we will continue to make judgments as to whether we should further reduce, relocate or otherwise change our workforce. Costs incurred in connection with such workforce changes, should they occur, may be higher than estimated. In addition, such workforce changes may impair our ability to achieve our current or future business objectives. In addition, any workforce changes may not be effected on the planned timetable and may result in the recording of additional charges. Similarly, any decision by us to further limit investment in, or exit or dispose of parts of, our business may result in the recording of additional charges. As part of our review of our restructured business, we look at the recoverability of tangible and intangible assets. Future market conditions may indicate these assets are not recoverable based on changes in forecasts of future business performance and the estimated useful life of these assets, and this may trigger further write-downs of these assets which may have a material adverse effect on our business, results of operations and financial condition.

Our new business strategy may also include considering strategic transactions, such as acquisitions, divestitures, joint ventures, alliances or co-production programs, as such opportunities arise. We may not be able to effect any strategic transaction or if we enter into transactions, we may not realize the benefits we anticipate. Moreover, in the case of acquisitions, the integration of separate companies involves a number of integration risks. Consummating any acquisitions, divestitures, joint ventures, alliances or co-production programs could result in the incurrence of additional transaction-related expenses, as well as unforeseen contingent liabilities, which could materially adversely affect us.

Our business has been characterized by selling prices that decline over time, which can negatively affect our results of operations.

Historically, the selling prices of our products have decreased during the products’ lives, and we expect this trend to continue. When our selling prices decline, our net sales and gross margins also decline unless we are able to compensate by selling more units and thereby reducing our manufacturing costs per unit or by introducing and selling new, higher margin products with higher densities and/or advanced features. If the selling prices for our products continue to decline, our operating results could be materially adversely affected.

During downturns, periods of extremely intense competition, or the presence of oversupply in the industry, the selling prices for our products have declined at a high rate over relatively short time periods as compared to historical rates of decline. We are unable to predict selling prices for any future periods and may experience unanticipated, sharp declines in selling prices for our products. When such pricing declines occur, we may not be able to mitigate the effects by selling more or higher margin units, or by reducing our manufacturing costs. In such circumstances, our operating results could be materially adversely affected.

The Flash memory market is highly cyclical and has experienced severe downturns that have materially adversely affected, and may in the future materially adversely affect, our business.

The Flash memory market is highly cyclical and in the past has experienced severe downturns, generally as a result of wide fluctuations in supply and demand, constant and rapid technological change, continuous new product introductions and price erosion. Our financial performance has been, and may in the future be, adversely affected by these downturns. We have incurred substantial losses in past downturns, including the most recent downturn, due principally to:

•	substantial declines in selling prices, particularly due to competitive pressures and an imbalance in product supply and demand; and

•	a decline in demand for end-user products that incorporate our products.

Our historical financial information is not necessarily indicative of what our results of operations, financial condition or cash flows will be in the future. If our net sales decline in the future, or if these or other similar conditions continue or occur again in the future, we would likely be materially adversely affected.

If demand for consumer products, industrial products or mobile phones utilizing Flash memory declines, as we experienced during the worldwide global recession, our business could be materially adversely affected. Also, if the functionality of successive generations of such products does not require increasing Flash memory density or if such products no longer require the type of Flash memory product we produce due to alternative technologies or otherwise, our operating results would be materially adversely affected.

We cannot be certain that the Chapter 11 Cases will not adversely affect our operations going forward.

Although we emerged from the Chapter 11 Cases on May 10, 2010, we cannot provide assurance that our prior bankruptcy will not adversely affect our future operations. Our suppliers and vendors could stop providing supplies or services to us or provide such supplies or services only on unfavorable terms such as “cash on delivery,” “cash on order” or other terms that could have an adverse impact on our short-term cash flows. In addition, the fact that we recently emerged from the Chapter 11 Cases may adversely affect our ability to retain existing customers, attract new customers and maintain contracts that are critical to our operations.

We lost a significant amount of market share while in bankruptcy as certain customers were unwilling to work with a vendor in bankruptcy and others reduced their dependence on us by shifting their business to other vendors. There can be no assurance as to whether we will be able, or how long it may take, to regain all or any portion of that lost market share.

If we are unable to attract and retain qualified personnel at reasonable costs, we may not be able to achieve our business objectives.

We are dependent on the experience and industry knowledge of our senior management and other key employees to execute our current business plans and lead us throughout the implementation of the Plan of Reorganization. Competition for certain key positions and specialized technical and sales personnel in the high-technology industry remains strong. The Chapter 11 Cases, along with workforce reductions, created uncertainty that led to an increase in unwanted attrition and additional challenges in attracting and retaining new qualified personnel. We have lost many key employees with long tenures and broad knowledge about our technology and historical operations and we are at risk of losing or being unable to hire talent critical to a successful reorganization and ongoing operation of our business. If we are not able to attract, recruit or retain qualified employees (including as a result of headcount or salary reductions), we may not have the personnel necessary to successfully implement the Plan of Reorganization and our new business strategy, and our business, results of operations and financial condition could be materially adversely impacted.

We may not satisfy the covenants, financial tests and ratios in our debt instruments, which if not met, would have a material adverse effect on us.

Our $450 million credit agreement, or Term Loan, and our $65 million loan and security agreement, or Revolving Credit Facility, require us to comply with covenants, financial tests and ratios. We cannot assure you that we will be able to satisfy or comply with these covenants, financial tests and ratios, as our ability to do so may be affected by events beyond our control. If we fail to satisfy or comply with such covenants, financial tests and ratios, or if we disagree with our lenders about whether or not we are in compliance, we cannot assure you that we will be able to obtain waivers or amendments if required to avoid a default. A breach of any of the provisions, covenants, financial tests or ratios under our debt instruments could prevent us from borrowing under our Revolving Credit Facility and result in an event of default under the applicable agreement, which in turn could trigger cross-defaults under other debt instruments, any of which would materially adversely affect us.

Our reliance on third-party manufacturers entails risks that could materially adversely affect us.

We have in the past and plan in the future to enter into foundry, subcontractor and other arrangements with third parties to meet demand for our products. Third-party manufacturers we have used in the past or expect to use in the future for foundry and other manufacturing services include Texas Instruments, or TI, Fujitsu Semiconductors Limited, or FSL, Elpida Memory, Inc., or Elpida, and Semiconductor Manufacturing International Corporation, or SMIC. We also use independent contractors to perform some of the assembly, testing and packaging of our products, including ChipMOS Technologies Limited. We depend on these manufacturers to allocate to us a portion of their manufacturing capacity sufficient to meet our needs. Third-party manufacturers are generally under no obligation to provide us with any specified minimum quantity of product. We also depend on these manufacturers to produce products of acceptable quality and at acceptable manufacturing yields and to deliver those products to us on a timely basis at acceptable prices. In addition, we rely on these manufacturers to invest capital into their facilities and process technologies to meet our needs for new products using advanced process technologies. Given our recent emergence from the Chapter 11 Cases and the current volatility and disruption in the capital and credit markets worldwide, we cannot assure you that they will make the investments in their facilities previously contemplated. We cannot assure you that these manufacturers will be able to meet our near-term or long-term manufacturing requirements and may not be able to attain qualification from our customers, which is required prior to production of products at a third party facility for a particular customer. In addition, any significant change in the payment terms we have with these manufacturers could adversely affect us.

In the past, Spansion Japan Limited, a wholly-owned subsidiary of Spansion LLC, or Spansion Japan, facilitated distribution of our products in Japan, manufactured and supplied sorted and unsorted silicon wafers for us, and provided sort services to us. In August 2010, we entered into a new foundry agreement with TI as a result of TI’s purchase of two wafer fabrication facilities and equipment from Spansion Japan. Accordingly, we rely on TI to manufacture wafers for and supply sort services to us. A sudden and unanticipated reduction or cessation of the supply of goods and services from TI would likely be disruptive and have a material adverse impact on our results of operations.

Third party manufacturers with whom we contract also make products for other companies, including certain of our competitors, and/or for themselves and could choose to prioritize capacity for themselves or other customers beyond any minimum guaranteed amounts, reduce deliveries to us or, in the absence of price guarantees, increase the prices they charge us on short notice, such that we may not be able to pass cost increases on to our customers. The likelihood of this occurring may be greater as a result of the Chapter 11 Cases. We may be unable to secure an alternative supply for specific products in a short timeframe or at all at an acceptable cost to satisfy our production requirements. In addition, we may be required to incur additional development, manufacturing and other costs to establish alternative sources of supply. Other risks associated with our increased dependence on third-party manufacturers include: their ability to adapt to our proprietary technology, reduced control over delivery schedules, quality assurance, manufacturing yields and cost, misappropriation of our intellectual property, reduced ability to manage inventory and parts and risks associated with operating in foreign countries. If we are unable to secure sufficient or reliable suppliers of wafers or obtain the necessary assembly, testing and packaging services, our ability to meet customer demand for our products may be adversely affected, which could have a material adverse effect on us.

We rely on Fujitsu Semiconductors Limited to distribute our products in Japan.

We currently rely on FSL through its subsidiary, Fujitsu Electronics Inc., to distribute our products to customers in Japan, which is an important geographic market for us. Under our distribution agreement with FSL, FSL has agreed to use its best efforts to promote the sale of our products in Japan and to other customers served by FSL. In the event that we reasonably determine that FSL’s sales performance in Japan and to those customers served by FSL is not satisfactory based on specified criteria, then we have the right to require FSL to propose and implement an agreed-upon corrective action plan. If we reasonably believe that the corrective action plan is inadequate, we can take steps to remedy deficiencies ourselves through means that include appointing another distributor as a supplementary distributor to sell products in Japan and to customers served by FSL. Pursuing these actions would be costly and disruptive to the sales of our products in Japan. If FSL’s sales performance in Japan is unsatisfactory or if we are unable to successfully maintain our distribution agreement and relationship with FSL and we cannot timely find a suitable supplementary distributor, we could be materially adversely affected.

Under the terms of our distribution agreement with FSL, either party may terminate the distribution agreement, either in whole or in part, for convenience upon 60 days written notice to the other party. If FSL unexpectedly terminates its distribution agreement with us, or otherwise ceases its support of our customers in Japan, we would be required to develop and rely on a relationship with another distributor or establish our own local sales organization and support functions. We cannot be certain that we will be successful in selling our products to customers currently served by FSL or new customers. If customers currently served by FSL, or potential new customers, refuse to purchase our products directly from us or from another distributor, or either it or we are not successful in distributing our products, our sales in Japan may decline, and we could be materially adversely affected.

Inaccurate forecasting of customer demand could materially and adversely affect our business, results of operations and financial results and may lead to excess inventory and poor gross margins.

Although our manufacturing cycle times are relatively lengthy, often in excess of ten weeks, we nevertheless compete in a market where suppliers’ ability to respond quickly to new orders is a competitive differentiator. Thus, we must forecast customer demand and produce requisite amounts of our products in order to fill current and future orders even though demand is volatile and difficult to predict.

To forecast demand and value inventory, we consider, among other factors, the inventory on hand, historical customer demand data, backlog data, competitiveness of product offerings, market conditions and product life cycles. If we are unable to accurately assess these factors and anticipate future demand or market conditions, inventory write-downs may be required and would be reflected in cost of sales in the period the write-down is made. Similarly, when customers change orders booked with us, our planned manufacturing capacity may be greater or less than actual demand, resulting in less than optimal capacity usage. When this occurs, we adjust our production levels but such adjustments may not prevent our production of excess inventory. An inability to address challenges like the ones described above would have a negative impact on our gross margin in that period. Moreover, inaccurate forecasting could also result in excess or obsolete inventory that would reduce our margins or shortages in inventory that would cause us to fail to meet customer demand. If we are unable to produce the types and quantities of products required by our customers in the timeframes and on the delivery schedules required by our customers, we may lose customers or, in certain circumstances, be liable for losses incurred by our customers, which would materially adversely affect our business and financial results.

Industry overcapacity could require us to take actions which could have a material adverse effect on us.

Semiconductor companies with their own manufacturing facilities and specialist semiconductor foundries, which are subcontractors that manufacture semiconductors designed by others, have added significant capacity in recent years and during the first half of 2010 a number of companies announced plans to do so again. In 2008, the significant excess capacity led to oversupply and a downturn in the memory industry. The contraction of the worldwide economy, especially in the fourth quarter of 2008 and continuing into 2009, further compounded industry overcapacity. Fluctuations in the growth rate of industry capacity relative to the growth rate in demand for Flash memory products can contribute to cyclicality in the Flash memory market, which has in the past and may in the future negatively impact our selling prices and materially adversely affect us.

It is difficult to predict future growth or decline in the markets we serve, making it very difficult to estimate requirements for production capacity. If our target markets do not grow as we anticipate, we may under-utilize our manufacturing capacity or we may be contractually obligated to purchase minimum quantities of certain products from our subcontractors. This may result in write-downs or write-offs of inventories and losses on products the demand for which is lower than we anticipate. In addition, during periods of industry overcapacity, customers do not generally order products as far in advance of the scheduled shipment date as they do during periods when our industry is operating closer to capacity, which can exacerbate the difficulty in forecasting capacity requirements and may result in increased inventory levels.

Many of our costs are fixed. Additionally, pursuant to some of our subcontractor and foundry arrangements with third parties we may incur and pay penalties as a result of our agreements to pay for a certain amount of product even if we do not accept delivery of all of such amount. Accordingly, during periods in which we under-utilize our manufacturing capacity as a result of reduced demand for some of our products, our costs cannot be reduced in proportion to the reduced net sales for such periods. When this occurs, our operating results may be materially adversely affected.

A further significant shift in the Flash memory market to NAND architecture would materially adversely affect us.

Flash memory products are generally based on either NOR or NAND architecture. To date, our Flash memory products have been based on NOR architecture which are typically produced at a higher cost-per-bit than NAND-based products. We are developing our NAND architectures based on MirrorBit charge trapping technology primarily to address embedded applications currently served by NAND-based products or potentially served by NAND-based products in the future, but we cannot be certain that our NAND products will satisfactorily address those market needs.

Since 2004, industry sales of NAND-based Flash memory products increased as a percentage of total Flash memory sales compared to sales of NOR-based Flash memory products, resulting in NAND vendors in aggregate gaining a greater share of the overall Flash memory market and NOR vendors in aggregate losing overall market share. We expect the Flash memory market trend of decreasing market share for NOR-based Flash memory products relative to NAND-based Flash memory products to continue for the foreseeable future.

Customers manufacturing products for embedded applications may increasingly choose floating gate NAND-based Flash memory products over our NOR or NAND Flash memory products based on MirrorBit technology. If this occurs, our sales may be materially adversely affected. Moreover, some of our competitors are able to manufacture floating gate NAND-based Flash memory products on 300-millimeter wafers produced at a lower cost than we can currently achieve. In addition, some of our competitors may choose to utilize more advanced manufacturing process technologies than we may have available in order to offer competitive products at lower costs or with higher densities.

In addition, even if products based on NAND architecture are unsuccessful in displacing products based on NOR architecture, the average selling price for our products may be adversely affected by a significant decline in the price for NAND-based Flash memory products. Such a decline may result in downward price pressure in the overall Flash memory market affecting the price we can obtain for our NOR-based Flash memory products, which would adversely affect us. We believe such downward pricing pressure was a factor in the significant declines in the selling prices of our products in 2007 and 2008. If the prices for NAND Flash memory products similarly decline in the future, we may be materially adversely affected.

If we fail to successfully develop new applications and markets for our products, our future operating results would be materially adversely affected.

We are developing new applications and opportunities for our products beyond our traditional customer base and in some cases plan to deploy our Flash memory solutions beyond current Flash memory markets. However, some of these opportunities require that we succeed in creating, marketing, gaining customer acceptance of, and deploying these new system architectures into, a customer base where we do not have historic business relationships and where our solution is required to replace established and proven solutions. In some cases our solutions rely on third parties to contribute a significant and necessary component of the solution without which the solution will not be viable. If we are unsuccessful in our attempts to bring new products to market due to our failures or those of third parties, experience significant delays in generating sales, fail to establish their value or face competition from third parties or incumbent suppliers that result in lower margins than expected, our future operating results would be materially adversely affected.

We cannot be certain that we will have sufficient resources to invest in the level of research and development required to remain competitive or that our substantial research and development investments will lead to timely improvements in technology needed to successfully develop, introduce and commercialize new products and technologies.

The Flash memory industry is highly competitive and subject to rapid technological change. In order to compete, we are required to make substantial investments in research and development for product design, process technologies and production techniques in an effort to design and manufacture advanced Flash memory products. For example, in fiscal 2007 and 2008, our research and development expenses were approximately $436.8 million and $431.8 million, or approximately 17 and 19 percent of our total net sales, respectively. As a result of our new business strategy, research and development expenses for fiscal 2009 were $136.4 million, or approximately 10 percent of our total net sales. We cannot assure you that we will have sufficient resources independently or through joint development agreements to maintain the level of investment in research and development that is required for us to remain competitive, which could materially adversely affect us.

As part of our reorganization, our strategy has changed to increasingly seek to share research and development costs with third parties. For example, we recently entered into a joint development agreement with Elpida for the development of products based on NAND architecture. However we cannot assure you that we will be able to negotiate such arrangements for more of our research and development needs, or that such arrangements will result in commercially successful technology and products in a timely manner or at all. We will be dependent on the third parties in such agreements to continue to invest financial and skilled human resources, and we cannot assure you that such third parties will make the necessary investments, the absence of which would materially adversely affect our business.

Our success depends to a significant extent on our ability to develop, qualify, produce, introduce and gain market acceptance of new product designs and improvements that provide value to Flash memory customers. Our ability to develop and qualify new products and related technologies to meet evolving industry requirements at prices acceptable to our customers and on a timely basis is critical to our competitiveness in our target markets. If we are delayed in developing or qualifying new products or technologies, we could be materially adversely affected.

Competitors may introduce new memory or other technologies that may make our Flash memory products uncompetitive or obsolete.

Our competitors are working on a number of new competitive technologies, including FRAM, MRAM, polymer, charge trapping and phase-change based memory technologies. If such products are successfully developed and commercialized as a viable alternative to MirrorBit or floating gate Flash memory, these other products could pose a competitive threat to existing Flash memory companies, including us. In addition, some of the licensees and customers of Saifun Semiconductors Ltd., or Saifun, which we purchased in 2008 and renamed Spansion Israel Ltd., are our competitors or work with our competitors and possess licenses from Saifun for intellectual property associated with charge trapping Flash memory technology. Use of this charge trapping intellectual property or use of independently developed charge trapping Flash memory technology by our competitors, if successfully developed and commercialized, may allow these competitors to develop Flash memory products that may compete with our products based on MirrorBit technology. If we are unable to compete with these new technologies, we may be materially adversely affected.

Intense competition in the Flash memory market could materially adversely affect us.

Our principal NOR Flash memory competitors are Micron Technology, Inc., or Micron, Macronix International Co., Ltd., or Macronix, Winbond Electronics Corp. and Samsung Electronics Co., Ltd., or Samsung. Additional NOR Flash memory competitors include Microchip Technology Inc., EON Silicon Solution Inc., Atmel Corporation and Toshiba Corporation, or Toshiba.

We increasingly compete with NAND Flash memory manufacturers where NAND Flash memory has the ability to replace NOR Flash memory in customer applications. Our principal NAND Flash memory competitors include Samsung and Micron. In the future, our principal NAND Flash memory competitors may include Elpida Memory, Inc., Hynix Semiconductor Inc., Toshiba, Powerchip Technology Corporation, Macronix and Intel Corporation.

The Flash memory market is characterized by intense competition. The basis of competition is cost, selling price, performance, quality, customer relationships and ability to provide value-added solutions. In particular, in the past our competitors have aggressively priced their products, which resulted in decreased selling prices for our products and adversely impacted our results of operations. Some of our competitors, including Samsung and Toshiba, are more diversified than we are and may be able to sustain lower operating margins in their Flash memory business based on the profitability of their other, non-Flash memory businesses. In addition, capital investments by competitors in the past have resulted in substantial industry manufacturing capacity and announced capital investments planned for the future may further contribute to a competitive pricing environment. Some of our competitors are able to manufacture floating gate NAND-based Flash memory products on 300-millimeter wafers at lower cost than to which we may have access or may choose to utilize more advanced manufacturing process technologies than we will have to offer products competitive to ours at a lower cost or higher density. Moreover, our NAND-based Flash memory products based on our proprietary MirrorBit technology may not have the price, performance, quality and other features necessary to compete successfully for these applications.

We expect competition in the Flash memory market to intensify as existing manufacturers introduce new products, new manufacturers enter the market, industry-wide production capacity increases and competitors aggressively price their Flash memory products to increase market share. The competition we face intensified during the Chapter 11 Cases as our ability to compete was reduced. If our competitors, many of whom have greater financial resources than us, increase their focus on the Flash memory products or segments of the Flash memory markets that generate a significant portion of our net sales we could be materially adversely affected.

Competitive pressures may also increase if NOR memory vendors merge, if NAND memory vendors acquire NOR businesses or other NAND businesses, or if our competitors otherwise consolidate their operations. For example, on April 8, 2010, Microchip Technology announced that it had completed its acquisition of Silicon Storage Technology, Inc.; and on May 7, 2010, Micron announced that it had completed its acquisition of Numonyx Holdings B.V. Furthermore, we face increasing competition from NAND Flash memory vendors targeting the embedded portion of the Flash memory market.

To compete successfully, we must decrease our manufacturing costs and develop, introduce and sell products at competitive prices that meet our customers’ demands. If we are unable to compete effectively, we could be materially adversely affected.

Unless we maintain manufacturing efficiency, we may not become profitable and our future profitability could be materially adversely affected.

The Flash memory industry is characterized by rapid technological changes. For example, new manufacturing process technologies using smaller feature sizes and offering better performance characteristics are generally introduced every one to two years. The introduction of new manufacturing process technologies allows us to increase the functionality of our products while at the same time optimizing performance parameters, and increasing storage capacity. In addition, the reduction of feature sizes enables us to produce smaller chips offering the same functionality and thereby considerably reduces the cost per bit. In order to remain competitive, it is essential that we secure the capabilities to develop and qualify new manufacturing process technologies. For example, our leading Flash memory products must be manufactured at 65-nanometer and more advanced process technologies. If we are delayed in transitioning to these technologies and other future technologies, we could be materially adversely affected.

Manufacturing our products involves highly complex processes that require advanced equipment. Our manufacturing efficiency is an important factor in achieving profitability, and we cannot be sure that we will be able to maintain or increase our manufacturing efficiency to the same extent as our competitors. For example, we continuously modify our manufacturing processes in an effort to improve yields and product performance and decrease costs. We are continuing to transition to 65-nanometer process technology for the manufacture of some of our products. During periods when we are implementing new process technologies, manufacturing facilities may not be fully productive. We may fail to achieve acceptable yields or may experience product delivery delays as a result of, among other things, capacity constraints, delays in the development of new process technologies, changes in our process technologies, upgrades or expansion of existing facilities, impurities or other difficulties in the manufacturing process. Any of these occurrences could adversely impact our relationships with customers, cause harm to our reputation in the marketplace, cause customers to move future business to our competitors or cause us to make financial concessions to our customers.

Improving our manufacturing efficiency in future periods is dependent on our ability to:

•	develop advanced process technologies and advanced products that utilize those technologies;

•	successfully transition to advanced process technologies;

•	continue to reduce test times;

•	ramp product and process technology improvements rapidly and effectively to commercial volumes;

•	achieve acceptable levels of manufacturing wafer output and yields, which may decrease as we implement more advanced technologies; and

•	maintain our quality controls and rely upon the quality and process controls of our suppliers.

Our ability to generate sufficient operating cash flows depends in part on maintaining our expense reduction efforts.

Our business is capital intensive and our ability to generate operating cash flows depends in large part on the maintenance of our low cost strategy. In response to decreasing cash balances of the Predecessor prior to the Chapter 11 Cases and as part of our strategy going forward, we intend to continue our low cost strategy, which historically included salary reductions, capital expenditure reductions, headcount freezes and reductions, cutting research and development projects; and reducing administrative expenses. Some cost cutting activities may require initial cost outlays before the cost reductions are realized. We cannot assure you that we will be able to achieve anticipated expense reductions. If our expense reduction efforts are unsuccessful, our operating results and business may be materially adversely affected. Furthermore, in certain instances our cost reductions may make it more difficult for us to succeed in the extremely competitive environment in which we operate.

Our working capital, investments and capital requirements may require us to seek additional financing, which may not be available to us.

Our debt instruments may not be sufficient for our future working capital, investments and capital requirements. We also may not be able to access additional financing resources due to a variety of reasons, including the restrictive covenants in the Term Loan and the Revolving Credit Facility and the lack of available capital due to the tight nature of global credit markets. If our financing requirements are not met by the Term Loan and the Revolving Credit Facility and we are unable to access additional financing, our business, operations, financial condition and cash flows will be materially adversely affected.

If we cannot adequately protect our technology or other intellectual property in the United States and abroad, through patents, copyrights, trade secrets, trademarks and other measures, we may lose a competitive advantage and incur significant expenses as a result of litigation and other claims.

We rely on a combination of protections provided by contracts, including confidentiality and non-disclosure agreements, copyrights, patents, trademarks and common law rights, such as trade secrets, to protect our intellectual property. However, we cannot assure you that we will be able to adequately protect our technology or other intellectual property from third-party infringement or from misappropriation in the United States and abroad. Any patent owned or licensed by us or issued to us could be challenged, invalidated or circumvented or rights granted under these patents or licenses may not provide a competitive advantage to us. Furthermore, patent applications that we file may not result in issuance of a patent or, if a patent is issued, the patent may not be issued in a form that is advantageous to us. Despite our efforts to protect our intellectual property rights, others may independently develop similar products, duplicate our products or design around our patents and other intellectual property rights. In addition, it is difficult to monitor compliance with, and enforce, our intellectual property rights on a worldwide basis in a cost-effective manner. Foreign laws may provide less intellectual property protection than is afforded in the United States. Our efforts to protect our intellectual property in the United States and abroad, through lawsuits such as those that have been filed between us and Samsung may be time-consuming and costly. If we cannot adequately protect our technology or other intellectual property rights in the United States and abroad, we may be materially adversely affected.

We are currently party to various lawsuits brought by third parties alleging that we infringe their intellectual property rights. In the future, third parties may bring additional actions against us based on similar allegations. To resolve such claims, we may seek to obtain a license under the third party’s intellectual property rights. We cannot assure you that we will be able to obtain all of the necessary licenses on satisfactory terms, if at all. These parties have or may in the future file lawsuits against us seeking damages (potentially including treble damages or willful infringement) or an injunction against the sale of our products that incorporate allegedly infringed intellectual property or against the operation of our business as presently conducted, which could result in our having to stop the sale of some of our products, increase the costs of selling some of our products, or cause damage to our reputation. The award of damages, including material royalty payments, or the entry of an injunction against the manufacture and sale of some or all of our products, would have a material adverse effect on us. We could decide, in the alternative, to redesign our products or to resort to litigation to challenge or defend such claims, either of which could be expensive and time-consuming and may have a material adverse effect on us.

We expect to attempt to negotiate agreements and arrangements with third parties for the license of intellectual property and technology that are important to our business. We also expect to continue to apply for new patents as our success in negotiating patent cross-license agreements with other industry participants will depend in large part upon the strength of our patent portfolio relative to that of the third party with which we are negotiating. If we are unable to negotiate agreements or arrangements for intellectual property, or to obtain patents, necessary for the success of our business, we may be materially adversely affected.

We provide indemnities relating to non-infringement of patents and other intellectual property indemnities to certain of our customers in connection with the delivery, design, manufacture and sale of our products. If we incur substantial costs in connection with any claim pursuant to such indemnification, our business, results of operations and financial condition could be materially adversely affected.

If essential equipment or adequate supplies of satisfactory materials are not available to manufacture our products, we could be materially adversely affected.

Our manufacturing operations depend upon obtaining deliveries of equipment and adequate supplies of materials on a timely basis. We purchase equipment and materials from a number of suppliers. From time to time, suppliers may extend lead times, limit supply to us or increase prices due to capacity constraints or other factors. Because the equipment that we purchase is complex, it is difficult for us to substitute one supplier for another or one piece of equipment for another. Some raw materials we use in the manufacture of our products are available from a limited number of suppliers or only from a limited number of suppliers in a particular region. In addition, we purchase raw materials such as gold for which prices on the world markets have fluctuated significantly during recent periods. Our manufacturing operations also depend upon the quality and usability of the materials we use in our products, including raw materials and wafers we receive from our suppliers. If the materials we receive from our suppliers do not meet our manufacturing requirements or product specifications, are not obtained in a timely manner or if there are significant increases in costs of materials, we may be materially adversely affected.

We also rely on purchasing commercial memory die such as PSRAM from third-party suppliers to incorporate these die into multi-chip package products. The availability of these third-party purchased commercial die is subject to market availability, and the process technology roadmaps and manufacturing capacities of our vendors. In addition, some of our suppliers may also be our competitors. Interruption of supply from a competitor that is a supplier or otherwise or increased demand in the industry could cause shortages and price increases in various essential materials. If we are unable to procure these materials, or if the materials we receive from our suppliers do not meet our production requirements or product specifications, we may have to reduce our manufacturing operations or our manufacturing yields may be adversely affected. Such a reduction and yield issues have in the past and could in the future have a material adverse effect on us.

Costs related to defective products could have a material adverse effect on us.

One or more of our products may be found to be defective or we may initiate voluntary recalls of products after they have been shipped to customers in volume. We generally provide a limited warranty with respect to our products. Accordingly, if we recall products or are forced to replace defective products, the cost of product replacements or product returns may be substantial, and our reputation with our customers could be damaged. In addition, we could incur substantial costs to implement modifications to fix defects. Any of these problems could materially adversely affect us.

Worldwide economic and political conditions and risks may adversely affect demand for our products and have a material adverse effect on us.

We operate in more than ten countries and we derive a majority of our net sales outside the United States. For example, a significant portion of our planned wafer fabrication capacity for existing and future products is provided by third parties located in Japan and China, and nearly all final test and assembly of our products is performed at our facilities in Malaysia and Thailand and by third parties in China, Taiwan and Japan. Our business depends on the overall worldwide economic conditions and the economic and business conditions within our customers’ industries. Our business may also be affected by economic factors that are beyond our control, such as downturns in economic activity in a specific country or region. A further weakening of the worldwide economy or the economy of individual countries or the demand for our customers’ products may cause a greater decrease in demand for our products, which could materially adversely affect us.

We could also be significantly and adversely affected by geopolitical concerns and world events, such as wars and terrorist attacks. Our net sales and financial results have been and could be negatively affected to the extent such geopolitical concerns continue or similar events occur or are anticipated to occur. Terrorist attacks or armed conflicts may directly impact our physical facilities or those of our suppliers or customers. Furthermore, these attacks may make travel and the transportation of our products more difficult and more expensive, which could materially adversely affect us.

The political and economic risks associated with our sales to, and operations in, foreign countries include:

•	expropriation;

•	changes in political or economic conditions;

•	compliance with U.S. and international laws involving international operations, including the Foreign Corrupt Practices Act and export control laws;

•	changes in tax laws, trade protection measures and import or export licensing requirements;

•	difficulties in protecting our intellectual property;

•	difficulties in achieving headcount reductions;

•	changes in foreign currency exchange rates;

•	restrictions on transfers of funds and other assets of our subsidiaries between jurisdictions;

•	changes in freight and interest rates;

•	disruption in air transportation between the location of our facilities; and

•	loss or modification of exemptions for taxes and tariffs.

In particular, consequences of military action in the Middle East have in the past, and may in the future, adversely affect demand for our products and our relationship with various third parties with which we collaborate. Our subsidiary, Spansion Israel, conducts business in Israel, which is affected and surrounded by unstable political, economic and military conditions. We cannot predict the effect of continued or increased violence, or the effect of military action in that region. Continued armed conflicts or political instability in the region would harm business conditions and could adversely affect the combined company’s results of operations. Furthermore, several countries continue to restrict or ban business with Israel and Israeli companies. These restrictive laws and policies may limit our ability to make sales in those countries, and, as a global company, may limit our own ability to efficiently administer our worldwide resources.

More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the U.S. economy and worldwide financial markets.

Unfavorable currency exchange rate fluctuations could adversely affect us.

As a result of our foreign operations, we have sales, expenses, assets and liabilities that are denominated in Japanese yen and other foreign currencies. For example:

•	some of our costs are denominated in Japanese yen, Thai baht and Malaysian ringgit;

•	sales of our products to, and purchases from, TI are denominated in both U.S. dollars and Japanese yen; and

•	some fixed asset purchases are denominated in Japanese yen and European Union euros.

Consequently, movements in exchange rates could cause our net sales and expenses to fluctuate, affecting our results of operations and cash flows. We currently have not entered into any currency hedging contracts and in the future we may not be able to enter into them on acceptable terms, if at all.

We are subject to a variety of environmental laws that could result in liabilities.

Our properties and many aspects of our business operations are subject to various domestic and international environmental laws and regulations, including those relating to materials used in our products and manufacturing processes; chemical use and handling; waste minimization; discharge of pollutants into the environment; the treatment, transport, storage and disposal of solid and hazardous wastes; and remediation of contamination. Certain of these laws and regulations require us to obtain permits for our operations, including permits related to the discharge of air pollutants and wastewater. From time to time, our facilities are subject to investigation by governmental regulators. Environmental compliance obligations and liability risks are inherent in many of our manufacturing and other activities. Any failure to comply with applicable environmental laws, regulations or permits may subject us to a range of consequences, including fines, suspension of production, alteration of manufacturing processes, sales limitations, and criminal and civil liabilities or other sanctions. We could also be held liable for any and all consequences arising out of exposure to hazardous materials used, stored, released, disposed of by us or located at or under our facilities, or for other environmental or natural resource damage. Certain environmental laws, including the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, or the Superfund Act, impose joint and several liability on current and previous owners or operators of real property for the cost of removal or remediation of hazardous substances and costs related to damages to natural resources. Liability can attach even if the owner or operator did not know of, or was not responsible for, the release of such hazardous substances. These environmental laws also can result in liability for persons, like us, who arrange for hazardous substances to be sent to disposal or treatment facilities, in the event such facilities are found to be contaminated. Such persons can be responsible for cleanup costs at a disposal or treatment facility, even if they never owned or operated the contaminated facility. One of our properties is listed on the U.S. Environmental Protection Agency’s Superfund National Priorities List. However, other parties currently are responsible for all investigation, cleanup and remediation activities. Although we have not been named a responsible party at this site, if we were so named, costs associated with the cleanup of the site could have material adverse effect upon us. We have not been named a responsible party at any Superfund or other contaminated site. If we were ever so named, costs associated with the cleanup of the site could be material. Additionally, contamination that has not yet been identified could exist at one or more of our facilities, and identification of such contamination could have a material adverse effect on us.

Our business is subject to complex and dynamic environmental regulatory schemes. While we have budgeted for reasonably foreseeable environmental expenditures, we cannot assure you that environmental laws will not change or become more stringent in the future. Future environmental regulations could require us to procure expensive pollution abatement or remediation equipment; to modify product designs; or to incur other expenses associated with compliance with such regulations. For example, the European Union and China recently began imposing stricter requirements regarding reduced lead content in semiconductor packaging. Therefore, we cannot assure you that our costs of complying with current and future environmental and health and safety laws, or liabilities arising from past or future releases of, or exposure to, hazardous substances, will not have a material adverse effect on our business.

Our business, worldwide operations and the operations of our suppliers could be subject to natural disasters and other business disruptions, which could harm our future net sales and financial condition and increase our costs and expenses.

Our worldwide operations and business could be subject to natural disasters and other business disruptions, such as a world health crisis, fire, earthquake, tsunami, volcano eruption, flood, hurricane, power loss, power shortage, telecommunications failure or similar events, which could harm our future net sales and financial condition and increase our costs and expenses. Our corporate headquarters are located near major earthquake fault lines in California and TI’s wafer fabrication facilities, Fujitsu’s manufacturing facilities and Elpida’s manufacturing facilities are located near major earthquake fault lines in Japan. Also, our assembly and test facilities located in Malaysia and Thailand and our subcontractors’ assembly and test facilities in China and other countries in Asia may be affected by tsunamis. In the event of a major earthquake or tsunami, we could experience loss of life of our employees, destruction of facilities or other business interruptions. If such business disruptions result in cancellations of customer orders or contribute to a general decrease in economic activity or demand for our products, or directly impact our marketing, manufacturing, financial, and logistics functions, our results of operations and financial condition could be materially adversely affected.

Furthermore, the operations of our suppliers could be subject to natural disasters and other business disruptions, which could cause shortages and price increases in various essential materials, which are required to manufacture our products or commercial memory die such as PSRAMs for incorporation into our multi-chip packages, or MCP, products. If we are unable to procure an adequate supply of materials that are required for us to manufacture our products, or if the operations of our other suppliers of such materials are affected by an event that causes a significant business disruption, we may have to reduce our manufacturing operations. Such a reduction could in the future have a material adverse effect on us.

Changes to financial accounting standards may affect our results of operations and cause us to change our business practices.

We prepare our financial statements in accordance with generally accepted accounting principles, or GAAP, in the United States. These accounting principles are subject to interpretation by the Financial Accounting Standards Board, or FASB, the Securities and Exchange Commission, or SEC, and various bodies formed to interpret and create appropriate accounting policies. A change in those policies or other requirements with respect to the reporting of financial statements can have a significant effect on our reported results and may affect our reporting of transactions completed before a change is announced.

For example, the SEC has released a proposed roadmap regarding the potential use by U.S. issuers of financial statements prepared in accordance with International Financial Reporting Standards, or IFRS. Under the proposed roadmap, we may be required to prepare financial statements in accordance with IFRS. The SEC announced it will make a determination in 2011 regarding the mandatory adoption of these new standards. It is unclear at this time how the Commission will propose GAAP and IFRS be harmonized if the proposed changes are adopted. If adopted, we will need to develop new systems and controls around IFRS principles. Since this would be a new endeavor, the specific costs associated with this conversion is uncertain and could have a material impact on our results of operations.

AMD and Fujitsu may continue to use all of our intellectual property and the intellectual property they have transferred to us.

In connection with our reorganization as Spansion LLC in June 2003, Advanced Micro Devices, Inc., or AMD, and Fujitsu transferred approximately 400 patents and patent applications to us. In addition, AMD and Fujitsu contributed additional patents to us at the time of our initial public offering. However, both AMD and Fujitsu have retained license rights under the patents they contributed to us. In addition, under their respective patent cross-license agreements with us, AMD and Fujitsu have also obtained licenses to our present and future patents with effective filing dates prior to June 30, 2013, although the scope of patents under license can be impacted by a change in control of the parties or their semiconductor groups. These licenses continue until the last to expire of the patents under license expires and provide AMD and Fujitsu with licenses to all of our present and future patents in existence through such cross-license termination date. In addition, we have granted a non-exclusive, perpetual, irrevocable fully paid and royalty-free license under our rights, other than patent and trademark rights, in our technology to each of AMD and Fujitsu. Under our non-competition agreement, both AMD and Fujitsu have agreed that they will not directly or indirectly engage in a business, and have agreed to divest any acquired business, that manufactures or supplies standalone semiconductor devices (including single chip, multiple chip or system devices) containing certain Flash memory, which is the business in which we primarily compete. With respect to each of AMD and Fujitsu, this non-competition restriction will last until May 10, 2012. After the expiration of the non-competition restriction period, should either AMD or Fujitsu decide to re-enter the Flash memory business, it could use our present and future patents and technologies licensed by us to AMD and Fujitsu to compete against us. If either AMD or Fujitsu were to compete with us, we could be materially adversely affected.

Risks Related to this Offering

Our stock price may be volatile, and stockholders may lose all or part of their investment.

The market price of shares of our common stock has been volatile and may in the future be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond our control, including:

•	actual or anticipated changes in our operating results;

•	changes in financial estimates by securities analysts;

•	fluctuations in the valuation of companies perceived to be comparable to us;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, divestitures, joint ventures or other strategic initiatives; and

•	stock price and volume fluctuations attributable to inconsistent trading volume levels or other factors.

Furthermore, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of shares of our common stock. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could materially adversely affect us.

Future sales of shares of our common stock by existing stockholders could depress the price of our common stock.

If our existing stockholders sell, or indicate an intent to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline significantly and could decline below the public offering price. In addition, one or more creditors that has or will receive shares of our common stock accordance with the Plan of Reorganization in satisfaction of claims may seek to sell our common stock in order to achieve liquidity with respect to its claims against the bankruptcy estate. Some of our creditors’ claims remain under dispute. Following the resolution or settlement of any of these claims, we will distribute shares of common stock to the applicable creditor, and the creditor would be able to sell these shares at any time. The sale of a large number of shares by one or more of our stockholders or the announcement of any resolution or settlement of a large claim or large share distribution to one of our former creditors could adversely affect our stock price.

Based on shares outstanding as of June 27, 2010 (which includes shares that may be distributed in connection with the claims described above), upon completion of this offering, we will have outstanding approximately 66,020,916 shares of Class A common stock, assuming no exercise of the underwriters’ overallotment option, all of which will be immediately freely tradeable, without restriction, in the public market, except for 7,833,900 shares held by our affiliates and which will be subject to a 90-day lock-up agreement with the underwriters.

Representatives of the underwriters may, in their sole discretion, release the signers of these agreements from their obligations thereunder prior to the expiration of the lock-up agreements. In addition, as of June 27, 2010, 6,001,257 shares subject to outstanding equity awards under our 2010 equity incentive plan, and 530,323 shares reserved for future issuance thereunder will become eligible for sale in the public market, subject to certain legal and contractual limitations. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the price of our common stock could decline substantially.

If we issue additional shares of common stock to raise capital, it may have a dilutive effect on your investment.

If we raise additional capital through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution in their percentage ownership of us. Moreover, any new equity or equity-linked securities we issue could have rights, preferences and privileges senior to those of holders of our common stock, including shares of common stock sold in this offering.

If securities or industry analysts cease to publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that successfully increase the value of your investment.

Our management will have broad discretion to use half of the net proceeds to us from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not be successful in applying the net proceeds from this offering in ways that increase the value of your investment. After making the required payments to reduce outstanding amounts under our Term Loan, we expect to use the discretionary net proceeds to us from this offering for working capital and other general corporate purposes. We may also use a portion of the discretionary net proceeds for the acquisition of businesses, solutions and technologies that we believe are complementary to our own, although we have no agreements or understandings with respect to any acquisition at this time. Until we use the net proceeds to us from this offering, we plan to invest them, and these investments may not yield a favorable rate of return. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

We currently do not intend to pay dividends on our common stock and, consequently, our stockholders’ only opportunity to achieve a return on their investment is through appreciation in the price of our common stock.

We currently do not plan to pay dividends on shares of our common stock for the foreseeable future and are currently prohibited from doing so by the terms of our Term Loan and Revolving Credit Facility. In addition, because we are a holding company, our ability to pay cash dividends on shares of our common stock may be limited by restrictions on our ability to obtain sufficient funds through dividends from our subsidiaries. Our common stock will rank junior as to payment of dividends to any series of preferred stock that we may issue in the future. Generally, unless full dividends including any cumulative dividends still owing on all outstanding shares of any preferred stock have been paid, no dividends will be declared or paid on our common stock. Consequently, your only opportunity to achieve a return on your investment in our company will be if the market price of our common stock appreciates.

Any future issuance of our preferred stock could adversely affect holders of our common stock.

Our board of directors is authorized to issue shares of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of shares of preferred stock that may be issued, including voting rights, dividend rights and preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up of our affairs, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Provisions in our corporate governance documents as well as Delaware law may delay or prevent an acquisition of us that stockholders may consider favorable.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. These provisions include restrictions on the ability of our stockholders to remove directors, a classified board of directors and limitations on action by our stockholders by written consent. In addition, our board of directors has the right to issue preferred stock without stockholder approval, which could be used to make an acquisition of us more difficult. Although we believe these provisions protect our stockholders from coercive or otherwise unfair takeover tactics and thereby provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	our ability to successfully transform our business and implement our new business strategy;

•	the impact of the current economic climate on our business;

•	the rate of growth in the industries into which our products are sold;

•	our ability to maintain or increase our average selling price and lower our average costs;

•	the accuracy of our forecasts of customer demand for our products;

•	our ability to attract new customers;

•	the continued ability of FSL to distribute our products in Japan;

•	our ability to successfully enter new markets and manage our international expansion;

•	the impact of fluctuations in currency exchange rates;

•	the effects of increased competition or new memory or other technologies on our business;

•	our ability to successfully develop new applications and markets for our products;

•	our ability to maintain manufacturing efficiency;

•	our ability to protect our intellectual property;

•	costs associated with defending intellectual property infringement and other claims;

•	the availability of adequate supplies of satisfactory materials essential to manufacture our products;

•	the effects of natural or man-made catastrophic events; and

•	other risk factors included under “Risk Factors” in this prospectus.

In addition, in this prospectus, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential” and similar expressions, as they relate to our company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this prospectus. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the shares of common stock offered by us will be approximately $92.8 million (or approximately $107.0 million if the underwriters’ overallotment option is exercised in full) based on an assumed public offering price of $14.79 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

In accordance with our Term Loan, we will use 50 percent of the net proceeds to reduce amounts outstanding under our Term Loan and the remaining net proceeds will be used for general corporate purposes, including working capital, sales and marketing activities, general and administrative matters and capital expenditures. We may also use a portion of the remaining net proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business. We have no present understandings, commitments or agreements to enter into any acquisitions or investments. Our management will have broad discretion over the uses of the discretionary portion of the net proceeds from this offering. Pending these uses, we intend to invest the net proceeds from this offering in short-term, investment-grade interest-bearing securities such as money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government. We cannot predict whether the proceeds invested will yield a favorable return.

The Term Loan is a five-year senior secured loan agreement of $450 million that matures on May 8, 2015. Interest on the Term Loan accrues at a rate per annum, reset quarterly, equal to the London Interbank Offered Rate, or LIBOR, but in any case not less than 2.00 percent, plus 5.50 percent. As of June 27, 2010, the interest rate on the Term Loan was 7.50 percent. Proceeds of the Term Loan, together with cash on hand and the proceeds from the rights offering, or Rights Offering, that we conducted in early 2010 were used to discharge in full the claims of the holders of our Senior Secured Floating Rate Notes, other administrative expense claims and priority claims and the fees and expenses related to the Term Loan, the Revolving Credit Facility and the Rights Offering, in each case in accordance with the Plan of Reorganization.

DIVIDEND POLICY

We have never paid any cash dividends on our common stock and have no present plans to do so. We expect to retain our future earnings, if any, for use in the operation and expansion of our business. The terms of our Term Loan and Revolving Credit Facility limit our ability to pay cash dividends on any shares of our common stock. In addition, because we are a holding company, our ability to pay cash dividends on shares of our common stock may be limited by restrictions on our ability to obtain sufficient funds through dividends from our subsidiaries, including the restrictions under our Term Loan and Revolving Credit Facility. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as our earnings levels, capital requirements, overall financial condition and any other factors deemed relevant by our board.

MARKET PRICE OF COMMON STOCK

Pursuant to the Plan of Reorganization, all outstanding shares of our Class A common stock outstanding prior to the Emergence Date were cancelled effective May 10, 2010. Our new Class A common stock issued in accordance with the Plan of Reorganization was initially listed on the NYSE Amex LLC from May 18, 2010 to June 23, 2010. On June 23, 2010, the Class A common stock was transferred from the NYSE Amex to The New York Stock Exchange, or NYSE, under the symbol “CODE.” The following table sets forth the high and low sales prices of our new Class A common stock per share, as reported by the NYSE Amex and the NYSE, as applicable.

	High	Low
Fiscal Year Ending December 26, 2010
Second Quarter (from May 18, 2010)	$20.00	$15.12
Third Quarter (through September 16, 2010)	$17.96	$14.06

CAPITALIZATION

The following table sets forth our cash, cash equivalents and short-term investments and capitalization as of June 27, 2010:

•	on an actual basis;

•

on an adjusted basis, giving effect to the sale by us of 6,750,000 shares of Class A common stock in this offering, at an assumed public offering price of $14.79 per share, and our application of the estimated net proceeds from this offering, as described under “Use of Proceeds.”

You should read this table together with the information under “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Capital Stock,” and with our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of June 27, 2010
	Actual	As Adjusted (Unaudited)
	(in thousands)
Cash and cash equivalents and short-term investments	$280,030	$326,451

Total long-term debt and capital lease obligations, net of current portion	$447,733	$401,312

Stockholders’ equity:
Preferred stock, par value $0.001 per share, 50,000,000 authorized, no shares issued and outstanding, actual and as adjusted	—	—
Class A common stock, par value $0.001 per share, 150,000,000 shares authorized; 59,270,916 shares issued and outstanding, actual; 66,020,916 shares issued and outstanding, as adjusted(1)	59	66
Class B common stock, $0.001 par value per share, 1 share authorized, 1 share issued and outstanding, actual and as adjusted(2)	—	—
Additional paid-in capital	675,886	768,662
Accumulated deficit	(18,214)	(18,214)
Accumulated other comprehensive income	225	225
Total stockholders’ equity	$657,956	$750,739

Total capitalization	$1,105,689	$1,152,051

(1)	Outstanding shares of Class A common stock information set forth above excludes:

(a)	3,031,436 shares of Class A common stock issuable upon the exercise of stock options outstanding as of June 27, 2010 at a weighted average exercise price of $10.51 per share;
(b)	2,969,821 shares of Class A common stock issuable upon the vesting of restricted stock units outstanding as of June 27, 2010; and
(c)	an aggregate of 530,323 additional shares of Class A common stock reserved for issuance under our equity incentive plans.

(2)	The one share of Class B common stock entitles the holder, acting as a separate class, to vote for up to two directors to serve on our Board of Directors. See “Description of Capital Stock.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables present our summary historical consolidated financial and other data for our business for the periods indicated. We derived the consolidated statements of operations data for the years ended December 30, 2007, December 28, 2008 and December 27, 2009 and the consolidated balance sheet data as of December 28, 2008 and December 27, 2009 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the consolidated statements of operations data for the years ended December 25, 2005 and December 31, 2006 and the consolidated balance sheet data as of December 25, 2005, December 31, 2006 and December 30, 2007 from our audited consolidated financial statements not included in this prospectus. Fiscal 2005, 2007, 2008 and 2009 each consisted of 52 weeks. Fiscal 2006 consisted of 53 weeks.

We derived the condensed consolidated statements of operations data for the six months ended June 27, 2010 and June 29, 2009 and the condensed consolidated balance sheet data as of June 27, 2010 from our unaudited consolidated financial statements included elsewhere in this prospectus. The condensed consolidated balance sheet data as of June 29, 2009 is derived from our unaudited consolidated financial statements not included in this prospectus. The six months ended June 27, 2010 and June 29, 2009 each consisted of 26 weeks.

Our historical results are not necessarily indicative of the results to be expected in the future, and the results for the six months ended June 27, 2010 should not be considered indicative of results to be expected for the full fiscal year. Upon emergence from the Chapter 11 Cases on May 10, 2010, we adopted fresh start accounting as prescribed under Accounting Standards Codification (ASC) 852 Reorganizations, which requires us to revalue our assets and liabilities to their related fair values. As such, we adjusted our stockholders’ deficit to equal the reorganization value at the emergence date. Items such as accumulated depreciation, accumulated deficit, accumulated other comprehensive income (loss) and allowances for doubtful debt were reset to zero. We allocated the reorganization value to the individual assets and liabilities based on their estimated fair values. Items such as accounts receivable, auction rate securities and cash, whose fair values approximated their book values, reflected values similar to those reported prior to emergence. Items such as prepaid and other current assets, inventory, property, plant and equipment, deferred income tax asset and liability, accounts payable, income tax payable, and deferred income were significantly adjusted from amounts previously reported. Because we adopted fresh start accounting at emergence and because of the significance of liabilities subject to compromise that were relieved upon emergence, the historical financial statements of the Predecessor and the financial statements of the Successor are not comparable. Refer to the Notes to our financial statements included in this prospectus for further details relating to fresh start accounting.

You should read this summary financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, all included elsewhere in this prospectus.

	Six Months Ended June 27, 2010
	Successor(1)	Predecessor(1)	Predecessor(1)
	Period from May 11, 2010 to June 27, 2010	Period from December 28, 2009 to May 10, 2010	Six Months Ended June 28, 2009	Year Ended December 27, 2009	Year Ended December 28, 2008(2)	Year Ended December 30, 2007(2)	Year Ended December 31, 2006(2)	Year Ended December 25, 2005
Consolidated Statements of Operations:
(in thousands, except per share amounts)
Net sales	$124,569	$324,914	$630,000	$1,059,408	$1,630,573	$1,627,253	$1,310,479	$—
Net sales to related parties/members	4,801	78,705	145,929	351,245	651,230	873,560	1,268,795	2,002,805

Total net sales	129,370	403,619	775,929	1,410,653	2,281,803	2,500,813	2,579,274	2,002,805
Cost of sales	111,413	274,817	663,301	1,103,757	2,193,345	2,065,143	2,063,639	1,809,929

Gross profit	17,957	128,802	112,628	306,896	88,458	435,670	515,635	192,876

Research and development	13,420	35,068	82,635	136,449	431,808	436,785	342,033	292,926
Sales, general and administrative	18,259	68,105	137,817	216,298	253,878	239,317	264,358	184,833
In-process research and development	—	—	—	—	10,800	—	—	—
Restructuring charges (credits)	—	(2,772)	38,154	46,852	11,161	—	—	—
Asset impairment charges(3)	—	—	—	12,538	1,652,622	—	—	—

Operating loss before reorganization items	(13,722)	28,401	(145,978)	(105,241)	(2,271,811)	(240,432)	(90,756)	(284,883)
Interest and other income (expense), net	364	(2,904)	2,396	4,038	5,200	32,595	11,681	3,173
Interest expense(4)	(4,877)	(30,573)	(33,678)	(50,976)	(105,536)	(87,460)	(74,156)	(45,032)
Gain on deconsolidation of subsidiary(5)	—	—	30,100	30,100	—	—	—	—

Income (loss) before reorganization items and income taxes	(18,235)	(5,076)	(147,160)	(122,079)	(2,372,147)	(295,297)	(153,231)	(326,742)
Reorganization items	—	370,340	(372,299)	(391,383)	—	—	—	—

Income (loss) before income taxes	(18,235)	365,264	(519,459)	(513,462)	(2,372,147)	(295,297)	(153,231)	(326,742)
Benefit from (provision for) income taxes(6)	21	(1,640)	(429)	(597)	(62,865)	25,144	2,215	22,626

Net income (loss)	$(18,214)	$363,624	$(519,888)	$(514,059)	$(2,435,012)	$(270,153)	$(151,016)	$(304,116)

Net income (loss) per share
Basic	$(0.31)	$2.24	$(3.22)	$(3.18)	$(15.69)	$(2.00)	$(1.17)	$(4.15)

Diluted(7)	$(0.31)	$2.24	$(3.22)	$(3.18)	$(15.69)	$(2.00)	$(1.17)	$(4.15)

Shares used in per share calculation:
Basic	59,271	162,439	161,530	161,847	155,162	134,924	128,965	73,311

Diluted(7)	59,271	162,610	161,530	161,847	155,162	134,924	128,965	73,311

	Successor(1)	Predecessor(1)
	June 27, 2010	December 27, 2009	December 28, 2008(1)	December 30, 2007(1)	December 31, 2006(1)	December 25, 2005
Consolidated Balance Sheet:
(in thousands)
Working capital (deficit)	$384,265	$553,023	$(1,183,337)	$592,518	$1,085,027	$881,902
Total assets	1,467,269	1,437,977	1,773,872	3,813,863	3,547,726	3,301,965
Long-term debt and capital lease obligations, including current portion, short term note, and notes payable to banks under revolving loans	461,531	64,150	1,442,782	1,294,189	1,004,036	759,613
Liabilities subject to compromise	—	987,127	—	—	—	—
Total stockholders’ equity (deficit)	657,956	(857,693)	(450,647)	1,737,810	1,957,780	1,921,977

(1)	Successor refers to Spansion and its consolidated subsidiaries after the Emergence Date, after giving effect to: (i) the cancellation of shares of our Class A common stock issued prior to the Emergence Date, or the Old Common Stock; (ii) the issuance of shares of our Class A common stock, or New Common Stock, and settlement of existing debt and other adjustments in accordance with the Plan of Reorganization; and (iii) the application of fresh start accounting. Predecessor refers to Spansion and its consolidated subsidiaries up to the Emergence Date.
(2)	Statement of operations and balance sheet data for these periods have been adjusted to reflect the change in accounting for our Exchangeable Senior Subordinated Debentures. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Adoption of New Accounting Pronouncements—Accounting for Convertible Debt Instruments.”
(3)	The asset impairment charge for fiscal 2009 includes pre-tax impairment on an equity investment and loan to an investee. The asset impairment charge for fiscal 2008 includes pre-tax impairment related to long-lived assets held for use of $1.6 billion, and impairment related to goodwill and intangible assets of $20.8 million and $53.5 million, respectively.
(4)	Contractual interest expense for the year ended December 27, 2009 and six months ended June 28, 2009 was $89.4 million and $48.0 million, respectively.
(5)	The gain on deconsolidation of subsidiary represents the difference between the carrying value of our investment in and receivables from Spansion Japan immediately before deconsolidation and the estimated fair value of our retained non-controlling interest in Spansion Japan, which was zero then and as of December 27, 2009.
(6)	The provision for income taxes in fiscal 2009 includes a decrease of $457.9 million in valuation allowances against deferred tax assets in Spansion Japan resulting from the deconsolidation of Spansion Japan in March 2009. However, the decrease in the amount of deferred tax assets had no impact on the provision for income taxes since the deferred tax assets had a full valuation allowance. The provision for income taxes in fiscal 2008 includes an increase of $462.6 million in valuation allowances against deferred tax assets in Spansion Japan. This increase occurred because we did not believe it was more likely than not that these deferred tax assets would be realized in these jurisdictions. The increase in valuation allowance resulted in a $64.5 million income tax expense associated with deferred tax assets of Spansion Japan.
(7)	Diluted net loss per share is computed using the weighted-average number of common shares and excludes potential common shares, as their effect is anti-dilutive.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements based on current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this prospectus. See the disclosure regarding “Forward-Looking Statements” elsewhere in this prospectus.

Overview

We are a leading designer, manufacturer and developer of Flash memory semiconductors and software technologies. We are focused on the embedded Flash market providing our solutions to more than 4,000 customers worldwide. Our Flash memory devices primarily store data and code for microprocessors, controllers and other programmable semiconductors which run the applications in a broad range of electronics systems. These systems include computing and communications, automotive and industrial, consumer and gaming, wireless and machine-to-machine, or M2M, devices. In addition to Flash memory semiconductor products, we assist our customers in developing and prototyping their designs by providing software and hardware development tools, drivers and simulation models for system-level integration.

We are headquartered in Sunnyvale, California, with research and development, manufacturing, assembly and sales operations in the United States, Asia, Europe and the Middle East. The history of our company, and key milestones in our development are as follows:

•	In 1993, we were organized as a Flash memory manufacturing joint venture of Advanced Micro Devices, Inc., or AMD, and Fujitsu Limited, or Fujitsu, named Fujitsu AMD Semiconductor Limited, or FASL.

•

In 2003, AMD and Fujitsu reorganized the business as a standalone Flash memory company called FASL LLC, later renamed Spansion LLC, by integrating the manufacturing joint venture with other Flash memory assets of AMD and Fujitsu.

•	In December 2005, we reorganized from Spansion LLC into Spansion Inc., a Delaware corporation, and completed a $500 million initial public offering of our common stock.

•

In March 2008, we completed the acquisition of Saifun Semiconductor Ltd., or Saifun, a provider of intellectual property solutions for non-volatile memory, or NVM. Prior to the acquisition, Saifun had licensed its intellectual property to semiconductor manufacturers that use this technology to develop and manufacture a variety of stand-alone and embedded NVM products.

•

In 2007 and 2008, a series of events including steep average selling price, or ASP, declines, incursion of NAND into the cell phone market, difficulty in ramping production of newer technology products, depressed cash flow from operations, continued large capital expenditure requirements associated with our wafer fabrication facilities, or fabs, loss of liquidity in our investment in auction rate securities and ultimately the contraction of available credit led to a drain on our liquidity.

•

On March 1, 2009, we filed a voluntary petition for relief under the Chapter 11 Cases. On February 10, 2009, Spansion Japan Limited, a wholly-owned subsidiary of Spansion LLC, filed a proceeding under the Corporate Reorganization Law of Japan. As we no longer controlled Spansion Japan, we deconsolidated the financial results of Spansion Japan effective March 2009.

•	On April 16, 2010, we received confirmation of the Plan of Reorganization from the U.S. Bankruptcy Court and on May 10, 2010, we emerged from the Chapter 11 Cases.

•	On May 17, 2010, our common stock began trading on NYSE AMEX, and on June 23, 2010, our listing was transferred to the New York Stock Exchange.

For fiscal 2009, our total net sales were approximately $1.4 billion as compared with total net sales of approximately $2.3 billion for fiscal 2008. For the six months ended June 27, 2010, total net sales were approximately $533 million. The decrease in net sales was primarily attributable to our decision to exit a large portion of the wireless market, as well as a reduction in market share resulting from being in the Chapter 11 Cases for approximately 14 months. There can be no assurance as to whether or how long it may take to regain all or any portion of that lost market share.

We have a highly diversified customer base with over 4,000 customers. We serve our customers worldwide directly or through our distributors who buy products from us and resell them to OEMs and original design manufacturers, or ODMs, either directly or through distributors. No OEM, ODM or contract manufacturer accounted for more than 10 percent of our net sales for fiscal 2009 or the first six months of 2010.

Corporate Reorganization Program

Beginning in March 2009, we began a substantial reorganization of the company to better align our operations with the business environment. The key components of this reorganization were:

New Management Team. In early 2009, we began revamping our management team to execute on a new vision for the company. Our new senior management team has substantial industry experience. John H. Kispert joined us as President and Chief Executive Officer with 15 years experience in the semiconductor industry, with a broad-based background spanning executive, financial and operational roles. Randy W. Furr joined us as Executive Vice President and Chief Financial Officer with 25 years experience in the technology sector, with a background as a financial and operations executive.

Operational Streamlining. We have significantly reduced our overall headcount by reducing corporate redundancy, outsourcing certain functions, exiting unprofitable businesses and leveraging our human resources more effectively. In 2008, our total headcount globally was 8,700. As of June 27, 2010, our total headcount was 3,333. In the future, we will seek to opportunistically outsource or relocate business functions when it can be cost effective to do so. We also significantly curtailed research and development expenses, from $431.8 million, or approximately 19 percent of net sales, in fiscal 2008 to $136.4 million, or approximately 10 percent of net sales, in fiscal 2009, as we intend to focus on leveraging our previous investment in process technologies.

Focus on Embedded Solutions. Historically, we addressed both the wireless and embedded portions of the NOR Flash memory market. During the first quarter of 2009, we changed our strategy to focus on delivering solutions to our embedded customers and to selectively engage in portions of the wireless market where we can do so advantageously. As part of our reorganization, we also chose to increase our strategic focus on customer service and quality through our application specific software and solutions. As such, we expect net sales derived from wireless customers to remain significantly below the levels we experienced before the decision to refocus our business.

Flexible Manufacturing Strategy. We have significantly reduced the total amount of manufacturing assets that we control and own. In 2008, we owned and operated three fabs worldwide. As of June 30, 2010, we own and operate one fab, located in Austin, Texas. We consider manufacturing process technology to be one of our core competencies and we believe we are able to port that technology to manufacturing partners for a portion of our wafer supply without sacrificing the quality of our products, substantially increasing supply lead times or significantly increasing cost. We currently have manufacturing relationships with third party manufacturers, including Elpida, Fujitsu, SMIC and Texas Instruments.

In the second quarter of 2010, we delivered sequential quarterly revenue growth after adjusting for the write off of deferred revenue as part of fresh start accounting. These results were driven by increasing unit demand in our broad-based embedded Flash business, as well as increasingly stable ASPs. We continuously evaluate our business, measure the performance of our business model, identify trends impacting our business, determine resource allocations, formulate financial projections and make strategic business decisions. Measures which we believe are key indicators of our performance include product design activity, average density of product sold, ASP per unit, yield and gross margin. We also track design wins with existing and new customers as an indicator of future sales.

Factors Affecting Our Performance

Declining ASPs. Historically, the selling prices of our products have decreased during the products’ lifetime. When our selling prices decline, our net sales and gross margins also decline unless we are able to compensate by selling more units thereby reducing our manufacturing costs per product or introducing and selling new, higher margin products with higher densities and/or advanced features. As part of our reorganization, we have maintained a narrow focus on embedded NOR Flash memory products.

Reliance on Third-Party Manufacturers. As we move to a flexible and cost-efficient manufacturing strategy, we plan to obtain foundry, subcontractor and other arrangements with third party manufacturers to meet demand. If these manufacturers are not able to meet our near-term or long-term manufacturing requirements or not able to attain qualification in time from our customers, we may be unable to fulfill our orders thereby losing customers and adversely affecting our business.

Legal Expenses. We continue to encounter legal expenses substantially due to increased litigation and, to a lesser extent, continued expenses related to the Chapter 11 Cases and the corporate reorganization proceeding of Spansion Japan, which, together with the Chapter 11 Cases, we refer to in this prospectus as the Creditor Protection Proceedings. These events have impacted and will continue to impact our results of operations. For example, in each of the first two quarters of fiscal 2010, we incurred significant legal expenses, such as $9.7 million and $4.6 million of legal expenses related to our Samsung cases.

Circumstances Leading to the Commencement of Creditor Protection Proceedings in 2009

A variety of external economic factors contributed to the decline in our operating performance prior to our seeking relief under the Chapter 11 Cases, such as persistent oversupply in the Flash memory industry compounded by the global economic recession, which significantly reduced demand for our products beginning in the fourth quarter of 2008 and continues to negatively impact demand. These two factors were further complicated by our inability to obtain the additional external financing necessary to meet capital expenditure needs and operational costs in a market characterized by swift technological advances and constantly changing manufacturing processes.

Our strategy was historically based on aggressive revenue and market share growth, leveraging advanced technology, and low cost, high-volume manufacturing. In our 2006 long range planning cycle, forecasted revenue growth supported the construction of a $1.2 billion advanced wafer fabrication facility called SP1. Debt financing was arranged and construction on SP1 commenced in early 2007.

Although we continued to increase our NOR memory market segment share, steep ASP declines during the first half of 2007 negatively affected revenue and operating cash flow. At that time, we anticipated an improvement in the market environment for the second half of 2007 and aggressively continued the construction of SP1 and incurred associated capital expenditures with the ultimate goal of significant cost reductions that would enhance our competitive position.

During the second half of 2007, the ASP environment stabilized relative to earlier in the year. However, we faced customer qualification issues resulting in a shortfall of anticipated revenue and increased inventory levels which contributed to our failure to meet financial performance targets in the second half of 2007. For fiscal 2007, cash flow from operations was $216.3 million, which was significantly lower than anticipated. Driven by the facilitization of SP1 and investments in our research and development facilities, our capital spending in 2007 was approximately $1.1 billion.

Our 2008 operating plan included capital expenditures of approximately $535.0 million, of which approximately 80 percent was expected to occur in the first half of the year in order to complete the phase 1 facilitization of SP1. Upon completion of the first phase, SP1 was anticipated to generate approximately $300 million in revenue in 2008.

In the first quarter of 2008, we lost liquidity in our investment in $121.9 million of AAA/Aaa-rated auction rate securities, or ARS, because the auctions in which these ARS were traded failed. Throughout the second and third quarters of 2008, the credit markets continued to deteriorate and we intensified our cash management efforts. Operationally, the ramp-up of SP1 was delayed due to slower than expected customer qualifications and a sharp decline in the Japanese wireless market. In the third quarter of 2008, we engaged investment bankers and capital restructuring advisors to evaluate the situation and to accelerate plans to improve liquidity. Multiple initiatives were launched and/or accelerated, including efforts to sell production facilities, raise capital and seek liquidity options for the ARS.

In the fourth quarter of 2008, the macroeconomic environment deteriorated significantly, causing a sharp decline in worldwide demand for consumer goods, and consequently a sharp reduction of demand for our products. Furthermore, continued tightening of credit availability and general market liquidity initiatives curtailed our ability to execute the liquidity initiatives launched in the third quarter of 2008. As these events unfolded, we intensified our strategic restructuring efforts to include, among other things, pursuing a potential sale of some or all of our assets. The sharp decline in demand, coupled with our inability to execute liquidity initiatives limited our ability to generate sufficient funding for our operations and meet our debt servicing requirements, ultimately leading to the Creditor Protection Proceedings.

Creditor Protection Proceedings Background

On March 1, 2009, Spansion Inc., Spansion LLC, Spansion Technology LLC, Spansion International, Inc., and Cerium Laboratories LLC, or, collectively, the Debtors, each filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware, or the Chapter 11 Cases.

Prior to the Debtors’ filing of the Chapter 11 Cases, on February 10, 2009, Spansion Japan Limited, a wholly-owned subsidiary of Spansion LLC, filed a proceeding under the Corporate Reorganization Law of Japan, or the Spansion Japan Proceeding, to obtain protection from Spansion Japan’s creditors. On March 3, 2009 the Tokyo District Court approved the filing of the Spansion Japan Proceeding and appointed the incumbent representative director of Spansion Japan as trustee. As a result, we no longer controlled Spansion Japan despite our 100 percent equity ownership interest and, effective March 3, 2009, we deconsolidated Spansion Japan and have accounted for our interest in Spansion Japan as a cost basis investment.

In this prospectus, we refer to the Chapter 11 Cases and the Spansion Japan Proceeding collectively as the “Creditor Protection Proceedings.”

Upon emergence from the Chapter 11 Cases on May 10, 2010, or the Emergence Date, we adopted fresh start accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 852 “Reorganizations.” The adoption of fresh start accounting results in our becoming a new entity for financial reporting purposes. Accordingly, our condensed consolidated financial statements on or after May 10, 2010 are not comparable to our condensed consolidated financial statements prior to that date.

We qualified for fresh start accounting, in accordance with ASC 852, due to:

•	the reorganization value of the Debtors’ assets immediately before the date of confirmation being less than the total of all their post-petition liabilities and allowed claims; and

•	holders of existing voting shares immediately before confirmation receiving less than 50 percent of the voting shares of the post-emerged company.

Reorganization value is the value attributed to the reorganized entity, in addition to the expected net realizable value of those assets that will be disposed of before reorganization occurs. This reorganization value is viewed as the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets of the entity immediately after the reorganization. Reorganization value is generally determined by discounting future cash flows. Immediately prior to the Emergence Date, the Debtors’ reorganization value of $1.2 billion was less than the sum of post-petition liabilities of $617 million and allowed claims of $939 million.

Also, holders of Class A common stock outstanding prior to the Emergence Date, or Old Common Stock, did not receive any consideration for their shares nor any predetermined allocation of Class A common stock of the Successor, or New Common Stock. Holders of New Common Stock issued by the Successor after the Emergence Date primarily include unsecured creditors who have received or will receive shares of New Common Stock in settlement of their allowed claims, and participants in a rights offering that we conducted in February 2010, as described below under “Effectiveness of the Plan of Reorganization and Exit Financing.”

Effectiveness of the Plan of Reorganization and Exit Financing

Under the Plan of Reorganization, most holders of allowed general, unsecured claims against the Predecessor received or will receive New Common Stock in satisfaction of their claims. Holders of allowed general, unsecured claims subject to a low payout threshold received cash in satisfaction of their claims. Holders of Senior Secured Floating Rate Notes, or FRNs, received cash of approximately $638 million to fully discharge their claims. The $638 million was primarily provided by the exit financing discussed below.

Pursuant to the Plan of Reorganization, the holders of allowed claims were offered the right to purchase a total of 12,974,496 shares of New Common Stock upon emergence from the Chapter 11 Cases at a price of $8.43 per share. The number of shares available to each eligible claimant was based on each claimant’s proportionate allowed claim. In connection with this rights offering, or the Rights Offering, we entered into a Backstop Rights Purchase Agreement with Silver Lake Sumeru Fund, L.P., or Silver Lake, whereby Silver Lake committed to purchase the remaining balance of Rights Offering shares not otherwise subscribed for by the Rights Offering participants. Based on the agreement, Silver Lake purchased 3,402,704 shares of New Common Stock that had not been subscribed for by the Rights Offering participants. As of May 10, 2010, we had received net proceeds of approximately $104.9 million through the Rights Offering that was used in full to partially discharge the FRN claims.

On February 9, 2010, we closed a five-year senior secured loan agreement, or the Term Loan, of $450 million with a group of lenders. The proceeds of the Term Loan, together with cash proceeds from other sources of cash available to us, were used in full to partially discharge the remaining balance of the FRN claims.

On May 10, 2010, we entered into a senior revolving credit facility agreement with Bank of America and other financial institutions, or the Revolving Credit Facility, in an aggregate amount of up to $65 million to fund bankruptcy related expenses and ongoing working capital. As of June 27, 2010, we had not drawn under this facility.

The Plan of Reorganization contemplates the distribution of 65.8 million shares of New Common Stock, consisting of: (i) 46,247,760 shares to holders of allowed general, unsecured claims; (ii) 12,974,496 shares to subscribers of the Rights Offering; and (iii) 6,580,240 shares reserved for issuance to eligible employees in connection with grants of stock options and restricted stock units (RSUs) under our new 2010 Equity Incentive Award Plan, or 2010 Plan. As of June 27, 2010, 6,049,917 stock options and RSUs under the 2010 Plan had been granted to our employees and 530,323 shares were eligible for future grants.

In accordance with the Plan of Reorganization, holders of Old Common Stock, or stock options exercisable for Old Common Stock and RSUs which convert into Old Common Stock, outstanding as of May 10, 2010 did not receive any distributions, and their equity interests were cancelled on May 10, 2010.

Spansion Japan Matters

Until May 24, 2010, Spansion Japan continued in its historical role as a distributor of our products in Japan. Effective May 24, 2010, we purchased the distribution business from Spansion Japan and since that time, we have been distributing our products in Japan through our newly formed, wholly owned subsidiary, Nihon Spansion Limited, or NSL. Effective June 27, 2010, Spansion Japan’s Plan of Reorganization, or POR, was confirmed by the Tokyo District Court. The POR provides for Spansion Japan to redeem shares held by its shareholders without consideration, cancel such shares and issue new shares to unsecured creditors. According to the POR, the redemption, cancellation and new issuance is scheduled to take place at the end of September 2010. Until that time, we will continue to be the 100 percent equity owner of Spansion Japan. However, since we have not controlled Spansion Japan despite our equity ownership interest since March 3, 2009, we continue to account for our interest in Spansion Japan as a cost basis investment.

Ongoing Chapter 11 Matters—Resolution of Outstanding Claims

Pursuant to the Plan of Reorganization, a claims agent was appointed to analyze and, at the claims agent’s discretion, contest outstanding disputed claims amounting to $1.5 billion as of the Emergence Date, which included the $936 million general unsecured proof of claim filed by Spansion Japan as a result of the November 19, 2009 foundry agreement rejection order. We accrued our best estimate of the liability which is included in the $939 million of liabilities subject to compromise as of the Emergence Date. Since these claims are being handled by the claims agent and are under the jurisdiction of the U.S. Bankruptcy Court, the sole recourse of persons asserting these claims is to receive shares reserved under the Plan of Reorganization and, therefore, any outcome of the claims adjudication process will have no direct impact on the Successor or the number of our outstanding shares of common stock.

Basis of Presentation

The consolidated financial statements included in this prospectus have been prepared under U.S. GAAP and the rules and regulations of the SEC and are presented on a going concern basis, which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Predecessor consolidated financial statements do not purport to reflect or provide for the outcome of the Chapter 11 Cases. In particular, such consolidated financial statements do not purport to show: (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to pre-petition liabilities, the amounts that will ultimately be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholders accounts, the effect of any changes that may be made in our capitalization; or (d) as to operations, the effect of any changes that may be made in our business.

The condensed consolidated financial statements included in this prospectus have been prepared in accordance with U.S. GAAP for interim financial information and with the instructions to Article 10 of Regulation S-X. The condensed consolidated financial statements and notes thereto are unaudited. In our opinion, these financial statements contain all adjustments (consisting of normal recurring adjustments) that are necessary for a fair statement of our operating results, financial position and cash flows. Operating results for the interim periods presented are not necessarily indicative of the results to be expected for any subsequent interim period or for the full fiscal year ending December 26, 2010.

In preparing the Condensed Consolidated Financial Statements for the Predecessor, we applied ASC 852 which requires that the financial statements for periods subsequent to the Chapter 11 filing distinguish transactions and events that were directly associated with the reorganization from the ongoing operations of the business. Accordingly, professional fees associated with the Chapter 11 Cases and certain gains and losses resulting from reorganization of our business have been reported separately as reorganization items. In addition, interest expense has been reported only to the extent that it was paid during the Chapter 11 Cases or that it is probable that it will be an allowed priority, secured, or unsecured claim under the Chapter 11 Cases. Interest income earned during the Chapter 11 Cases is reported as a reorganization item.

Upon emergence from the Chapter 11 Cases, we adopted fresh start accounting in accordance with ASC 852. The adoption of fresh start accounting results in our becoming a new entity for financial reporting purposes. Accordingly, the Condensed Consolidated Financial Statements on or after May 10, 2010 are not comparable to the Condensed Consolidated Financial Statements prior to that date. Our Consolidated Statements of Operations for the fiscal quarter ended June 27, 2010 were, and subsequent periods through fiscal year 2013 will be, split into Predecessor and Successor financial statements for as long as any Predecessor financial statements are disclosed.

Fresh start accounting requires resetting the historical net book value of assets and liabilities to fair value by allocating the entity’s reorganization value to its assets and liabilities pursuant to ASC 805 Business Combinations and ASC 820 Fair Value Measurements and Disclosures. The excess reorganization value over the fair value of tangible and identifiable intangible assets is recorded as goodwill on the Condensed Consolidated Balance Sheet. Deferred taxes are determined in conformity with ASC 740 Income Taxes. For additional information regarding the impact of fresh start accounting on our Condensed Consolidated Balance Sheet as of June 27, 2010, see Note 2 to our Condensed Consolidated Financial Statements included elsewhere in this prospectus.

Furthermore, effective March 3, 2009, we deconsolidated Spansion Japan because, despite our 100 percent equity ownership interest, we no longer controlled Spansion Japan due to the appointment of a trustee in the Spansion Japan Proceeding. Since March 3, 2009, we have accounted for our interest in Spansion Japan as a cost basis investment. Transactions between Spansion Japan and us after March 3, 2009, have been reflected as transactions with a third party.

With the exception of Spansion Japan as described above, the condensed consolidated financial statements include all of our accounts and those of our wholly owned subsidiaries, and all intercompany accounts and transactions have been eliminated.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our condensed consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts in our consolidated financial statements. We evaluate our estimates on an on-going basis, including those related to our net sales, inventories, asset impairments, stock-based compensation expense, legal reserve and income taxes. We base our estimates on experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. The actual results may differ from these estimates or our estimates may be affected by different assumptions or conditions.

As a result of our emergence from the Chapter 11 Cases, we adopted fresh start accounting in accordance with ASC 852 and ASC 805. The adoption of fresh start accounting resulted in our becoming a new entity for financial reporting purposes. Accordingly, the consolidated financial statements on or after May 10, 2010 are not comparable to the consolidated financial statements prior to that date. For more information, see “—Basis of Presentation.”

Our critical accounting policies incorporate our more significant judgments and estimates used in the preparation of our condensed consolidated financial statements. We believe the following critical accounting policies are significant to the presentation of our financial statements and require difficult, subjective and complex judgments.

Estimates of Sales Returns and Allowances

From time to time we may accept sales returns or provide pricing adjustments to customers who do not have contractual return or pricing adjustment rights. We record a provision for estimated sales returns and allowances on product sales in the same period that the related revenues are recorded, which primarily impacts gross margin. We base these estimates on historical sales returns, allowances, historical price reductions, market activity and other known or anticipated trends and factors. These estimates are subject to management’s judgment, and actual provisions could be different from our estimates and current provisions, resulting in future adjustments to our revenues and operating results.

Impairment of Long-Lived Assets including Acquisition-Related Intangible Assets

We consider quarterly whether indicators of impairment of long-lived assets and intangible assets are present. These indicators may include, but are not limited to, significant decreases in the market value of an asset, significant changes in the extent or manner in which an asset is used or an adverse change in our overall business climate. If these or other indicators are present, we test for recoverability of the asset (asset group) by determining whether the estimated undiscounted cash flows attributable to the asset (asset group) in question are less than their carrying value. If less, we recognize an impairment loss based on the excess of the carrying amount of the asset (asset group) over its respective fair value. Significant judgment is involved in determining whether impairment is measured at the individual asset or at an asset group level.

Our manufacturing processes are vertical in nature and we have had multiple foundry, assembly and test facilities. As a result, the cash flows of our assets and liabilities below the entity level are not largely independent of one another and we concluded impairment should be evaluated at the single entity-wide asset group (i.e., consolidated Spansion) level. Fair value is determined by discounted future cash flows, appraisals or other methods. Significant judgment is involved in estimating future cash flows and deriving the discount rate to apply to the estimated future cash flows and in evaluating the results of appraisals or other valuation methods. If the asset (asset group) determined to be impaired is to be held and used, we recognize an impairment loss through a charge to our operating results which also reduces the carrying basis of the related asset or assets in an asset group. The adjusted carrying value of the related asset (asset group) establishes a new cost basis and accumulated depreciation is reset to zero. The asset (asset group) is depreciated or amortized over the remaining estimated useful life of the asset. We also must make subjective judgments regarding the remaining useful life of the asset. If the asset (asset group) determined to be impaired is held for sale, we measure the new carrying value of the asset (asset group) at fair value less estimated cost to dispose, with the impairment loss being charged to operations.

Income Taxes

We operate as Spansion Inc., which is a taxable entity for U.S. federal tax reporting purposes. Our foreign subsidiaries are wholly owned and are taxable as corporations in their respective foreign countries of formation. In determining taxable income for financial statement reporting purposes, we must make estimates and judgments. These estimates and judgments are applied in the calculation of specific tax liabilities and in the determination of the recoverability of deferred tax assets, which arise from temporary differences between the recognition of assets and liabilities for tax and financial statement reporting purposes. The recognition and measurement of current and deferred income tax assets and liabilities impact our tax provision.

We must assess the likelihood that we will be able to recover our deferred tax assets. Unless recovery of these deferred tax assets is considered more likely than not, we must increase our provision for taxes by recording a charge to income tax expense, in the form of a valuation allowance against those deferred tax assets for which we believe it is not more likely than not they will be realized. We consider past performance, future expected taxable income and prudent and feasible tax planning strategies in determining the need for a valuation allowance.

In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax rules and the potential for future adjustment by the relevant tax jurisdiction. If our estimates of these taxes are greater or less than actual results, an additional tax benefit or charge will result.

Stock-Based Compensation Expenses

We estimated the fair value of our stock-based awards to employees using the Black-Scholes-Merton option pricing model, which requires the use of input assumptions, including expected volatility, expected life, expected dividend rate, and expected risk-free rate of return. The assumptions for expected volatility and expected life are the two assumptions that significantly affect the grant date fair value. Stock-based compensation expense recognized during a period is based on the higher of the grant-date fair value of the portion of share-based payment awards that is ultimately expected to vest, or actually vest, during the period. Compensation expense for all share-based payment awards was recognized using the straight-line attribution method reduced for estimated forfeitures.

We estimate volatility based on our recent historical volatility and the volatilities of our competitors who are in the same industry sector with similar characteristics (guideline companies) because of the lack of historical realized volatility data on our business. We have used the simplified calculation of expected life since our initial public offering on December 21, 2005 and continue to use this method as we do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term of share options since our initial public offering. If we determined that another method used to estimate expected volatility or expected life was more reasonable than our current methods, or if another method for calculating these input assumptions was prescribed by authoritative guidance, the fair value calculated for share-based awards could change significantly. Higher volatility and longer expected lives result in an increase to share-based compensation determined at the date of grant. In addition, we are required to develop an estimate of the number of share-based awards that will be forfeited due to employee turnover. Prior to the fourth quarter of fiscal 2007, we did not have sufficient historical forfeiture experience related to our own stock-based awards and therefore, estimated our forfeitures based on the average of our own fiscal 2006 forfeiture rate and historical forfeiture rates for AMD, as we believed these forfeiture rates to be the most indicative of our own expected forfeiture rate. Beginning the fourth quarter of fiscal 2007, we estimated forfeitures based on a four-year weighted average of our own forfeiture rates. These estimates will be revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Inventory Valuation

At each balance sheet date, we evaluate our ending inventories for excess quantities and obsolescence. This evaluation includes analysis of sales levels by product and projections of future demand. These projections assist us in determining the carrying value of our inventory and are also used for near-term factory production planning. We write off inventories that we consider obsolete and adjust remaining specific inventory balances to approximate the lower of our standard manufacturing cost or market value. Among other factors, management considers forecasted demand in relation to the inventory on hand, competitiveness of product offerings, market conditions and product life cycles when determining obsolescence and net realizable value. If we anticipate future demand or market conditions to be less favorable than our previous projections, additional inventory write-downs may be required and would be reflected in cost of sales in the period the write-down is made. This would have a negative impact on our gross margin in that period. We recorded an inventory write down of approximately $253.2 million in the fourth quarter of fiscal 2008 as a result of a weak economic outlook and an associated reduction in demand from previous forecasts. In the future we could have additional material write downs of inventory. If in any period we are able to sell inventories that were not valued or that had been written down in a previous period, related revenues would be recorded without any offsetting charge to cost of sales, resulting in a net benefit to our gross margin in that period.

Revenue Recognition for Distribution Arrangements

We sell to distributors and provide such distributors certain rights of return, stock rotation and price protection as discussed below. We defer the recognition of revenue and related product costs on these sales as deferred income on shipments until the merchandise is resold by our distributors. We also sell some of our products to certain distributors under sales arrangements with terms that do not allow for rights of returns or price protection on unsold products held by them. In these instances, we recognize revenue when we ship the product directly to the distributors.

Rights of return are granted whereby we are obligated to repurchase inventory from a distributor upon termination of the distributor’s sales agreement with us. However, we are not required to repurchase the distributor’s inventory under certain circumstances, such as the failure to return the inventory in saleable condition or we may only be required to repurchase a portion of distributor’s inventory, for example when distributor has terminated the agreement for its convenience.

Stock rotation rights are provided to distributors when we have given written notice to the distributor that a product is being removed from our published price list. The distributor has a limited period of time to return the product. All returns are for credit only; the distributor must order a quantity of products, the dollar value of which equals or exceeds the dollar value of the products being returned. Some distributors are also offered quarterly stock rotation. Such stock rotation is limited to a certain percentage of the previous three months’ net shipments.

A general price protection is granted to a distributor if we publicly announce a generally applicable price reduction relating specifically to certain products, whereby the distributor is entitled to a credit equal to the difference between the price paid by the distributor and the newly announced price. Price protection adjustments are provided to distributors solely for those products that: 1) are shipped by us to the distributor during the period preceding the price reduction announcement by us, 2) are part of the distributor’s inventory at the time of the announcement, and 3) are located at geographic territories previously authorized by us.

In addition, if in our sole judgment, a distributor demonstrates that it needs a price lower than the current published price list in order to secure an order from the distributor’s customers, we may, but we have no obligation to, grant the distributor a credit to our current published price. The distributor must submit the request for a reduction in price prior to the sale of products to its customer. If the request is approved and the sale occurs, the distributor must make a claim with the proof of resale to end customers for a credit within a specified time period.

Gross deferred revenue and gross deferred cost of sales on shipments to distributors as of December 27, 2009 and December 28, 2008 are as follows:

	December 27, 2009	December 28, 2008
	(in thousands)
Deferred revenue	$90,465	$62,183
Less: deferred costs of sales	(36,308)	(31,845)

Deferred income on shipments(1)	$54,157	$30,338

(1)	The deferred income of $63.0 million and $35.3 million on the consolidated balance sheet as of December 27, 2009 and December 28, 2008 included $8.8 million and $4.9 million of deferred revenue related to our licensing revenue that was excluded in the table above, respectively.

Our distributors provide us with periodic data regarding the product, price, quantity, and end customer when products are resold as well as the quantities of our products they still have in stock. We use estimates and apply judgments to reconcile distributors’ reported inventories to their activities.

Fair Value of Auction Rate Securities and Put Option

At December 27, 2009, we held $100.3 million of Auction Rate Securities (ARS) valued at fair value ($107.1 million at par). The ARS, for which the underlying assets are student loans, have credit ratings of AAA and Aaa. For more information, see Note 4 to our Consolidated Financial Statements included elsewhere in this prospectus.

Historically, the fair value of our ARS investments has approximated face value due to the frequent auction periods, generally every seven to 28 days, which provided liquidity to these investments. However, subsequent to February 2008, all auctions involving these securities have failed. The result of a failed auction is that these ARS will continue to pay interest in accordance with their terms at each respective auction date; however, liquidity of the securities will be limited until there is a successful auction, the issuer redeems the securities, the securities mature or until such time as other markets for these ARS investments develop. We cannot be certain regarding the amount of time it will take for an auction market or other markets to develop. Accordingly, we have concluded that the estimated fair value of the ARS no longer approximates the face value primarily due to the lack of liquidity.

In November 2008, we accepted an offer to participate in an ARS settlement from UBS Bank USA, or UBS, our broker, providing us the right, but not the obligation, to sell to UBS up to 100 percent of our ARS at par, commencing June 30, 2010. Our right to sell the ARS to UBS commencing June 30, 2010 through July 2, 2012 represents a put option for a payment equal to the par value of the ARS.

At December 27, 2009, there was insufficient observable ARS market information available to determine the fair value of our ARS investments. Therefore, we estimated the fair values of our ARS investments at December 27, 2009 using a discounted cash flow (DCF) methodology. Significant assumptions considered in the DCF models were the credit quality of the instruments, the percentage and the types of guarantees (such as FFELP), the probability of the auction succeeding or the security being called prior to final maturity, and an illiquidity discount factor. The key assumptions used in the discounted cash flow analysis to determine the fair values as of December 27, 2009 were the discount factor to be applied and the period over which the cash flows would be expected to occur. The discount factor used was based on the three-month LIBOR (0.25 percent as of December 27, 2009) adjusted by 85 basis points (bps) to reflect the current market conditions for instruments with similar credit quality at the date of the valuation. In addition, the discount factor was incrementally adjusted for an illiquidity discount of 125 bps to reflect the risk in the marketplace for these investments that has arisen due to the lack of an active market for these instruments. We applied this discount factor over the expected life of the estimated cash flows of our ARS with projected interest income of 1.36 percent per annum. The projected interest income is based on a trailing 12-month average 91-day T-bill rate at 0.16 percent as of December 27, 2009 plus 120 bps, which is the average annual yield of our ARS assuming auctions continue to fail.

We used a DCF model to estimate the fair value of our put option as of December 27, 2009. The valuation model is based on the following key assumptions:

•	A discount rate based on the 6-month U.S. Treasury Bill Rate (0.17 percent as of December 27, 2009), adjusted by 50 bps to reflect the credit risk associated with the put option; and

•	An expected life of 6 months.

If different assumptions were used for the various inputs to the valuation approach including, but not limited to, assumptions involving the estimated lives of the ARS investments, the estimated cash flows over those estimated lives, and the estimated discount rates, especially the illiquidity discount rate, applied to those cash flows, the estimated fair value of these investments could be significantly higher or lower than the fair value we determined as of December 27, 2009.

Goodwill and Intangible Assets

Goodwill represents the excess of our enterprise value upon emergence over the fair value of our net tangible and identifiable intangible assets acquired. We recorded goodwill in the second quarter of fiscal 2010 in connection with fresh start accounting (refer to Note 2 and Note 9 for further details relating to fresh start accounting and valuation of Goodwill). In accordance with the provisions of ASC 350 Intangibles, Goodwill and Other, goodwill amounts are not amortized, but rather are tested for impairment at the reporting unit level at least annually, or more frequently if there are indicators of impairment present. We have determined that we have a single reporting unit and we will perform an annual goodwill impairment analysis as of the fourth quarter of each fiscal year, with the first annual testing to be carried out in the fourth quarter of fiscal year 2010.

We recorded intangible assets in the second quarter of fiscal 2010 in connection with fresh start accounting. We will consider quarterly whether indicators of impairment relating to the intangible assets are present. These indicators may include, but are not limited to, significant decreases in the market value of an intangible asset, significant changes in the extent or manner in which an intangible asset is used or an adverse change in our overall business climate. If these or other indicators are present, we test for recoverability of the intangible asset by determining whether the estimated undiscounted cash flows attributable to the intangible asset in question is less than its carrying value. If less, we recognize an impairment loss based on the excess of the carrying amount of the intangible asset over its respective fair value.

Estimates relating to Litigation Reserve

Upon emergence and as part of fresh start accounting, we implemented our litigation reserve policy whereby we would record, on a rolling four quarter basis, the estimated litigation costs that we expect to incur in defending ourselves in connection with ongoing lawsuits in accordance with the provisions of ASC 450 Contingencies. Considerable judgment is necessary to estimate these costs and an accrual is made when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

Combined Quarterly Financial Results of the Predecessor and Successor

For purposes of management’s discussion and analysis of the results of operations, we combined the results of operations for (1) the period from March 29, 2010 to May 10, 2010 of the Predecessor with the period from May 10, 2010 to June 27, 2010 of the Successor and (2) the period from December 28, 2009 to May 10, 2010 of the Predecessor with the period from May 10, 2010 to June 27, 2010 of the Successor. We then compare the combined results of operations for the six months ended June 27, 2010 with the corresponding periods in the prior year.

We believe the combined results of operations for the six months ended June 27, 2010 provide management and investors with a more meaningful perspective on our ongoing financial and operational performance and trends than if we did not combine the results of operations of the Predecessor and the Successor in this manner. Similarly, we combine the financial results of the Predecessor and the Successor when discussing our sources and uses of cash for the six months ended June 27, 2010.

Results of Operations for the Six Months Ended June 27, 2010

Comparison of Net Sales, Gross Margin, Operating Expenses, Interest and Other Income, Net, Interest Expense and Income Tax Provision

The following is a summary of operating results for the six months ended June 27, 2010 and June 28, 2009. Please refer to the Condensed Consolidated Statements of Operations in Item 1 for the split between Predecessor and Successor periods.

	Six Months Ended
	Successor	Predecessor	Combined	Predecessor
	Period from May 11, 2010 to June 27, 2010	Period from Dec. 28, 2009 to May 10, 2010	June 27, 2010	June 28, 2009	Variance in Dollars	Variance in Percent
Total net sales	$129,370	$403,619	$532,989	$775,929	$(242,940)	(31)%
Cost of sales	111,413	274,817	386,230	663,301	(277,071)	(42)%
Gross margin	14%	32%	28%	15%
Research and development	13,420	35,068	48,488	82,635	(34,147)	(41)%
Sales, general and administrative	18,259	68,105	86,364	137,817	(51,453)	(37)%
In-process research and development	—	—	—	—	—	0%
Restructuring charges (credits)	—	(2,772)	(2,772)	38,154	(40,926)	(107)%
Operating gain (loss)	(13,722)	28,401	14,679	(145,978)	160,657	(110)%

Gain on deconsolidation of subsidiary	—	—	—	30,100	(30,100)	(100)%
Interest and other income, net	364	(2,904)	(2,540)	2,396	(4,936)	(206)%
Interest expense	(4,877)	(30,573)	(35,450)	(33,678)	(1,772)	5%
Reorganization items	—	370,340	370,340	(372,299)	742,639	(199)%
Provision for income taxes	(21)	1,640	1,619	429	1,190	277%

Total Net Sales

Total net sales for the six months ended June 27, 2010 decreased by approximately 31 percent or $242.9 million compared to total net sales for the six months ended June 28, 2009. Shortly after commencement of the Chapter 11 Cases, we began exiting a large portion of the wireless market. This product portfolio adjustment was substantially completed by the beginning of the second quarter of fiscal 2010, resulting in a reduction in wireless net sales of $181.9 million, or 55.5%, from the six months ended June 28, 2009. Our wireless products are generally sold as multi-chip packages (MCPs) and consequently have higher ASPs than embedded products. The resulting product mix shift caused a lowering of ASPs by 16 percent for the first six months of fiscal 2010. In addition, $37.0 million of the overall decrease was attributable to deferred revenue lost as a result of fresh start accounting required for the Successor. The additional decline in net sales was principally due to additional market share lost as a result of the Chapter 11 Cases.

Gross Margin

Our gross margin increased by 13 percentage points for the six months ended June 27, 2010, compared to the six months ended June 28, 2009. The increase in gross margin was primarily due to an increase in factory utilization and efficiency from restructuring and consolidation of back-end manufacturing operations, better pricing from suppliers, and a product mix shift from wireless to embedded products. The overall increase was partially offset by a decrease in ASPs as discussed above, fresh start accounting related adjustments in the

Successor including approximately $18.6 million amortization of inventory mark-up, approximately $27.7 million loss of deferred margin, approximately $13.6 million of higher depreciation and amortization expense and approximately $0.8 million gain from the sale of our test facility located in Suzhou, China.

Research and Development (R&D)

Research and development expenses for the six months ended June 27, 2010 decreased by approximately 41 percent, compared to the corresponding period in fiscal 2009. The decrease in R&D was primarily due to: (i) approximately $21.3 million in lower R&D-related building and operating expense attributable to the closure of our SDC; (ii) savings of approximately $6.1 million in labor costs as a result of our restructuring efforts in fiscal 2009; (iii) approximately $4.9 million lower costs for R&D services sourced from Spansion Japan due to contract renegotiation; and (iv) approximately $2.0 million less expense due to the transfer of our Milan R&D operations to Elpida in February 2010.

For the Predecessor period from March 29, 2010 to May 10, 2010, R&D expenses in the Predecessor of approximately $12.1 million included, among other items, approximately $6.2 million of labor costs; approximately $2.1 million of expenses relating to outside service providers; approximately $0.9 million of material costs and approximately $1.4 million of building and other allocated operating expenses.

R&D expenses in the Successor of approximately $13.4 million included, among other items, approximately $5.3 million of labor costs; approximately $2.4 million of expenses relating to outside service providers; approximately $1.5 million of material costs and approximately $1.5 million of building and other allocated operating expenses. The impact of fresh start accounting on R&D for the six months ended June 27, 2010 was immaterial.

Sales, General and Administrative (SG&A)

SG&A expense for the six months ended June 27, 2010 decreased by 37 percent, compared to the corresponding period in fiscal 2009. The decrease in SG&A expense was primarily due to: (i) approximately $28.7 million lower expenses incurred on litigation, patent, trademark and other related matters; (ii) approximately $12.1 million decrease in provision for doubtful accounts; (iii) savings of approximately $7.7 million in labor costs; and (iv) the elimination of SG&A expenses attributable to Spansion Japan as a result of deconsolidation of Spansion Japan on March 3, 2009. We incurred approximately $4.3 million of Spansion Japan SG&A expenses for the first two months of fiscal 2009 before deconsolidation whereas we incurred no such expenses in fiscal 2010. The overall decrease is partially offset by: (i) an increase of approximately $3.8 million in accrued bonuses primarily related to our 2010 performance-based bonus plan; and (ii) an increase of approximately $1.2 million expense due to the start-up of our new office in Kawasaki, Japan during the second quarter of fiscal 2010. The impact of fresh start accounting on SG&A for the six months ended June 27, 2010 was immaterial.

From March 29, 2010 to May 10, 2010, SG&A expenses in the Predecessor of approximately $20.5 million included among other items, approximately $8.0 million of labor costs, approximately $7.4 million of expenses relating to outside service providers and approximately $1.6 million of building and other allocated operating expenses.

SG&A expenses in the Successor of approximately $18.3 million included among other items, approximately $9.0 million of labor costs; approximately $5.0 million of expenses relating to outside service providers and approximately $1.9 million of building and other allocated operating expenses. The impact of fresh start accounting on SG&A for the six months ended June 27, 2010 was immaterial.

Restructuring Charges

Restructuring charges for Predecessor from December 28, 2009 to May 10, 2010 decreased by approximately $40.9 million, compared to the six months ended June 28, 2009. The decrease in restructuring charges was primarily due to: (i) approximately $31.0 million of lower cash settled restructuring charges on employee severance pay and benefits, professional fees, and relocation of property, plant and equipment in the second quarter of fiscal 2010; (ii) approximately $5.5 million gain on sale of SDC fixed assets and approximately $5.2 million gain from the November 2009 sale of our Suzhou plant recorded in the first half of fiscal 2010. There were no restructuring charges in the Successor.

Gain on Deconsolidation of Subsidiary

Effective March 3, 2009, we deconsolidated Spansion Japan and recognized a one-time gain of approximately $30.1 million, which represents the difference between the carrying value of our investment in Spansion Japan immediately before deconsolidation (100 percent of Spansion Japan’s stockholder’s deficit) and the estimated fair value of our retained non-controlling interest in Spansion Japan (zero). We did not have a similar gain during the six months ended June 27, 2010.

Interest and Other Income, Net

Interest and other income, net, decreased by approximately $4.9 million for the six months ended June 27, 2010 compared to the corresponding period of fiscal 2009. The decrease was mainly due to approximately $3.0 million in impairment charges on certain investments in privately held companies during the second quarter of fiscal 2010 in the Predecessor. In addition, interest and other income, net, was lower due to a decrease in our average investment portfolio yield as a result of a decrease of approximately $85.0 million on our investment in the ARS, which earned higher interest as compared to the yields on our cash and cash equivalents.

Interest Expense

Interest expense increased by approximately $1.8 million for the six months ended June 27, 2010, compared to the corresponding period in fiscal 2009.

In the Predecessor, the increase was primarily due to interest expense of approximately $9.9 million and amortization of financing costs of approximately $11.2 million on our Term Loan, partially offset by decreases due to the following:

(i)	a decrease of approximately $7.1 million in interest expenses for Senior Notes and Exchangeable Senior Subordinated Debentures as interest expenses on these obligations were accrued only through the Petition Date as a result of the Chapter 11 Cases;

(ii)	a decrease of approximately $2.8 million in interest expense for FRNs due to a decrease in interest rate from 4.6 percent in the six months ended June 28, 2009 to 3.4 percent in the Predecessor period from December 28, 2010 through May 10, 2010;

(iii)	a decrease of approximately $3.4 million in interest expense related to capital leases as a result of lease buy-outs, terminations upon expiration of lease term and lease rejections as a result of reorganization efforts; and

(iv)	a decrease of approximately $2.2 million in interest expense as a result of the deconsolidation of Spansion Japan effective March 3, 2009.

In the Successor, an increase in interest expense of approximately $3.9 million on our Term Loan was offset by a corresponding decrease in interest expense on the FRNs, which were fully paid off in May 2010.

The average interest rate on our debt portfolio was 6.3 percent for the six months ended June 27, 2010, compared to 4.4 percent for the corresponding period in fiscal 2009.

Reorganization Items

Reorganization items of approximately $370.3 million for the six months ended June 27, 2010 primarily consist of a gain of approximately $434.0 million which resulted from discharge of pre-petition obligations and approximately $22.5 million gain which resulted from approved settlement of rejected capital leases and various license agreements. The overall gain was partially offset by approximately $59.5 million in professional fees, approximately $12.7 million of debt financing cost write-off, approximately $10.8 million in adjustments related to accrued claims and cancellation of old equity incentive plans and approximately $7.0 million of withholding tax liability in foreign subsidiaries. Reorganization items of approximately $372.3 million for the six months ended June 28, 2009 primarily consist of approximately $355.3 million in provisions for expected allowed claims and approximately $17.1 million in professional fees. There were no reorganization items in the Successor.

Income Tax Provision

We recorded income tax expense of approximately $1.6 million for the six months ended June 27, 2010 as compared to income tax expense of approximately $0.4 million for the six months ended June 28, 2009. The income tax expense recorded in both periods primarily related to tax provisions in profitable foreign locations.

Due to emergence from bankruptcy, in the six months ended June 27, 2010, we also recorded an increase of $12.0 million in deferred tax liabilities, consisting of previously unrecognized tax benefits of $10.0 million and interest and penalties of $2.0 million in connection with certain intercompany arrangements.

As of June 27, 2010, all of our U.S. deferred tax assets, net of deferred tax liabilities, continue to be subject to a full valuation allowance. The valuation allowance is based on our assessment that it is more likely than not that the deferred tax assets will not be realizable in the foreseeable future.

Other Items

Gross deferred revenue and gross deferred cost of sales on shipments to distributors as of June 27, 2010 and December 27, 2009 are as follows:

	Successor	Predecessor
	June 27, 2010	December 27, 2009
	(in thousands)
Deferred revenue	$35,731	$90,465
Less: deferred costs of sales	(28,541)	(36,308)

Deferred income on shipments(1) (2)	$7,190	$54,157

(1)	The deferred income of $8.0 million and $63.0 million on the consolidated balance sheet as of June 27, 2010 and December 27, 2009, respectively, included $0.9 million and $8.8 million of deferred revenue related to licensing revenue that was excluded in the table above.
(2)	In connection with our adoption of fresh start accounting as of May 10, 2010, an adjustment of $27.7 million was made to reduce deferred income on shipments to the fair value of our related performance obligations which include primarily price protection and stock rotation.

Results of Operations for Fiscal 2009, Fiscal 2008 and Fiscal 2007

Comparison of Net Sales, Gross Margin, Operating Expenses, Interest and Other Income, Net, Interest Expense, Reorganization Items and Income Tax (Provision) Benefit

The following is a summary of gross margin; operating expenses; interest and other income, net; interest expense and income tax (provision) benefit for fiscal 2009, fiscal 2008 and fiscal 2007.

	Year Ended
	December 27, 2009	December 28, 2008	December 30, 2007
	(in thousands)
Net sales	$1,410,653	$2,281,803	$2,500,813
Cost of sales	1,103,757	2,193,345	2,065,143
Gross margin	22%	4%	17%
Research and development	136,449	431,808	436,785
Sales, general and administrative	216,298	253,878	239,317
In-process research and development	—	10,800	—
Restructuring charges	46,852	11,161	—
Asset impairment charges	12,538	1,652,622	—
Operating loss	(105,241)	(2,271,811)	(240,432)
Gain on deconsolidation of subsidiary	30,100	—	—
Interest and other income, net	4,038	5,200	32,595
Interest expense	(50,976)	(105,536)	(87,460)
Reorganization items	(391,383)	—	—
Income tax (provision) benefit	(597)	(62,865)	25,144

Total Net Sales

Total net sales in fiscal 2009 decreased 38 percent compared to total net sales in fiscal 2008. The decrease in total net sales was primarily attributable to a 34 percent decrease in unit shipments. The decrease in unit shipments was largely due to (i) a decrease in customer demand for our products, spurred by a worldwide decrease in demand for Flash memory in addition to loss of business as a result of our filing for bankruptcy, and (ii) our strategic decision to exit a large portion of the wireless market. Partially offsetting the decrease in overall demand was an increase in customer purchases of buffer inventory in the period just prior to and after commencement of the Chapter 11 Cases.

Total net sales in fiscal 2008 decreased nine percent compared to total net sales in fiscal 2007. The decrease in total net sales was primarily attributable to an approximately six percent decrease in unit shipments and an approximately three percent decrease in blended ASPs. The decrease in unit shipments was primarily due to a sharp decline in the Japanese wireless market and a significant deterioration in the macroeconomic environment in the fourth quarter of 2008. This caused a decline in the worldwide demand for consumer goods, and consequently a reduction in demand for our products. The decrease in blended ASPs was primarily the result of price declines in the overall Flash memory market during fiscal 2008.

Gross margin

Our gross margin increased by approximately 18 percent in fiscal 2009 compared to gross margin in fiscal 2008. Our gross margin in fiscal 2008 was lower primarily due to (i) the $253.2 million write-down of inventory in 2008, which is described below and (ii) certain fixed overhead costs and underutilization charges relating primarily to an advanced wafer fabrication facility in Aizu-Wakamatsu, Japan (SP1) in fiscal 2008 that did not fully reoccur in fiscal 2009 because we deconsolidated Spansion Japan in the first quarter of fiscal 2009. Gross margin in fiscal 2009 was also higher due to a decrease in depreciation expense resulting from the write-down of certain manufacturing assets at the end of fiscal 2008. The increase in gross margin due to the aforesaid factors was partially offset by lower revenues in 2009 and an increase in fixed manufacturing costs resulting from the underutilization of our factories, primarily in the first quarter of 2009.

The decrease in gross margin in fiscal 2008 compared to gross margin in fiscal 2007 was primarily due to a $253.2 million inventory write-down as a result of a weak economic outlook and an associated reduction in customer demand from previous forecasts during the fourth quarter of fiscal 2008, the impact of our exit of the 90-nanometer content delivery business resulting in $13 million charges to gross margin, an increase in our manufacturing costs related to SP1, and an approximately three percent decline in our blended ASP during the fourth quarter of fiscal 2008. The $253.2 million inventory write-down negatively impacted gross margin in fiscal 2008 by 11 percent. The overall decrease in gross margin was partially offset by our cost reduction efforts, improvement of cumulative product yields, reduction of test time and better pricing from suppliers. The gross margin for fiscal 2008 and fiscal 2007 included a portion of the gain recognized from the sale of JV1 and JV2, our two wafer fabrication facilities in Aizu-Wakamatsu, Japan.

Research and development (R&D)

Research and development expenses decreased by approximately 68 percent in fiscal 2009 compared to fiscal 2008. The decrease in R&D expenses was primarily due to: (i) labor cost savings of approximately $96.4 million from shutdowns, furloughs and workforce reductions, and material cost and technology savings of approximately $32.0 million, resulting from our continued efforts to reduce costs and conserve cash in fiscal 2009; (ii) a decrease of approximately $57.1 million in depreciation expense resulting from the write-down of certain long-lived assets at the end of fiscal 2008, which significantly reduced the cost basis of our depreciable assets; (iii) a decrease of approximately $49.9 million in research and development expenses related to Spansion Japan as a result of the deconsolidation; (iv) a decrease of approximately $31.3 million attributable to the shutdown of our Submicron Development Center, or SDC, in April 2009; (v) a decrease of approximately $17.8 million in outside services including engineering, software and consulting services and travel expenses; and (vi) a decrease of approximately $5.7 million in R&D expenses related to Saifun as a result of its workforce reduction.

R&D expenses of approximately $431.8 million in fiscal 2008 reflected a decrease of one percent compared to approximately $436.8 million in fiscal 2007. The decrease in R&D expense in fiscal 2008 was primarily due to a decrease of approximately $22.6 million in development costs related to SP1 and Fab 25 and a decrease of approximately $4.7 million due to lower intellectual property and software license-related expense and other outside services including recruitment, consulting and other services. The decrease was partially offset by an increase of approximately $15.6 million of R&D expenses related to Saifun and an increase of approximately $7.6 million of labor costs primarily related to the development of our next generation MirrorBit technology.

Sales, general and administrative

Sales, general and administrative expenses in fiscal 2009 decreased by approximately 15 percent compared to fiscal 2008. The decrease in sales, general and administrative expenses in fiscal 2009 was primarily due to: (i) labor cost savings of approximately $27.4 million from workforce reductions; (ii) a decrease of approximately $20.7 million in professional services fees; and (iii) a decrease of approximately $6.8 million in travel expenses and $8.6 million in other miscellaneous operating expenses including reductions in building cost, supplies, repair, employee training and development, and telecommunication expenses. Further, as a result of the deconsolidation, sales, general and administrative expenses attributable to Spansion Japan decreased to $4.3 million for fiscal 2009, from $27.3 million for fiscal 2008.

The decrease in sales, general and administrative expenses was partially offset by an increase of approximately $19.8 million in provisions for doubtful accounts and approximately $43.2 million in provisions for litigation and other related matters, which occurred in the first quarter of fiscal 2009.

Sales, general and administrative expenses in fiscal 2008 increased five percent compared to fiscal 2007. The increase in sales, general and administrative expenses in fiscal 2008 was primarily due to higher legal fees and expenses, primarily related to litigation, and the inclusion of sales, general and administrative expenses related to the operations of Saifun. The higher legal fees and expenses represented approximately 71 percent of the increase in our total sales, general and administrative expenses in fiscal 2008.

In-process research and development (IPR&D)

In the first quarter of fiscal 2008, we expensed $10.8 million of IPR&D charges in connection with the acquisition of Saifun. Projects that qualify as IPR&D are those that have not reached technological feasibility and have no alternative future use at the time of the acquisition. We did not have a similar charge during fiscal 2009.

Restructuring charges

In fiscal 2009, we implemented various restructuring measures, including workforce reductions of approximately 3,200. The related restructuring charges, primarily comprised of severance costs and other related costs, were approximately $46.9 million for fiscal 2009.

In fiscal 2008, we incurred approximately $11.2 million of restructuring charges. We did not have similar charges in fiscal years prior to 2008.

Asset impairment charges

We recorded an impairment charge of approximately $12.5 million in the fourth quarter of fiscal 2009 primarily due to impairment of our equity investment in and loan to an investee. We recorded an impairment charge of approximately $1.6 billion in the fourth quarter of fiscal 2008. Reduced unit demand resulted in factory underutilization, lower prices and negative margins, and together these effects resulted in a lower fair value for our plant and equipment than their then current carrying value. Furthermore, we determined that the carrying values of goodwill and intangible assets from our Saifun acquisition exceeded fair value. The impairment charges were comprised of impairments of property, plant and equipment (approximately $1,578.4 million), goodwill (approximately $20.8 million) and intangible assets (approximately $53.5 million).

Gain on deconsolidation of subsidiary

Effective March 3, 2009, we deconsolidated Spansion Japan because, despite our 100 percent ownership interest, we are no longer deemed to control Spansion Japan as a result of the appointment of a trustee in the Spansion Japan Proceeding. The gain recognized upon deconsolidation of Spansion Japan was approximately $30.1 million, which represents the difference between the carrying value of our investment in and receivables from Spansion Japan immediately before deconsolidation and the estimated fair value of our retained non-controlling interest in Spansion Japan, which was zero then and as of December 27, 2009. We did not have a similar gain during fiscal 2008 or fiscal 2007.

Interest and other income, net

Interest and other income, net, decreased by approximately $1.2 million in fiscal 2009 compared to fiscal 2008. The decrease in interest and other income, net, was mainly due to the combined effect of decreases in our invested cash, cash equivalents and auction rate securities balances, and a decrease in our average investment portfolio yield of approximately 1.9 percent.

Interest and other income, net, decreased by $27.4 million in fiscal 2008 compared to fiscal 2007, primarily due to the combined effect of decreases in our invested cash, cash equivalents and marketable securities balances, and a decrease in our average investment portfolio yield of approximately 2.7 percent. In addition, we recorded a charge of approximately $3.3 million due to other-than-temporary impairment of our auction rate securities. The decrease in interest and other income, net, in fiscal 2008 as compared to fiscal 2007 was also due to the recognition of approximately $7.5 million of gain from the sale of land in Malaysia in the second quarter of fiscal 2007, which was partially offset by approximately $3.4 million of loss from an early extinguishment of debt in the same period.

Interest expense

Interest expense decreased by approximately $54.6 million in fiscal 2009 as compared to fiscal 2008. The decrease in interest expense was primarily due to the following decreases:

•

approximately $32.2 million in interest expense for Senior Notes and Exchangeable Senior Subordinated Debentures as interest expense on these obligations was only accrued through the Petition Date pursuant to the accounting guidance for entities in reorganization, wherein interest expense is recognized during reorganization only to the extent the underlying debt is well secured or the interest will be paid;

•	approximately $13.8 million in interest expense for the Senior Secured Floating Rate Notes, resulting from lower interest rates;

•	approximately $11.2 million in interest expense for Spansion Japan, resulting from the deconsolidation; and

•

approximately $9.2 million in interest expense due to capital lease rejections as a result of reorganization efforts and the cessation of amortization of debt discount and financing costs since the Petition Date pursuant to the accounting guidance for entities in reorganization.

These decreases were partially offset by (i) approximately $6.5 million of capitalized interest related to the financing of SP1 for the first quarter of fiscal 2008, while no such interest was capitalized for the corresponding period in fiscal 2009 and (ii) an increase of approximately $3.6 million in interest expense due to accrued interest for liabilities to Spansion Japan.

The average interest rate on our debt portfolio was 3.44 percent in fiscal 2009 as compared to 6.14 percent in fiscal 2008.

Interest expense increased by approximately $17.0 million in fiscal 2008 as compared to fiscal 2007, primarily due to approximately $16.9 million of interest capitalized related to the build-out of SP1 in 2007, compared with approximately $6.5 million in 2008 and an approximately $8.2 million reduction in interest expense related to an adjustment to a capital lease obligation during fiscal 2007. The increase in interest expense incurred was partially offset by lower average interest rates on our debt portfolio in fiscal 2008. The average interest rates on our debt portfolio were 6.14 percent for fiscal 2008 as compared to 7.58 percent for fiscal 2007.

Reorganization items

Reorganization items for fiscal 2009 were comprised of a provision for expected allowed claims of approximately $354.9 million related primarily to rejection or repudiation of executory contracts and leases and the effects of approved settlements and approximately $37.1 million for professional fees. No such charges were incurred in fiscal 2008 and fiscal 2007.

Income tax (provision) benefit

We recorded income tax expense of approximately $0.6 million in fiscal 2009 compared to approximately $62.9 million in fiscal 2008, and approximately $25.1 million of income tax benefit in fiscal 2007.

Income tax expense recorded for fiscal 2009 differs from the benefit for income taxes that would be derived by applying a U.S. statutory 35 percent rate to the loss before income taxes primarily due to our inability to benefit from U.S. operating losses due to lack of a history of earnings, and income that was earned and tax effected in foreign jurisdictions with different tax rates.

The income tax expense recorded for fiscal 2008 differs from the benefit for income taxes that would be derived by applying a U.S. statutory 35 percent rate to the loss before income taxes primarily because we cannot benefit from U.S. operating losses due to lack of a history of earnings, an increase of $64.5 million in the valuation allowance associated with deferred tax assets of Spansion Japan, and income that was earned and tax effected in foreign jurisdictions with different tax rates.

The increase of $64.5 million in the valuation allowance associated with deferred tax assets of Spansion Japan was recorded due to our change in judgment about the ability to realize our Japanese deferred tax assets and the filing of the Spansion Japan Proceeding. We believe it is not more likely than not that these deferred tax assets will be realized in Japan.

The benefit for income taxes recorded for fiscal 2007 differs from the benefit for income taxes that would be derived by applying a U.S. statutory 35 percent rate to the loss before income taxes primarily due to our inability to benefit from U.S. operating losses due to lack of a history of earnings, a decrease of $21.0 million in the valuation allowance associated with deferred tax assets of our Japanese subsidiary and income that was incurred and tax effected in foreign jurisdictions with different tax rates.

As of December 27, 2009, we recorded a valuation allowance of approximately $723.3 million against our U.S. deferred tax assets, net of deferred tax liabilities. This valuation allowance offsets all of our net U.S. deferred tax assets. As of December 27, 2009, we have also recorded valuation allowances of approximately $38.5 million against various foreign deferred tax assets for which we believe it is not more likely than not that they will be realized.

Contractual Obligations as of June 27, 2010

The following table summarizes our contractual obligations at June 27, 2010. The table is supplemented by the discussion following the table.

	Total	2010	2011	2012	2013	2014	2015 and Beyond
	(in thousands)
Term Loan	$450,000	$2,250	$4,500	$4,500	$4,500	$4,500	$429,750
Capital lease obligations	11,531	4,860	6,671	—	—	—	—
Interest expense on Term Loan	164,076	20,654	34,633	34,780	33,719	32,849	7,441
Interest expense on capital leases	562	349	213	—	—	—	—
Other long-term liabilities (1)	5,092	—	1,750	3,342	—	—	—
Operating leases	8,262	1,606	4,743	923	334	328	328
Unconditional purchase commitments (2)	171,585	108,723	60,195	2,667	—	—	—

Total contractual obligations	$811,108	$138,442	$112,705	$46,212	$38,553	$37,677	$437,519

(1)	Other long-term liabilities comprise payment commitments under long-term software license agreements with vendors.
(2)	Purchase commitments include agreements to purchase goods or services that are enforceable and legally binding on us and that specify all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. These agreements are related principally to inventory and other items. Purchase commitments exclude agreements that are cancelable without penalty.

Term Loan

Our five-year $450 million senior secured credit agreement, or Term Loan, is secured by our assets including, among other items, a first priority lien on property, plant and equipment and inventory, and a second priority lien on accounts receivable and cash. Interest on the Term Loan accrues at a rate per annum, reset quarterly, equal to LIBOR, but in any case not less than 2.00 percent, plus 5.50 percent. As of June 27, 2010, the interest rate on the Term Loan was 7.50 percent. The Term Loan requires net cash proceeds from asset sales or other dispositions of property, extraordinary cash receipts, and other cash flows to be agreed upon to be used to prepay the outstanding balance of the Term Loan. Voluntary prepayments of borrowings will be permitted in whole or in part, in minimum principal amounts to be agreed upon, at any time on or prior to May 10, 2011 the at a price equal to 101 percent of the principal amount of such borrowings being prepaid plus all accrued and unpaid interest plus breakage costs, if any, and thereafter at any time without premium or penalty.

Under the Term Loan, we are subject to a number of covenants, including a minimum interest coverage ratio, a maximum leverage ratio and maximum permitted capital expenditures. As of June 27, 2010, we were in compliance with these covenants.

Our Term Loan requires that 50 percent of net proceeds from this offering be used to reduce amounts outstanding thereunder. See “Use of Proceeds” elsewhere in this prospectus.

Revolving Credit Facility

In order to fund fees and expenses associated with the Chapter 11 Cases as well as ongoing working capital needs upon emergence, we entered into a senior secured loan and security agreement with Bank of America and other financial institutions, or the Revolving Credit Facility, in an aggregate amount of up to $65 million. Available amounts for borrowing under this credit facility are limited to 85 percent of eligible accounts receivable, plus the lesser of (i) $10 million and (ii) 25 percent of eligible foreign accounts receivable, net of reserves. The Revolving Credit Facility requires us to maintain a minimum quarterly fixed charge coverage ratio exceeding 1.00 to 1.00 on a trailing twelve month basis if the sum of our domestic cash balance and availability from the Revolving Credit Facility falls below $40 million.

Liquidity and Capital Resources

Cash Requirements

Predecessor – Year-to-date ending May 10, 2010

As a result of the Creditor Protection Proceedings, cash in our various consolidated entities was generally available to fund operations in their respective jurisdictions, but generally was not available to be freely transferred to or among subsidiaries other than in the normal course of intercompany trade and pursuant to specific agreements approved by the U.S. Bankruptcy Court.

Since the Chapter 11 Cases filing on March 1, 2009, we have maintained our cash management system and minimized disruption to our operations, pursuant to various U.S. Bankruptcy Court approvals obtained in connection with the Chapter 11 Cases. Among other things, we received approval to continue paying employee wages and certain benefits in the ordinary course of business, pay certain trade vendor claims, pay certain contractors in satisfaction of liens or other interests, and continue honoring customer program obligations.

We commenced a number of restructuring activities to ultimately achieve positive cash flow by exiting unprofitable markets and realigning our business to support a refined target market of Flash memory applications. We also conducted reviews of our real estate and other property leases, equipment leases and agreements, supplier and customer contracts and general discretionary spending with the goal of achieving further cash savings through renegotiation or cancellation of certain contracts.

The Plan of Reorganization was approved by the U.S. Bankruptcy Court on May 10, 2010. Prior to the Emergence Date, we had $358.6 million in cash. We made net cash disbursements of $103.9 million on the Emergence Date pursuant to the Plan of Reorganization which reduced our cash to $254.7 million post-emergence.

Successor – May 10, 2010 to June 27, 2010

Our cash totaled $254.7 million at May 10, 2010 and $254.1 million at June 27, 2010, as compared to $321.2 million at March 28, 2010. This is the result of our restructured capitalization pursuant to the Plan, which included, among other things, the following:

•	Our $450 million Term Loan;

•	Our $65 million Revolving Credit Facility; and

•	Net cash proceeds of $104.9 million from the Rights Offering.

Proceeds from the Term Loan and Rights Offering and cash on hand were used to pay: (i) approximately $633 million of FRN claims; (ii) Administrative Expense Claims and Priority Claims (each as defined in the Plan); and (iii) payment of fees and expenses related to the Term Loan, Rights Offering and Revolving Credit Facility.

As of June 27, 2010, we have not borrowed against the Revolving Credit Facility. The availability under this facility was $39.7 million as of June 27, 2010 after deducting the standby letters of credit of $1.9 million issued to certain vendors.

Our future uses of cash are expected to be primarily for working capital, debt service, capital expenditures and other contractual obligations. We also expect the remaining disbursements pursuant to the Plan of Reorganization and expenses incurred for outstanding claims resolution will continue using cash from operations for at least for the remainder of fiscal 2010. We estimate cash outflow associated with these future disbursements and expenses will be within a range of $50 to $60 million. The final amounts to be paid out will depend on the Bankruptcy Court’s approvals of fees and expenses incurred by retained bankruptcy professionals, reimbursement of administrative expenses by different parties that were involved in the Chapter 11 Cases, and the amount of time and expenses to be incurred to resolve outstanding claims. Such liabilities have been accrued for on the Predecessor’s financial statements as reorganization expenses.

We believe our anticipated cash flows from operations, current cash balances, and availability under our Revolving Credit Facility will be sufficient to address these future uses of cash for at least the next twelve months.

Sources and Uses of Cash

Our cash consisted of demand deposits and totaled approximately $254.1 million as of June 27, 2010.

Operating Activities

Net cash used by operations was approximately $1.4 million during the period from May 11, 2010 to June 27, 2010, primarily due to a net loss of approximately $18.2 million and the net decrease in operating assets and liabilities of approximately $28.6 million, offset by net non-cash items of approximately $45.4 million. Net non-cash items primarily consisted of approximately $26.1 million of depreciation and amortization, approximately $18.6 million of amortization of inventory markup relating to fresh start accounting, and approximately $1.9 million of stock compensation costs, partially offset by a non-cash gain of approximately $1.3 million from sale of the Suzhou plant.

Net cash provided by operations was approximately $1.4 million during the period from December 28, 2009 to May 10, 2010, primarily due to net income of approximately $363.6 million and the net increase in operating assets and liabilities of approximately $20.5 million, offset by the net non-cash items of approximately $382.8 million. Net non-cash items primarily consisted of approximately $434.0 million non-cash gain on discharge of pre-petition obligations, approximately $22.5 million non-cash gain from write-off of rejected capital lease and various license agreements, approximately $5.2 million non-cash gain from sale of the Suzhou plant, approximately $2.1 million gain on sale and disposal of fixed assets, partially offset by approximately $43.8 million of depreciation and amortization, approximately $13.0 million write-off of financing cost for old debts, approximately $7.2 increase in allowance for doubtful accounts, approximately $7.0 million of stock compensation costs, approximately $7.0 million provision for income taxes, and approximately $3.0 million impairment on investments.

While our net loss was $514.1 million, we generated $236.5 million in cash from operating activities in fiscal 2009, due to significant non-cash items and changes in operating assets and liabilities. Non-cash items primarily consisted of $168.4 million of depreciation and amortization, $14.0 million of asset impairment charges, $19.8 million of provisions for doubtful accounts, and $12.4 million of stock compensation costs, and the $30.1 million of gain from the deconsolidation of Spansion Japan. The approximately $629.4 million increase in accounts payable and accrued liabilities was primarily due to the various liabilities subject to compromise provided in connection with the Chapter 11 Cases. The approximately $180.6 million decrease in inventories was primarily due to the reduction of production at our factories in our effort to minimize cash outlays in the first quarter of fiscal 2009, the effects of deconsolidation of Spansion Japan and our strategic decision to exit a large portion of the wireless market. The approximately $248.4 million increase in receivables primarily reflects sales to Spansion Japan, which were eliminated on consolidation at the end of the prior year, but not as of December 27, 2009, due to the deconsolidation and our strategic decision to exit a large portion of the wireless market.

While our net loss was $2.435 billion, we generated $262.6 million in cash from operating activities in fiscal 2008, due to significant non-cash items and changes in operating assets and liabilities. Non-cash items included in the net loss consisted primarily of approximately $644.5 million of depreciation and amortization, and in-process research and development write-off, approximately $1.7 billion of asset impairment charges, and approximately $21.6 million in stock compensation costs. The net changes in operating assets and liabilities in fiscal 2008 consisted primarily of a decrease in accounts receivable of approximately $141.2 million due to a decline in net sales as a result of the adverse market conditions and a decrease in inventory of approximately $204.7 million.

Investing Activities

Net cash provided by investing activities was approximately $3.3 million during the period from May 11, 2010 to June 27, 2010, primarily due to approximately $16.8 million of proceeds from the sale of ARS and approximately $4.3 million from sale of property, plant and equipment, offset by approximately $13.1 million cash decrease due to the purchase of Spansion Japan’s distribution business and approximately $4.6 million of capital expenditures used to purchase property, plant and equipment.

Net cash provided by investing activities was approximately $76.7 million during the period from December 28, 2009 to May 10, 2010, primarily due to approximately $62.4 million of proceeds from the sale of ARS, approximately $18.7 million of proceeds from sale of the Suzhou plant, and approximately $9.6 million from sale of other property, plant and equipment, offset by approximately $14.0 million of capital expenditures used to purchase property, plant and equipment.

Net cash used in investing activities was approximately $62.8 million in fiscal 2009, primarily comprised of a cash reduction of approximately $52.1 million related to the deconsolidation of Spansion Japan, capital expenditures of approximately $29.7 million, a decrease in cash of $10.4 million related to the sale of the Suzhou assembly and test facility, and a loan (investment) of approximately $5.3 million made to an investee in January 2009 pursuant to terms of an existing contractual obligation, partially offset by proceeds of $14.8 million from redemptions of ARS and proceeds of $15.5 million from the sale of our Suzhou assembly and test facility.

Net cash used in investing activities in fiscal 2008 was approximately $331.7 million, which consisted of approximately $430.8 million of capital expenditures used to purchase property, plant and equipment, principally related to our investment in 300-millimeter equipment at SP1 and in our SDC offset by a cash inflow of approximately $133.7 million from the maturities and sale of ARS.

Financing Activities

Net cash used by financing activities was approximately $2.7 million during the period from May 11, 2010 to June 27, 2010, primarily due to payments of approximately $2.7 million on debt and capital lease obligations.

Net cash used by financing activities was approximately $148.2 million during the period from December 28, 2009 to May 10, 2010, primarily due to payments of approximately $691.2 million on debt and capital lease obligations, partially offset by $438.1 million from the Term Loan net of issuance costs and approximately $104.9 million from the Rights Offering.

Net cash provided by financing activities in fiscal 2009 was primarily comprised of approximately $117.8 million from borrowings mainly under the UBS Loan and the Spansion Japan 2007 revolving credit facility (borrowed prior to the Spansion Japan Proceeding), offset in part by approximately $79.9 million in repayments of debts, primarily the senior secured revolving credit facility, the UBS Loan and certain capital lease obligations.

Net cash provided by financing activities was approximately $8.8 million in fiscal 2008. This amount included approximately $250.6 million of borrowing proceeds primarily from our Spansion Japan 2007 revolving credit facility, Spansion Japan 2007 credit facility and senior secured revolving credit facility, offset by approximately $241.8 million in repayments on debt (primarily under the Spansion Japan 2007 revolving credit facility and Spansion Japan 2007 credit facility) and capital lease obligations.

Off-Balance Sheet Arrangements

During the normal course of business, we make certain indemnities and commitments under which we may be required to make payments in relation to certain transactions. These indemnities include non-infringement of patents and intellectual property, indemnities to our customers in connection with the delivery, design, manufacture and sale of our products, indemnities to our directors and officers in connection with legal proceedings, indemnities to various lessors in connection with facility leases for certain claims arising from such facility or lease, and indemnities to other parties to certain acquisition agreements. The duration of these indemnities and commitments varies, and in certain cases, is indefinite. We are unable to estimate the maximum amount of liability related to our indemnities and commitments because such liabilities are contingent upon the occurrence of events which are not reasonably determinable. Historically, these liabilities have not had a material adverse impact on our results of operations or financial condition.

Adoption of New Accounting Pronouncements

Accounting for Convertible Debt Instruments

In May 2008, the FASB issued revised guidance on accounting for convertible debt instruments that may be settled in cash upon conversion. This revised guidance provides that issuers of such instruments should separately account for the liability and equity components of those instruments by allocating the proceeds at the date of issuance of the instrument between the liability component and the embedded conversion option (the equity component) by first determining the carrying amount of the liability. To calculate this amount, the Company must determine the fair value of the liability excluding the embedded conversion option and by giving effect to other substantive features, such as put and call options, and then allocating the excess of the initial proceeds to the embedded conversion options. The excess of the principal amount of the liability component over its carrying amount is reported as a debt discount and is amortized as interest expense over the expected life of the instrument.

The Company retrospectively adopted the new guidance, which impacted the Company’s accounting for its Exchangeable Senior Subordinated Debentures, issued in June 2006. The Exchangeable Senior Subordinated Debentures bear interest at 2.25 percent per annum, payable on June 15 and December 15 of each year beginning December 15, 2006 until the maturity date of June 15, 2016. As a result of adopting the new guidance, the Company recorded an equity component of $117.4 million, representing the fair value of the embedded conversion options, and a liability component of $89.6 million, representing the fair value of the debentures as of the date of issuance. The net carrying amount of the liability component of the Exchangeable Senior Subordinated Debentures was included in liabilities subject to compromise at December 27, 2009 and the current portion of long-term debt and obligations under capital leases at December 28, 2008.

The table below shows the components of the net carrying amount of the liability portion of the Exchangeable Senior Subordinated Debentures at December 27, 2009 and at December 28, 2008:

	December 27, 2009	December 28, 2008
	(in thousands)
Principal amount of liability component	$207,000	$207,000
Unamortized discount	(97,767)	(99,241)

Net carrying amount	$109,233	$107,759

As a result of adopting the new guidance, the Company recorded additional non-cash interest expense resulting from recognizing the accretion of the discounted carrying value of the Exchangeable Senior Subordinated Debentures to their face amount as interest expense over the term of the debt, which matures on June 15, 2016. However, pursuant to the accounting guidance for entities in reorganization, interest expense recorded subsequent to March 1, 2009 only includes amounts expected to be actually paid during the Creditor Protection Proceedings, and as a result amortization of the discounted carrying value ceased.

The following represents the components of interest expense and effective interest rates relating to the Exchangeable Senior Subordinated Debentures:

	Year Ended December 27, 2009	Year Ended December 28, 2008	Year Ended December 30, 2007
	(in thousands)
Contractual interest expense	$806	$4,539	$4,709
Amortization of discount	1,475	7,903	6,867

Total interest expense	$2,281	$12,442	$11,576

Effective interest rate	12.23%	12.23%	12.23%

For the years ended December 28, 2008 and December 30, 2007, the effect of retrospectively applying the new guidance was an increase in non-cash interest expense of $7.7 million and $6.7 million, respectively, which represents accretion of the unamortized debt discount associated with the Exchangeable Senior Subordinated Debentures, partially offset by lower amortization of capitalized issuance costs as a portion of these were allocated to equity.

The following tables show the financial statement line items affected by retrospective application of the new guidance on the affected financial statement line items for the periods indicated:

	Consolidated Statements of Operations (in thousands, except per share amounts) Years Ended
	December 28, 2008			December 30, 2007
	As Adjusted	As reported	Effect of Change	As Adjusted	As reported	Effect of Change
Interest expense	$(105,536)	$(97,843)	$(7,693)	$(87,460)	$(80,803)	$(6,657)
Other income (expense), net	(100,336)	(92,643)	(7,693)	(54,865)	(48,208)	(6,657)
Loss before income taxes	(2,372,147)	(2,364,454)	(7,693)	(295,297)	(288,640)	(6,657)
Net loss	(2,435,012)	(2,427,319)	(7,693)	(270,153)	(263,496)	(6,657)

Net loss per share:
Basic and diluted	$(15.69)	$(15.64)	$(0.05)	$(2.00)	$(1.95)	$(0.05)

Shares used in per share calculation:
Basic and diluted	155,162	155,162		134,924	134,924

	Consolidated Balance Sheet (in thousands)
	December 28, 2008
	As Adjusted	As Previously Reported	Effect of Change
Other assets(1)	$101,489	$103,061	$(1,572)
Total assets	1,773,872	1,775,444	(1,572)
Current portion of long-term debt(2)	1,087,786	1,187,027	(99,241)
Stockholders’ deficit:
Additional paid-in capital(3)	2,471,902	2,356,629	115,273
Accumulated deficit(4)	(2,997,589)	(2,979,985)	(17,604)
Total stockholders’ deficit	(450,647)	(548,316)	97,669
Total liabilities and stockholders’ deficit	1,773,872	1,775,444	(1,572)

(1)	The effect of the change on other assets includes the allocation of a portion of the capitalized issuance costs to the equity component of $2.1 million, offset by lower amortization of these costs from the issuance date of $0.5 million.
(2)	The effect of the change on current portion of long-term debt includes the discount determined as of the original issuance date of the Exchangeable Senior Subordinated Debentures of $117.4 million, less amortization of the discount from the issuance date of $18.1 million.
(3)	The effect of the change on paid-in capital includes the discount determined as of the original issuance date of the Exchangeable Senior Subordinated Debentures of $117.4 million, less the portion of the original debt issuance costs allocated to the equity component of $2.1 million.
(4)	The effect of the change on accumulated deficit includes the amortization of the discount from the issuance date of $18.1 million, less adjustment to the amortization of debt issuance costs of $0.5 million.

In April 2010, the FASB issued revised guidance to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in this guidance are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The revised guidance should be implemented by recording a cumulative-effect adjustment to the opening balance of retained earnings. The cumulative-effect adjustment should be calculated for all awards outstanding as of the beginning of the fiscal year in which the amendments are initially applied, as if the amendments had been applied consistently since the inception of the award. The cumulative-effect adjustment should be presented separately. Earlier application is permitted. The Company believes the adoption of this guidance will not have a material impact on its consolidated financial statements.

In January 2010, the FASB issued amended guidance on fair value measurements and disclosures. The new guidance requires additional disclosures regarding fair value measurements, amends disclosures about post-retirement benefit plan assets, and provides clarification regarding the level of disaggregation of fair value disclosures by investment class. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for certain Level 3 activity disclosure requirements that will be effective for reporting periods beginning after December 15, 2010. Accordingly, we adopted this amendment on January 1, 2010, except for the additional Level 3 requirements which will be adopted in 2011. The adoption of this guidance has not had, and the Company believes the adoption will not have, a material impact on its consolidated financial statements.

In October 2009, the FASB amended the accounting standards for revenue recognition to remove tangible products containing software components and non-software components that function together to deliver the product’s essential functionality from the scope of industry-specific software revenue recognition guidance. In October 2009, the FASB also amended the accounting standards for multiple deliverable revenue arrangements to:

•	provide updated guidance on whether multiple deliverables exist, how the deliverables in an arrangement should be separated, and how the consideration should be allocated;

•

require an entity to allocate revenue in an arrangement using estimated selling prices of deliverables if a vendor does not have vendor-specific objective evidence of selling price or third-party evidence of selling price; and

•	eliminate the use of the residual method and require an entity to allocate revenue using the relative selling price method.

The accounting changes summarized in this guidance are effective for fiscal years beginning on or after June 15, 2010, with early adoption permitted. Adoption may either be on a prospective basis or by retrospective application. The Company believes the adoption of this guidance will not have a material impact on its consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

Our exposure to market risk for changes in interest rates relates primarily to our cash deposits, invested cash and debt. At June 27, 2010, we had approximately $254.1 million held in demand deposit accounts, and approximately $25.9 million invested in ARS (which provided for frequent interest reset terms). Accordingly, our interest income fluctuates with short-term market conditions. With the exception of our ARS (which were fully redeemed at the beginning of the third quarter of 2010), our cash position is highly liquid and our exposure to interest rate risk is minimal.

As of June 27, 2010, approximately two percent of the principal amounts outstanding under our unrelated third party debt obligations were fixed rate, and approximately 98 percent of our total debt obligations were variable rate which was comprised of the $450 million Senior Secured Term Loan. The term loan has a LIBOR floor of two percent. While LIBOR is below two percent, our interest expense will not change along with short-term change in interest rate environment. When LIBOR is above two percent, changes in interest rates associated with the term loan could then result in a change to our interest expense. For example, a one percent aggregate change in interest rates would increase/decrease our contractual interest expense by approximately $4.5 million annually.

We continually monitor market conditions and may enter into hedges if deemed appropriate. At June 27, 2010, we did not have any hedges of interest rate risk in place. We do not use derivative financial instruments for speculative or trading purposes. The Company has entered into a hedging arrangement with a financial institution subsequent to June 27, 2010 to hedge the variability of interest payments attributable to fluctuations in the LIBOR benchmark interest rate.

Default Risk

We intend to actively monitor market conditions and developments specific to the securities and security classes in which we invest. We believe that we take a conservative approach to investing our funds in that our policy is to invest only in highly-rated securities with relatively short maturities, and we do not invest in securities we believe involve a higher degree of risk.

BUSINESS

Our Company

We are a leading designer, manufacturer and developer of Flash memory semiconductors and software technologies. We are focused on the embedded Flash market providing our solutions to more than 4,000 customers worldwide. Our Flash memory products primarily store data and software code for microprocessors, controllers and other programmable semiconductors which run applications in a broad range of electronics systems. These electronic systems include computing and communications, automotive and industrial, consumer and gaming, wireless and machine-to-machine, or M2M, devices. In addition to Flash memory products, we assist our customers in developing and prototyping their designs by providing software and hardware development tools, drivers and simulation models for system-level integration.

Our Flash memory solutions are incorporated in products from leading original equipment manufacturers, or OEMs, including Huawei Technologies Co., Ltd., Harman/Becker Automotive Systems GmbH, Motorola, Inc., LG Electronics, Technicolor S.A., Continental AG, PACE, Inc., The Bosch Group, Alpine Electronics of America, Inc., ZTE Corporation, Panasonic Corporation of North America, Sagem Télécommunications, Sharp Electronics Corporation, Pioneer Electronics (USA) Inc., and Future Designs, Inc. Our products are designed to address various voltages, interfaces and memory densities for a wide range of specific applications and customer platforms. The majority of our new product designs are based on our proprietary two-bit-per-cell MirrorBit technology which has a simpler cell architecture requiring fewer manufacturing steps, supporting higher yields and lower costs as compared to competing floating gate NOR Flash technology.

For fiscal 2009, our total net sales were approximately $1.4 billion as compared with total net sales of approximately $2.3 billion for fiscal 2008. For the six months ended June 27, 2010, our total net sales were approximately $533.0 million. According to market research firm iSuppli, in 2009, we were responsible for 31.2 percent of all NOR Flash memory sales, making us the second largest supplier of NOR Flash memory in the world.

We are headquartered in Sunnyvale, California, with research and development, manufacturing, assembly and sales operations in the United States, Asia, Europe and the Middle East. As of June 27, 2010, we held over 2,300 patents.

Industry Overview

The proliferation of electronic systems, such as servers, broadband access devices, automotive powertrains, infotainment, telematics, digital TVs, set-top boxes, printers, digital cameras, gaming machines, mobile phones and M2M modules, drives increasing use of Flash memory to support the reliable operation of embedded software code. Electronic systems need to store both operating instructions in the form of software code as well as content that needs to be processed. As electronic systems add features to process rich multimedia content and require greater performance, they require increasingly complex software code and therefore more code storage. As a result, software code storage and content storage have become critical components of electronic systems across a variety of industries and applications.

The overall memory market can be divided into “volatile” and “non-volatile” categories. Volatile memory loses its content when the system is powered down, such as DRAM used in PCs, while non-volatile memory retains its content even after power is turned off, allowing memory content to be retrieved at a later time. The primary semiconductor component used to store and access software code and digital content today is non-volatile Flash memory.

Overview of Flash Memory

According to iSuppli, the Flash memory market is expected to have estimated revenues of $23 billion for 2010. Flash memory is well suited for a variety of applications across a broad range of electronic products, including consumer electronics, networking and telecommunications equipment, mobile phones, PCs, automotive electronics, gaming and industrial equipment.

The Flash memory market consists of two major segments: NOR and NAND Flash. Performance characteristics make NOR and NAND Flash suitable for different uses:

•

NOR Flash memory is most often used for reliable code execution and data storage in consumer electronics, automobile and industrial applications and mobile phones. According to iSuppli, the NOR Flash memory market is expected to be approximately $5 billion in 2010.

•

NAND Flash memory is used for data storage in solid-state removable memory applications, such as USB storage devices. This architecture is also used in high-end mobile phones, MP3 players, data cards and other embedded applications. According to iSuppli, the NAND Flash memory market is expected to be approximately $18 billion in 2010.

NAND Flash memory is not well-suited for code storage and execution because it has slower read speeds along with lower quality and reliability than NOR. On the other hand, NAND has faster write and erase speeds, and is available at higher densities than NOR with a lower cost per bit at these high densities. These attributes make NAND the preferred technology for data storage in removable storage applications and NOR the preferred technology for program code storage and execution. Further, customers seeking fast read performance and superior reliability have traditionally chosen NOR Flash memory over NAND.

Our Addressable Market

The Flash memory market can be divided into two major categories based on application: the integrated category, which includes wireless and embedded applications, and the removable storage category, which includes Flash memory cards and USB drives. Within the integrated category, we refer to portable, battery-powered communications applications as “wireless” and all other applications, such as consumer, telecommunications, automotive and industrial electronics, as “embedded.” We have focused historically on the integrated category of the Flash memory market, including wireless and embedded applications. In early 2009, we narrowed our strategic focus to the embedded portion of the Flash memory market and intend to continue to selectively engage in portions of the wireless market where we believe we can do so advantageously. The embedded Flash memory market is characterized by long design and life cycles, low capital and technology investments, stable average selling prices, or ASPs, and fragmented competition with multiple suppliers.

In addition to our focus on our traditional embedded NOR Flash memory applications, we plan to expand our presence in growing portions of the embedded Flash memory market, including embedded NOR and embedded NAND. We believe our proprietary MirrorBit technology, licensing partners, customer relationships and broad product portfolio will enable us to extend our leadership in the attractive embedded Flash memory markets.

Competitive Advantages

Focus on Embedded Flash Products. We focus on the embedded portion of the Flash memory market. In order to service this market, we leverage our broad product set and software programmability to provide a diverse range of application specific solutions. The diversity of our applications results in a relatively stable market with steady growth driven by the proliferation and increasing complexity of electronic devices. Embedded Flash end markets are large and diverse and include applications in computing & communications, automotive & industrial and consumer & gaming markets. We believe that our focus on the embedded Flash market and our superior customer service distinguishes us from our competitors who generate a large portion of their sales from other markets, such as mobile handsets and PCs.

Customer-Centric, Application Focused Go-To-Market Strategy. We focus on application specific solutions for our customers’ embedded Flash requirements. Our field application engineers, or FAEs, are located in close proximity to our customers’ design centers across the globe. This enables us to better support our customers by enhancing our ability to anticipate customer needs and industry trends which we believe will allow us to gain market share. We believe that this application and design win focused approach enables a deeper relationship with our customers and strengthens our position in their product lifecycles. Our solutions target end markets which typically have long lifecycles and high switching costs. We have a highly diversified customer base with over 4,000 customers and distributors across a wide range of end markets. By utilizing our global sales force, our FAEs and our broad distribution system, we can leverage multiple channels and engage directly with key customers around the world.

Application-Specific Customizable Software. In addition to our advanced hardware technology, we provide customized, application specific software to our customers. Specifically, we supply customers the necessary software and hardware development tools, drivers and simulation models for system-level integration. As opposed to removable storage memory, embedded Flash memory requires cost-effective customization capability that also meshes with the broader interface and technology platform of the specific customer device. We believe our focused software service strategy contributes to our success with OEMs.

Leading-Edge Technology Platform. Our proprietary MirrorBit technology drives our lower cost, high performance product platform. MirrorBit technology is simpler, has a lower manufacturing cost and can store more data than traditional floating gate technology. We believe leveraging our MirrorBit technology will help us retain and enhance our market position from entry-level to high-end applications. Our two-bit-per-cell MirrorBit technology allows us to offer a broad range of product configurations and capabilities, including high read performance and high reliability. In addition, we believe the ability to easily integrate logic capabilities with our technology will enable us to create new and differentiated types of Flash memory and system on a chip, or SoC, solutions in the future. We have a substantial patent portfolio related to our MirrorBit technology in the areas of devices, circuitry, processes and composition and have successfully ramped production of MirrorBit products to high volume.

Process Technology Leverage. Our MirrorBit technology provides enhanced geometric scalability when shifting to smaller process nodes in comparison to floating gate technology as it has a simpler cell architecture requiring fewer manufacturing steps and supporting higher yields. We invested over $1.2 billion in R&D between 2006 and 2008 primarily on the development of next-generation process technologies. We have 65-nanometer products in production which currently represent only a small portion of our revenues. With the majority of our customers presently using 110- and 90-nanometer technologies, we anticipate migrating our customers to 65- and 4x-nanometer and eventually to 3x-nanometer technology over the next several years. We do not anticipate having to invest at historical levels on process technology to meet our customers’ near to midterm needs. The focus of our efforts, therefore, will be on product development and meeting the specific needs of certain categories of the market.

Broad Product Portfolio. Our products and solutions deliver a combination of high performance and competitive cost for a wide range of customer platforms and applications. These product offerings support various voltages, interfaces and memory densities. Our current broad product offering includes parallel and serial NOR Flash. We offer 3-Volt products to serve the embedded applications, 1.8-volt products to serve wireless applications and 5-volt products for legacy automotive applications. Our NOR Flash memory density spans from low density (1Mb - 32Mb) to mid-size density (64Mb - 128Mb) and high density offerings (256Mb or higher). This broad product offering enables us to pursue diverse embedded Flash end markets which have differing density and performance requirements. For example, our GL product family targets customers demanding high reliability across high densities, our CD and CL product families target customers requiring performance under extreme environmental conditions, our FL product family targets customers seeking low cost and small form factor across a wide band of densities, our WS/NS/VS product families target wireless customers seeking high performance across high densities, our AS and AL product families target customers seeking low densities and our F product family targets legacy automotive customers seeking reliable low cost functionality across low densities.

Our Strategy

Our principal objective is to be the leading global supplier of embedded Flash memory products and solutions. We plan to achieve this objective by aggressively pursuing the following strategies:

Regain Embedded Flash Market Share. We intend to continue to focus on regaining market share that we lost due to the negative impact of our reorganization under Chapter 11 of the U.S. Bankruptcy Code, or the Chapter 11 Cases. During the reorganization, some of our key customers significantly reduced or cancelled their purchases with us. We have already begun to regain lost market share and we plan to continue regaining market share by securing new design wins and by further deepening our relationships with our key end-customers and distribution partners through our application specific solutions, our superior customer service and continued investment in our FAEs. Further, we plan to leverage our in-house software and system design expertise, our proprietary MirrorBit technology, and the full breadth of our product portfolio to enable our customers to improve the quality and cost-effectiveness of their designs, accelerate their time-to-market and enhance overall performance of their products.

Continue Product Innovation and New Market Expansion. We aim to expand our products and solutions by selectively targeting embedded Flash applications within our target markets. We plan to achieve this by developing and bringing to market products that allow us to offer higher densities and faster performance. For example, by the end of 2010, we expect to have introduced eight new products within our existing product families that address a broad range of applications in our target markets. In addition, we are developing leading-edge technology to support new products in emerging applications such as 3D graphics in gaming machines, active driver monitoring systems in automobiles and smart meters. We also intend to increase our presence in high growth emerging markets such as China and India. Further, we intend to evaluate and potentially make acquisitions of technologies and products that we can integrate into our solutions in order to broaden our product portfolio functionality and accelerate growth and entry into new markets.

Expand Addressable Market with Embedded Flash Products. We will continue to seek opportunities to develop and commercialize memory solutions based on our MirrorBit technology, software and other design capabilities. We believe that our proprietary charge-trapping NAND solution is more scalable, has a simpler cell structure and offers superior performance, faster read and faster programming speeds when compared to traditional floating gate NAND Flash solutions. Our strategy is to bring our high reliability Flash solutions to support the low-density single-level cell, or SLC, NAND Flash market by leveraging our relationships with our partners and customers. This market has different competitive characteristics than the high density multi-level cell NAND Flash market characterized by storage of large amounts of content. In July 2010, we entered into a joint development agreement with Elpida to co-develop next-generation NAND Flash memory based on our MirrorBit technology. As a result, we have announced our plan to sample with customers SLC NAND Flash in the first half of 2011.

Flexible, Scalable and Cost-Efficient Manufacturing Strategy. As part of our restructuring efforts, we substantially reduced our overall manufacturing footprint. We plan to maintain our low capital intensive model by outsourcing a significant amount of manufacturing activity to our foundry partners while focusing our internal captive manufacturing capacity on products and solutions that differentiate us in terms of process technologies, product features, quality and cost. We intend to maintain an optimal combination of internal and external manufacturing capacity. We believe that a flexible, highly scalable and low-cost operating model will enable us to respond faster to rapidly changing product mix and market demand.

License our Intellectual Property. We intend to evaluate potential licensing arrangements with semiconductor designers and manufacturers who may integrate our MirrorBit technology into their future products and solutions. We also intend to license our process technology to third party manufacturers to help increase our external manufacturing capacity.

Markets, Applications & Products

We design, develop and sell Flash memory solutions that are primarily used in the computing & communications, automotive & industrial, consumer & gaming and wireless and M2M end markets. The table below provides an overview of our end markets, our key applications and our key customers and distribution partners:

	Computing & Communications	Automotive & Industrial	Consumer & Gaming	Wireless & M2M

Our Applications	• Broadband • Enterprise Networking • Printers • Servers • Wireless Infrastructure	• Infotainment • Powertrain • Telematics • TFT Displays	• Digital Cameras • DTV • Gaming Machines • STBs	• Data Cards • Mobile Phones • M2M Modules • USB Cards

Our Customers	• Cisco • D-Link • Epson • Foxconn • Gemtek • Hewlett Packard • Lexmark • LG • Motorola • Netgear • Nokia Siemens • Samsung	• Alpine • Bosch • Bose • Continental • Delphi • Denso • Harman Becker • LG • Magnetti Marelli • Panasonic • Pioneer • Visteon	• Canon • LG • Motorola • Pace • Panasonic • Sharp • Sony • Technicolor	• Huawei • LG • Motorola • Sagem • Samsung • Sierra Wireless • SIMCom • ZTE

Our products and solutions deliver a combination of high performance and competitive cost for a wide range of customer platforms and applications. The product offerings support various voltages, interfaces and memory densities. We offer 3-Volt products to serve the Embedded applications, 1.8-volt products to serve the Wireless applications and 5-volt products for legacy automotive applications. The table below provides an overview Memory Densities of our current key product families:

GL and AL Families. The GL and AL product families address applications where high reliability coupled with low cost are important, including consumer, gaming, networking and telecommunications. The AL product family offers densities as low as 8-megabits, supports a simpler feature set and provides a standard interface for value-focused applications, such as DVD players. The GL product family currently offers densities up to 2-gigabits in production and includes a page-mode interface and Advanced Sector Protection to support high performance consumer applications, such as high-end Set Top Boxes (STB), and digital video recorders (DVR). MirrorBit technology is utilized for the GL family, while both MirrorBit and floating gate technology are utilized for the AL family.

CD and CL Families. The CD (2.5-volt) and CL (3.0-volt) product families address automotive engine and transmission control applications, which require high reliability, feature rich, high performance and wide temperature ranges. The CD and CL product families combine a high performance burst-mode interface, with Simultaneous Read/Write and Advanced Sector Protection at 16- and 32-megabit densities. Because engine and transmission control units must withstand extreme temperatures, this family operates at up to 145°C and is available in a fully tested die-only solution for incorporation into special customer modules.

FL Family. The FL family utilizes our floating gate and MirrorBit technologies with a Serial Peripheral Interface and a low pin count package to provide low cost solutions that currently support densities from 4- to 256-megabits in production. Future plans include higher densities of 512-megabits and 1-gigabit. We anticipate that Spansion will increase its competitive advantage both in die size and performance with SPI densities greater than 128-megabits, due to Eclipse-class MirrorBit-scalable technology. This product line supports the option for single, dual or quad serial I/O data transmission, thereby providing a lower system-cost, high performance solution for Industrial, Automotive and Consumer markets.

WS/ NS/ VS Families. The WS/NS/VS product families, with a 1.8-volt interface, are used for a broad range of mobile phones with features such as complex ring tones, enhanced color displays, higher resolution cameras and internal storage for multimedia content including music, videos and pictures. The WS and VS families, which include products based on floating gate and MirrorBit technology, combine a high performance burst-mode 1.8-volt interface, with Simultaneous Read/Write and Advanced Sector Protection features at 64-megabits to 512-megabits densities. These products are usually combined with third-party PSRAM or DRAM die in a single MCP to meet mobile phone memory needs.

JL and PL Families. The JL and PL product families, with a 3-volt interface, support mobile phone and automotive applications. Based on floating gate and MirrorBit technology, these products offer a page-mode interface, simultaneous Read/Write capability and Advanced Sector Protection at 32-megabit to 128-megabit densities.

AS Family. The AS product family delivers small form-factor and reliable performance for module-based applications such as Bluetooth for consumer and automotive markets. This product line supports densities from 8- to 16-megabit with a standard interface to optimize value-driven performance.

F Family. The F product family is a 5-volt, legacy offering which supports automotive markets.

Our goal is to streamline and simplify our customers’ design and development cycle by providing consistent and comprehensive tools through the development process, from initial system bring-up to final product deployment. In addition to Flash memory products, we assist customers in prototyping their designs by providing the necessary software and hardware development tools, drivers and simulation models for seamless system-level integration.

Technology

Our current product portfolio offers densities ranging from 1-megabit to 2-gigabits and a broad array of interfaces and features. We use two Flash memory technologies, single-bit-per-cell floating gate and multi-bit-per-cell MirrorBit technology. Compared to competing floating gate multilevel cell NOR technology, two-bit-per-cell MirrorBit technology has a simpler cell architecture requiring fewer manufacturing steps and supporting higher yields, resulting in lower costs. Our current products are based primarily on MirrorBit two-bit-per-cell technology and allow us to offer a broad range of product configurations and capabilities, including high density and high performance.

Floating Gate Technology. Floating gate is the conventional memory cell technology that is utilized by most Flash memory companies today for both NOR and NAND products. We own fundamental intellectual property in floating gate technology. We have created innovations in floating gate technology that have become industry standards, such as negative gate erase, single power supply and embedded programming algorithms, and we continue to hold a strong position in the NOR Flash memory market with our products based on floating gate technology.

MirrorBit Technology. MirrorBit NOR technology is the foundation of our current product roadmap. Also referred to as charge-trap technology, MirrorBit NOR technology stores two distinct charges in a single memory cell, with each charge equivalent to one bit of data thereby doubling the density of each memory cell and enabling higher density, lower cost products.

Sales and Marketing

We market and sell our products worldwide under the Spansion trademark. Since the beginning of the second quarter of fiscal 2006, we have sold our products to our customers directly or through distributors. We rely on Fujitsu to act as our largest distributor in Japan and our nonexclusive distributor throughout the rest of the world, other than Europe and the Americas, with limited exceptions.

We market our products through a variety of direct and indirect channels. We have direct relationships with many of our top customers worldwide. We supplement this effort with programs designed to support design-in of our products on reference designs, which are typically used by our Flash memory customers when choosing Flash memory solutions. In addition, we focus a portion of our marketing efforts on providers of complementary products to ensure our products interoperate effectively with the most widely used components in various embedded applications.

Our marketing activities targeting customers, reference design houses and our potential partners include a combination of direct marketing activities such as trade shows, events and marketing collateral and indirect activities such as public relations and other marketing communications activities.

Customers

We serve our customers worldwide directly or through our distributors who buy products from us and resell them to their OEMs and ODMs, either directly or through their own distributors. Customers for our products consist of OEMs, ODMs and contract manufacturers.

After the deconsolidation of Spansion Japan in March 2009, sales to Spansion Japan accounted for approximately 21 percent of our total net sales. Spansion Japan resold substantially all of its purchases to Fujitsu who in turn acted as a distributor of our products in Japan. Accordingly, we did not have significant transactions directly with Fujitsu for the period from March 3, 2009 through December 27, 2009 as we transacted with Fujitsu through Spansion Japan. Effective May 24, 2010, we purchased the distribution business from Spansion Japan and since that time we have distributed our products in Japan through our wholly owned subsidiary, Nihon Spansion Limited.

We believe that our decision to focus primarily on the embedded portion of the Flash memory market will reduce our customer concentration. No OEM, ODM or contract manufacturer accounted for more than ten percent of our total net sales for fiscal 2009. For fiscal 2008, Nokia Corporation accounted for approximately 18 percent of our total net sales, and for fiscal 2007 and 2008, Fujitsu accounted for approximately 35 percent and 29 percent of our total net sales. Net sales to Fujitsu (in its capacity as a distributor) for fiscal 2009 and first half of 2010 accounted for approximately 24 percent and 18 percent of our total net sales, respectively.

Original Equipment Manufacturers

OEMs consist primarily of foreign and domestic manufacturers of mobile phones, consumer electronics, automotive electronics and networking equipment companies, selected regional accounts and customers in other target applications.

Third-Party Distributors

Our third-party distributors typically resell to OEMs, ODMs and contract manufacturers. Sales through our direct distributors are typically made pursuant to agreements that provide return rights for discontinued products or for products that are not more than twelve months older than their manufacturing date code. In addition, some of our agreements with distributors may contain standard stock rotation provisions permitting limited levels of product returns.

We generally warrant that products sold to our customers and our distributors will, at the time of shipment, be free from defects in workmanship and materials and conform to our approved specifications. Subject to specific exceptions, we offer a one-year limited warranty.

Research and Development

Research and development is critical to our success and is focused on process, product and system level development. We conduct our product and system engineering activities primarily in Sunnyvale, California and Netanya, Israel, with additional design and development engineering teams located in the United States and Asia.

Our primary development focus is on MirrorBit products for embedded Flash memory applications. We conduct our process development primarily in Sunnyvale, California, at our fabrication facility located in Austin, Texas and at third party foundries that provide foundry services to us. We are developing non-volatile memory process technologies with continuing refinement of our 65-nanometer process technology and plans for deployment of 45-nanometer and more advanced technology. In April 2009, we stopped further production of development wafers at our research and development manufacturing facility known as the Sub-micron Development Center, or SDC, in Sunnyvale, California, as part of our strategy to reduce research and development costs by utilizing third party foundries for process development.

Our research and development expenses for fiscal 2009, fiscal 2008 and fiscal 2007 were approximately $136.4 million, $431.8 million and $436.8 million, respectively. The 2009 decline in R&D was primarily driven by our strategic realignment and the optimization of our business model. We invested over $1.2 billion in R&D between 2006 and 2008 primarily on the development of next-generation process technologies. The majority of this R&D was for the development of next generation process technologies. We have 65-nanometer products in production which currently represent only a small portion of our revenues. Our flexible manufacturing strategy takes advantage of this past process technology investment and leverages that investment with partners for advanced node wafer fabrication. With the majority of our customers presently using 110- and 90-nanometer technologies, we anticipate migrating customers to 65- and 4x-nanometer and then eventually to 3x-nanometer technology over the next several years. We do not anticipate having to invest at historical levels in R&D processes to meet our customers’ near to midterm needs. The focus, therefore, will be on product development and specific needs of certain subcategories of the market.

Manufacturing

We own and operate one wafer fabrication facility in Austin, Texas (Fab 25), which has approximately 114,000 square feet of clean room space. This facility produces 200-millimeter wafers, manufactured using 110-nanometer, 90-nanometer and 65-nanometer process technology. We also own two assembly and test facilities in Bangkok, Thailand and in Kuala Lumpur, Malaysia, and we use a number of third party companies to provide supplemental final manufacturing services for us. We own a third facility in Penang, Malaysia which is currently utilized for sort services.

We plan to continue to outsource production of more advanced technology nodes and a significant portion of our manufacturing function to external foundry partners. To augment our internal wafer fabrication capacity, we have foundry agreements with Semiconductor Manufacturing International Corporation, or SMIC, Fujitsu and TI. The arrangement with SMIC provides flexibility to support customer demand for advanced technology products at 65-nanometer if we are unable to support such demand from our in-house capacity. The arrangement with Fujitsu Limited, using our former JV1 and JV2 wafer fabrication facilities which we sold to them in April 2007, provides us with the ability to efficiently support the declining customer demand for legacy products on legacy production process nodes. The arrangement with Texas Instruments provides us with wafer and sort services we previously received from Spansion Japan and enables us to operate our Fab 25 facility with greater flexibility. In September 2009, we sold to Powertech Technology Inc. (PTI) our final manufacturing facility located in Suzhou, China, and certain related equipment. Following the sale, PTI began providing final manufacturing services to us at the Suzhou facility, further representing our shift to an outsourced manufacturing model.

Our manufacturing processes require many raw materials, such as silicon wafers, mold compound, substrates and various chemicals and gases, and the necessary equipment for manufacturing. We obtain these materials and equipment from a large number of suppliers located throughout the world.

Process Technology

Process technology refers to the particular fabrication method used to manufacture semiconductor integrated circuits. Like most semiconductor companies, we direct significant efforts toward the invention and development of manufacturing process technologies that achieve one or more of the following objectives: reduction of our manufacturing costs, improvement of our device performance and/or addition of product features and capabilities. We achieve these goals primarily through a combination of optimizing the number of process steps required to produce a product, and by reducing the scale or size of key structures in our integrated circuits such as the memory cells or transistors used to store charge and the surrounding circuits that manage and interface to these cells. We develop each process technology using particular design rules and refer to this as the process or technology node using nanometers as a measurement of length of certain critical structures in the process. By shrinking the transistors, we enable more transistors in the same area, which allows us to manufacture more bits per wafer at each successive process node, decreasing material cost per bit and increasing yield for a given density. During fiscal 2009, we offered products manufactured on technology nodes from 320-nanometer to 65-nanometer, utilizing MirrorBit and floating gate cell technology. We continue to manufacture products based on floating gate technology at process nodes from 320-nanometer to 110-nanometer. However, during fiscal 2009, the majority of our wafer production was focused on the manufacture of MirrorBit products using 110- and 90-nanometer process technology. We also manufactured MirrorBit ORNAND products and MirrorBit NOR products on 65-nanometer process technology.

Environmental Matters

Many of our facilities are located on properties or in areas with a long history of industrial activity. Prior to our reorganization in 2003, environmental audits were conducted for each of our manufacturing facilities. The audits described various conditions customary of facilities in our industry and, in particular, noted historical soil and groundwater contamination at our Sunnyvale, California facility arising from the leakage of chlorinated solvent storage tanks that previously had been located on this property. This property is listed on the U.S. Environmental Protection Agency’s Superfund National Priorities List. AMD, as the former owner of the property, is investigating and remediating this contamination.

In connection with our reorganization in 2003, each of AMD and Fujitsu agreed to indemnify us against losses arising out of the presence or release, prior to June 30, 2003, of hazardous substances at or from these and other sites they each contributed to us. Conversely, our subsidiary agreed to indemnify each of AMD and Fujitsu from and against liabilities arising out of events or circumstances occurring after June 30, 2003, in connection with the operation of our business. AMD and Fujitsu, on the one hand, and we, on the other, agreed to indemnify the other against liability arising from permit violations attributable to our respective activities. To the extent AMD and Fujitsu cannot meet their obligations under any of their indemnity agreements, or material environmental conditions arise, we may be required to incur costs to address these matters, which could have a material adverse effect on us.

We have made and will continue to make capital and other expenditures to comply with environmental laws, but we do not expect compliance with environmental requirements to result in material expenditures in the foreseeable future. Environmental laws and regulations are complex, change frequently and have tended to become more stringent over time—factors that could alter the current outlook.

Competition

Our principal NOR Flash memory competitors are Micron Technology, Inc., Macronix International Co., Ltd., Winbond Electronics Corp. and Samsung Electronics Co., Ltd. Additional NOR Flash memory competitors include Microchip Technology Inc., EON Silicon Solution Inc., Atmel Corporation and Toshiba Corporation. We increasingly compete with NAND Flash memory manufacturers where NAND Flash memory has the ability to replace NOR Flash memory in customer applications. Our principal NAND Flash memory competitors include Samsung Electronics Co., Ltd. and Micron Technology, Inc. In the future, our principal NAND Flash memory competitors may include Elpida Memory, Inc., Hynix Semiconductor Inc., Toshiba Semiconductor Company, Powerchip Technology Corporation, Macronix International Co., Ltd., Intel Corporation and SanDisk Corporation.

We believe Flash memory providers must also possess the following attributes to remain competitive:

•	strong relationships with OEMs, ODMs and contract manufacturers that are acknowledged leaders within their respective industries;

•	discipline to continually reduce costs ahead of historically declining semiconductor market prices;

•	strong market focus to identify emerging Flash memory applications;

•	leadership in research and development;

•	flexibility in manufacturing capacity and utilization so as to take advantage of industry conditions through market cycles;

•	access to the financial resources needed to maintain a highly competitive technological position;

•	focus on sustainable and profitable portions of the Flash memory market;

•	the ability to establish and sustain strategic relationships and alliances with key industry participants;

•	the ability to manufacture products with a high degree of market acceptance and a low cost structure; and

•	rapid time to market for new products, measured by the time elapsed from first conception of a new product to its commercialization.

Employees

After deconsolidation of Spansion Japan in March 2009 and combined workforce reductions of 3,200 employees in February, May and October 2009, we had approximately 3,300 employees at June 27, 2010.

Backlog

A significant portion of our sales are made from inventory on a current basis. Sales are made primarily pursuant to purchase orders for current delivery or agreements covering purchases over a period of time. These orders or agreements may be revised or canceled without penalty. Generally, in light of current industry practice and experience, we do not believe that backlog information is necessarily indicative of actual sales for any succeeding period.

Intellectual Property and Licensing

Our success depends in part on our proprietary technology. While we attempt to protect our proprietary technology through patents, copyrights and trade secrets, we believe that our success will depend more upon technological expertise, continued development of new products, and successful cost reductions achievable by improving process technologies. In addition, we have access to intellectual property through certain cross-license arrangements with AMD and Fujitsu. There can be no assurance that we will be able to protect our technology or that competitors will not be able to develop similar technology independently. We currently have a number of United States and foreign patents and patent applications. There can be no assurance that the claims allowed on any patents we hold will be sufficiently broad to protect our technology, or that any patents will issue from any application pending or filed by us. In addition, there can be no assurance that any patents issued to us will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages to us.

Rights to Intellectual Property

We rely on a combination of protections provided by contracts, including confidentiality and non-disclosure agreements, copyrights, patents, trademarks and common law rights, such as trade secrets, to protect our intellectual property. Our U.S. patents are potentially valid and enforceable for either 17 years from the date they were issued or 20 years from the date they were filed. Accordingly, some of our existing patents will only survive for a few more years while others will survive for approximately another 15 years. We do not believe that the expiration of any specific patent will have a material adverse effect on us. In addition, the duration of our valid and enforceable trademarks is indefinite.

AMD and Fujitsu have each contributed to us various intellectual property rights pursuant to an Amended and Restated Intellectual Property Contribution and Ancillary Matters Agreement. Under this agreement, we became owners, or joint owners with each of Fujitsu and AMD, of certain patents, patent applications, trademarks, and other intellectual property rights and technology. AMD and Fujitsu reserved rights, on a royalty-free basis, to practice the contributed patents and to license these patents to their affiliates and successors-in-interest to their semiconductor groups. AMD and Fujitsu each have the right to use the jointly-owned intellectual property for their own internal purposes and to license such intellectual property to others to the extent consistent with their non-competition obligations to us.

In connection with our reorganization in June 2003, we entered into separate patent cross-license agreements with each of AMD and Fujitsu in which we granted to AMD or Fujitsu, as applicable, and AMD or Fujitsu, as applicable, each granted to us, non-exclusive licenses under certain patents and patent applications of their semiconductor groups to make, have made, use, sell, offer to sell, lease, import and otherwise dispose of specific semiconductor-related products anywhere in the world. The patents and patent applications that are licensed are those with an effective filing date prior to the termination of our patent cross-license agreements. Each agreement will automatically terminate on June 30, 2013. Each agreement may be terminated by a party on a change in control of the other party or its semiconductor group. The licenses to patents under license at the time of the termination will survive until the last such patent expires. Beginning in November 2008, we no longer incurred royalties associated with licenses that survive the termination of the cross-license agreement.

We are party to various lawsuits, and may in the future be subject to additional claims, based on allegations that we are infringing intellectual property rights of third parties through the manufacture and sale of our products and the operation of our business. Therefore, absent negotiating our own license agreements with the third parties who own such intellectual property, we may be required to pay substantial damages and could be enjoined from selling certain of our products.

We will continue to attempt to negotiate our own agreements and arrangements with third parties for intellectual property and technology that is important to our business, including the intellectual property that we previously had access to through our relationship with AMD. We will also attempt to acquire new patents as our success in negotiating patent cross-license agreements with other industry participants will depend in large part upon the strength of our patent portfolio relative to that of the third party with which we are negotiating.

Patents and Patent Applications

As of June 27, 2010, we had 1,521 U.S. patents, 841 foreign patents and 517 patent applications pending in the United States. We expect to file future patent applications in both the United States and abroad on significant inventions, as we deem appropriate. In addition, under our cross-license agreement with AMD, AMD granted us the right to use a substantial number of patents that AMD owns. Similarly, under our cross-license agreement with Fujitsu, Fujitsu also granted us the right to use a substantial number of patents that Fujitsu owns. There can be no assurance that the claims allowed on any patents we hold will be sufficiently broad to protect our technology, or that any patents will issue from any application pending or filed by us.

Legal Proceedings

Tessera ITC Action

On April 17, 2007, Tessera, Inc. filed a complaint under section 337 of the Tariff Act of 1930, 19 U.S.C. § 1337, in the United States International Trade Commission (“ITC”) against respondents ATI Technologies, Inc., Freescale Semiconductor, Inc., Motorola, Inc., Qualcomm, Inc., Spansion Inc., Spansion LLC and

STMicroelectronics N.V. Tessera claims that “face up” and “stacked-chip” small format laminate Ball Grid Array (“BGA”) packages, including the Spansion 5185941F60 chip assembly, infringe certain specified claims of United States Patent Nos. 5,852,326 and 6,433,419 (“Asserted Patents”). The complaint requests that the ITC institute an investigation into the matter. The complaint seeks a permanent exclusion order pursuant to section 337(d) of the Tariff Act of 1930, as amended, excluding from entry into the United States all semiconductor chips with small format laminate BGA semiconductor packaging that infringe any of the Asserted Patents, and all products containing such infringing small format laminate BGA semiconductor packaged chips. The complaint also seeks a permanent cease and desist order pursuant to section 337(f) of the Tariff Act of 1930, as amended, directing respondents with respect to their domestic inventories to cease and desist from marketing, advertising, demonstrating, sampling, warehousing inventory for distribution, offering for sale, selling, distributing, licensing, or using any semiconductor chips with small format laminate BGA semiconductor packaging that infringe any of the Asserted Patents, and/or products containing such semiconductor chips. On May 15, 2007, the ITC instituted an investigation. On February 26, 2008, Administrative Law Judge Essex, who was assigned the ITC Investigation, issued an Initial Determination granting respondents’ motion for a stay of the ITC investigation pending completion of the re-examination of the Asserted Patents by the U.S. Patent and Trademark Office. On March 4, 2008, Tessera filed, with the ITC, a Petition for Review of the Initial Determination Ordering Stay. On March 27, 2008, the ITC issued an order reversing Judge Essex’s Initial Determination, and denying Respondents’ motion for a stay of the ITC investigation pending reexamination of the Asserted Patents. On December 1, 2008, Judge Essex issued an Initial Determination, ruling that the accused small-format BGA packages of Spansion Inc. and Spansion LLC and the other respondents did not infringe the asserted claims of the Asserted Patents and, therefore, Spansion Inc. and Spansion LLC and the other respondents were not in violation of section 337 of the Tariff Act of 1930. On December 15, 2008, Tessera filed with the ITC a petition to review the Initial Determination. On May 20, 2009, the ITC issued a Final Determination reversing the Initial Determination by finding that there was a violation of 19 U.S.C. § 1337 by Spansion Inc. and Spansion LLC, Qualcomm, Inc., ATI Technologies, Motorola, Inc., STMicroelectronics N.V. and Freescale Semiconductor, Inc., and determined that the appropriate form of relief is (1) a limited exclusion order under 19 U.S.C. § 1337(d)(1) prohibiting the unlicensed entry of semiconductor chips with minimized chip package size and products incorporating these chips that infringe one or more of claims 1, 2, 6, 12, 16-19, 21, 24-26, and 29 of the ‘326 patent and claims 1-11, 14, 15,19, and 22-24 of the ‘419 patent, and are manufactured abroad by or on behalf of, or imported by or on behalf of, Spansion, Qualcomm, ATI, Motorola, STMicroelectronics N.V. and Freescale; and (2) cease and desist orders directed to Motorola, Qualcomm, Freescale and Spansion. The cease and desist order directed to Spansion prohibits importing, selling, marketing, advertising, distributing, offering for sale, transferring (except for exportation) and soliciting U.S. agents or distributors for certain semiconductor chips that are covered by the patents asserted in the action. On June 2, 2009, Spansion and the other respondents to the investigation jointly filed with the ITC a motion to stay the effect of the ITC decision pending appeal to the U.S. Court of Appeals for the Federal Circuit (the “Federal Circuit”). On July 17, 2009, the ITC denied the motion. On July 20, 2009, Spansion appealed the ITC decision to the Federal Circuit and filed an emergency motion for stay pending appeal and immediate temporary stay. The Federal Circuit denied the stay motions on September 8, 2009. The principal brief in the Federal Circuit appeal was filed on October 30, 2009. Oral arguments for the appeal were held on June 9, 2010. On September 24, 2010, the Asserted Patents expire, which will render the exclusion order irrelevant.

Tessera District Court Case

On October 7, 2005, Tessera, Inc. filed a complaint, Civil Action No. 05-04063, for patent infringement against Spansion LLC in the United States District Court for the Northern District of California under the patent laws of the United States of America, 35 U.S.C. section 1, et seq., including 35 U.S.C. section 271. The complaint alleges that Spansion LLC’s Ball Grid Array (BGA) and multichip packages infringe the following Tessera patents: United States Patent No. 5,679,977, United States Patent No. 5,852,326, United States Patent No. 6,433,419 and United States Patent No. 6,465,893. On December 16, 2005, Tessera filed a First Amended Complaint naming Spansion Inc. and Spansion Technology Inc., our wholly owned subsidiary, as defendants. On January 31, 2006, Tessera filed a Second Amended Complaint adding Advanced Semiconductor Engineering,

Inc., Chipmos Technologies, Inc., Chipmos U.S.A., Inc., Silicon Precision Industries Co., Ltd., Siliconware USA, Inc., ST Microelectronics N.V., ST Microelectronics, Inc., Stats Chippac Ltd., Stats Chippac, Inc., and Stats 34 Chippac (BVI) Limited. The Second Amended Complaint alleges that Spansion LLC’s BGA and multichip packages infringe the four Tessera patents identified above. The Second Amended Complaint further alleges that each of the newly named defendants is in breach of a Tessera license agreement and is infringing on a fifth Tessera patent, United States Patent No. 6,133,627. The Second Amended Complaint seeks unspecified damages and injunctive relief. On February 9, 2006, Spansion filed an answer to the Second Amended Complaint and asserted counterclaims against Tessera. On April 26, 2007, Spansion, along with other defendants, filed a motion to stay the District Court action pending resolution of the proceeding before the International Trade Commission described below. On May 24, 2007, Judge Wilken issued an order staying the District Court action until final resolution of the ITC action.

There is also a related proceeding in the Bankruptcy Court regarding an estimation of damages, for the time period commencing on March 1, 2009, sought by Tessera related to the District Court case. There was a Claims Estimation proceeding hearing on this matter on January 29, 2010 before the Bankruptcy Court and on February 8, 2010, the Court estimated damages for the time period in question to be $4,232,986.13, which amount we have placed into a segregated restricted account.

There is also a related proceeding in the Bankruptcy Court regarding an estimation of damages, for the time period prior to March 1, 2009, which the Bankruptcy Court has estimated in the amount of $130 million for purposes of establishing a reserve in connection with our bankruptcy proceedings. Any damages related to this time period would be settled through the issuance of shares reserved in the Chapter 11 Cases.

Fast Memory Erase LLC v. Spansion Inc., et al.

On June 9, 2008, Fast Memory Erase LLC filed a complaint in the U.S. District Court for the Northern District of Texas alleging patent infringement against Spansion Inc., Spansion LLC, Intel Corp., Numonyx B.V., Numonyx, Inc., Nokia Corp., Nokia Inc., Sony Ericsson Mobile Communications AB, Sony Ericsson Mobile Communications (USA), Inc., and Motorola, Inc. Fast Memory Erase’s complaint alleges that Spansion’s NOR Flash products using floating gate technology infringe one or more claims of U.S. Patent No. 6,236,608 (the ‘608 patent). Fast Memory Erase has also asserted U.S. Patent No. 6,303,959 (the ‘959 patent) in its complaint against the products of other defendants, namely Intel and Numonyx, but it has not asserted the ‘959 patent against any Spansion products. Fast Memory Erase in its complaint is seeking: a declaration that the ‘608 and ‘959 patents are valid and enforceable; a declaration that Spansion and the other defendants have infringed the ‘608 and ‘959 patents; a declaration that the defendant’s infringement was willful; an award of damages in an unspecified amount; entry of a preliminary and, thereafter, permanent injunction against the defendants for direct, active inducement, and/or contributory infringement of the ‘608 and ‘959 patents; an award of its expenses, costs and attorneys fees pursuant to 35 U.S.C. § 285; an award of increased damages in an amount not less than (3) three times the amount of damages found by the jury or assessed by the court for the defendant’s willful infringement; an award of interest on its damages; and such other relief as the Court deems just and proper. Spansion has answered Fast Memory Erase’s complaint and amended complaint. Spansion’s answers assert that Spansion does not infringe the ‘608 patent and that the ‘608 patent is invalid. In its answers, Spansion also asserts counterclaims against Fast Memory Erase for declaratory judgments of non-infringement and invalidity. The U.S. District Court proceeded with a Markman hearing to determine the meaning of certain claims on September 16, 2009. No ruling has yet been issued as a result of the Markman hearing with respect to the ‘608 patent. On February 2, 2010, the judge issued a Memorandum Opinion and Order construing the claims of the ‘959 patent. On December 9, 2009, an order was entered staying the case as it relates to the ‘608 patent pending a reexamination proceeding pending in the U.S. Patent and Trademark Office (the “PTO”) regarding the ‘608 patent.

The PTO issued a second Office Action in the ex parte reexamination for the ‘608 patent on March 30, 2010. The Examiner made the second Office Action final. Several claims of the ‘608 patent, including the claims asserted against Spansion, were rejected as being anticipated by certain prior art, and certain other dependent claims were objected to as being dependent upon a rejected base claim, but the Examiner also indicated that the objected-to claims would be allowable if rewritten in independent form including all of the limitations of the base claim and any intervening claims.

On April 12, 2010, the U.S. District Court for the Northern District of Texas issued an Order requesting a joint status report by April 26, 2010 advising the court whether or not the stay should be lifted in light of the second Office Action issued by the PTO. On April 26, 2010, a joint status report pursuant to the Order was filed.

We believe that we have meritorious defenses against Fast Memory Erase’s claims and we intend to continue to defend this proceeding vigorously.

LSI, Agere ITC Investigation

On April 18, 2008, LSI Corporation and Agere Systems, Inc. (collectively “Complainants”) filed a complaint under section 337 of the Tariff Act of 1930, 19 U.S.C. § 1337, in the ITC against respondents United Microelectronics Corporation, Integrated Device Technology, Inc., AMIC Technology Corporation, Elpida Memory, Inc., Freescale Semiconductor, Inc., Grace Semiconductor Manufacturing Corporation, Microchip Technology, Inc., Micromas Semiconductor Holding, AG, National Semiconductor Corporation, Nanya Technology Corporation, NXP B.V., ON Semiconductor Corporation, Powerchip Semiconductor Corporation, ProMOS Technologies, Inc., Spansion, Inc., STMicroelectronics NV and Vanguard International Semiconductor Corporation. The complaint alleges that certain Spansion Flash products, including Spansion’s 4 Mb CMOS 3.0 Volt-only Simultaneous Read/Write Flash Memory and 1 G MirrorBit NOR Flash products, infringe at least claim 1 of U.S. Patent No. 5,227,335 (the “Asserted Patent”). The complaint requests that the ITC institute an investigation into the matter. The complainant seeks a permanent exclusion order pursuant to section 337(d) of the Tariff Act of 1930, as amended, excluding from entry into the United States all semiconductor IC devices and products containing same, made by a method that infringes one or more claims of the Asserted Patent. The complainant also seeks a permanent cease and desist order pursuant to section 337(1) of the Tariff Act of 1930, as amended, directing respondents to cease and desist from importing, selling, offering for sale, using, demonstrating, promoting, marketing, and/or advertising in the United States, or otherwise transferring outside the United States for sale in the United States, semiconductor IC devices and products containing same made by a method that infringes one or more claims of the Asserted Patent. On May 16, 2008, the ITC instituted an investigation. A hearing was held July 20, 2009 through July 27, 2009. The initial determination based upon that hearing was issued on September 21, 2009. The judge held that the patent asserted by LSI and Agere is invalid and that Spansion is not a proper party to the action. On September 21, 2009, the judge issued an Initial Determination ruling that claims 1, 3, and 4 of the ‘335 patent were invalid due to anticipation in view of certain IBM prior art, and that LSI/Agere had not established that Spansion Inc. imported or sold a product in the United States according to an accused process. Consequently, the judge ruled that Spansion Inc. was not in violation of section 337 of the Tarriff Act as accused by LSI/Agere. On March 22, 2010, the ITC issued its Final Determination and Opinion affirming the Initial Determination of the administrative law judge. On May 14, 2010, LSI/Agere filed in the United States Court of Appeals for the Federal Circuit a Notice of Appeal from the Final Determination.

We believe that we have meritorious defenses against LSI’s and Agere’s claims and we intend to continue to defend this proceeding vigorously.

LSI, Agere v. Spansion, Inc., et al.

On April 18, 2008, LSI Corporation and Agere Systems, Inc. filed a complaint, Civil Action No. 2—08 CV-165, in the United States District Court for the Eastern District of Texas, against defendants United Microelectronics Corporation, Integrated Device Technology, Inc., AMIC Technology Corporation, Elpida Memory, Inc., Freescale Semiconductor, Inc., Grace Semiconductor Manufacturing Corporation, Microchip Technology, Inc., Micromas Semiconductor Holding, AG, National Semiconductor Corporation, Nanya Technology Corporation, NXP B.V., ON Semiconductor Corporation, Powerchip Semiconductor Corporation, ProMOS Technologies, Inc., Spansion, Inc., STMicroelectronics NV and Vanguard International Semiconductor

Corporation (“Defendants”). The complaint alleges that certain Spansion Flash products, including Spansion’s 4 Mb CMOS 3.0 Volt-only Simultaneous Read/Write Flash Memory and 1 G MirrorBit NOR Flash products, infringe at least claim 1 of U.S. Patent No. 5,227,335 (the “Asserted Patent”). The complaint seeks a declaration that Spansion infringes the Asserted Patent, permanent injunctive relief and unspecified reasonable royalty and other damages, a trebling of damages for alleged willful conduct and attorney’s fees. On June 13, 2008 Defendants filed an Unopposed Motion to stay the Eastern District of Texas action pending resolution of an International Trade Commission investigation (“ITC”) that is described below. On June 13, 2008, Judge T. John Ward issued an order staying the Eastern District of Texas action until a final determination of the ITC investigation described below.

We believe that we have meritorious defenses against LSI’s and Agere’s claims and we intend to defend the lawsuit vigorously.

Spansion v. Samsung Patent Infringement Litigations

Samsung ITC Investigation

On November 17, 2008, Spansion Inc. and Spansion LLC filed a complaint under section 337 of the Tariff Act of 1930, 19 U.S.C. § 1337, in the United States International Trade Commission (“ITC”) against respondents Samsung Electronics Co., Ltd., Samsung Electronics America, Inc., Samsung International, Inc., Samsung Semiconductor, Inc., and Samsung Telecommunications America, LLC, Apple, Inc., Hon Hai Precision Industry Co., Ltd., AsusTek Computer Inc., Asus Computer International, Inc., Kingston Technology Company, Inc., Kingston Technology (Shanghai) Co. Ltd., Kingston Technology Far East Co., Kingston Technology Far East (Malaysia) Sdn. Bhd., Lenovo Group Limited, Lenovo (United States) Inc., Lenovo (Beijing) Limited, Lenovo Information Products (Shenzhen) Co., Ltd., Lenovo (Huiyang) Electronic Industrial Co., Ltd., Shanghai Lenovo Electronic Co., Ltd., PNY Technologies, Inc., Research In Motion, Ltd., Research In Motion Corporation, Sony Corporation, Sony Corporation of America, Sony Ericsson Mobile Communications AB, Sony Ericsson Mobile Communications (USA), Inc., Beijing SE Putian Mobile Communication Co., Ltd., Transcend Information Inc., Transcend Information Inc. (US), Transcend Information Inc. (Shanghai Factory), Verbatim Americas LLC, and Verbatim Corporation (collectively, “Downstream Respondents”). In the ITC Complaint, Spansion alleges that Samsung and Downstream Respondents infringe United States Patent Nos. 6,376,877 and 5,715,194 (the “Asserted Patents”), which are owned by Spansion, through the unlawful importation into the United States of certain Samsung Flash memory chips. The complaint seeks a permanent general exclusion order pursuant to section 337(d) of the Tariff Act of 1930, as amended, excluding from entry into the United States the Samsung chips that infringe any of the Asserted Patents, and all products produced by Downstream Respondents that contain such chips. The complaint also seeks a permanent cease and desist order pursuant to section 337(f) of the Tariff Act of 1930, as amended, prohibiting Samsung and Downstream Respondents from importing, selling for importation, using, offering for sale, selling after importation, building inventory for distribution, distributing, licensing, or otherwise transferring within the United States, Samsung chips that infringe any of the Asserted Patents, and/or products containing such chips. On December 18, 2008, the ITC instituted an investigation. Discovery in this case is ongoing. A Markman hearing was held on November 10, 2009. No order has been issued as a result of the Markman hearing. A trial was held from May 3, 2010 through May 14, 2010 and the target date for the initial determination is October 22, 2010.

Spansion v. Samsung District Court Action

On November 17, 2008, Spansion LLC filed a complaint, Civil Action No. 08-855-SLR, in the United States District Court for the District of Delaware, against defendants Samsung Electronics Co. LTD., Samsung Electronics America, Inc., Samsung Semiconductor, Inc., Samsung Telecommunications America, LLC, and Samsung Austin Semiconductor, LLC (“Samsung U.S.”). The complaint alleges that certain Samsung Flash memory chips infringe United States Patent Nos. 6,455,888, 6,509,232, 5,831,901, 5,991,202, 6,433,383, and 6,246,610 (the “Spansion Patents”). The complaint seeks a judgment that Samsung infringes the Spansion Patents, permanent injunctive relief and damages, a trebling of damages for alleged willful conduct, and attorney’s fees, costs, and expenses. On January 8, 2009, Samsung U.S. answered the Complaint and asserted a number of affirmative defenses. Samsung U.S.’s answer seeks a judgment of non-infringement as well as attorney’s fees, costs, and expenses in connection with defending against Spansion’s claims. On January 16, 2009, Samsung answered the Complaint, asserted affirmative defenses and counterclaimed that Spansion infringes United States Patent Nos. 6,930,050, 5,748,531, 5,740,065, 5,567,987, and 5,173,442 (the “Samsung Patents”), owned by Samsung. Samsung’s counterclaim seeks a judgment that Spansion infringes the Samsung Patents, permanent injunctive relief and damages, a trebling of damages for alleged willful conduct, and attorney’s fees, costs, and expenses. On August 3, 2009, Samsung amended its counterclaims to remove Patent Nos. 6,930,050 and 5,740,065, from the action. On August 13, 2009, Spansion responded to Samsung’s counterclaims as to the remaining patents asserted by Samsung (i.e., United States Patent Nos., 5,748,531, 5,567,987, and 5,173,442). The action is presently scheduled for trial in October 2011, and discovery is underway.

Samsung v. Spansion Japan Ltd.

On January 28, 2009, Samsung filed two patent infringement actions in the Tokyo District Court in Japan against Spansion Japan Ltd. (“Spansion Japan”) alleging that certain Flash memory chips manufactured or sold by Spansion Japan infringe certain Japanese patents allegedly owned by Samsung. The actions allege infringement of Japanese patents JP 3834189 and JP 3505324. The two actions have been consolidated for trial. The complaints seek both injunctive relief and damages. On March 31, 2009, this action by Samsung against Spansion Japan was stayed pending approvals of the U.S. Bankruptcy Court and the Tokyo District Court of a settlement agreement between Spansion and Samsung. A technical hearing was held on December 18, 2009, and a subsequent hearing occurred on January 28, 2010. Additional briefing has been requested by the court, the next of which is due March 1, 2010. On August 31, 2010 the Tokyo High Court issued a decision in case H21-Wa-1986 that Spansion Japan did not infringe the Samsung patent at issue in that case.

Samsung v. Spansion ITC Investigation

On July 31, 2009, Samsung filed a patent infringement complaint with the ITC against Spansion Inc. and Spansion LLC (collectively, “Spansion”), Spansion Japan Limited, and the following downstream respondents: Alpine Electronics, Inc., Alpine Electronics of America, Inc., D-Link Corporation, D-Link Systems, inc., Slacker, Inc., Synology, Inc., Synology North America Corp., Shenzhen Egreat Co., Ltd., EGreat USA, Appro International, Inc., BenQ (Qisda), Samsung XM Radio, Kingston and Magellan (MiTAC). The ITC commissioned its investigation of Samsung’s complaint on August 27, 2009. On March 17, 2010, the administrative law judge issued an Order setting a target date for completion of the Investigation on June 28, 2011. On March 23, 2010, the administrative law judge issued an Order scheduling a hearing in the Investigation from December 6-17, 2010. The stay of the Investigation was lifted on April 30, 2010.

Samsung v. Spansion International, Inc.

On July 31, 2009, Samsung Electronics Co., Ltd. commenced an action in the Fourth Civil Division of the Federal Court in Dusseldorf, Germany against Spansion International, Inc. and other third parties alleging patent infringement since March 2, 2009 of German patent DE 693 27 499 T2 (EP 0 591 009 B1). The action seeks damages in the amount of € 500,000 (approximately $703,460 as of December 27, 2009). An initial hearing to establish the schedule for the case was set for October 20, 2009. On September 4, 2009, Spansion filed a motion seeking to enforce the automatic stay as to this action, and on November 4, 2009, the U.S. Bankruptcy Court issued an order granting Spansion’s motion to stay this action. On August 27, 2010 Spansion filed a nullity action (Case no. 2 Ni 22/10 (EP)) in the Federal Patent Court in Munich, Germany seeking a decision that the patent asserted by Samsung is invalid.

Spansion LLC v. Samsung Electronics Co., Ltd., et al. (ITC)

On August 6, 2010, Spansion LLC filed a complaint (Investigation No. 337-TA-735) with the ITC seeking institution of an investigation by the ITC pursuant to Section 337 of the Tariff Act of 1930, as amended, with respect to violations of Section 337 based on the sale for importation into the United States, importation and/or sale within the United States after importation of Samsung Chips and downstream products containing those chips that infringe one or more claims of certain Spansion U.S. Patents. The proposed Respondents in the action are Samsung Electronics Co., Ltd., Samsung Electronics America, Inc., Samsung International, Inc., Samsung Semiconductor, Inc., Samsung Telecommunications America, LLC, Apple, Inc., BenQ Corp., BenQ America Corp., Qisda Corp., Kingston Technology Company, Inc., Kingston Technology (Shanghai) Co. Ltd., Kingston Technology Far East Co., Kingston Technology Far East (Malaysia) Sdn Bhd, MiTAC Digital Corporation (aka Magellan), MiTAC International Corporation, Nokia Corp., Nokia Inc., PNY Technologies, Inc., Research In Motion Ltd., Research In Motion Corporation, Sirius XM Radio Inc., Transcend Information Inc., Transcend Information, Inc. (US), and Transcend Information Inc. (Shanghai Factory).

The Complaint alleges infringement of U.S. Patent Nos.: 7,018,922; 6,900,124; 6,459, 625; and 6,369,416, which are owned by Spansion. The Complaint seeks issuance of a permanent general exclusion order excluding from entry into the United States Samsung Chips and downstream products containing Samsung Chips as described and claimed in Spansion’s Patents, a permanent limited exclusion order excluding from entry into the United States Samsung Chips and all Respondents’ downstream products containing Samsung Chips as described and claimed in Spansion’s Patents, and a permanent cease and desist order prohibiting the importation, sale for importation, use, offering for sale, sale after importation, inventory for distribution, distribution, licensing, or otherwise transferring within the United States Samsung Chips and downstream products containing Samsung Chips.

On September 7, 2010, the ITC issued a Notice of Investigation advising us that it has instituted an investigation based upon the Complaint filed by Spansion.

Spansion LLC v. Samsung Electronics Co., Ltd., et al (N.D. Cal.)

On August 6, 2010, Spansion LLC filed a complaint in the U.S. District Court for the Northern District of California—San Jose Division (CV 10-03446 JCS) for patent infringement against Samsung Electronics Co., Ltd., Samsung Electronics America, Inc., Samsung Telecommunications America, LLC, and Samsung Austin Semiconductor, LLC (“Samsung Defendants”). The complaint alleges infringement of U.S. Patent Nos.: 7,018,922; 6,900,124; 6,459, 625; and 6,369,416, which are owned by Spansion (“Spansion Patents”).

The Complaint seeks entry of a judgment that:

•	the Samsung Defendants have infringed the Spansion Patents;

•	the infringement of the Spansion Patents has been willful;

•	the Samsung Defendants be preliminarily and permanently enjoined from infringement of the Spansion Patents;

•	Spansion be awarded compensatory damages, together with prejudgment interest and costs;

•	Spansion be awarded treble damages for willful past infringement;

•	This case be adjudged an exceptional case under 35 U.S.C. § 285 in favor of Spansion and that Spansion be awarded its costs, attorneys’ fees, and all other expenses incurred in this action; and

•	Spansion be awarded such other relief as the Court deems just and proper.

The Samsung Defendants have not yet answered the Complaint.

Spansion LLC v. Samsung Electronics Co., Ltd, et al (E.D. Va.)

On August 6, 2010, Spansion LLC filed a complaint in the U.S. District Court for the Eastern District of Virginia—Alexandria Division (1-10 CV 881 CMH/JFA) for patent infringement against Samsung Electronics

Co., Ltd., Samsung Electronics America, Inc., Samsung Telecommunications America, LLC, and Samsung Austin Semiconductor, LLC (“Samsung Defendants”). The complaint alleges infringement of U.S. Patent Nos.: 7,151,027; 6,359,307; and 6,232,630, which are owned by Spansion (“Spansion Patents”).

The Complaint seeks entry of a judgment that:

•	the Samsung Defendants have infringed the Spansion Patents;

•	the infringement of the Spansion Patents has been willful;

•	the Samsung Defendants be preliminarily and permanently enjoined from infringement of the Spansion Patents;

•	Spansion be awarded compensatory damages, together with prejudgment interest and costs;

•	Spansion be awarded treble damages for willful past infringement;

•	This case be adjudged an exceptional case under 35 U.S.C. § 285 in favor of Spansion, and that Spansion be awarded its costs, attorneys’ fees, and all other expenses incurred in this action; and

•	Spansion be awarded such other relief as the Court deems just and proper.

The Samsung Defendants have not yet answered the Complaint.

Spansion LLC v. Samsung Electronics Co., Ltd, et al (W.D. Wi.)

On August 13, 2010, Spansion LLC filed a complaint in the U.S. District Court for the Western District of Wisconsin (Civil Action No. 3:10-cv-453) for patent infringement against Samsung Electronics Co., Ltd., Samsung Electronics America, Inc., Samsung Telecommunications America, LLC, and Samsung Austin Semiconductor, LLC (“Samsung Defendants”). The complaint alleges infringement of U.S. Patent Nos.: 5,793,677 (“Spansion Patent”).

The Complaint seeks entry of a judgment that:

•	the Samsung Defendants have infringed the Spansion Patent;

•	the infringement of the Spansion Patent has been willful;

•	the Samsung Defendants be preliminarily and permanently enjoined from infringement of the Spansion Patent;

•	Spansion be awarded compensatory damages, together with prejudgment interest and costs;

•	Spansion be awarded treble damages for willful past infringement;

•	This case be adjudged an exceptional case under 35 U.S.C. § 285 in favor of Spansion, and that Spansion be awarded its costs, attorneys’ fees, and all other expenses incurred in this action; and

•	Spansion be awarded such other relief as the Court deems just and proper.

The Samsung Defendants have not yet answered the Complaint.

Creditor Proceedings

Many creditors initiated proceedings against one or more of the Debtors referred to in the Chapter 11 Cases to collect amounts allegedly due those creditors. After the filing date of the petition, all actions to enforce or otherwise effect payment or repayment of liabilities of any Debtor preceding the Petition Date, as well as pending litigation against any Debtor, are stayed as of the Petition Date. Absent further order of the applicable courts and subject to certain exceptions, no party may take any action to recover on pre-petition claims against any Debtor.

MANAGEMENT

The following table presents information with respect to our board of directors (the Board) and executive officers as of September 1, 2010.

Name	Age	Position(s)
John H. Kispert	46	President, Chief Executive Officer and Director
Raymond Bingham	64	Chairman of the Board of Directors
Eugene I. Davis	55	Director
Hans Geyer	59	Director
Paul Mercadante	49	Director
Ajay Shah	50	Director
Clifton Thomas Weatherford	63	Director
Randy W. Furr	56	Executive Vice President and Chief Financial Officer
Jim Reid	56	Executive Vice President, Marketing
Ahmed Nawaz	60	Executive Vice President, Worldwide Sales

John H. Kispert has served as a Class III Director since May 10, 2010 and shall hold office for an initial term expiring at the annual meeting of stockholders to be held in 2013. Mr. Kispert previously served as a Class A Director from February 2009 to May 2010. Mr. Kispert has served as President and Chief Executive Officer of Spansion since February 2009. Mr. Kispert also served as Interim Chief Financial Officer from April 29, 2009 through May 19, 2009. From 1995 through January 2009, Mr. Kispert served in a number of finance and operational roles at KLA-Tencor, a supplier of semiconductor manufacturing process control and yield management solutions, including serving as President and Chief Operations Officer from January 2006 to January 2009 and also serving as Executive Vice President and Chief Financial Officer from March 2000 to December 2005. In 2004, Mr. Kispert also assumed responsibility for Global Service Business, Information Technology and Human Resources at KLA-Tencor. Prior to KLA-Tencor, Mr. Kispert held several senior management positions with IBM. Mr. Kispert has served as a director of Extreme Networks, Inc., a network hardware company, since May of 2009. Mr. Kispert holds a master’s degree in Business Administration from the University of California, Los Angeles and a bachelor’s degree in Political Science from Grinnell College. Our Board of Directors has concluded that Mr. Kispert should serve on the Board based on Mr. Kispert’s significant senior leadership, industry, financial and operational experience. In addition, as Spansion’s President and Chief Executive Officer, Mr. Kispert has direct responsibility for Spansion’s strategy and operations.

Raymond Bingham has served as Chairman of the Board and a Class III Director since May 10, 2010 and shall hold office for an initial term expiring at the annual meeting of stockholders to be held in 2013. Mr. Bingham is the Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee. Mr. Bingham has served as a Managing Director of General Atlantic LLC, a global private equity firm, since November 2006. From August 2005 to October 2006, Mr. Bingham was a self-employed private investor. He was Executive Chairman of the Board of Directors of Cadence Design Systems, Inc., a supplier of electronic design automation software and services, from May 2004 to July 2005 and served as a director of Cadence from November 1997 to July 2005. Prior to being Executive Chairman, he served as President and Chief Executive Officer of Cadence from April 1999 to May 2004 and as Executive Vice President and Chief Financial Officer from April 1993 to April 1999. He has served as a director and as a member of the Finance and Audit Committee of Oracle Corporation, a database software company, since November 2002, and has served as a member and Chairman of its Committee on Independence Issues since July 2003 and as a member and Chairman of its Governance Committee since August 2005. Mr. Bingham also serves as a director of Flextronics International Ltd., an electronics manufacturing services provider, STMicroelectronics N.V., a semiconductor manufacturing company, and Dice Holdings, Inc., a supplier of specialized websites for professional communities. Mr. Bingham received a master’s degree in Business Administration from the Harvard Business School and a Bachelor of Science in Economics (with Honors) from Weber State University. Our Board of Directors has concluded that Mr. Bingham should serve on the Board based on Mr. Bingham’s extensive and significant senior leadership, industry and financial experience, and his service as a public company director on the boards and board committees of technology companies.

Eugene I. Davis has served as a Class I Director since May 10, 2010 and shall hold office for an initial term expiring at the annual meeting of stockholders to be held in 2011. Mr. Davis is a member of the Nominating and Corporate Governance Committee. Since 1999, Mr. Davis has served as the Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC, a business consultancy, which he founded, and where he has managed numerous debtor and creditor side restructuring assignments. Prior to PIRINATE, Mr. Davis served as Chief Operations Officer of Total-Tel Communications, Inc., an integrated communications service provider. Previously, Mr. Davis served as President, Vice Chairman and director of Emerson Radio Corp, a consumer electronics distributor, where he was responsible for numerous post-bankruptcy restructuring and strategic business activities. Mr. Davis also practiced law as a partner/shareholder and head of the Corporate Securities Practice for Holmes, Millard & Duncan, P.C., and as a partner at Arter & Hadden LLP. Mr. Davis received a bachelor’s degree in International Politics and a master’s degree in International Affairs from Columbia University. Our Board of Directors has concluded that Mr. Davis should serve on the Board based on Mr. Davis’s extensive and significant senior leadership, legal background and experience, and his debtor and creditor side restructuring and financial experience.

Hans Geyer has served as a Class II Director since May 10, 2010 and shall hold office for an initial term expiring at the annual meeting of stockholders to be held in 2012. Mr Geyer is a member of the Compensation Committee and the Audit Committee. Since December 2006, Mr. Geyer has been a consultant for the private equity industry. Mr. Geyer served as Corporate Vice President and General Manager of Intel Corporation’s Storage Group from 2005 until his retirement in December 2006, and as General Manager, Networking and Storage Group from 2004 to 2005. In 1995, Mr. Geyer was elected Vice President of Intel and in 1993, was appointed Vice President of Intel’s Microprocessor Group. Mr. Geyer joined Intel in 1980 and since held various positions, including general manager of European Operations, general manager of the 386/486 microprocessor division, general manager of the FLASH memory group, and general manager of the cellular and application processor group. Prior to joining Intel, Mr. Geyer was involved in hardware and software development for intelligent and point-of-sales terminals at Siemens AG, Germany. He served as a director of Trident Microsystems, Inc. from May 2007 to February 2010. Mr. Geyer studied computer science and mathematics at the Technical University of Munich and holds a master’s degree (Diplom-Informatiker) in Computer Science. He is also an alumnus of INSEAD. Our Board of Directors has concluded that Mr. Geyer should serve on the Board based on Mr. Geyer’s extensive and significant senior leadership, extensive industry and technical experience related to Spansion’s semiconductor research and development, and his service on the boards and board committees of technology companies.

Paul Mercadante has served as a Class I Director since May 10, 2010 and shall hold office for an initial term expiring at the annual meeting of stockholders to be held in 2011. He is Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee. Mr. Mercadante joined Silver Lake, a private equity firm, in 2007 and is a Managing Director in the firm’s middle market strategy, Silver Lake Sumeru. Previously, he was at Shah Capital Partners, a private equity firm, where he served as Operating Partner from 2004 to 2006. Prior to Shah Capital Partners, Mr. Mercadante was President of Force Computers, a leading provider of embedded computing systems and a wholly owned subsidiary of Solectron, Inc. that was subsequently sold to Motorola, Inc. in 2004. Prior to his service at Force Computers, he was the Vice President of Strategic Planning for the Technology Solutions Business Unit of Solectron, an electronics manufacturing services provider that was subsequently acquired by Flextronics. Mr. Mercadante also has previous experiences with SMART Modular Technologies, Rose Communications, Activision and Apex Data. He currently serves on the Board of Directors of Ingenient Technologies, a provider of embedded multimedia systems solutions, PulseCore, a semiconductor design company, Magellan, a protable GPS navigation consumer electronics company, and Mobile Messenger, a mobile technology solutions provider. Mr. Mercadante holds a Bachelor of Arts in Economics from the State University of New York. Our Board of Directors has concluded that Mr. Mercadante should serve on the Board based on Mr. Mercadante’s extensive experience in venture capital and finance, and his service on the boards and board committees of technology companies.

Ajay Shah has served as a Class III Director since May 10, 2010 and shall hold office for an initial term expiring at the annual meeting of stockholders to be held in 2013 He is a member of the Compensation Committee. Mr. Shah joined Silver Lake in 2007 as the Managing Director to found and develop the private equity firm’s middle market strategy, Silver Lake Sumeru. Prior to joining Silver Lake, Mr Shah was at Shah Capital Partners, which he formed in 2004 and served as the Managing Partner. Previously, Mr. Shah formed Shah Management, a technology business services company, in 2003 and he founded and managed the Technology Solutions Business of Solectron. Mr. Shah was previously the Chief Executive Officer of SMART Modular Technologies, a computer memory hardware manufacturing company that he co-founded in 1989 and led through its public offering in 1995. Mr. Shah is a director at several companies, including TES Electronic Solutions, a custom electronics design and manufacturing company, C-MAC MicroTechnology, an electronics design company, Power-One, a high-efficiency power solutions company, Ashtech, a mapping technology company, AVI-SPL, Inc., an audio/video system design and installation company, and Mobile Messenger, and is Chairman of the Board at SMART Modular. Mr. Shah received a bachelor’s degree in Engineering from the University of Baroda and a master’s degree in Engineering Management from Stanford University. Our Board of Directors has concluded that Mr. Shah should serve on the Board based on Mr. Shah’s extensive experience in venture capital and finance, his experience in the technology industry, and his service on the boards and board committees of technology companies.

Clifton Thomas Weatherford has served as a Class II Director since May 10, 2010 and shall hold office for an initial term expiring at the annual meeting of stockholders to be held in 2012. He is Chairman of the Audit Committee. Mr. Weatherford served as Executive Vice President and Chief Finance Officer at Business Objects, a provider of business intelligence software, from September 1997 until his retirement in January 2003. Mr. Weatherford brings over 37 years in global technology expertise with senior financial positions at Business Objects, NETCOM On-Line Communication Services, Logitech, Texas Instruments, Schlumberger and Tandem Computers. Mr. Weatherford is a director at several public companies, including Tesco Corporation, an oil and gas drilling industry services company, Advanced Analogic Technologies, a semiconductor manufacturing company, SMART Modular Technologies, and Mellanox Technologies, a supplier of high-bandwidth computer hardware, as well as several private companies. Mr. Weatherford holds a bachelor’s degree in Business Administration in Finance from the University of Houston in Texas. Our Board of Directors has concluded that Mr. Weatherford should serve on the Board based on Mr. Weatherford’s extensive and significant senior leadership, industry and financial experience, and his service as a public company director on the boards and board committees of technology companies and as a public company executive.

Randy W. Furr has served as Spansion’s Executive Vice President and Chief Financial Officer since June 2009. Mr. Furr has 30 years of experience in the technology sector and as an experienced financial and operations executive. Most recently, Mr. Furr held senior executive positions as Executive Vice President and Chief Financial Officer at Magellan Navigation, Inc. from August 2008 to June 2009, and as Chief Operating Officer and Chief Financial Officer at Aliph, a consumer Bluetooth telephony device company, from April 2008 to August 2008. Prior to that, Mr. Furr was at Adobe Systems, Inc., where he served as Senior Vice President, Business Process Improvement from May 2007 to January 2008, as Senior Vice President and Interim Chief Information Officer from November 2006 to May 2007, and as Executive Vice President and Chief Financial Officer from May 2006 to November 2006. Before joining Adobe Systems, Inc., Mr. Furr spent 13 years at Sanmina-SCI Corporation, an electronics manufacturing services provider, where he served as President and Chief Operating Officer from 1996 to 2005, and as Executive Vice President and Chief Financial Officer from 1992 to 1996. Mr. Furr holds a bachelor’s degree in Business Administration from the University of Oklahoma.

Jim Reid has served as Spansion’s Executive Vice President, Marketing, since May 10, 2010. He is responsible for all aspects of marketing, including growth strategies and end-to-end marketing of Spansion’s products. Mr. Reid brings 25 years of experience in senior management, sales and marketing, business development and semiconductors to his role. Prior to joining Spansion, he worked with several venture capital firms serving in executive and senior management positions at several semiconductor and software companies. In this capacity, Mr. Reid was instrumental in building new business, product definition and positioning, acquiring reference customers, leading financing rounds, defining architectures, and effecting turnarounds where necessary to the benefit of shareholders and customers. Mr. Reid served as a general partner at Westport Partners, a venture capital firm, from October 2006 to March 2010. During his time at Westport, Mr. Reid also served as the Senior Vice President, Sales Marketing and Business Development, at DVDPlay Corp, a DVD rental kiosk development and manufacturing company, from October 2006 to August 2008, when the company was sold to NCR, a consumer service technology company. He served as President and CEO at Encentuate Corp, an enterprise identity and access management company, from December 2005 to October 2006, when the company was sold to IBM. Mr. Reid served as the Vice President, Worldwide Sales, Business Development, Customer Care and Professional Services at Wolfe Ventures, a venture capital firm, and Liberty Venture Partners, a venture capital firm, from January 2003 to June 2005. Mr. Reid has also held key sales and marketing positions at Fujitsu Microelectronics, Adaptec, LSI Logic, AMD and Intel Corporation. Mr. Reid holds a Bachelor’s of Science from The University of California and an master’s degree in Business Administration from Santa Clara University.

Ahmed Nawaz has served as Spansion’s Executive Vice President, Worldwide Sales, since April 2010. Mr. Nawaz is responsible for worldwide sales functions. From July 2009 until April 2010, Mr. Nawaz served as Spansion’s Executive Vice President, Worldwide Sales and Marketing. From November 2006 to July 2009, Mr. Nawaz was Spansion’s Executive Vice President, Wireless Solutions Division. Prior to joining Spansion, Mr. Nawaz was an independent management consultant from January 2006 to November 2006. From March 2001 to December 2005, he was Executive Vice President of worldwide sales at Agere Systems, an integrated circuit components company. Prior to that, Mr. Nawaz was President of Worldwide Sales, Strategy and Business Development, from April 2000 to March 2001, and President, Integrated Circuits Division, from June 1998 to April 2000, of Lucent’s Microelectronics and Communications Technologies Group. He joined AT&T in 1992 and moved to Lucent following its spin-off from AT&T in 1996. Mr. Nawaz also spent 14 years in various engineering, marketing and general management positions in Texas Instruments Incorporated’s semiconductor group. Mr. Nawaz also serves on the board of directors of Digi International, a supplier of wireless machine-to-machine and commercial grade device networking, where he has served since 2006. Mr. Nawaz holds a master’s degree in Electrical Engineering from the University of Missouri and a master’s degree in Business Administration from Houston Baptist University.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers (as defined under Section 16) and any persons holding more than ten percent of a registered class of equity securities to file reports of ownership and changes in ownership with the SEC. Their initial reports must be filed using Form 3 and they must report subsequent stock purchases, sales, option exercises and other changes using Form 4, which must be filed within two business days of most transactions. In some cases, such as changes in ownership arising from gifts and inheritances, the SEC allows delayed reporting at year-end on Form 5. Executive officers, directors and persons who beneficially own more than ten percent of a registered class of our equity securities are required by SEC regulations to furnish us with copies of all reports they file pursuant to Section 16(a). We make the services of our legal department available to our executive officers and directors to assist them in meeting their filing obligations.

Based solely on our review of these reports and written representations from our directors and executive officers, we believe that during fiscal 2009, each of Spansion’s directors, executive officers and ten percent security-holders complied with all applicable Section 16(a) filing requirements, other than Mr. Furr, who made a late Form 3 filing due to an administrative error by Spansion.

Codes of Business Conduct and Ethics

The Board of Directors has adopted a code of conduct entitled “Code of Business Conduct,” which applies to all directors and employees and which was designed to help directors and employees resolve ethical and compliance issues encountered in the business environment. The Code of Business Conduct governs matters such as conflicts of interest, compliance with laws, confidentiality of company information, encouraging the reporting of any illegal or unethical behavior, fair dealing and use of company assets. The Board of Directors has also adopted a Code of Ethics for the Chief Executive Officer, the Chief Financial Officer, the Corporate Controller and All Other Senior Finance Executives. This Code of Ethics governs matters such as financial reporting, conflicts of interest and compliance with laws, rules, regulations and Spansion’s policies.

Stockholders can access Spansion’s Principles of Corporate Governance, Code of Business Conduct and Code of Ethics at the Investor Relations page of our website at www.spansion.com or by writing to us at Corporate Secretary, Spansion Inc., 915 DeGuigne Drive, P.O. Box 3453, Sunnyvale, California 94088, or emailing us at Corporate.Secretary@spansion.com. We will provide this information free of charge. Please note that information contained on our website is not incorporated by reference in, or considered to be a part of, this document and the inclusion of our website address in this prospectus is an inactive textual reference only. We will post on our website any amendment to the Code of Ethics, as well as any waivers of the Code of Ethics, that are required to be disclosed by the rules of the SEC or the New York Stock Exchange.

Board of Directors

Our Board of Directors currently consists of seven directors. Our Certificate of Incorporation provides that the Board of Directors consists of three classes of directors, each serving staggered three-year terms. At each annual meeting of stockholders, directors will be elected for a term of three years to succeed those directors whose terms are expiring.

Our Certificate of Incorporation also provides that the holders of Class A Common Stock, voting together as a separate class, are entitled to vote for all Class A Directors and holders of Class B Common Stock, voting together as a separate class, are entitled to vote for all Class B directors.

Our Board of Directors is currently composed of the following classes of directors:

Class	Expiration	Member	Voting Class
Class I	2011	Eugene Davis Paul Mercadante	Class A Class B
Class II	2012	Hans Geyer Clifton Thomas Weatherford	Class A Class A
Class III	2013	Ajay Shah Raymond Bingham John Kispert	Class B Class A Class A

Board Leadership Structure

Currently, Mr. Kispert serves as President and Chief Executive Officer and Mr. Bingham, an independent director, serves as Chairman of the Board of Directors. The Board believes that Spansion and its stakeholders are best served at this time by this leadership structure because it is valuable to have strong independent leadership to assist the Board in fulfilling its role of overseeing the management of Spansion and its risk management practices separate from the CEO. However, the Principles of Corporate Governance permit the roles of the Chairman and the CEO to be filled by the same or different individuals. This provides the Board with flexibility to determine whether the two roles should be combined in the future based on Spansion’s needs and the Board’s assessment of Spansion’s leadership from time to time. The Principles of Corporate Governance provide for a lead independent director if the roles are combined.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Mr. Mercadante as Chair, Mr. Bingham, Mr. Weatherford and Mr. Davis, each of whom was determined by the Board of Directors to be “independent” in accordance with Nasdaq and NYSE rules. The Nominating and Corporate Governance Committee assists the Board with its oversight responsibilities regarding the identification of qualified candidates to become Board members, the selection of nominees for election as directors at the next Annual Meeting of Stockholders (or special meeting of stockholders at which directors are to be elected), the selection of candidates to fill any vacancies on the Board, the selection of Board members for each committee of the Board, the development and recommendation to the Board of a set of applicable corporate governance guidelines and principles and oversight of the evaluation of the Board. In seeking candidates to determine if they are qualified to become Board members, the Nominating and Corporate Governance Committee looks for the following attributes, which, among others, the Nominating and Corporate Governance Committee deems appropriate: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; experience serving as a director of a privately or publicly held company; experience in our industry and with relevant social policy concerns; ability to make independent analytical inquiries; academic expertise in an area of our operations; and practical and mature business judgment. The Nominating and Corporate Governance Committee has established minimum criteria for evaluating prospective director candidates. In addition, the Nominating and Corporate Governance Committee considers a number of other factors, including whether the prospective director nominee will foster a diversity of skills and experiences and will add to or complement the Board’s existing strengths. The Nominating and Corporate Governance Committee will use the same standards to evaluate all director candidates, whether or not the candidates are proposed by stockholders. There have been no material changes to the process by which stockholders can nominate directors for election to the Board.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act currently consists of Mr. Weatherford, as Chair, Mr. Geyer and Mr. Mercadante, each of whom was determined by the Board of Directors to be financially literate and “independent” as such term is defined for Audit Committee members by Nasdaq and NYSE listing standards. The Board has designated Mr. Weatherford as the Audit Committee’s financial expert.

The Audit Committee assists the Board with its oversight responsibilities regarding our accounting and financial reporting processes, the audit of our financial statements, the integrity of our financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of our internal audit function and the independent registered public accounting firm. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee meets alone with our financial and legal personnel, our internal auditor and with our independent registered public accounting firm, who have free access to the Audit Committee at any time. The Vice President of our Internal Audit Department reports directly to the Audit Committee, confers regularly with our Chief Financial Officer and serves a staff function for the Audit Committee.

Compensation Committee

The compensation committee consists of Messrs. Bingham, as Chair, Geyer and Shah, each of whom was determined by the board to be “independent” in accordance with Nasdaq and NYSE listing standards. The role of the Compensation Committee is to oversee our compensation strategies and programs for our executive officers. The compensation committee has the authority to determine the form and amount of compensation to be paid or awarded to all our executive officers and to all other employees as delegated from time to time by the board of directors. The compensation committee’s responsibilities, among other things, include (i) reviewing and approving the corporate goals and objectives relevant to chief executive officer compensation and evaluating chief executive officer performance in light of those goals and objectives, (ii) reviewing and approving the corporate goals and objectives relevant to non-CEO executive officer compensation, (iii) reviewing and making recommendations to the board of directors with respect to the adoption and approval of, or amendments to, all umbrella cash-based plans, incentive compensation plans and equity-based compensation plans and approving for submission to stockholders all new stock option and equity compensation plans, (iv) providing oversight with respect to succession planning for the chief executive officer and other executive officers, and (v) reviewing and making recommendations to the board of directors with respect to all forms and amounts of compensation for members of the board of directors.

Compensation Committee Interlocks and Insider Participation

The individuals who served as members of the Compensation Committee during fiscal 2009 were Messrs. Lucas, Stich and Delfassy (until his resignation from the Board in October 2009). No member of that Compensation Committee (or the current Compensation Committee) was at any time during fiscal 2009 or at any other time an officer or employee of Spansion, and no member had any relationship with Spansion requiring disclosure under Item 404 of Regulation S-K. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during fiscal 2009.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation

Introduction

This Compensation Discussion and Analysis presents material information necessary to understand the objectives and policies of our compensation program for executive officers. Throughout this discussion, those individuals named in the Fiscal 2009 Summary Compensation Table beginning on page 96 are referred to as the “Named Executive Officers” and the Compensation Committee of the Board of Directors is referred to as the “Committee.”

Challenges for 2009

Beginning in the third quarter of 2008, Spansion implemented a series of significant cash management measures in response to the severe economic downturn that was occurring. Spansion continued implementing these cash management measures throughout 2009. On March 1, 2009, Spansion Inc. and several of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. The Chapter 11 Cases and the cash management measures have affected the way in which we have compensated employees, including our Named Executive Officers. In January 2009, the Committee approved management’s recommendation for Spansion to forego annual merit salary increases and stock awards for fiscal 2009 for all employees, including the Named Executive Officers. On April 16, 2010, the U.S. Bankruptcy Court confirmed the Plan of Reorganization. Under the Plan of Reorganization, all of our then existing equity securities, including all shares of our Old Common Stock and stock option awards to purchase shares of our Old Common Stock were cancelled upon our emergence from the Chapter 11 Cases on May 10, 2010.

In 2009, there were some significant changes in the employment of our Named Executive Officers. In February 2009, Dr. Bertrand F. Cambou, formerly the President and Chief Executive Officer of Spansion, resigned from his position. Following Dr. Cambou’s resignation, Dr. Boaz Eitan, who was an Executive Vice President and member of the Board of Directors, briefly served as Interim President until the appointment of Mr. John H. Kispert as our new President and Chief Executive Officer. Dr. Eitan continued to serve as a member of the Board of Directors until our emergence from the Chapter 11 Cases on May 10, 2010. In addition, in April 2009, Mr. Dario Sacomani resigned as Executive Vice President and Chief Financial Officer and took a personal leave of absence. Following Mr. Sacomani’s resignation in April 2009, Ms. Thora Thoroddsen was appointed as our Interim Chief Financial Officer as a consultant. Ms. Thoroddsen resigned after a two week period due to an ongoing pre-existing business relationship between Ernst & Young LLP, then our independent registered public accounting firm, and Brincko Associates, the consulting firm through which Ms. Thoroddsen was engaged. Upon Ms. Thoroddsen’s resignation, Mr. Kispert served as Interim Chief Financial Officer until later in April 2009 when Mr. Nathan M. Sarkisian was appointed as Interim Chief Financial Officer as a consultant. Mr. Sarkisian served until June 2009 when Mr. Randy W. Furr was hired as our new Executive Vice President and Chief Financial Officer. All employment-related agreements with the Named Executive Officers are described below.

Roles and Responsibilities

The role of the Committee is to oversee Spansion’s compensation strategies and programs for our executive officers, including total compensation for the Named Executive Officers. The role of Spansion’s management is to review Spansion’s executive compensation programs, policies and governance and make recommendations regarding these matters. Management is responsible for, among other things:

•	Reviewing the effectiveness of the compensation programs, including competitiveness and alignment with Spansion’s objectives;

•	recommending changes to compensation programs, as may be required, to ensure achievement of all program objectives; and

•	recommending salaries, bonuses and other awards for Named Executive Officers other than the Chief Executive Officer.

The Committee is authorized to engage its own independent advisors to provide advice on matters related to executive compensation and general compensation programs. In August 2008, the Committee engaged Compensia, Inc., or Compensia, as its independent compensation consultant to provide data and expertise related to the composition of the group of publicly traded semiconductor industry companies with which we compete for talent, or the Compensation Peer Group. At the Committee’s request, Compensia attended the Committee’s September 2008 meeting in which the 2009 Compensation Peer Group, or the Initial Compensation Peer Group, was determined. In April 2009, in light of the Chapter 11 Cases and Spansion’s changed business operations, Spansion engaged Watson Wyatt Worldwide, Inc. to provide advice to the Committee and management with regard to, among other things, compensation programs and the composition of a new 2009 Compensation Peer Group, or the Final Compensation Peer Group.

All other analyses related to executive compensation were conducted internally, relying primarily on data from Radford Associates, which provides compensation and benefits data specializing in the high technology sector and Equilar, Inc., which provides executive compensation information based on publicly available information contained in SEC filings. Internal analyses included gathering and analyzing data, and reviewing and advising on principal aspects of executive compensation. Base salaries and bonuses for executive officers were among the items reviewed.

Compensation Program Philosophy and Objectives

Spansion has a market-based, “pay for performance” compensation philosophy that is designed to both attract and retain talented Named Executive Officers while supporting our business strategy. In line with that philosophy, a significant percentage of the total potential compensation for the Named Executive Officers is performance-based. We do not have a pre-established policy or target for allocating between cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee periodically reviews relevant market data to determine the appropriate components of, and level for, the Named Executive Officers’ compensation.

The compensation program for the Named Executive Officers is designed to:

•	Recognize and reward executives for achieving both company and individual performance objectives in support of Spansion’s business strategy;

•	Provide competitive pay opportunities relative to the Compensation Peer Group;

•	Align the respective interests of the Named Executive Officers and our stockholders through compensation that varies based on achievement of financial objectives; and

•	Maintain flexible pay programs that can be modified to respond to changes in competitive trends and Spansion’s business strategy and financial position.

Setting Compensation

Generally, we set compensation for the Named Executive Officers in the same manner used to set compensation for our other executive officers. Details regarding the specific compensation for each of our Named Executive Officers are set forth in the Fiscal 2009 Summary Compensation Table beginning on page 96.

Competitive Market Data

In September 2008, based on the review and recommendations presented by Compensia, and in consultation with Compensia, the Committee reviewed and approved the Initial Compensation Peer Group to be used for benchmarking and for setting executive compensation for fiscal 2009. The Committee considered companies within the semiconductor industry that have revenue, net income, number of employees, market capitalization, location and scope of international operations similar to our corresponding components. The Committee will continue to periodically review and update the Compensation Peer Group, as appropriate.

Based on the cited criteria, including a significant drop in Spansion’s market capitalization, ten companies (Altera Corporation; Analog Devices, Inc., Juniper Networks, Inc., KLA-Tencor Corporation; Lam Research Corporation; Linear Technology Corporation; Maxim Integrated Products, Inc., Novellus Systems, Inc., NVIDIA Corporation; and Xilinx, Inc.) were removed from our 2008 Compensation Peer Group, and seven companies (Conexant Systems, Inc., Integrated Device Technology, Inc., Micron Technology, Inc., RF Micro Devices, Inc., Skyworks Solutions, Inc., SMART Modular Technologies, Inc. and Vishay Intertechnology, Inc.) were added to the group. The Initial Compensation Peer Group established in September 2008 for fiscal 2009 is as follows:

• Amkor Technology, Inc.	• Integrated Device Technology, Inc.	• RF Micro Devices, Inc.
• Atmel Corporation	• LSI Corporation	• SanDisk Corporation
• Conexant Systems, Inc. • Cypress Semiconductor Corporation • Fairchild Semiconductor Corporation	• Micron Technology, Inc. • National Semiconductor Corporation • ON Semiconductor	• Skyworks Solutions, Inc. • SMART Modular Technologies, Inc. • Vishay Intertechnology, Inc.

As a result of Spansion’s changed business circumstances during the Chapter 11 Cases, in June 2009, the Committee reevaluated the Initial Compensation Peer Group. Taking into consideration advice from Watson Wyatt, Spansion’s lower revenue, net income and market capitalization, and Spansion’s smaller number of employees and anticipated geographical footprint, seven companies (Amkor Technology, Inc., Conexant Systems, Inc., LSI Corporation, ON Semiconductor Corp., RF Micro Devices, Inc., SMART Modular Technologies, Inc., and Vishay Intertechnology, Inc.) were removed from our prior Compensation Peer Group, and four companies (Altera Corporation, International Rectifier Corporation, Intersil Corporation and Numonyx B.V.) were added to the group. The Committee established the Final Compensation Peer Group as follows:

• Altera Corporation • Atmel Corporation • Cypress Semiconductor Corporation • Fairchild Semiconductor Corporation	• Integrated Device Technology, Inc. • International Rectifier Corporation • Intersil Corporation • Micron Technology, Inc.	• National Semiconductor Corp. • Numonyx B.V. • SanDisk Corporation • Skyworks Solutions, Inc.

Market Positioning

Total compensation for the Named Executive Officers, taking into consideration the market data for base salary, bonus and equity awards, has historically been referenced between the 50th and 60th percentiles for compensation paid to similarly situated executives in the Compensation Peer Group. We set these reference points slightly higher than the median compensation of executives in the Compensation Peer Group to better position Spansion to attract and retain highly qualified executive officers. Actual compensation may vary within a reasonable range of these reference points based on additional factors, including current market conditions. As part of our annual compensation review process for 2009, total compensation reference points were adjusted for the Named Executive Officers based on data for the Initial Compensation Peer Group. In the case of Messrs. Nawaz and Eby, reference points were derived using aggregated market data from a group of high technology companies (including the Initial Compensation Peer Group) because insufficient data was available for the Initial Compensation Peer Group. Largely as a result of the significant change to the Initial Compensation Peer Group as compared to the 2008 Compensation Peer Group, the market comparisons for base salary, total cash (calculated as base salary plus bonus) and total direct compensation (calculated as base salary plus bonus plus equity award) were modified for the Named Executive Officers. Base salary reference points were reduced for

Dr. Cambou and Messrs. Sacomani, Nawaz and Eby and, in addition, the total direct compensation reference points were reduced for Dr. Cambou and Mr. Sacomani. Total compensation reference points for Messrs. Nawaz and Eby increased, largely based on the use of the aggregated market data from high technology companies and their respective positions and responsibilities at the time of the review. In January 2009, in light of the Chapter 11 Cases and macroeconomic conditions, the Committee approved management’s recommendation for Spansion to not implement annual merit salary increases and stock awards for fiscal 2009 for all employees, including the Named Executive Officers. As discussed below under the heading “Compensation Review,” market data is just one consideration in setting actual compensation for our Named Executive Officers.

Our incentive compensation, including cash and equity, is structured so that when our corporate performance meets or exceeds our established objectives Named Executive Officers have an opportunity to receive incentive compensation equal to or greater than comparable market targets. When our corporate performance does not meet our established objectives, Named Executive Officers receive incentive compensation that is generally below comparable market targets.

For fiscal 2009, total direct compensation for our Named Executive Officers was well below our collective compensation reference points, primarily because below-target short term incentives (if any) were paid and Spansion’s stock value declined considerably more than the stock value of our Compensation Peer Group, resulting in below-market long-term incentive compensation.

Performance Evaluations

We generally conduct annual performance evaluations of all Spansion employees, including our Named Executive Officers. As part of the evaluation of Named Executive Officers, we consider a number of performance criteria, including among other things, each Named Executive Officer’s ability to:

•	Meet specific performance objectives;

•	Set the strategy and direction of his organization, consistent with Spansion’s overall objectives; and

•	Effectively lead his or her organization.

The Chief Executive Officer evaluates the performance of each of the other Named Executive Officers, and presents the evaluations to the Committee for review and approval. The Committee performs an independent evaluation of the Chief Executive Officer’s performance. Due in large part to the Chapter 11 Cases and the Committee’s decision in January 2009 to not implement annual merit salary increases or grant equity awards for any Spansion employees, including the Named Executive Officers, formal performance evaluations were not conducted for the Named Executive Officers during fiscal 2009.

Compensation Review

In preparation for decisions regarding compensation actions for each of the Named Executive Officers for the upcoming year, the Committee generally reviews tally sheets that reflect total current compensation, equity awards (vested and unvested) and benefits information. In addition, the Committee considers each Named Executive Officer’s performance, contributions, role and responsibilities, leadership abilities, growth potential and compensation relative to peers within Spansion. The Committee also considers the competitive market for comparable executives in the Compensation Peer Group. Following this review, the Committee sets the compensation for the Chief Executive Officer and for the other Named Executive Officers, taking into consideration the Chief Executive Officer’s compensation recommendations for each of the other Named Executive Officers.

2009 Executive Compensation Components

Spansion seeks to achieve the compensation program objectives, as provided in the “Compensation Program Philosophy and Objectives” section above through five principal compensation components:

•	base salary;

•	short-term performance-based incentive compensation;

•	long-term equity-based incentive compensation;

•	change of control agreements; and

•	benefits and perquisites.

Spansion’s total rewards program was modified significantly in 2009 to address changes in the economy and business operations, including the Chapter 11 Cases. Some highlights of these changes are as follows:

•	reduced base salaries for the Named Executive Officers in October 2008, some of which were reinstated in February 2009 and later reduced in October 2009;

•	eliminated the U.S. executive car allowance and financial planning perquisites in February 2009;

•	suspended the 401(k) match for all eligible employees, including the Named Executive Officers, in February 2009;

•	canceled broad-based short-term performance-based incentive plan payments for all employees for 2009;

•	canceled broad-based merit salary increases and annual stock awards in 2009; and

•	implemented a Key Employee Incentive Plan (KEIP) for eight key employees, including Messrs. Furr, Eby, Nawaz and Manocha, to maximize the prospects for a successful conclusion to the Chapter 11 Cases.

The details of Spansion’s practices with respect to each of the components of the total rewards program, including the modifications highlighted above, are set forth below.

Base Salary

Spansion provides base salaries to compensate Named Executive Officers for services performed during the fiscal year. Each executive officer’s salary is intended to reflect the individual’s job responsibilities and value to Spansion in terms of expertise and performance, taking into account competitive market data and internal pay relationships. For our Named Executive Officers, generally, base salaries were targeted at the 60th percentile of base salaries paid to similarly situated individuals in the Compensation Peer Group.

Base salaries for the Named Executive Officers are evaluated on an annual basis using the criteria described above. Following cost-cutting measures taken in October 2008, annual base salaries were reduced for each of the then-active Named Executive Officers (Messrs. Cambou, Eitan, Sacomani, Manocha, Eby and Nawaz). The base salary for the CEO was reduced by twenty percent, while base salaries for the other Named Executive Officers (and other executive officers) were reduced by ten percent. There was no corresponding reduction in work for the Named Executive Officers. None of our Named Executive Officers were eligible for annual merit salary increases during 2009.

Effective February 9, 2009, the Board of Directors approved an employee retention program that provided for, among other things, the reinstatement of full salary for the Named Executive Officers (other than the Chief Executive Officer) and certain other key employees. The purpose of the employee retention program was to provide an incentive for the Named Executive Officers and certain other key employees to remain employed with us during the reorganization in 2009. On October 8, 2009, following a review of updated market data from the Final Compensation Peer Group, the Committee approved a proposal made by Spansion’s Chief Executive Officer to implement a ten percent reduction in the base salary of the President and Chief Executive Officer and certain of the other currently employed Named Executive Officers effective as of October 19, 2009. Messrs. Kispert, Nawaz, Eby and Manocha each received a ten percent base salary reduction. Mr. Furr did not receive a ten percent reduction in his base salary because he had recently joined Spansion, and Ms. Thoroddsen and Mr. Sarkisian did not receive reductions in their respective salaries because they were engaged by Spansion through consulting arrangements. Mr. Sacomani did not receive a reduction in base salary because of his personal leave agreement. Mr. Kispert’s base salary was restored to $900,000 on May 10, 2010 following our emergence from the Chapter 11 Cases. The annualized base salaries as of the end of fiscal 2008, February 9, 2009, October 19, 2009 and May 10, 2010 for each of our Named Executive Officers, if employed by Spansion on those dates, are as follows:

Name(1)	Base Salary as of December 28, 2008	Base Salary as of February 9, 2009	Base Salary as of October 19, 2009	Base Salary as of May 10, 2010
John H. Kispert	N/A	$900,000	$810,000	$900,000
Randy W. Furr	N/A	N/A	$440,000	$440,000
Ahmed Nawaz	$409,275	$454,750	$409,275	$409,275
Boaz Eitan(2)	$244,695	$271,884	N/A	N/A
Bertrand F. Cambou	$601,020	N/A	N/A	N/A
Dario Sacomani	$400,950	$445,500	$445,500	N/A
Thomas T. Eby	$396,309	$440,343	$396,309	$396,309
Ajit Manocha	$382,500	$425,000	$382,500	N/A

(1)	Ms. Thoroddsen and Mr. Sarkisian are not included in this table because they were paid under consulting agreements.
(2)	Dr. Eitan’s salary was reinstated effective February 25, 2009. The amounts reflect Israel shekels converted to U.S. dollars at an exchange rate of 3.793 shekels per dollar as of December 27, 2009.

Short-Term Performance-Based Incentive Compensation

Historically, the Named Executive Officers had an opportunity to earn annual cash awards under a short-term performance-based incentive compensation plan (the “STIP”) designed to compensate them for the achievement of pre-determined annual corporate objectives and individual objectives that correlate closely with the corporate objectives. The STIP was canceled for 2009. However, in July 2009 the Committee recommended and the U.S. Bankruptcy Court approved an interim incentive plan for key employees to maximize the prospect for a successful conclusion to the Chapter 11 Cases. The Key Employee Incentive Plan (KEIP) provided an incentive for eight key executives, including four Named Executive Officers (Messrs. Furr, Eby, Nawaz and Manocha), for the achievement of specific cash and profit metrics related to our emergence from the Chapter 11 Cases. The objectives for each metric were set at performance levels that we believed would be very difficult to achieve and were approved by Spansion’s creditors. The KEIP performance metrics were as follows:

•	Milestone 1 (measured October 1, 2009 for the prior two fiscal quarters):

•	achieve a minimum corporate cash balance of $176 million; and

•	achieve minimum adjusted EBITDA of $99 million.

•	Milestone 2 (measured April 1, 2010 for the four prior fiscal quarters):

•	achieve minimum adjusted EBITDA of $212 million.

For KEIP purposes, adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, adjusted for (i) any cost identified as bankruptcy or restructuring related including asset impairment, (ii) payments, expenses and settlement costs related to Spansion’s Japanese subsidiaries, and (iii) expenses or credits recorded on unconventional line items in GAAP Operating Income due to unforeseen accounting situations.

The total KEIP award opportunity for our eligible Named Executive Officers was 70 percent of their June 30, 2009 annual base salary, with a maximum opportunity of 100 percent of base salary. Because Mr. Furr was not an employee of Spansion for the entire period, his opportunity was calculated using 75 percent of his annual base salary. Actual awards were determined as follows:

•

Milestone 1: Payment of 17.5 percent of base salary would be made for each of the two metrics assuming the minimum level of performance was achieved, for a total award opportunity of 35 percent of base salary for Milestone 1. No award would be paid for a metric if achievement for that metric was below the minimum objective. No additional amount would be paid if the metrics were exceeded. Payment would be made as soon as possible following the close of the quarter and assessment of Spansion’s performance.

•

Milestone 2: Payment of 35 percent of base salary would be made if the minimum performance is achieved. For EBITDA performance between $212 million and $265 million, an upside award of up to 30% of salary would be earned with the amount of additional award earned calculated using straight line interpolation. Payment would be made on the later of April 1, 2010 or 30 days following confirmation of the Plan of Reorganization.

•	No awards would be paid if Spansion did not achieve the minimum performance objectives for at least one of the metrics.

Spansion exceeded the minimum performance objectives for Milestone 1, achieving a cash balance of $264 million and adjusted EBITDA of $126 million at October 1, 2009. The eligible Named Executive Officers were paid 35 percent of their respective annual base salaries on October 30, 2009. Performance against the objectives for Milestone 2 was assessed as of April 1, 2010. We achieved an adjusted EBITDA of 236.7 million, which resulted in a payment of 49 percent of each eligible Named Executive Officer’s annual base salary. Since the Plan of Reorganization was confirmed by the U.S. Bankruptcy Court on April 16, 2010, payment was made to the Named Executive Officers on May 21, 2010.

The table below describes for each eligible Named Executive Officer the target percentage of base salary, target amount attainable, award as a percent of base salary and actual award amount for that portion of the KEIP that was earned in fiscal 2009 for Milestone 1:

Named Executive Officer	Target Percent of Base Salary	Target Award Amount	Award as Percent of Base Salary	Actual Award Amount
Randy W. Furr(1)	35%	$115,500	35%	$115,500
Ahmed Nawaz	35%	$159,163	35%	$159,163
Thomas T. Eby	35%	$154,120	35%	$154,120
Ajit Manocha	35%	$148,750	35%	$148,750

(1)	Mr. Furr’s base salary, for purposes of the award calculation was 75 percent of his annual base salary.

The table below describes for each eligible Named Executive Officer the target percentage of base salary, target amount attainable, maximum award as a percent of base salary, maximum award amount, award as a percent of base salary and actual award amount for that portion of the KEIP that was earned in fiscal 2009 and 2010 for Milestone 2:

Named Executive Officer	Target Percent of Base Salary	Target Award Amount	Maximum Percent of Base Salary	Maximum Award Amount	Award as Percent of Base Salary	Actual Award Amount
Randy W. Furr(1)	35%	$115,500	65%	$214,500	49%	$161,700
Ahmed Nawaz	35%	$159,163	65%	$295,588	49%	$222,820
Thomas T. Eby	35%	$154,120	65%	$286,223	49%	$215,768
Ajit Manocha(2)	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Mr. Furr’s base salary, for purposes of the award calculation was 75 percent of his annual base salary.
(2)	Mr. Manocha is ineligible for payment based upon achievement of Milestone 2 because he resigned from his employment with Spansion effective February 28, 2010.

The amounts of the KEIP awards for fiscal 2009 for Named Executive Officers are presented in the Non-Equity Incentive Plan Compensation column of the Fiscal 2009 Summary Compensation Table on page [96].

Other Performance-Based Incentive Compensation

In order to provide Mr. Kispert additional incentive to maximize the value of Spansion during the pendency of the Chapter 11 Cases and to pursue transactions that could benefit Spansion’ stockholders, the Board approved a special one-time bonus opportunity for Mr. Kispert. As set forth in Mr. Kispert’s February 12, 2009 offer letter, or Offer Letter, Mr. Kispert is entitled to a bonus of $1.75 million upon the first to occur of either of the following transactions, each a Transaction:

•

A merger or consolidation of Spansion with any other corporation which constitutes a change in ownership of the securities of Spansion representing more than fifty percent (50%) of the total voting power represented by Spansion’s then outstanding securities, other than a merger or consolidation which would result in holders of our pre-transaction debts generally holding at least fifty percent (50%) of the total voting power represented by the voting securities of Spansion or such surviving entity outstanding immediately after such merger or consolidation; or

•

The sale, lease or other disposition by Spansion of all or substantially all of our assets, which occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from us that have a total gross fair market value equal to or more than eighty-five percent (85%) of the total fair market value of all of our assets immediately prior to such acquisition or acquisitions;

provided, however, that the payment of such bonus is subject to certain additional conditions as set forth in the Offer Letter.

On July 9, 2009, the Board amended the bonus opportunity to provide that upon either Spansion’s successful closing of a Transaction or the U.S. Bankruptcy Court’s confirmation of the Plan of Reorganization (which occurred on April 16, 2010) Mr. Kispert would be entitled to the $1.75 million bonus, provided that such Transaction or Plan of Reorganization confirmation occurred on or prior to March 31, 2010. Because of unexpected delays in obtaining the U.S. Bankruptcy Court’s confirmation of the Plan of Reorganization which were not within Mr. Kispert’s control, we filed a motion with the U.S. Bankruptcy Court seeking to extend the March 31, 2010 deadline for completion to May 31, 2010. Our motion was approved by the U.S. Bankruptcy Court and the $1.75 million bonus was paid to Mr. Kispert on May 28, 2010.

Long-Term Equity-Based Incentive Compensation

A fundamental tenet of our compensation philosophy has been that equity participation by the Named Executive Officers creates a vital long-term partnership between the Named Executive Officers and our stockholders. We believe that equity-based compensation promotes equity ownership among the Named Executive Officers, drives performance toward the achievement of long-term stockholder value, provides balance to the awards provided under the STIP, and helps to promote the retention of the officers through vesting contingencies. Historically, one of our stockholder-approved equity plans is our long-term incentive plan (the “LTIP”), which is designed to align the interests of the Named Executive Officers over a multi-year period directly with the interests of stockholders. As a result of the Chapter 11 Cases, the Committee did not grant equity awards to any employees, including the Named Executive Officers, in fiscal 2009. Under the Plan of Reorganization, all of our equity securities, including all shares of our Class A Common Stock and stock option awards to purchase shares of our Class A Common stock were cancelled upon our emergence from the Chapter 11 Cases on May 10, 2010.

Change of Control Agreements

The Committee recognizes that from time to time Spansion may consider potential transactions that could result in a change of control of the ownership and management of Spansion. Therefore, the Committee determined that it is in the best interests of Spansion and its stockholders to provide the Named Executive Officers with an incentive in the form of certain benefits to maintain their focus and dedication to Spansion notwithstanding a possible transaction that could result in a change of control. Generally, change of control benefits for our Named Executive Officers are in the form of enhanced severance benefits as described for each of our Named Executive Officers below under the heading “Agreements with Executive Officers.” During 2009, we also were party to a change of control severance agreement with Mr. Nawaz that provided him with benefits in the amount of two times the aggregate of his base salary and his target bonus opportunity under the STIP, accelerated vesting of equity awards and reimbursement for healthcare continuation coverage upon certain terminations of his employment following a change of control. Mr. Nawaz’s change of control severance agreement was terminated on April 10, 2010 in connection with the Chapter 11 Cases.

In May 2010, Mr. John Kispert entered into a change of control severance agreement with Spansion. In August 2010, each of Mr. Nawaz and Mr. Eby entered into a new change of control severance agreement with Spansion. Under the new change of control severance agreements, the individuals will be entitled to receive a cash severance payment equal to 12-24 months base salary, accelerated vesting of all outstanding unvested equity awards, and payment of health coverage (medical, dental and vision) for the same period. Cash severance payments under the change of control severance agreements are to be paid in lump sum no later than 60 days after the effective date of the employment termination.

Benefits and Perquisites

Retirement Savings Plan. The Spansion Retirement Savings Plan (the “401(k) Plan”) is a tax-qualified 401(k) plan to which all U.S. employees may contribute on a before-tax basis up to the lesser of 89 percent of eligible pay or the contribution limit prescribed by the Internal Revenue Code. Prior to February 2009, Spansion contributed to each employee’s 401(k) account $0.50 on each $1 of pay deferred by employees under the 401(k) Plan. Spansion’s contributions were capped at three percent of the employee’s pay. All contributions to the 401(k) Plan, including Spansion’s matching contributions, are fully vested at the time the contribution is made. In February 2009, Spansion determined that it was in the best interest of the shareholders to suspend the Spansion matching contribution to each employee’s 401(k) account.

Executive Deferred Compensation Program. The Named Executive Officers, as well as our other U.S. executives, were eligible to participate in the Spansion Executive Deferred Compensation (“EDC”) Plan, which we put in place to mitigate the impact of the Named Executive Officers and other highly compensated employees being unable to make the maximum contribution permitted under the 401(k) plan due to certain limitations imposed by the Internal Revenue Code. None of the Named Executive Officers participated in the EDC Plan in 2009. The EDC Plan was terminated in April 2010.

Life and Long-Term Disability Insurance. We provide the Named Executive Officers who are employed in the U.S. with life insurance such that the executive officer’s beneficiary will receive a death benefit of up to three times the executive’s annual salary, up to a maximum of $3 million. In addition, the Named Executive Officers are eligible to participate in our Executive Long-Term Disability Plan, which pays up to $20,000 a month if an executive is unable to work due to a disability.

Other Health and Welfare Benefits, Perquisites and Termination Provisions. Spansion offers health and welfare benefits, in accordance with applicable local regulations and competitive practice, to employees in all of the countries in which we operate. During fiscal 2009, the Named Executive Officers were eligible to participate in those plans offered in their respective work locations. We also provided the Named Executive Officers with a monthly automobile allowance and company-paid financial counseling benefits. The automobile allowance and financial counseling benefits were canceled in February 2009, following a review of competitive practices and affordability. No adjustments to salary were made as a result of the elimination of these plans. We may offer relocation benefits to employees when their job requires relocation. In the event that an executive officer voluntarily terminates his or her employment, additional benefits may be provided based on the circumstances of the termination as discussed on page [99] under “—Potential Payments upon Termination, a Change of Control or Other Event.” Named Executive Officers who are terminated may be required to repay to Spansion a portion of any relocation benefits, sign-on bonus or retention bonus, depending on the terms of their agreement with Spansion.

Fiscal 2009 Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the Named Executive Officers for the fiscal year ended December 27, 2009. No stock or option awards were granted to the Named Executive Officers in fiscal 2009, no defined benefit pension plan was offered to the Named Executive Officers in fiscal 2009, and none of the Named Executive Officers elected to defer compensation under our EDC Plan in fiscal 2009.

During 2009, Spansion experienced several changes within the Named Executive Officer group described in the Compensation Discussion and Analysis, above. Our two Interim Chief Financial Officers were non-employees and were engaged through consulting agreements with Spansion. They were not eligible for any compensation other than a monthly consulting fee and reimbursement of business expenses.

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total($)
John H. Kispert	2009	796,155		—	—	—	—	8,400	804,555
President and Chief Executive Officer

Randy W. Furr	2009	220,000		—	—	—	115,500	515	336,015
Executive Vice President and Chief Financial Officer

Ahmed Nawaz	2009	440,758		—	—	—	159,163	6,069	605,990
Executive Vice President,	2008	437,391		—	108,720	119,556	—	39,013	704,680
Worldwide Sales	2007	425,000		—	274,810	318,975	40,000	236,559	1,295,344

Boaz Eitan(5)	2009	78,157		—	—	—	—	123,547	201,704
Former Interim President	2008	216,901		—	—	—	—	29,330	246,231

Bertrand F. Cambou(6)	2009	60,102		—	—	—	—	791,681	851,783
Former President and Chief	2008	708,345		—	265,760	292,248	—	37,680	1,304,033
Executive Officer	2007	703,038		—	780,750	906,225	125,000	39,447	2,554,460

Nathan M. Sarkisian(7)	2009	280,571		—	—	—	—	—	280,571
Former Interim Chief Financial Officer

Thora Thoroddsen(8)	2009	600,000	(8)	—	—	—	—	—	600,000
Former Interim Chief Financial Officer

Dario Sacomani(9)	2009	440,360		—	—	—	—	26,603	466,963
Former Executive Vice President	2008	425,873		—	144,960	159,408	—	98,219	828,460
and Chief Financial Officer	2007	395,769		—	312,300	362,490	60,000	143,016	1,273,575

Thomas T. Eby	2009	419,173		—	—	—	154,120	6,082	579,375
Senior Vice President, Strategy and	2008	423,533		—	108,720	119,556	—	34,792	686,601
Communications	2007	404,368		—	312,300	362,490	40,000	50,172	1,169,330

Ajit Manocha(10)	2009	411,923		—	—	—	148,750	6,197	566,870
Former Executive Vice President,	2008	415,192		150,000	89,400	92,558	—	33,110	780,260
Operations	2007	16,346		150,000	—	—	—	923	167,269

(1)	The amounts shown in the Salary column reflect 52 weeks of salary in each of fiscal years 2007, 2008, and 2009 for the Named Executive Officers who were employed by Spansion for the full fiscal years. All Named Executive Officers were employed for the full years except as noted.
(2)	The amounts shown in the Stock Awards column reflect the aggregate grant date fair value for stock awards granted during fiscal years ended December 30, 2007 and December 28, 2008. No Stock Awards were granted in fiscal year ended December 27, 2009.
(3)	The amounts shown in the Option Awards column reflect the aggregate grant date fair value for non-qualified stock option awards granted during fiscal years ended December 30, 2007 and December 28, 2008. No Option Awards were granted in fiscal year ended December 27, 2009.
(4)	The amounts shown in the All Other Compensation column reflect the following compensation for each Named Executive Officer. At a minimum, values exceeding ten percent of the total amount of perquisites and personal benefits are specified in these footnotes:

•

Matching 401(K) contributions in fiscal 2007 for each of Dr. Cambou and Messrs. Sacomani, Nawaz and Eby of $6,750. The contribution in fiscal 2008 for each of Dr. Cambou and Messrs. Kispert, Sacomani, Nawaz, Eby and Manocha was $6,900. The contribution in fiscal 2009 for each of Dr. Cambou and Messrs. Sacomani, Nawaz, Eby and Manocha of $3,486, $7,350, $2,365, $2,414, $2,109 and $2,256, respectively.

•

Car allowance for fiscal 2007 and fiscal 2008 for each of Dr. Cambou and Messrs. Sacomani, Nawaz and Eby was $24,000. The allowance in fiscal 2008 for Mr. Manocha was $24,000. The allowance in fiscal 2009 for Dr. Cambou was $3,692 and for each of Messrs. Sacomani, Nawaz, Eby and Manocha was $3,046.

•	Financial planning services reimbursements in fiscal 2007 to Dr. Cambou of $6,600. The reimbursements in 2008 to Dr. Cambou and Mr. Nawaz were $6,000 and $5,300, respectively.

•	Vacation balances upon termination were paid in fiscal 2009 to Drs. Cambou and Eitan in the amount of $32,993 and $20,780, respectively. Mr. Eby received a vacation cash payout in 2007 of $14,932.

•

Relocation and/or temporary living expense paid in fiscal 2007 to Messrs. Sacomani and Nawaz in the amounts of $107,435 and $202,279, respectively. Expense paid to Messrs. Sacomani and Nawaz in fiscal 2008 of $66,538 and $2,033, respectively. Expense paid to Mr. Sacomani in fiscal 2009 of $20,679.

•	Severance benefits paid in fiscal 2009 to Drs. Cambou and Eitan in the amounts of $751,275 and $100,349, respectively.

(5)	Dr. Eitan resigned as Interim President on February 3, 2009. Amounts in the Summary Compensation chart were converted to U.S. dollars from Israeli shekel using the exchange rate at each fiscal year end.
(6)	Dr. Cambou resigned as President and Chief Executive Officer effective February 2, 2009.
(7)	Mr. Sarkisian resigned as Interim Chief Financial Officer on June 25, 2009 and continued to serve as a consultant to Spansion.
(8)	Ms. Thoroddsen was retained as a consultant through Brincko Associates. The amount reflects payment for her services made to Brinkco Associates. Ms. Thoroddsen was then paid by Brincko Associates. No payments were made by Spansion directly to Ms. Thoroddsen. Ms. Thoroddsen resigned as Interim Chief Financial Officer on April 24, 2009 and continued to serve as a consultant to Spansion.
(9)	Mr. Sacomani resigned as Executive Vice President and Chief Financial Officer on April 10, 2009. He was a part-time employee for a transition period of nine months.
(10)	Mr. Manocha resigned as Executive Vice President, Worldwide Operations effective February 28, 2010.

Grants of Plan-Based Awards for Fiscal 2009

The table below summarizes all grants of plan-based awards to the Named Executive Officers during fiscal 2009, which ended on December 27, 2009. No restricted stock unit or stock option awards were granted to the Named Executive Officers in fiscal 2009.

Name	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
	Target ($)	Maximum ($)
Randy W. Furr	231,000	330,000
Ahmed Nawaz	318,326	454,750
Thomas T. Eby	308,240	440,343
Ajit Manocha	148,750	N/A	(2)

(1)	Reflects the combined bonus amounts for Milestones 1 and 2 under the Key Employee Incentive Plan, as described in “Compensation Discussion and Analysis—Short-Term Performance-Based Incentive Compensation.” The target award (50 percent of the above Target amount) was earned for Milestone 1 in fiscal 2009.
(2)	Mr. Manocha is ineligible for payment based on achievement of Milestone 2 because he resigned from his employment with us effective February 28, 2010.

Outstanding Equity Awards at Fiscal 2009 Year-End

The table below summarizes the outstanding Spansion equity awards held and exercisable by Named Executive Officers at the end of fiscal 2009. For fiscal 2009, Spansion did not offer an equity incentive plan, as defined under Item 402(a)(6)(iii) of Regulation S-K. Pursuant to the Plan of Reorganization, all of our equity securities, including all shares of our Class A Common Stock and stock option awards to purchase shares of our Class A Common Stock were cancelled upon our emergence from the Chapter 11 Cases.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Name	Exercisable	Unexercisable
Bertrand F. Cambou	168,749	—		12.00	12/15/2012	—		—
	82,031	—		10.41	04/20/2014	—		—

Dario Sacomani	93,749	31,251	(3)	14.74	03/03/2013	—		—
	32,812	41,188	(4)	10.41	04/20/2014	—		—
	—	120,000	(5)	3.02	04/28/2015	—		—

Thomas T. Eby	117,187	7,813	(6)	12.00	12/15/2012	—		—
	46,875	28,125	(4)	10.41	04/20/2014	11,250	(7)	1,181
	33,750	56,250	(5)	3.02	04/28/2015	22,500	(8)	2,363

Ahmed Nawaz	56,250	18,750	(9)	14.93	12/07/2013	—		—
	18,750	11,250	(4)	10.41	04/20/2014	—		—
	20,312	12,188	(10)	11.53	06/13/2014	—		—
	33,750	56,250	(5)	3.02	04/28/2015	—		—

Ajit Manocha	32,812	42,188	(11)	2.98	02/21/2015	16,875	(12)	1,772

(1)	Each restricted stock unit represents a contingent right to receive one share of Spansion Class A Common Stock. There is no exercise price.
(2)	Based on closing price of $0.105 of Spansion Class A Common Stock on December 24, 2009.
(3)	The stock option was granted on March 3, 2006 and vests over a four-year period, with 25 percent of the shares vesting on January 28, 2007, and the remaining shares vesting in equal quarterly installments over the remaining 36 months beginning April 28, 2007.
(4)	The stock option was granted on April 20, 2007 and vests over a four-year period, with 25 percent of the shares vesting on the anniversary of the date of grant and the remaining shares vesting in equal quarterly installments over the remaining 36 months beginning July 20, 2007.
(5)	The stock option was granted on April 28, 2008 and vests over a four-year period, with 25 percent of the shares vesting on the anniversary of the date of grant and the remaining shares vesting in equal quarterly installments over the remaining 36 months beginning April 28, 2009.
(6)	The stock option was granted on December 15, 2005 and vests over a four-year period, with 25 percent of the shares vesting on January 28, 2007 and the remaining shares vesting in equal quarterly installments over the remaining 36 months beginning April 28, 2007.
(7)	The restricted stock unit award was granted on April 20, 2007 and vests over a four-year period, with 25 percent of the shares vesting on the anniversary of the date of grant and the remaining shares vesting in equal quarterly installments over the remaining 36 months beginning July 20, 2007. The unvested shares were voluntarily cancelled by the Named Executive Officer on December 15, 2009.
(8)	The restricted stock unit award was granted on April 28, 2008 and vests over a four-year period with 25 percent of the shares vesting on the anniversary of the date of grant and the remaining shares vesting in equal quarterly installments over the remaining 36 months beginning April 28, 2009.
(9)	The stock option was granted on December 7, 2006 and vests over a four-year period, with 25 percent of the shares vesting on the anniversary of the date of grant and the remaining shares vesting in equal quarterly installments over the remaining 36 months beginning December 7, 2007.
(10)	The stock option was granted on June 13, 2007 and vests over a four-year period, with 25 percent of the shares vesting on the anniversary of the date of grant and the remaining shares vesting in equal quarterly installments over the remaining 36 months beginning September 13, 2008.
(11)	The stock option was granted on February 21, 2008 and vests over a four-year period, with 25 percent of the shares vesting on the anniversary of the date of grant and the remaining shares vesting in equal quarterly installments over the remaining 36 months beginning February 21, 2009.
(12)	The restricted stock unit award was granted on February 21, 2008 and vests over a four-year period with 25 percent of the shares vesting on the anniversary of the date of grant and the remaining shares vesting in equal quarterly installments over the remaining 36 months beginning February 21, 2009.

Option Exercises and Stock Vested for Fiscal 2009

The table below summarizes the Spansion restricted stock units held by Named Executive Officers that vested during fiscal 2009. There were no stock option exercises by Named Executive Officers during fiscal 2009.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Bertrand F. Cambou	11,831	930
Dario Sacomani	1,875	169
Ahmed Nawaz	24,750	3,585
Thomas T. Eby	26,716	4,104
Ajit Manocha	13,125	1,181

(1)	The value realized equals the fair market value of Spansion Class A Common Stock on the vesting date, as measured by the closing price on that date, multiplied by the number of shares that vested.

Potential Payments upon Termination, a Change of Control or Other Event

Following is a general discussion of the compensation available to our Named Executive Officers in the event an executive’s employment terminates. The actual payments can be determined only at the time of the executive’s separation from Spansion, as illustrated by the tables that follow.

Termination for Any Reason

When employment terminates for any reason, each Named Executive Officer is entitled to receive compensation earned during the time the executive was employed. Such compensation includes:

•	Compensation earned during the fiscal year;

•	Vested equity awards issued under any Spansion equity plan pursuant to the applicable terms and conditions of each award;

•	Amounts deferred under the EDC Plan;

•	Benefits accrued under Spansion’s Retirement Savings Plan; and

•	Accrued unused vacation pay for which they were eligible under the terms of our bankruptcy proceedings.

Termination Due to Death

In the event employment termination is due to death, in addition to compensation listed above under “Termination for Any Reason,” each Named Executive Officer’s beneficiary receives all or a pro-rata portion of the payment he or she would otherwise have been entitled to receive under the STIP, as long as the Named Executive Officer was an active participant in the STIP for at least six months of the plan year, and life insurance benefits, and if eligible, a survivor income benefit. In addition, if the executive has at least 15 years of service, all equity awards that would have vested any time during the calendar year in which the death occurred are accelerated to vest on the executive’s employment termination date. Some awards also require the executive to be at least 50 years of age. The STIP provision was not applicable for fiscal 2009, though we have assumed that each Named Executive Officer would have been eligible for a pro-rated portion of his KEIP Incentive.

Termination Due to Disability

In the event employment is terminated due to a disability, in addition to compensation listed above under “Termination for Any Reason,” each Named Executive Officer is eligible to receive benefits under the Spansion disability plans in which he or she participated at the time of the termination; and if the executive has at least 15 years of service, all equity awards that would have vested any time during the calendar year in which the disability occurred are accelerated to vest on the executive’s employment termination date. Some awards also require the executive to be at least 50 years of age.

Involuntary Termination in Connection with a Reduction in Force

In the event employment termination is involuntary due to a reduction in force, in addition to any compensation due under “Termination for Any Reason” listed above, each Named Executive Officer receives a lump sum severance payment equivalent to two months of COBRA medical insurance premiums (grossed up to cover taxes).

Termination in Connection With a Change of Control

Only Mr. Nawaz was eligible for enhanced severance payments in the event of certain terminations of employment following a change of control as of fiscal year end. Pursuant to his change of control severance agreement, Mr. Nawaz would receive, subject to certain conditions, the following benefits in the event of a change of control and termination of employment:

•	A lump sum separation payment of two times the aggregate of his base salary and his target bonus opportunity;

•	Acceleration of unvested equity;

•	Reimbursement for premium payments for medical and dental COBRA continuation coverage for a limited time; and

•	In certain cases, tax-related benefits.

The Agreement with Mr. Nawaz was terminated in April 2010 in connection with the Chapter 11 Cases.

The following tables show the potential payments that would have been made to each of the Named Executive Officers if their employment with us had terminated as of December 27, 2009 and they were otherwise active Spansion employees on that date.

John H. Kispert

Executive Benefits and Payments Upon Termination as of December 27, 2009	Voluntary Termination	Involuntary Not for Cause Termination (Reduction in Force)	For Cause Termination	Involuntary or for Good Reason Following Change of Control Within 24 Months(1)	Death	Disability
Benefits and Perquisites:
Post-Employment Health Insurance (COBRA)	—	$3,602	—	—	—	—
Life Insurance Proceeds	—	—	—	—	$2,000,000	—
AD&D	—	—	—	—	$500,000	—
Survivor Income Benefit	—	—	—	—	$4,000	—
Accrued Vacation Pay	$8,119	$8,119	$8,119	$8,119	$8,119	$8,119
Subtotal:	$8,119	$11,721	$8,119	$8,119	$2,512,119	$8,119
Vested Benefits:
Retirement Savings Plan	$36,279	$36,279	$36,279	$36,279	$36,279	$36,279
Subtotal:	$36,279	$36,279	$36,279	$36,279	$36,279	$36,279
TOTAL	$44,398	$48,000	$44,398	$44,398	$2,548,398	$44,398

(1)	Mr. Kispert became eligible for Change of Control benefits upon the effectiveness of Spansion’s Plan of Reorganization.

Randy W. Furr

Executive Benefits and Payments Upon Termination as of December 27, 2009	Voluntary Termination	Involuntary Not for Cause Termination (Reduction in Force)		For Cause Termination	Involuntary or for Good Reason Following Change of Control Within 24 Months(1)		Death		Disability
Compensation:
Base Salary	—	—		—	—		—		—
Short-term Incentive	—	$57,750	(2)	—	$57,750	(2)	$57,750	(2)	$57,750	(2)
Long-term Incentive
Stock Options—Unvested and Accelerated	—	—		—	—		—		—
Restricted Stock Units—Unvested and Accelerated	—	—		—	—		—		—
Bonus Repayment	—	—		—	—		—		—
Subtotal:	—	$57,750		—	$57,750		$57,750		$57,750

Benefits and Perquisites:
Post-Employment Health Insurance (COBRA)	—	$2,609		—	—		—		—
Life Insurance Proceeds	—	—		—	—		$1,321,000		—
AD&D	—	—		—	—		$750,200		—
Survivor Income Benefit	—	—		—	—		$4,000		—
Accrued Vacation Pay	$3,459	$3,459		$3,459	$3,459		$3,459		$3,459
Subtotal:	$3,459	$6,068		$3,459	$3,459		$2,070,459		$3,459

Vested Benefits:
Stock Awards
Retirement Savings Plan	$14,637	$14,637		$14,637	$14,637		$14,637		$14,637
Subtotal:	$14,637	$14,637		$14,637	$14,637		$14,637		$14,637
TOTAL	$18,096	$78,455		$18,096	$75,846		$2,150,846		$75,846

(1)	Mr. Furr became eligible for Change of Control benefits upon the effectiveness of Spansion’s Plan of Reorganization.
(2)	Mr. Furr would be eligible to receive a prorated portion of the KEIP incentive for Milestone 2, which is estimated for these purposes at target and prorated at 50 percent.

Dario Sacomani

Executive Benefits and Payments Upon Termination as of December 27, 2009	Voluntary Termination	Involuntary Not for Cause Termination (Reduction in Force)	For Cause Termination	Involuntary or for Good Reason Following Change of Control Within 24 Months	Death	Disability
Compensation:
Base Salary	—	—	—	—	—	—
Short-term Incentive	—	—	—	—	—	—
Long-term Incentive
Stock Options—Unvested and Accelerated	—	—	—	—	—	—
Restricted Stock Units—Unvested and Accelerated	—	—	—	—	—	—
Bonus Repayment	—	—	—	—	—	—
Subtotal:	—	—	—	—	—	—

Benefits and Perquisites:
Post-Employment Health Insurance (COBRA)	—	$3,602	—	—	—	—
Life Insurance Proceeds	—	—	—	—	$1,000,000	—
Survivor Income Benefit	—	—	—	—	$4,000	—
Accrued Vacation Pay	$22,555	$22,555	$22,555	$22,555	$22,555	$22,555
Subtotal:	$22,555	$26,157	$22,555	$22,555	1,026,555	$22,555

Vested Benefits:
Stock Awards	—	—	—	—	—	—
Retirement Savings Plan	$108,976	$108,976	$108,976	$108,976	$108,976	$108,976
Subtotal:	$108,976	$108,976	$108,976	$108,976	$108,976	$108,976
TOTAL	$131,531	$135,133	$131,531	$131,531	$1,135,531	$131,531

Ahmed Nawaz

Executive Benefits and Payments Upon Termination as of December 27, 2009	Voluntary Termination	Involuntary Not for Cause Termination (Reduction in Force)		For Cause Termination	Involuntary or for Good Reason Following Change of Control Within 24 Months(1)		Death		Disability
Compensation:
Base Salary	—	—		—	$818,550		—		—
Short-term Incentive	—	$79,582	(2)	—	$79,582	(2)	$79,582	(2)	$79,582	(2)
Long-term Incentive
Stock Options—Unvested and Accelerated	—	—		—	—		—		—
Restricted Stock Units—Unvested and Accelerated	—	—		—	—		—		—
Subtotal:	—	$79,582		—	$898,132		$79,582		$79,582

Benefits and Perquisites:
Post-Employment Health Insurance (COBRA)	—	$2,609		—	$35,746		—		—
Life Insurance Proceeds	—	—		—	—		$1,000,000		—
Survivor Income Benefit	—	—		—	—		$4,000		—
Accrued Vacation Pay	—	—		—	—		—		—
Subtotal	—	$2,609		—	$35,746		$1,004,000		—

Vested Benefits:
Stock Awards	—	—		—	—		—		—
Retirement Savings Plan	$78,768	$78,768		$78,768	$78,768		$78,768		$78,768
Subtotal:	$78,768	$78,768		$78,768	$78,768		$78,768		$78,768
TOTAL	$78,768	$160,959		$78,768	$1,012,646		$1,162,350		$158,350

(1)	Mr. Nawaz is eligible to receive 2 times his annual base salary of $409,275 upon termination as described under “Change of Control” above.
(2)	Mr. Nawaz would be eligible to receive a prorated portion of the KEIP incentive for Milestone 2, which is estimated for these purposes at target and prorated at 50 percent.

Thomas T. Eby

Executive Benefits and Payments Upon Termination as of December 27, 2009	Voluntary Termination	Involuntary Not for Cause Termination (Reduction in Force)		For Cause Termination	Involuntary or for Good Reason Following Change of Control Within 24 Months		Death		Disability
Compensation:
Base Salary	—	—		—	—		—		—
Short-term Incentive	—	$77,060	(1)	—	$77,060	(1)	$77,060	(1)	$77,060	(1)
Long-term Incentive
Stock Options—Unvested and Accelerated	—	—		—	—		—		—
Restricted Stock Units—Unvested and Accelerated	—	—		—	—		—		—
Subtotal:	—	$77,060		—	$77,060		$77,060		$77,060

Benefits and Perquisites:
Post-Employment Health Insurance (COBRA)	—	$3,602		—	—		—		—
Life Insurance Proceeds	—	—		—	—		1,189,000		—
Survivor Income Benefit	—	—		—	—		4,000		—
Accrued Vacation Pay	—	—		—	—		—		—
Subtotal:	$—	$3,602		$—	$—		$1,193,000		$—

Vested Benefits:
Stock Awards	—	—		—	—		—		—
Retirement Savings Plan	$735,839	$735,839		$735,839	$735,839		$735,839		$735,839
Subtotal:	$735,839	$735,839		$735,839	$735,839		$735,839		$735,839
TOTAL	$735,839	$816,501		$735,839	$812,899		$2,005,899		$812,899

(1)	Mr. Eby would be eligible to receive a prorated portion of the KEIP incentive for Milestone 2, which is estimated for these purposes at target and prorated at 50 percent.

Ajit Manocha

Executive Benefits and Payments Upon Termination as of December 27, 2009	Voluntary Termination	Involuntary Not for Cause Termination (Reduction in Force)		For Cause Termination	Involuntary or for Good Reason Following Change of Control Within 24 Months		Death		Disability
Compensation:
Base Salary	—	—		—	—		—		—
Short-term Incentive	—	$74,375	(1)	—	$74,375	(1)	$74,375	(1)	$74,375	(1)
Long-term Incentive
Stock Options—Unvested and Accelerated	—	—		—	—		—		—
Restricted Stock Units—Unvested and Accelerated	—	—		—	—		—		—
Subtotal:	—	$74,375		—	$74,375		$74,375		$74,375

Benefits and Perquisites:
Post-Employment Health Insurance (COBRA)	—	3,602		—	—		—		—
Life Insurance Proceeds	—	—		—	—		$2,211,000		—
AD&D	—	—		—	—		$500,000		—
Survivor Income Benefit	—	—		—	—		$4,000		—
Accrued Vacation Pay	—	—		—	—		—		—
Subtotal	—	$3,602		—	—		$2,715,000		—

Vested Benefits:
Stock Awards	—	—		—	—		—		—
Retirement Savings Plan	$57,322	$57,322		$57,322	$57,322		$57,322		$57,322
Subtotal:	$57,322	$57,322		$57,322	$57,322		$57,322		$57,322
TOTAL	$57,322	$135,299		$57,322	$131,697		$2,846,697		$131,697

(1)	Mr. Manocha would have been eligible to receive a prorated portion of the KEIP incentive for Milestone 2, which is estimated for these purposes at target and prorated at 50 percent. Mr. Manocha resigned effective February 28, 2010 and did not receive any prorated portion of the KEIP incentive for Milestone 2.

Mitigation of Risk Relating to Compensation

Spansion has reviewed its compensation plans, practices and policies and has determined that it does not have any such plans, practices or policies that create risks that are reasonably likely to have a material adverse effect on Spansion.

Tax and Accounting Implications Associated with Compensation

$1 Million Deduction Limit. Section 162(m) of the Internal Revenue Code, or Code, generally limits a tax deduction to public corporations for certain executive compensation in excess of $1 million per taxable year. Certain types of compensation are deductible only if performance criteria are approved by stockholders. The Committee will endeavor to structure compensation plans to achieve maximum deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives. While the Committee will consider deductibility under Section 162(m) with respect to future compensation arrangements with Named Executive Officers, deductibility will not be the sole factor used in ascertaining appropriate levels or modes of compensation. Since corporate objectives may not always be consistent with the requirements for full deductibility, certain compensation paid by Spansion in the future may not be fully deductible under Section 162(m). For 2009, all elements of compensation paid to the Named Executive Officers were fully deductible by Spansion.

Accounting for Equity-Based Compensation. Beginning on December 26, 2005, Spansion began accounting for equity-based awards in accordance with the requirements of FASB Statement 123(R) “Share-Based Payment,” which has been codified as ASC Topic 718.

Agreements with Executive Officers

John H. Kispert. On February 2, 2009, the Board appointed Mr. Kispert as our President and Chief Executive Officer. In addition, the Board appointed Mr. Kispert to serve as a Class III member of the Board of Directors (as a Class A director). On February 12, 2009, we entered into the Offer Letter with Mr. Kispert, pursuant to which he is entitled to compensation of $75,000 per month. We paid Mr. Kispert a nonrefundable advance of four months’ salary. In addition, Mr. Kispert is entitled to a bonus of $1.75 million upon the first to occur of either of the following Transactions:

•

A merger or consolidation of Spansion with any other corporation which constitutes a change in ownership of the securities of Spansion representing more than fifty percent (50%) of the total voting power represented by Spansion’s then outstanding securities, other than a merger or consolidation which would result in holders of our pre-transaction debts generally holding at least fifty percent (50%) of the total voting power represented by the voting securities of Spansion or such surviving entity outstanding immediately after such merger or consolidation; or

•

The sale, lease or other disposition by Spansion of all or substantially all of our assets, which occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from us that have a total gross fair market value equal to or more than eighty-five percent (85%) of the total fair market value of all of our assets immediately prior to such acquisition or acquisitions;

provided, however, that the payment of such bonus is subject to certain additional conditions as set forth in the Offer Letter.

On July 9, 2009, the Board of Directors approved an amendment (the “Amendment”) to the Offer Letter. Under the Amendment, Mr. Kispert is entitled to a bonus in the amount of $1.75 million upon either Spansion’s successful closing of a Transaction or the U.S. Bankruptcy Court’s confirmation of the Plan of Reorganization (which occurred on April 16, 2010), provided that such Transaction or Plan of Reorganization confirmation occurs on or prior to March 31, 2010. We filed a motion with the U.S. Bankruptcy Court seeking to extend the March 31, 2010 date to May 31, 2010 in order to pay the bonus to Mr. Kispert. Our motion was approved by the U.S. Bankruptcy Court and the $1.75 million bonus was paid to Mr. Kispert on May 28, 2010.

On October 8, 2009, the Committee approved Mr. Kispert’s proposal to implement a ten percent reduction in the base salary of Mr. Kispert and other executives, including the Named Executive Officers, effective October 19, 2009. Mr. Kispert’s base salary was restored to $900,000 on May 10, 2010 following our emergence from the Chapter 11 Cases.

Mr. Kispert also (i) receives comprehensive benefits, including medical, dental, life and disability coverage; and (ii) may participate in our 401(k) retirement savings plan and executive deferred compensation plan as long as such plans remain generally available to Spansion.

Randy W. Furr. On June 4, 2009, we entered into an employment offer letter, or the Furr Offer Letter, with Mr. Furr in connection with his appointment as Spansion’s Executive Vice President and Chief Financial Officer, effective as of June 29, 2009. Pursuant to the Furr Offer Letter, Mr. Furr is entitled to compensation of $36,667 per month. Mr. Furr may also (i) receive comprehensive benefits, including medical, dental, life and disability coverage; (ii) participate in Spansion’s 401(k) retirement savings plan; and (iii) participate in any executive incentive plan that we adopt. Mr. Furr’s target bonus opportunity in any executive incentive plan that is adopted will be 70 percent of his annual base salary, with at maximum award of 100 percent of base salary. The Furr Offer Letter also provides that subject to certain other conditions, Mr. Furr will receive a change of control agreement pursuant to which he will receive (i) a lump sum payment of up to 24 months of his salary, (ii) up to 24 months of continued health coverage, and (iii) 100 percent accelerated vesting of any of Spansion’s equity that he holds, if within 12 months following a change of control of Spansion, Spansion terminates his employment without cause, or if he terminates his employment for good reason. In addition, if Spansion terminates Mr. Furr’s employment without cause or Mr. Furr terminates his employment with good reason, in either case more than six months after Mr. Furr’s employment commences but either prior to a change of control or more than 12 months after a change of control, in exchange for a general release of claims against us, Mr. Furr will receive (i) a lump sum payment of 12 months of his base salary and 12 months of continued health coverage if the termination occurs after he has been employed by Spansion for six months but before he reaches the 24 month anniversary of his employment with Spansion; or (ii) a lump sum payment of 24 months of his base salary and 24 months of continued health coverage if the termination occurs after the 24 month anniversary of his employment with Spansion. These severance and change of control provisions became effective upon the effectiveness of our Plan of Reorganization.

Boaz Eitan. On March 18, 2008, in connection with our acquisition of Saifun Semiconductors Limited, or Saifun, the Board of Directors appointed Dr. Boaz Eitan as a member of the Board effective as of the closing of the acquisition. Dr. Eitan served as a Class II director until May 10, 2010. We also entered into a Noncompetition and Retention Agreement with Dr. Eitan whereby he received an annual gross salary equal to the Israeli shekel equivalent of $260,000 (as determined according to the representative rate of exchange published by the Bank of Israel). In addition, Dr. Eitan was eligible for an annual performance bonus and one time retention bonus if he remained employed by Spansion at the one year anniversary of the closing of the Saifun acquisition. Dr. Eitan remained employed by Spansion at the one year anniversary of the Saifun acquisition closing but did not receive the retention bonus due to the commencement of the Chapter 11 Cases. The Noncompetition and Retention Agreement also contains a two-year non-competition provision and a two-year non-solicitation provision. Dr. Eitan did not receive any additional compensation for his service as Interim President in February 2009. Dr. Eitan resigned from his employment with Spansion in March 2009 and no longer served on the Board of Directors upon our emergence from the Chapter 11 Cases in accordance with the Plan of Reorganization.

Bertrand F. Cambou. On January 30, 2009, Dr. Bertrand Cambou resigned as our President and Chief Executive Officer and as a member of our Board of Directors, effective as of February 2, 2009. On February 4, 2009, we entered into a Separation Agreement and Release with Dr. Cambou, pursuant to which Dr. Cambou received a severance package that included a lump-sum payment equal to one year of Dr. Cambou’s base salary of $751,274.94, plus we reimbursed out-of-pocket expenses incurred by Dr. Cambou in connection with the preparation of his 2008 tax returns. Pursuant to the Separation Agreement and Release, Dr. Cambou released any and all claims against us and his rights under the change of control and severance agreement we entered into with him were terminated. Under a separate Consulting Agreement, Dr. Cambou agreed to provide transition services to us on a consultant basis for a four month period or less, at a monthly rate equal to 50 percent of his monthly base salary. The Consulting Agreement was rejected by the U.S. Bankruptcy Court in connection with the Chapter 11 Cases. Therefore, Dr. Cambou did not provide any consulting services or receive any payments under the Consulting Agreement.

Dario Sacomani. On April 10, 2009, we entered into a Personal Leave Agreement and Release with Mr. Sacomani (the “Leave Agreement”). Under the terms of the Leave Agreement, Mr. Sacomani resigned as Executive Vice President and Chief Financial Officer of Spansion, effective immediately, but remained a part-time employee for a transition period of up to nine months. Mr. Sacomani also agreed to provide transition services during his leave. Mr. Sacomani continued to receive his current base salary and health insurance benefits through the transition period, as well as up to $7,500 in relocation expenses. Mr. Sacomani’s rights under the change of control and severance agreement we entered into with him were terminated upon his execution of the Leave Agreement. Mr. Sacomani’s Leave Agreement terminated in January 2010.

Thora Thoroddsen. On February 26, 2009, we entered into a Services Agreement (the “Services Agreement”) with Brincko Associates, John P. Brincko and Ms. Thoroddsen, pursuant to which we paid Brincko Associates $60,000 a month for Ms. Thoroddsen’s services in connection with our Chapter 11 Cases and related restructuring efforts, as well as reimbursed them for expenses reasonably incurred by Ms. Thoroddsen. In addition, the Services Agreement provided that we indemnify Ms. Thoroddsen for her acts during the term of the Services Agreement. On April 10, 2009, the Board of Directors appointed Ms. Thoroddsen as Spansion’s Interim Chief Financial Officer. Ms. Thoroddsen previously held several senior finance positions and holds a bachelor’s degree in business, with emphasis in accounting and auditing; a master’s degree in economics, with emphasis in econometrics and statistics; and a master’s degree in business administration, with emphasis in finance. On April 24, 2009, Ms. Thoroddsen resigned as Interim Chief Financial Officer as a result of an ongoing pre-existing business relationship between Ernst & Young LLP, Spansion’s independent registered public accountants, and Brincko Associates, the firm through which Ms. Thoroddsen is engaged.

Nathan M. Sarkisian. On April 30, 2009, in connection with Mr. Sarkisian’s appointment as Interim Chief Financial Officer on April 29, 2009, we executed a consulting agreement (the “Agreement”) with Mr. Sarkisian, effective May 20, 2009. Mr. Sarkisian has over 20 years of experience in senior finance positions, and spent 11 years as chief financial officer at a large publicly-traded semiconductor company. Before that, Mr. Sarkisian held various management and finance positions at high technology companies. Mr. Sarkisian holds a bachelor’s degree in economics and a master’s degree in business administration. Under the Agreement, we paid Mr. Sarkisian a monthly fee of $40,000, plus reimbursement of out of pocket expenses for required travel and other necessary business expenses in accordance with our reimbursement policies. We also executed an indemnification agreement with Mr. Sarkisian in the form provided to Spansion’s executive officers, pursuant to which we provide Mr. Sarkisian with customary indemnification rights. Mr. Sarkisian served as Spansion’s Interim Chief Financial Officer from May 20, 2009 until the appointment of Mr. Furr (discussed below).

Equity Incentive Plan

2010 Equity Incentive Award Plan

Our Board of Directors adopted our 2010 Equity Incentive Award Plan, or the 2010 Plan, on May 10, 2010 and the 2010 Plan was amended on May 10, 2010. The principal purpose of the 2010 Plan is to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards.

The principal features of the 2010 Plan are summarized below. This summary is qualified in its entirety by reference to the text of the 2010 Plan.

Share Reserve. Under the 2010 Plan, the aggregate number of shares of our common stock that were initially reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options, stock appreciation rights, or SARs, restricted stock awards, restricted stock unit awards, deferred stock awards, dividend equivalent awards, stock payment awards and performance awards under the Plan was the sum of (i) 6,580,240 (provided that, subject to the provisions of the 2010 Plan, the aggregate number of shares that may be issued or transferred pursuant to full value awards is 3,290,120) and (ii) an annual increase on the first day of each year beginning in 2011 and ending in 2015, equal to the lesser of (A) seven million (7,000,000) shares; (B) a percentage of the shares of common stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year as follows: 7% for the increase made January 1, 2011, 6% for the increase made January 1, 2012, 4.5% for the increase made January 1, 2013 and 3.5% for the increases made thereafter; and (C) such smaller number as may be determined by the Board of Directors prior to the first day of such year. Notwithstanding the foregoing, no more than 6,580,240 shares of common stock may be issued upon the exercise of Incentive Stock Options.

Administration. The compensation committee of our board of directors will administer the 2010 Plan unless our board of directors assumes authority for administration. The compensation committee must consist of at least two members of our board of directors, each of whom is intended to qualify as an “outside director,” within the meaning of Section 162(m) of the Code, a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and an “independent director” within the meaning of the rules of the NYSE, or other principal securities market on which shares of our common stock are traded. The 2010 Plan provides that the compensation committee may delegate its authority to grant awards to employees other than executive officers and certain senior executives of the company to a committee consisting of one or more members of our board of directors or one or more of our executive officers.

Subject to the terms and conditions of the 2010 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2010 Plan. The administrator is also authorized to adopt, amend or rescind rules relating to administration of the 2010 Plan.

With respect to awards to non-employee directors, the Board will administer the 2010 Plan and grant awards pursuant to a non-discretionary formula setting forth the type of awards to be granted to non-employee directors, the number of shares subject to the awards and the terms and conditions of the awards, known as the “Non-Employee Director Equity Compensation Policy,” subject to the limitations of the 2010 Plan. Awards to non-employee directors will only be made under the Non-Employee Director Equity Compensation Policy.

Eligibility. Persons eligible to participate in the 2010 Plan include all of our employees, non-employee directors and consultants, as determined by the Administrator. Only employees of our company or certain of our subsidiaries may be granted incentive stock options, or ISOs.

Awards.

The 2010 Plan provides that the administrator may grant or issue stock options, SARs, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards, stock payments, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Nonstatutory Stock Options, or NSOs, will provide for the right to purchase shares of our common stock at a specified price which may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us. NSOs may be granted for any term specified by the administrator that does not exceed seven years.

Incentive Stock Options, or ISOs, will be designed in a manner intended to comply with the provisions of Section 422 of the Code and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of seven years measured from the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the 2010 Plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.

Restricted Stock may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted stock, typically, may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Unless otherwise provided by the administrator, purchasers of restricted stock, unlike recipients of options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse, however, extraordinary dividends will generally be placed in escrow, and will not be released until restrictions are removed or expire.

Restricted Stock Units may be awarded to any eligible individual, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Like restricted stock, restricted stock units may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, stock underlying restricted stock units will not be issued until the restricted stock units have vested, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

Deferred Stock Awards represent the right to receive shares of our common stock on a future date. Deferred stock may not be sold or otherwise hypothecated or transferred until issued. Deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when the vesting conditions are satisfied and the shares are issued. Deferred stock awards generally will be forfeited, and the underlying shares of deferred stock will not be issued, if the applicable vesting conditions and other restrictions are not met.

Stock Appreciation Rights, or SARs, may be granted in connection with stock options or other awards, or separately. SARs granted in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of our common stock over a set exercise price. Unless otherwise determined by the administrator, the exercise price of a SAR granted under the 2010 Plan must be at least 100% of the fair market value of a share of our common stock on the date of grant. Except as required by Section 162(m) of the Code with respect to a SAR intended to qualify as performance-based compensation as described in Section 162(m) of the Code, there are no restrictions specified in the 2010 Plan on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by the administrator in the SAR agreements. The term of SARs issued pursuant to the 2010 Plan shall be set by the administrator, provided that the term may not exceed a period of seven years from the date the SARs are granted. SARs under the 2010 Plan will be settled in cash or shares of our common stock, or in a combination of both, at the election of the administrator.

Dividend Equivalents represent the value of the dividends, if any, per share paid by us, calculated with reference to the number of shares covered by the award. Dividend equivalents may be settled in cash or shares and at such times as determined by the compensation committee or board of directors, as applicable.

Performance Awards may be granted by the administrator on an individual or group basis. Generally, these awards will be based upon specific performance targets and may be paid in cash or in common stock or in a combination of both.

Stock Payments may be authorized by the administrator in the form of common stock or an option or other right to purchase common stock as part of an arrangement in lieu of all or any part of compensation, including bonuses, that would otherwise be payable in cash to the employee, consultant or non-employee director. The number and value of stock payments shall be determined by the administrator and may be based on one or more performance criteria or any other specified criteria, including continued service.

Change in Control. In the event of a change in control of the Company, outstanding awards shall be assumed by or substituted by the successor corporation or its affiliate or shall terminate. If the successor corporation refuses such assumption or substitution, the administrator may, in its sole discretion, cause any outstanding awards to become fully exercisable immediately prior to the consummation of the transaction effecting the change of control. If awards are exercisable in lieu of assumption or substitution upon a change in control, the administrator will notify participants that their awards are fully exercisable for a period of fifteen (15) days from the date of such notice and will terminate upon the expiration of such period. Under the 2010 Plan, a change in control is generally defined as:

•	the transfer or exchange in a single or series of related transactions by our stockholders of more than 50% of our voting stock to a person or group;

•	a change in the composition of our board of directors over a two-year period such that 50% or more of the members of the board of directors were elected through one or more contested elections;

•

a merger, consolidation, reorganization or business combination in which we are involved, directly or indirectly, other than a merger, consolidation, reorganization or business combination which results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities and after which no person or group beneficially owns 50% or more of the outstanding voting securities of the surviving entity immediately after the transaction;

•	the sale, exchange, or transfer of all or substantially all of our assets; or

•	stockholder approval of our liquidation or dissolution.

Adjustment of Awards. In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization, distribution of our assets to stockholders (other than normal cash dividends) or any other corporate event affecting the number of outstanding shares of our common stock or the share price of our common stock that would require adjustments to the 2010 Plan or any awards under the 2010 Plan in order to prevent the dilution or enlargement of the potential benefits intended to be made available thereunder, the administrator will make appropriate, proportionate adjustments to:

•	the aggregate number and type of shares subject to the 2010 Plan;

•

the number and kind of shares subject to outstanding awards and terms and conditions of outstanding awards (including, without limitation, any applicable performance targets or criteria with respect to such awards); and

•	the grant or exercise price per share of any outstanding awards under the 2010 Plan.

Amendment and Termination. The Board may terminate, amend or modify the 2010 Plan at any time; provided, however, that stockholder approval will be obtained within 12 months to increase the limit on the aggregate number of shares that can be issued under the Plan as Incentive Stock Options. Except to the extent required to ensure compliance with Section 409A of the Code, no amendment, suspension or termination of the Plan shall impair existing rights or obligations under an outstanding award without the consent of the holder unless the award expressly provides for such impairment.

In no event may an award be granted pursuant to the Plan on or after the tenth anniversary of the date the Plan was adopted by the Board of Directors.

Expiration. The 2010 Plan will expire on, and no option or other award may be granted pursuant to the 2010 Plan after, the tenth anniversary of the effective date of the 2010 Plan. Any award that is outstanding on the expiration date of the 2010 Plan will remain in force according to the terms of the 2010 Plan and the applicable award agreement.

Securities Laws and U.S. Federal Income Taxes. The 2010 Plan is designed to comply with various securities and U.S. federal tax laws as follows:

Securities Laws. The 2010 Plan is intended to conform to all provisions of the Securities Act of 1933, as amended, or the Securities Act, and the Exchange Act and any and all regulations and rules promulgated by the SEC thereunder, including without limitation, Rule 16b-3. The 2010 Plan will be administered, and options will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.

Section 409A of the Code. Certain awards under the 2010 Plan may be considered “nonqualified deferred compensation” for purposes of Section 409A of the Code, which imposes certain additional requirements regarding the payment of deferred compensation. Generally, if at any time during a taxable year a nonqualified deferred compensation plan fails to meet the requirements of Section 409A, or is not operated in accordance with those requirements, all amounts deferred under the 2010 Plan and all other equity incentive plans for the taxable year and all preceding taxable years by any participant with respect to whom the failure relates are includible in gross income for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Section 409A, the amount also is subject to interest and an additional income tax. The interest imposed is equal to the interest at the underpayment rate plus one percentage point, imposed on the underpayments that would have occurred had the compensation been includible in income for the taxable year when first deferred, or if later, when not subject to a substantial risk of forfeiture. The additional U.S. federal income tax is equal to 20% of the compensation required to be included in gross income. In addition, certain states, including California, have laws similar to Section 409A, which impose additional state penalty taxes on such compensation.

Section 162(m) of the Code. In general, under Section 162(m) of the Code, income tax deductions of publicly held corporations may be limited to the extent total compensation (including, but not limited to, base salary, annual bonus, and income attributable to stock option exercises and other non-qualified benefits) for certain executive officers exceeds $1,000,000 (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any taxable year of the corporation. However, under Section 162(m), the deduction limit does not apply to certain “performance-based compensation” established by an independent compensation committee that is adequately disclosed to and approved by stockholders. In particular, stock options and SARs will satisfy the “performance-based compensation” exception if the awards are made by a qualifying compensation committee, the 2010 Plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date. Specifically, the option exercise price must be equal to or greater than the fair market value of the stock subject to the award on the grant date.

Director Compensation

Spansion uses a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. Our independent director compensation is determined by the Board of Directors acting upon the recommendation of the Compensation Committee. In setting director compensation, our Board of Directors considers, among other things, the significant amount of time that directors spend in fulfilling their duties, the skill-level required by directors and competitive market data. Directors who are also employees of Spansion, or who are otherwise determined to not be independent, receive no additional compensation for service as a director. In accordance with our expense reimbursement policy, we reimburse our directors for travel, lodging and related expenses they incur in attending Board of Directors and Board committee meetings.

Cash Compensation

In fiscal 2009, our independent directors received fees for their services as set forth in the table below. These amounts reflect a retainer and meeting fee reduction of 10 percent approved by the Board of Directors in October 2008. This reduction was in alignment with the base salary reduction taken by all exempt employees as part of our efforts to preserve cash. The reduction was applied to payments made for the fourth quarter of 2008 and fiscal 2009, and will remain in effect until the Board takes action to lift the reduction. All annual cash compensation was paid in quarterly installments.

Annual Retainer(1)	54,000
Additional Annual Retainers:
Chairperson	90,000
Audit Committee Chair	13,500
Compensation Committee Chair	6,750
Finance Committee Chair	6,750
Nominating and Corporate Governance Committee Chair	6,750
Fees Per Board Meeting in Excess of Eight Board Meetings(2)	1,800
Fees Per Committee Meeting in Excess of Twelve Committee Meetings(2)	1,800

(1)	All independent directors, including directors serving as Chairperson, receive this annual retainer.
(2)	If in any calendar year an independent director is required to and does attend (i) more than eight meetings of our Board of Directors, such director will receive $1,800 for each Board meeting attended in excess of eight, or (ii) more than 12 meetings of a specific Board committee on which he or she serves, such director will receive $1,800 per such Board committee meeting in excess of 12.

In fiscal 2010, our independent directors shall receive fees for their services as set forth in the table below. All annual cash compensation is paid in quarterly installments.

Annual Retainer(1)	60,000
Additional Annual Retainer :
Chairperson	60,000
Audit Committee Chair	20,000
Compensation Committee Chair	20,000
Nominating and Corporate Governance Committee Chair	10,000
Fees for serving on a Board Committee(2)	5,000
Fees Per Board Meeting in Excess of Ten Board Meetings(3)	2,000

(1)	All independent directors, including directors serving as Chairperson, receive this annual retainer.
(2)	All independent directors serving on a Board Committee, excluding directors serving as Chairperson and Committee Chairs, receive this annual fee.
(3)	If in any calendar year an independent director is required to and does attend more than an aggregate of ten meetings of (i) our Board of Directors or (ii) the specific Board Committees on which he or she serves, such director will receive $2,000 ($1,000 if telephonic) for each Board of Directors or Board committee meeting attended in excess of ten.

Equity-Based Incentive Compensation

Prior to 2010, each independent director received an initial stock option award exercisable for 20,000 shares of our Class A Common Stock and an initial restricted stock unit award of 20,000 units that convert upon vesting into 20,000 shares of our Class A Common Stock. These awards were made at the time of our initial public offering of our Class A Common Stock in December 2005 or, if later, upon the director’s appointment to our Board of Directors. An independent director who served as Chairperson of the Board would have received an additional initial restricted stock unit award of 10,000 units that convert upon vesting into 10,000 shares of our Class A Common Stock.

In addition, for each year of continued service though fiscal 2008, independent directors received an annual stock option award exercisable for 10,000 shares of our Class A Common Stock and an annual restricted stock unit award of 10,000 units that convert upon vesting into 10,000 shares of our Class A Common Stock. For each year of continued service through fiscal 2008, an independent director serving as the Chairperson of the Board received an additional annual stock option award exercisable for 5,000 shares of our Class A Common Stock and an additional annual restricted stock unit award of 5,000 units that convert upon vesting into 5,000 shares of our Class A Common Stock. All annual equity-based compensation was awarded to independent directors on the date of the annual stockholders meeting. At the annual stockholders meeting, each independent director who (i) joined our Board of Directors at or prior to the last annual stockholders meeting, or (ii) joined our Board of Directors after the last annual stockholders meeting but attended at least three meetings of the full Board of Directors, was entitled to receive an annual equity award at that annual stockholders meeting.

All stock option and restricted stock unit awards previously granted to our independent directors vest 25 percent on the anniversary of the grant date and the remainder vests in equal installments quarterly over the remaining 36 months, except for the stock option and restricted stock unit awards granted to our independent directors in December 2005 at the time of the initial public offering of our Class A Common Stock. Those awards vested 25 percent on January 28, 2007 and the remainder vested in equal installments quarterly over the remaining 36 months. We did not grant any equity awards to independent directors in fiscal 2009. Under the Plan of Reorganization, all of our existing equity securities, including all shares of our Class A Common Stock and stock option awards to purchase shares of our Class A Common Stock were cancelled upon our emergence from the Chapter 11 Cases.

For fiscal 2010, each independent director receives an initial stock option award exercisable for 25,000 shares of our Class A Common Stock and an initial restricted stock unit award of 15,000 units that convert upon vesting into 15,000 shares of our Class A Common Stock. These awards are made upon the director’s appointment to our Board of Directors. In addition:

•

an independent director who serves as Chairperson of the Board will receive an additional initial stock option award exercisable for 35,000 shares of our Class A Common Stock and an additional initial restricted stock unit award of 25,000 units that convert upon vesting into 25,000 shares of our Class A Common Stock;

•

independent directors who serve as Chairs of the Audit or Compensation Committees will receive an additional initial stock option award exercisable for 30,000 shares of our Class A Common Stock and an additional initial restricted stock unit award of 10,000 units that convert upon vesting into 10,000 shares of our Class A Common Stock; and

•

an independent directors who serves as Chair of the Nominating and Governance Committee will receive an additional initial stock option award exercisable for 15,000 shares of our Class A Common Stock and an additional initial restricted stock unit award of 5,000 units that convert upon vesting into 5,000 shares of our Class A Common Stock.

All of the stock options and restricted stock unit awards to be granted to our independent directors starting in fiscal 2010 will vest in equal installments quarterly until the third anniversary of the grant date.

For each year of continued service starting with fiscal 2011, independent directors shall receive an annual stock option award exercisable for 20,000 shares of our Class A Common Stock and an annual restricted stock unit award of 7,500 units that convert upon vesting into 7,500 shares of our Class A Common Stock. In addition, for each year of continued service starting with fiscal 2011:

•

an independent director serving as the Chairperson of the Board will receive an additional annual stock option award exercisable for 30,000 shares of our Class A Common Stock and an additional annual restricted stock unit award of 12,500 units that convert upon vesting into 12,500 shares of our Class A Common Stock;

•

independent directors serving as Chairs of the Audit or Compensation Committees will receive an additional annual stock option award exercisable for 25,000 shares of our Class A Common Stock and an additional annual restricted stock unit award of 7,500 units that convert upon vesting into 7,500 shares of our Class A Common Stock; and

•

an independent director serving as Chair of the Nominating and Governance Committee will receive an additional annual stock option award exercisable for 12,500 shares of our Class A Common Stock and an additional annual restricted stock unit award of 3,750 units that convert upon vesting into 3,750 shares of our Class A Common Stock.

All annual equity-based compensation is awarded to independent directors on the first trading day in April of each year. On such day, each independent director who joined our Board of Directors at or prior to September 30 of the previous year is entitled to receive an annual equity award at that annual stockholders meeting, while each remaining independent director shall receive an annual equity award prorated to equate to the number of months served.

Director Compensation Table for Fiscal 2009

The following table provides information concerning compensation expense paid to or earned by each of our independent directors for fiscal 2009. Mr. John H. Kispert, our President and Chief Executive Officer, Dr. Boaz Eitan, a director, our former Interim President and Executive Vice President, and Dr. Bertrand F. Cambou, our former President and Chief Executive Officer, do not and did not receive additional compensation for their services as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(1)(2) ($)	Total ($)
David K. Chao	75,600	—	—	75,600
Gilles Delfassy(3)	80,437	—	—	80,437
Donald L. Lucas(4)	219,450	—	—	219,450
John M. Stich(5)	144,450	—	—	144,450

(1)	No Stock Option Awards or Restricted Stock Units were granted to our directors in fiscal 2009.
(2)	As of December 27, 2009, the aggregate number of shares of Class A Common Stock underlying stock option and restricted stock unit awards for each of our independent directors was:

Name	Aggregate Number of Shares Underlying Stock Options	Aggregate Number of Shares Underlying Restricted Stock Units
David K. Chao	40,000	11,250
Gilles Delfassy	13,125	—
Donald L. Lucas	13,437	—
John M. Stich	16,875	—

(3)	Mr. Delfassy resigned from the board on October 14, 2009.
(4)	On October 15, 2009, Mr. Lucas cancelled all unvested stock awards and option awards previously awarded to him by Spansion.
(5)	Mr. Stich cancelled all unvested stock awards and option awards previously awarded to him by Spansion on October 15, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

The Audit Committee has adopted a written policy for approval of transactions between Spansion and its directors, director nominees, executive officers, greater than five percent beneficial owners and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year. Some of the transactions described in this prospectus were approved by the Board of Directors before this policy was adopted.

The policy provides that the Audit Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Audit Committee takes into account, among other factors it deems appropriate:

•	the related person’s interest in the transaction;

•	the approximate dollar value of the amount involved in the transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business of Spansion;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to Spansion than terms that could have been reached with an unrelated third party;

•	the purpose, and the potential benefits to Spansion, of the transaction; and

•

any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

In addition, the Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve or ratify certain transactions. A summary of any new transactions pre-approved or ratified by the Chair is provided to the full Audit Committee for its review in connection with its next scheduled Audit Committee meeting.

The Audit Committee has considered and adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include:

•	employment of executive officers, subject to certain conditions;

•	any compensation paid to a director if the compensation is required to be reported in Spansion’s proxy statement under Item 402 of Regulation S-K promulgated by the SEC;

•

any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer or director) or beneficial owner of less than ten percent of that company’s equity, if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of that company’s total annual revenues;

•

any charitable contribution, grant or endowment by Spansion to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer or director), if the aggregate amount involved does not exceed the lesser of $1,000,000, or two percent of the charitable organization’s total annual receipts; and

•

any transaction where the related person’s interest arises solely from the ownership of Spansion’s Class A Common Stock and all holders of Spansion’s Class A Common Stock received the same benefit on a pro rata basis.

A summary of new transactions covered by the standing pre-approvals described above is provided to the Audit Committee for its review at each regularly schedule Audit Committee meeting.

Overview

On March 18, 2008, we completed our acquisition of Saifun Semiconductors Limited, or Saifun. In connection with the Saifun acquisition, the Board of Directors appointed Dr. Boaz Eitan, former Executive Vice President and Chief Executive Officer, Saifun, as a member of the Board effective as of the closing of the acquisition. Dr. Eitan served as a Class II director until our emergence from the Chapter 11 Cases in accordance with our Plan of Reorganization. Also in connection with the Saifun acquisition, we entered into a Noncompetition and Retention Agreement with Dr. Eitan whereby he received an annual gross salary equal to the Israeli shekel equivalent of $260,000 (as determined according to the representative rate of exchange published by the Bank of Israel). In addition, Dr. Eitan was eligible for an annual performance bonus and one time retention bonus for remaining employed by Spansion at the one year anniversary of the closing of the Saifun acquisition. Dr. Eitan resigned from his employment with Spansion in March 2009 and resigned from Spansion’s Board of Directors upon our emergence from the Chapter 11 Cases on May 10, 2010. The Noncompetition and Retention Agreement also contains a two-year non-competition provision and a two-year non-solicitation provision.

We also have had an ongoing relationship and transactions with Fujitsu Limited, which owned more than ten percent of our Old Common Stock until such securities were cancelled in accordance with the Plan of Reorganization. We are currently party to several agreements with Fujitsu and its affiliates. These agreements include:

•	the Amended and Restated Fujitsu Distribution Agreement;

•	the Amended and Restated Intellectual Property Contribution and Ancillary Matters Agreement;

•	the Amended and Restated Patent Cross-License Agreement with Fujitsu;

•	the Amended and Restated Non-Competition Agreement;

•	various software license, maintenance, consulting and development agreements;

•	various service agreements and leases; and

•

agreements with Fujitsu related to the sale of our JV1 and JV2 wafer fabrication facilities (the “JV1/JV2 Facilities”) and certain equipment, assets and inventory located at these facilities (the “JV1/JV2 Transaction”).

Agreements and Arrangements

Amounts paid by us under the following agreements and arrangements do not reflect any claims the contracting party may have asserted against us in the Chapter 11 Cases. In addition, the reported amounts paid to or from Fujitsu and its affiliates in fiscal 2009 under the agreements and arrangements do not reflect amounts that may have been paid or received by Spansion Japan, our subsidiary, subsequent to March 3, 2009, which is when we were no longer deemed to have control over Spansion Japan for financial reporting purposes and we excluded Spansion Japan’s financial results from our condensed consolidated financial statements.

Amended and Restated Fujitsu Distribution Agreement

We and Fujitsu Semiconductor Limited (FSL), through its subsidiary Fujitsu Electronics Inc. (FEI, together with FSL and Fujitsu Limited, “Fujitsu”) are party to the Amended and Restated Fujitsu Distribution Agreement, which provides that Fujitsu acts as a distributor for sales of our products in Japan and throughout the rest of the world, except for Europe and the Americas, with limited exceptions. We license use of the Spansion trademark to Fujitsu so that our products are sold under our own brand name. We also indemnify Fujitsu from and against any third-party action claiming our products infringe upon a third-party’s intellectual property rights up to the amounts paid to Fujitsu by their customers for the affected products.

Under the Fujitsu Distribution Agreement, our prices are based on our recommended sales prices, subject to adjustment in certain cases based on Fujitsu’s sales prices to their customers, less an agreed-upon distribution margin. Fujitsu has agreed to use its best efforts to promote the sale of our products in Japan and to specified customers served by Fujitsu. In the event that we reasonably determine that Fujitsu’s sales performance is not satisfactory based on specified criteria, then we have the right to require Fujitsu to propose and implement an agreed-upon corrective action plan. If we reasonably believe that the corrective action plan is inadequate, we can take steps to remedy deficiencies ourselves through means that include selling products ourselves or appointing another distributor as a supplementary distributor. The Fujitsu Distribution Agreement continues in effect indefinitely or until a successor agreement is executed. We and Fujitsu can mutually agree to terminate the Fujitsu Distribution Agreement for convenience at any time upon 60 days notice. Either party can also terminate the Fujitsu Distribution Agreement for a material breach of performance thereunder after a failure to cure the breach within 120 days. Currently, the distribution margin earned by Fujitsu on the sale of certain of our products is 5.0 percent.

We and Fujitsu entered into an agreement in September 2008, in which we agreed to pay Fujitsu royalties on certain of our products sold or transferred under the Fujitsu Distribution Agreement in exchange for Fujitsu’s release of claims on account of an alleged breach of our alleged obligation to defend and/or indemnify Fujitsu against assertions by a third party against our products. In fiscal 2009 and the first half of fiscal 2010, we paid $0.4 million and $0.3 million to Fujitsu under this agreement.

Amended and Restated Intellectual Property Contribution and Ancillary Matters Agreement

AMD and Fujitsu have each contributed to us various intellectual property rights and technologies pursuant to an Amended and Restated Intellectual Property Contribution and Ancillary Matters Agreement. Under this agreement, we became owners, or joint owners with each of Fujitsu and AMD, of certain patents, patent applications, trademarks, and other intellectual property rights and technology. AMD and Fujitsu reserved rights, on a royalty-free basis, to practice the contributed patents and to license these patents to their affiliates and successors-in-interest to their semiconductor groups. AMD and Fujitsu each have the right to use the jointly owned intellectual property for their own internal purposes and to license such intellectual property to others to the extent consistent with their non-competition obligations to us. We also have granted to each of AMD and Fujitsu a non-exclusive, perpetual, irrevocable fully paid and royalty-free license of our rights, other than patent and trademark rights, in technology developed by us prior to AMD’s and Fujitsu’s ownership interests in us falling below 12.5%. AMD may grant licenses under our patents, provided that these licenses are of no broader scope than, and are subject to the same terms and conditions that apply to, any license of AMD’s patents granted in connection with such license, and the recipient of such license grants to us a license of similar scope under its patents.

Amended and Restated Patent Cross-License Agreements

In connection with our reorganization as Spansion LLC in June 2003, we granted to each of AMD and Fujitsu, and AMD and Fujitsu each granted to us, non-exclusive licenses under certain patents and patent applications of their semiconductor groups to make, have made, use, sell, offer to sell, lease, import and otherwise dispose of certain semiconductor-related products anywhere in the world. The patents and patent applications that are licensed are those with an effective filing date prior to the termination of our patent cross-license agreements. The agreements will automatically terminate on the later of June 30, 2013 and the date AMD or Fujitsu, as applicable, sells its entire equity interest in us. The agreements may be terminated by a party on a change in control of the other party or its semiconductor group. The licenses to patents under license at the time of the termination will survive until the last such patent expires.

In cases where there is a change of control of us, AMD, Fujitsu, or the semiconductor group of AMD or Fujitsu, as the case may be, each other party to the cross-license agreement shall have the right to terminate the agreement (or to invoke the provisions described in this paragraph if the agreement had been previously terminated) by giving 30 days written notice within 90 days after receiving notice of the change of control. If so terminated, the rights, licenses and immunities granted under the agreement will continue solely with respect to those licensed patents that are entitled to an effective filing date that is on or before, and are licensed as of, the date of such change of control, and will continue until the expiration of the last to expire of such licensed patents. Moreover, with respect to circuit patents, which are patents (other than process patents) covering elements using electrical signals to achieve a particular function, the rights, licenses and immunities granted to the party undergoing the change of control are limited solely to:

•	each existing and pending product of such party as of the date of change of control;

•	each existing and pending product of the acquiring third party of such party as of the date of change of control that would have been in direct competition with products described in (i) above; and

•	successor products of products described in (i) and (ii) above.

We were required to make royalty payments to each of AMD and Fujitsu associated with licenses. The royalty rates were reduced to zero percent in November 2008. In fiscal 2009, we did not incur any expenses related to royalties under the patent cross-license agreements we have with AMD and Fujitsu.

Amended and Restated Non-Competition Agreement

We are party to a non-competition agreement with AMD and Fujitsu, whereby AMD and Fujitsu each agree not to directly or indirectly engage in a business that manufactures or supplies standalone semiconductor devices (including single chip, multiple chip or system devices) containing certain Flash memory, which is the business in which we primarily compete. This non-competition agreement does not prevent AMD or Fujitsu from manufacturing or selling products that incorporate Flash memory (whether it be Spansion Flash memory or a competitive product). Although AMD currently has no other operations that compete in the Flash memory market, Fujitsu currently produces and sells products that incorporate Spansion Flash memory or competitive Flash memory. Furthermore, AMD and Fujitsu each agree that if either of them acquires a business that has a division or other operations that manufactures or supplies standalone semiconductor devices (including single chip, multiple chip or system devices) containing certain Flash memory, AMD and Fujitsu will provide us with a right of first offer to acquire the competing division or operations. AMD and Fujitsu are required to use their commercially reasonable efforts to divest the competing division or operations if we do not purchase them. These non-competition obligations of AMD will last until the earlier of (i) the dissolution of our company, and (ii) two years after the date on which AMD’s ownership interest in us is less than or equal to five percent. These non-competition obligations of Fujitsu will last until the earlier of (i) the dissolution of our company, and (ii) May 10, 2010.

We, AMD and Fujitsu also agreed not to solicit each other’s employees. Without our prior written consent, each of AMD and Fujitsu will not directly or indirectly either for itself or another person, (i) hire any individual employed by our company or (ii) solicit or encourage any individual to terminate his or her employment with our company. These obligations not to solicit or hire do not apply if (A) our company has terminated the employment of such individual or (B) at least two years has elapsed since such individual has voluntarily terminated his or her employment with our company. Similarly, without the prior written consent of AMD or Fujitsu, we agreed not to directly or indirectly either for ourselves or another person, (i) hire any individual employed by AMD or Fujitsu or (ii) solicit or encourage any individual to terminate his or her employment with AMD or Fujitsu. These obligations not to solicit or hire do not apply if (A) AMD or Fujitsu, as applicable, has terminated the employment of such individual or (B) at least two years has elapsed since such individual has voluntarily terminated his or her employment with AMD or Fujitsu, as applicable. These non-solicitation obligations of AMD will last until the earlier of (i) the dissolution of our company, and (ii) two years after the date on which AMD’s ownership interest in us is less than or equal to five percent. These non-solicitation obligations of Fujitsu will last until the earlier of (i) the dissolution of our company, and (ii) two years after the date on which Fujitsu’s ownership interest in us is less than or equal to five percent. These non-solicitation obligations of our company with respect to AMD employees or Fujitsu employees will terminate at the same time as the non-solicitation obligations of AMD or Fujitsu, as applicable, terminate.

Fujitsu IT Services Agreement

We were party to an IT Services Agreement and General Services Agreement with Fujitsu (including certain of Fujitsu’s subsidiaries). Under the agreement, Fujitsu provided, among other things, information technology, research and development, quality assurance, insurance, facilities, environmental, and human resources services primarily to our manufacturing facilities in Japan. For services rendered, Fujitsu was paid fees in an amount equal to cost plus five percent except for services procured by Fujitsu from third parties, which were provided to us at cost. Fujitsu had the right to approve certain amendments to the other’s service agreements with us. We assigned the agreement to Spansion Japan on March 31, 2009. The term of the agreement expired on October 31, 2009, but is automatically renewed on a monthly basis thereafter until terminated by either party to the agreement. For fiscal 2009 and the first half of 2010, the total charges to us for services from Fujitsu were approximately $0.6 million and $0.1 million.

Fujitsu Manufacturing Services Agreement

Prior to September 30, 2006, we were party to an agreement pursuant to which Fujitsu provided manufacturing services to us at volumes ordered by us and prices established on a quarterly basis. Prices were on the basis of product-type and were equal to Fujitsu’s good faith estimate of its projected material, labor and overhead costs for the applicable product-type plus three percent. If Fujitsu’s aggregate expended labor and overhead costs for the manufacturing services actually purchased by us during a fiscal quarter were less than 97 percent of the projected labor and overhead costs for such fiscal quarter, then we were required to pay Fujitsu the amount of such deficiency in order to protect Fujitsu’s labor and overhead commitments from situations where the actual amounts of services purchased by us were materially different from projected orders. These services consisted of assembly and testing services for our products. The Manufacturing Services Agreement expired on September 30, 2006. Currently, such manufacturing services are provided by Fujitsu to us on a purchase order basis. As a result of manufacturing services provided by Fujitsu, we incurred approximately $40,000 and $4,000 of expenses in fiscal 2009 and fiscal 2010.

Lease

Spansion Japan leases from Fujitsu the land upon which JV3 and SP1, Spansion Japan’s wafer fabrication facilities in Aizu-Wakamatsu, Japan, are located. As a result of this lease with Fujitsu, we incurred approximately $2.04 million and $0.7 million in expenses in fiscal 2009 and fiscal 2010.

Stockholders Agreement

We were party to a Stockholders Agreement with AMD and Fujitsu that imposed certain restrictions and obligations on AMD and Fujitsu and on their respective shares of our Old Common Stock and that provided for certain matters pertaining to our management and governance. Pursuant to the Stockholders Agreement, AMD and Fujitsu agree to vote all shares of Old Common Stock held by them or their affiliates so as to cause the election of each Class A Director proposed for election by the nominating committee of our board of directors. The Stockholders Agreement also provided for certain rights relating to the appointment of directors to serve on our Board. The rights under the Stockholder Agreement terminated upon the cancellation of our Old Common Stock in accordance with the Plan of Reorganization at the time we emerged from the Chapter 11 Cases.

JV1/JV2 Transaction

Master Lease Agreement

In connection with the sale of the JV1/JV2 Facilities, on September 28, 2006, Spansion Japan and Fujitsu entered into a Master Lease Agreement for certain equipment, located at the JV1/JV2 Facilities and identified on equipment schedules agreed to by the parties. Effective upon the JV1/JV2 Closing, Spansion Japan began to lease to Fujitsu the equipment under the Master Lease Agreement. The initial term of each lease schedule will continue for the number of months specified in the applicable schedule unless otherwise terminated in accordance with the terms of the applicable schedule or the Master Lease Agreement. Fujitsu has the option to renew or extend the lease term for any or all of the equipment at the end of the initial term or any extension thereof for up to six months. If specified demand targets for wafers are not met, and subject to conditions described in the Master Lease Agreement, each of Spansion Japan and Fujitsu will have a right to terminate the lease of some or all of the leased equipment on or after June 30, 2008, by giving notice to the other party prior to December 31, 2007.

Subject to the terms of the Master Lease Agreement, Fujitsu will have a right of first refusal in the event of the sale by Spansion Japan of any equipment for a purchase price equal to the highest offer received from a third party. In addition, subject to the terms of the Master Lease Agreement, Fujitsu will have the option to purchase any or all of the equipment at the expiration of the applicable term, upon any early lease termination or if any equipment is not returned in its proper condition for a purchase price equal to the fair market value of the equipment at the time of purchase or any other purchase price as may be set forth in the applicable schedule.

The obligations of Spansion Japan under the Master Lease Agreement are being guaranteed by Spansion Inc., Spansion LLC and Spansion Technology Inc. Fujitsu paid approximately $0.3 million in fees to Spansion Japan in fiscal 2009 under the Master Lease Agreement.

Foundry Agreement

In connection with the sale of the JV1/JV2 Facilities, Spansion Japan and Fujitsu entered into a Foundry Agreement, pursuant to which Fujitsu provides certain foundry services for the manufacture of our products at the JV1/JV2 Facilities.

Pursuant to the Foundry Agreement, Fujitsu began to provide foundry services to us commencing upon the JV1/JV2 Closing. The Foundry Agreement also includes minimum capacity and purchase commitments between both the parties resulting in financial penalties if such capacity and purchase commitments are not achieved. The term of the Foundry Agreement ends on July 26, 2011. Fujitsu has agreed to give Spansion Japan at least 12 months prior notice of its intent to cease providing foundry services to Spansion Japan under the Foundry Agreement. Either Spansion Japan or Fujitsu may terminate the Foundry Agreement in the event that the other party fails to correct or cure its material breach under the Foundry Agreement within 60 days of receipt of written notice from the non-defaulting party specifying such breach. We incurred approximately $52.1 million and $14.9 million in expenses in fiscal 2009 and fiscal 2010 under the Foundry Agreement.

Secondment and Transfer Agreement

In connection with the sale of the JV1/JV2 Facilities, Spansion Japan and Fujitsu entered into a Secondment and Transfer Agreement, or Secondment Agreement, pursuant to which Spansion Japan seconds certain employees to Fujitsu commencing upon the JV1/JV2 Closing. In addition, certain employees will ultimately be transferred to Fujitsu. Unless the parties otherwise agree, the period of secondment for seconded employees not designated for transfer ended June 30, 2008, and will end no later than December 31, 2009 for seconded employees designated for transfer.

The seconded employees remain employees of Spansion Japan and remain eligible to participate in Spansion Japan’s various benefit plans, and Fujitsu is required to reimburse Spansion Japan for all compensation and expenses associated with such seconded employees and incurred by Spansion Japan during the secondment period.

The Secondment Agreement can be terminated (i) by the mutual written agreement of Spansion Japan and Fujitsu, (ii) by either Spansion Japan or Fujitsu in the event that the other party materially defaults in the performance of a material obligation under the Secondment Agreement and the breaching party has not cured such breach within 120 days after receipt of notice of default by the non-breaching party and (iii) by either Spansion Japan or Fujitsu in the event that the other party is subject to bankruptcy or insolvency proceedings. The Secondment Agreement automatically terminates (i) on the transfer date of the last of the transferred employees or (ii) upon the termination of the Foundry Agreement unless otherwise agreed by Spansion Japan and Fujitsu. Fujitsu paid approximately $6.1 million in fees to Spansion Japan in fiscal 2009 under the Secondment Agreement.

Wafer Processing Services Agreement

In connection with the JV1/JV2 Closing, on April 2, 2007, Spansion Japan and Fujitsu entered into a Wafer Processing Services Agreement (the “Wafer Processing Agreement”), pursuant to which Fujitsu provides certain wafer processing services to Spansion Japan at the JV1/JV2 Facilities. The term of the Wafer Processing Agreement commenced on April 2, 2007 and is effective until December 31, 2009. The Wafer Processing Agreement will automatically terminate upon termination or expiration of that certain Foundry Agreement dated as of September 28, 2006, among Spansion Japan, Spansion Inc., Spansion LLC and Spansion Technology Inc. and Fujitsu. Either Spansion Japan or Fujitsu may terminate the Wafer Processing Agreement in the event that the other party fails to correct or cure any material breach by such other party of any covenant or obligation under the Wafer Processing Agreement within 60 days of receipt of written notice from the non-defaulting party specifying such breach. We incurred approximately $0.3 million in expenses in fiscal 2009 under the Wafer Processing Services Agreement.

Sort Services Agreement

In connection with the JV1/JV2 Closing, on April 2, 2007, Spansion Japan and Fujitsu entered into a Sort Services Agreement (the “Sort Services Agreement”), pursuant to which Fujitsu provides probe testing services of Spansion Japan’s wafers at the JV1/JV2 Facilities. The term of the Sort Services Agreement commenced on April 2, 2007 and was effective until the Sort Services Agreement was terminated March 31, 2009. We incurred approximately $4.2 million in expenses in fiscal 2009 under the Sort Services Agreement.

Rental Agreement

In connection with the JV1/JV2 Closing, on April 2, 2007, Spansion Japan and Fujitsu Semiconductor Technology, Inc., a Japanese corporation (“FSET”), entered into a Rental Agreement (the “Rental Agreement”), pursuant to which Spansion Japan rented certain equipment (the “Rental Equipment”) to FSET for the sole purpose of fulfilling the obligations of Fujitsu in the Sort Services Agreement. Spansion Japan retained title to the Rental Equipment, and FSET was prohibited from selling, pledging or otherwise encumbering or disposing of the Rental Equipment. The term of the Rental Agreement commenced on April 2, 2007 and was effective until March 31, 2009, which is when the Sort Services Agreement was terminated. FSET paid approximately $0.2 million in fees to Spansion Japan in fiscal 2009 under the Rental Agreement.

Services Agreement

In connection with the JV1/JV2 Closing, on April 2, 2007, Spansion Japan and FSET entered into a Services Agreement (the “Services Agreement”), pursuant to which Spansion Japan provides certain human resource services and information technology (“IT”) services to FSET (collectively, the “Services”). Any services are to be provided pursuant to statements of works, which may be updated by Spansion Japan and FSET from time to time upon mutual agreement. Spansion Japan will provide the Services to FSET at cost plus five percent (5%). Pursuant to the Services Agreement, Spansion Japan shall perform the Services with the same degree of accuracy, quality and completeness as it would provide similar services to its own divisions or affiliates (“Service Level”). The term of the Services Agreement commenced on April 2, 2007 and was effective until March 31, 2009. FSET paid approximately $0.2 million in fees to Spansion Japan in fiscal 2009 under the Services Agreement.

Eitan-Mehulal Law Group

We have an ongoing engagement with Eitan-Mehulal Law Group (the “Eitan Firm”), a law firm where the spouse of Dr. Boaz Eitan, a former member of our Board of Directors, is a founder and partner. The Eitan Firm provides us with legal services for mergers and acquisitions, commercial, corporate and intellectual property matters. In fiscal 2009 and the first half of fiscal 2010, we paid approximately $0.7 million and $0.2 million to the Eitan Firm for legal services.

Sitrick Brincko Group, LLC

We engaged Sitrick And Company Inc. (“Sitrick”) as corporate communications consultants and Brincko Associates (“Brincko”) as management and restructuring consultants in March 2009. In November 2009, Brincko merged with Sitrick to form Sitrick Brincko Group, LLC. Following the merger, Resource Connection, Inc., a professional services firm, acquired all the membership interests in Sitrick Brincko Group and it became a wholly-owned subsidiary of Resources Connection. Brincko employed and Sitrick Brincko Group employs Thora Thoroddsen. In fiscal 2009 and the first half of fiscal 2010, we paid approximately $1.6 million and $0.4 million to Sitrick.

KLA-Tencor Corporation

We have purchased equipment and services from KLA-Tencor Corporation (“KLA”), a semiconductor equipment manufacturer. Mr. John H. Kispert was employed by KLA until January 1, 2009. Pursuant to Mr. Kispert’s severance agreement with KLA, he receives severance payments and agreed to perform certain services for KLA through January 1, 2011. In fiscal 2009 and the first half of fiscal 2010, we paid approximately $2.3 million and $1.0 million to KLA.

Claims Agent Agreement

On May 7, 2010, we entered into a Claims Agent Agreement with PIRINATE Consulting Group, LLC, a privately-held consulting firm, pursuant to which PIRINATE performs claims agent services in connection with the resolution of certain claims resulting from the Chapter 11 Cases and described in the Plan of Reorganization. Upon execution of the Claims Agent Agreement, we paid to PIRINATE a $750,000 retainer for the performance of the duties and responsibilities of claims agent set forth in the Plan of Reorganization and Claims Agent Agreement. Pursuant to the Claims Agent Agreement, PIRINATE is entitled to (i) a monthly fee equal to $15,000, and (ii) an incentive fee equal to between $25,000 and $400,000 depending on the final aggregate amount of the claims administered by PIRINATE. The Claims Agent Agreement terminates in accordance with the terms of the Plan of Reorganization. Mr. Eugene I. Davis, a member of our Board of Directors, is the Chairman and Chief Executive Officer of PIRINATE. For the first six months of fiscal 2010, PIRINATE has earned $30,000.

Director Independence

The Board of Directors affirmatively determines the independence of each director in accordance with the elements of independence set forth in the NYSE listing standards. On May 10, 2010, the Board conducted a review of director independence. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and Spansion and our subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors or any member of their immediate families (or any entity on which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of Spansion’s executive team or their affiliates. The purpose of this review was to determine whether any transactions or relationships exist that are inconsistent with a determination of director independence.

The Board affirmatively determined that each member of the Board was independent in accordance with Nasdaq and NYSE listing standards except for Mr. Kispert as a result of him being the President and Chief Executive Officer of Spansion.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of June 27, 2010, information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our voting securities;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable.

Common stock subject to stock options currently exercisable or exercisable within 60 days of June 27, 2010 are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for computing the percentage of any other person.

We have based our calculation of the percentage of beneficial ownership prior to the offering on 59,270,916 shares of Class A common stock outstanding on June 27, 2010. We have based our calculation of the percentage of beneficial ownership after the offering on 66,020,916 shares of our common stock outstanding immediately after the completion of this offering (assuming no exercise of the underwriters’ overallotment option).

Unless otherwise noted below, the address for each of the stockholders in the table below is c/o Spansion Inc., 915 DeGuigne Drive, Sunnyvale, California 94088.

	Beneficial Ownership Prior to the Offering(1)			Percent of Class Beneficially Owned
Name and Address of Beneficial Owner	Shares Currently Owned	Shares Acquirable Currently or Within 60 Days	Aggregate Shares Beneficially Owned(1)	Before the Offering(1)(2)	After the Offering(1)(2)
5% Stockholders:
Funds affiliated with Silver Lake(3) One Market Plaza Steuart Tower, 10th Floor Suite 1000 San Francisco, CA 94105	7,833,900	—	7,833,900	13.22%	11.87%

Executive Officers and Directors:
John H. Kispert	—	—	—	*	*
Raymond Bingham	—	—	—	*	*
Eugene I. Davis	—	—	—	*	*
Hans Geyer	—	—	—	*	*
Ajay Shah(4)	—	—	—	*	*
Paul Mercadante(5)	—	—	—	*	*
Clifton Thomas Weatherford	—	—	—	*	*
Randy W. Furr	—	—	—	*	*
Jim Reid	—	—	—	*	*
Ahmed Nawaz	—	—	—	*	*
All Directors and Executive Officers as a group(10)	—	—	—	*	*

*	Indicates ownership less than one percent.
(1)	The number and percentage of shares beneficially owned is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any share which the individual has the right to acquire within 60 days of June 27, 2010, through the exercise of any stock option or the vesting of any restricted stock unit. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.
(2)	Percent of class beneficially owned is based on 59,270,916 shares of Class A common stock outstanding as of June 27, 2010.
(3)

The 7,833,900 shares shown in the table above are directly held and beneficially owned by SLS Spansion Holdings, LLC (SLS Spansion), Silver Lake Credit Fund, L.P. (the Credit Fund) and SL Capital Appreciation Fund, L.L.C. (the Cap Appreciation Fund). SLS Spansion holds 5,347,966 shares shown in the table above. Silver Lake Sumeru Fund, L.P. (the Sumeru Fund) is the managing member of SLS Spansion, and Silver Lake Technology Investors Sumeru, L.P. (the Side Fund) is a member of SLS Spansion. Silver Lake Technology Associates Sumeru, L.P. (SLS Lower GP) is the general partner of each of the Sumeru Fund and the Side Fund. SLTA Sumeru (GP), L.L.C. (SLS Upper GP) is the general partner of SLS Lower GP. Although the Sumeru Fund, the Side Fund, SLS Lower GP and SLS Upper GP may be deemed to beneficially own the shares held by SLS Spansion by virtue of their relationship with SLS Spansion, each of them disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein. The Credit Fund holds 2,293,534 shares shown in the table above. Silver Lake Financial Associates, L.P. (SLF Lower GP) is the general partner of the Credit Fund. SLFA(GP), L.L.C. (SLF Upper GP) is the general partner of SLF Lower GP. Although SLF Lower GP and SLF Upper GP may be deemed to beneficially own the shares held by the Credit Fund by virtue of their relationship with the Credit Fund, each of them disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein. The Cap Appreciation Fund holds 192,400 shares shown in the table above. Silver Lake Group, L.L.C. (SLG) is the managing member of the Cap Appreciation Fund, SLS Upper GP and SLF Upper GP and, in such capacity, may be deemed to beneficially own the shares directly held by the Cap Appreciation Fund and indirectly owned by SLS Upper GP and SLF Upper GP. SLG, however, disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein.

(4)	Ajay Shah serves as a member of our board of directors. He is also a managing member of SLS Upper GP and, as such, may be deemed to beneficially own the shares held by SLS Spansion (see Footnote (3) above). Mr. Shah, however, disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.
(5)	Paul Mercadante serves as a member of our board of directors. He is also a managing director of SLS Upper GP and, as such, may be deemed to beneficially own the shares held by SLS Spansion (see Footnote (3) above). Mr. Mercadante, however, disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

As of June 27, 2010, there were outstanding:

•	59,270,916 shares of Class A common stock held by approximately 516 stockholders;

•	3,031,436 shares of Class A common stock issuable upon exercise of outstanding stock options;

•	2,969,821 shares of Class A common stock issuable upon vesting of outstanding restricted stock units; and

•	One share of Class B common stock held by one stockholder.

All of our issued and outstanding shares of common stock and preferred stock are duly authorized, validly issued, fully paid and non-assessable. Our shares of common stock are not redeemable and, following the closing of this offering, will not have preemptive rights.

The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the amended and restated bylaws that will be in effect upon completion of this offering. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur upon the closing of this offering.

Common Stock

Dividend Rights

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Voting Rights

Except as described below or as required by law, the holders of the Class A common stock will be entitled to one vote per share on all matters to be voted on by stockholders and shall vote together as a single class. Holders of Class A common stock will not be entitled to cumulative voting rights, and, accordingly, the holders of a majority of the shares voting for the election of directors may be able to elect the entire board of directors of the Company (the “Board”) (except for the limitation described in the section below entitled “Class B Common Stock”) and, in that event, the holders of the remaining shares will not be able to elect any person to the Board. Amendments to the Registrant’s certificate of incorporation that would alter or change the powers, preferences or special rights of any class of its common stock (as defined below), so as to affect the holders of such class adversely, must be proposed in a resolution adopted by the Board declaring its advisability, and must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class.

Classification of the Board

The Board (other than directors elected by holders of any series of Preferred Stock, as defined below) will be divided into three classes, designated Class I, Class II and Class III, which will be as nearly equal in number as possible. Directors of Class I will hold office for an initial term expiring at the annual meeting of stockholder to be held in 2011. Directors of Class II will hold office for an initial term expiring at the annual meeting of stockholders to be held in 2012. Directors of Class III will hold office for an initial term expiring at the annual meeting of stockholders to be held in 2013. Subject to the provisions in the certificate of incorporation with respect to the filling of vacancies on the Board and the removal of directors, at each annual meeting of stockholders, the respective successors of the directors whose terms are then expiring will be elected for terms expiring at the annual meeting of stockholders held on the third anniversary thereof.

Merger or Consolidation

In the event of a merger or consolidation of the Registrant with or into another company in connection with which shares of common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of the Registrant’s common stock will be entitled to receive the same kind and amount of shares of stock, other securities or property (including cash).

Preferred Stock

The Board has the authority, without action by the stockholders, to designate and issue preferred stock, par value $0.001 per share (“Preferred Stock”), in one or more series and to designate the rights, preferences and privileges of each series, such as dividend rates, dividend rights, liquidation preferences, voting rights and the number of shares constituting any series and designation of such series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of Preferred Stock upon the rights of holders of the common stock until the Board determines the specific rights of the holders of such Preferred Stock. However, the effects may include, among other things:

•	restricting dividends of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change of control of the Registrant without further action by the stockholders.

Class B Common Stock

The rights evidenced by, or amounts payable with respect to, the Class A common stock may be materially limited or qualified by the rights of the holders of the Registrant’s Class B common stock, par value $0.001 per share (“Class B Common Stock” and, together with the Class A common stock, the “common stock”). With respect to voting, the holders of Class B common stock, acting as a separate class, shall be entitled to vote (or provide written consent) for up to two directors to the Board, in which case the holders of the Class A common stock would vote for all other directors.

Registration Rights

The issuance of our common stock and the initial distribution thereof to the respective holders pursuant to our plan of reorganization were exempt from registration under applicable securities laws pursuant to Section 1145 of the Bankruptcy Code, or in the case of SLS Spansion Holdings, LLC, or SLS, the issuance was exempt for registration in reliance on Section 2(4) of the Securities Act. Without limiting the effect of Section 1145 of the Bankruptcy Code, on May 10, 2010, we entered into a registration rights agreement with SLS.

Pursuant to the terms of the registration rights agreement, which is described in more detail below, we are obligated to register their shares under the Securities Act on the terms described below, and by this offering we are not registering shares of our common stock for SLS.

Demand Registration Rights

At any time following the 90th day after May 10, 2010, SLS can, on not more than three occasions, request that we register all or a portion of their shares of Class A common stock or Class B common stock acquired pursuant to the Backstop Rights Purchase Agreement, the Rights Offering or otherwise in accordance with the Second Amended Plan of Reorganization. In response to such a request we must file a registration statement by the earlier of (i) 90 days after the date of such request or (ii) if as of such ninetieth day, we do not have audited financial statements required to be included in the registration statement, 30 days after the receipt of audited financial statements from our independent public accountant.

Piggyback Registration Rights

At any time when a shelf registration statement covering all outstanding shares of our registrable common stock is not effective, in the event that we propose to register our common stock under the Securities Act, either for our own account or for the account of other security holders, SLS will be entitled to certain “piggyback” registration rights allowing SLS to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration related to employee benefit plans, debt securities or corporate reorganizations, the holders of these shares are entitled to notice of the registration and have the right to include their shares in the registration.

Form S-3 Registration Rights

SLS is entitled to certain Form S-3 registration rights whereby they may, at any time after a public offering by us, make a written request that we register their shares on Form S-3 provided that we are eligible to file a registration statement on Form S-3 and that the plan of distribution of the registrable common stock is other than pursuant to an underwritten public offering. We will not be required to effect a registration on Form S-3 if we have effected one such registration in a given six month period.

We will pay the registration expenses, subject to certain exceptions, of the holders of the shares registered pursuant to the demand, piggyback and Form S-3 registrations described above.

If, in connection with a piggyback underwritten offering, the managing underwriter determines that if SLS includes all of its eligible shares in the offering, we will not be able to sell the securities we proposed to sell at a price range acceptable to us, then we shall include in such registration: first, our securities proposed to be registered; second, to the extent permitted by the underwriter’s determination, SLS’s securities proposed to be registered; and third, other securities, if any.

If a registration is requested pursuant to a demand or Form S-3 request, as described above, and seeks a shelf registration statement, we must keep such registration statement effective for not more than one year, for the first shelf registration request and for all subsequent shelf registration requests we must keep the statement effective for not more than nine months.

SLS’s registration rights will terminate on the earlier of (i) the first date on which SLS is no longer a party to the registration rights agreement, and (ii) the first date on which SLS’s eligible shares no longer constitute one percent of our outstanding common stock.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation provides for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of Class A common stock outstanding will be able to elect the Class A Directors and our stockholders holding a majority of the shares of Class B common stock outstanding will be able to elect the Class B Directors. Our amended and restated certificate of incorporation and amended and restated bylaws to be effective upon the completion of this offering provide that all stockholder actions (except those taken by the holders of Class B common stock) must be effected at a duly called meeting of stockholders and not by a consent in writing, and that only our board of directors, chairman of the board, or any Class B Director may call a special meeting of stockholders.

Our amended and restated certificate of incorporation requires a 50% stockholder vote for the amendment, repeal or modification of certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws relating to the rights of holders of Class B common stock. The combination of the classification of our board of directors, the lack of cumulative voting and the heightened stockholder voting requirements will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit increases in the market price of our stock that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Acceleration of Options Upon Change of Control

Generally, under our amended 2010 Equity Incentive Award Plan, in the event of certain mergers, a reorganization or consolidation of our company with or into another corporation or the sale of all or substantially all of our assets or all of our capital stock wherein the successor corporation does not assume outstanding options or issue equivalent options, our board of directors is required to accelerate vesting of options outstanding under such plans.

In the event of a change in control where the acquirer does not assume or replace awards granted under the amended 2010 Equity Incentive Award Plan, awards issued under the Equity Incentive Award Plan may, at the discretion of the board or a committee or director that has been granted authority from the board (“Administrator”), be subject to accelerated vesting such that 100% of such awards will become vested and exercisable or payable, as applicable, prior to the consummation of such transaction and if not exercised or paid the awards will terminate upon consummation of the transaction. In addition, the Administrator will also have complete discretion to structure one or more awards under the Equity Incentive Award Plan to provide that such awards will become vested and exercisable or payable on an accelerated basis in the event such awards are assumed or replaced with equivalent awards but the individual’s service with us or the acquiring entity is subsequently terminated within a designated period following the change in control event. The Administrator may also make appropriate adjustments to awards under the Equity Incentive Award Plan and is authorized to provide for the acceleration, cash-out, termination, assumption, substitution or conversion of such awards in the event of a change in control or certain other unusual or nonrecurring events or transactions.

Limitations of Liability and Indemnification

See “Management—Limitation on Liability and Indemnification Matters.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market, or the possibility of these sales, could adversely affect the trading price of our common stock and could impair our future ability to raise capital through the sale of our equity at a time and price we deem appropriate.

Upon completion of this offering, based on our shares of Class A common stock outstanding as of June 27, 2010, 66,020,916 shares of our common stock will be outstanding (or 67,033,416 shares of Class A common stock if the underwriters exercise their overallotment option in full). All of the shares of common stock expected to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining outstanding shares of our common stock are also freely tradeable, except those held by our affiliates.

As a result of the lock-up agreements and market stand-off provisions described below and the provisions of Rule 144, and assuming no extension of the lock-up period and no exercise of the underwriters’ overallotment option, the shares of our Class A common stock that will be available for sale in the public market following the completion of this offering is as follows:

•	51,437,016 shares will be eligible for sale on the date of this prospectus; and

•	59,270,916 shares will be eligible for sale upon expiration of the lock-up agreements and market stand–off provisions described below 91 days after the date of this prospectus.

We may issue shares of our common stock from time to time for a variety of corporate purposes, including in capital-raising activities through future public offerings or private placements, in connection with exercise of stock options, vesting of restricted stock units and other issuances relating to our employee benefit plans and as consideration for future acquisitions, investments or other purposes. The number of shares of our common stock that we may issue may be significant, depending on the events surrounding such issuances. In some cases, the shares we issue may be freely tradable without restriction or further registration under the Securities Act; in other cases, we may grant registration rights covering the shares issued in connection with these issuances, in which case the holders of the common stock will have the right, under certain circumstances, to cause us to register any such shares for resale to the public.

Lock-up Agreements

We and our officers, directors, and certain holders of our equity securities have agreed with the underwriters, subject to certain exceptions, not to offer, sell or transfer any common stock or securities convertible into or exchangeable or exercisable for common stock, for 90 days after the date of this prospectus without first obtaining the written consent of Morgan Stanley and Barclays Capital, subject to specified exceptions and a possible extension of up to 34 additional days beyond the end of such 90-day period, after the date of this prospectus. These agreements are described below under the section captioned “Underwriting.”

Morgan Stanley and Barclays Capital have advised us that they have no present intent or arrangement to release any shares subject to a lock-up, and will consider the release of any lock-up on a case-by-case basis. Upon a request to release any shares subject to a lock-up, Morgan Stanley and Barclays Capital would consider the particular circumstances surrounding the request, including, but not limited to, the length of time before the lock-up expires, the number of shares requested to be released, the reasons for the request, the possible impact on the market for our common stock and whether the holder of our shares requesting the release is an officer, director or other affiliate of ours.

Rule 144

In general, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of our common stock that such person beneficially owns, without regard to the registration requirements of the Securities Act.

Our affiliates who have beneficially owned shares of our Class A common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled under Rule 144 to sell within any three-month period a number of shares that does not exceed the greater of:

•	one percent of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; and

•	the average weekly trading volume in our common stock on the NYSE during the four calendar weeks preceding the date of filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner-of-sale provisions and notice requirements and to the availability of current public information about us. To the extent that shares were acquired from one of our affiliates, a person’s holding period for the purpose of effecting a sale under Rule 144 would commence on the date of transfer from the affiliate.

Registration Rights

Silver Lake, the holder of approximately 7,833,900 shares of our Class A common stock, or its transferees, are entitled to certain rights with respect to the registration of those shares under the Securities Act. For a description of these registration rights, please see “Description of Capital Stock—Registration Rights.” After these shares are registered, they will be freely tradable without restriction under the Securities Act.

Stock Options

On May 10, 2010, we filed a Form S-8 registration statement under the Securities Act to register shares of our common stock issuable upon exercise of outstanding stock options or upon vesting of outstanding restricted stock units or otherwise reserved for issuance under our 2010 Equity Incentive Plan. On May 10, 2010, the shares covered by this registration statement became eligible for sale in the public markets, subject to vesting restrictions, the lock-up agreements described above and Rule 144 limitations applicable to affiliates. For a more complete discussion of our stock plans, see “Management—Employee Benefit and Stock Plans.”

MATERIAL U.S. FEDERAL INCOME TAX

CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences generally applicable to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our common stock issued pursuant to this offering. This discussion is not a complete analysis of all the potential U.S. federal income tax consequences relating thereto, nor does it address any tax consequences arising under any state, local or non-U.S. tax laws, the U.S. federal estate tax or gift tax rules or any other U.S. federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect as of the date of this offering. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the ownership or disposition of our common stock, or that any such contrary position would not be sustained by a court.

This discussion is limited to non-U.S. holders who purchase our common stock issued pursuant to this offering and who hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a particular holder in light of that holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including, without limitation, certain former citizens or permanent residents of the United States, an integral part or controlled entity of a foreign sovereign, partnerships and other pass-through entities, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, banks, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation, persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment or persons deemed to sell our common stock under the constructive sale provisions of the Code.

If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock and partners in such partnerships are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of acquiring, owning or disposing of our common stock.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS, THE U.S. FEDERAL ESTATE OR GIFT TAX RULES, ANY OTHER U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATY.

Definition of Non-U.S. Holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a “U.S. person” or a partnership for U.S. federal income tax purposes. A U.S. person is any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (1) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or (2) that has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions on our Common Stock

As described in the section titled “Dividend Policy,” we do not anticipate paying cash dividends on our common stock. If, however, we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described under the section titled “—Gain on Sale or Disposition of Our Common Stock” below.

Dividends paid to a non-U.S. holder of our common stock that are not effectively connected with a U.S. trade or business conducted by such holder generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but which qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding possible entitlement to benefits under a tax treaty.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the common stock are effectively connected with such holder’s U.S. trade or business (and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8ECI (or applicable successor form), certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the U.S.

Any dividends paid on our common stock that are effectively connected with a non-U.S. holder’s U.S. trade or business (and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such holder were a U.S. person and, for a non-U.S. holder that is a corporation, also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

A non-U.S. holder that claims the benefit of an applicable income tax treaty generally will be required to satisfy applicable certification and other requirements prior to the distribution date. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Gain on Sale or Disposition of our Common Stock

Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or disposition of our common stock unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the sale or disposition and certain other requirements are met; or

•

our common stock constitutes a U.S. real property interest by reason of our status as a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes during the relevant statutory period.

Unless an applicable tax treaty provides otherwise, gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such holder were a U.S. person. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain described in the second bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or such a lower rate specified by an applicable income tax treaty), but may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe that we currently are not, and we do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our non-U.S. real property interests, however, there can be no assurance that we will not become a USRPHC in the future. In the event we do become a USRPHC, as long as our common stock is regularly traded on an established securities market, our common stock will be treated as a U.S. real property interest only with respect to a non-U.S. holder that actually or constructively holds more than 5 percent of our common stock at any time during the relevant statutory period, i.e., the shorter of the five-year period preceding the date of disposition or the non-U.S. holder’s holding period. We believe our common stock is “regularly traded” on an established securities market, although we cannot guarantee that it will always be so traded.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the amount of any tax withheld with respect to those dividends. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities of the country in which the non-U.S. holder resides or is established. Under certain circumstances, the Code imposes a backup withholding obligation on certain reportable payments. Backup withholding generally will not, however, apply to payments of dividends to a non-U.S. holder of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or W-8ECI, or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

New Legislation Relating to Foreign Accounts

Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” (as specially defined under these rules) and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to foreign intermediaries and certain non-U.S. holders. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. The legislation would apply to payments made after December 31, 2012. Prospective investors should consult their tax advisors regarding this legislation.

UNDERWRITING

We are offering the shares described in this prospectus through the underwriters named below. Subject to certain conditions, we have agreed to sell to the underwriters, and each underwriter has severally and not jointly agreed to purchase from us, the number of shares indicated in the following table. Morgan Stanley & Co. Incorporated and Barclays Capital Inc. are the representatives of the underwriters named below and joint book-running managers of the offering.

Name	Number of Shares
Morgan Stanley & Co. Incorporated
Barclays Capital Inc.

Total:	6,750,000

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below unless and until this option is exercised. If an underwriter defaults, the underwriting agreement provides, in certain circumstances, that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a concession not in excess of $             under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the underwriters.

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,012,500 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, in whole or in part, the underwriters will become obligated, subject to certain conditions, to severally purchase such additional shares of common stock in approximately the same proportion as set forth in the table above.

Underwriting Discounts and Commissions

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 1,012,500 shares of common stock.

Total
	Per Share	No Exercise	Full Exercise

Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $            .

Our common stock is listed on the New York Stock Exchange under the trading symbol “CODE”.

Lock-Up Agreements

We have agreed that, without the prior written consent of the representatives, we will not, during the period ending 90 days after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act) or any other securities so owned convertible into or exercisable or exchangeable for shares of our common stock;

•

enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in this paragraph or the immediately preceding paragraph is to be settled by delivery of common stock or such other securities, in cash or otherwise; or

•

file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (other than a registration statement on Form S-8 relating to our equity incentive plans).

The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale by us of shares to the underwriters pursuant to this offering;

•

the issuance by us of shares of common stock pursuant to our equity incentive plans or the conversion of a security outstanding on the date hereof of which the underwriters have been advised in writing; or

•	grants by us of employee stock options or other equity-based compensation pursuant to the terms of a plan in effect on the date of this prospectus.

Each of our directors and executive officers and Silver Lake, our largest stockholder, has agreed that, without the prior written consent of the representatives, it will not, during the period ending 90 days after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act) by it, or any other securities so owned convertible into or exercisable or exchangeable for shares of our common stock; or

•

enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in this bullet point or the immediately preceding bullet point is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph do not apply in the case of our directors and executive officers and these stockholders to:

•

transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of the public offering, provided that no filing under Section 16(a) of the Exchange Act shall be required (other than a filing on Form 5) or shall be voluntarily made in connection with subsequent sales of our common stock or other securities acquired in such open market transactions;

•

transfers of shares of common stock or any security convertible into our common stock as a bona fide gift; provided that no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of our common stock, will be required (other than a filing on Form 5) or will be voluntarily made during the restricted period, provided that any transferee agrees to be bound by the transfer restrictions described here;

•

distributions of shares of common stock or any security convertible into common stock to limited partners or stockholders; provided that no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of our common stock, shall be required (other than a filing on Form 5) or shall be voluntarily made during the restricted period, provided that any distributee agrees to be bound by the transfer restrictions described here;

•

shares of our common stock (i) sold to satisfy tax withholding obligations in connection with the vesting or exercise of equity awards during the restricted period pursuant to our equity incentive plans upon cessation of employment or service on our board of directors or (ii) acquired pursuant to a net exercise or cashless exercise of outstanding equity awards pursuant to our equity incentive plans, provided that any common stock acquired upon the net exercise or cashless exercise of equity awards described in (ii) be subject to the transfer restrictions described here;

•

transfers of shares of our common stock or securities convertible into shares of our common stock by will, by revocable or so-called “living trust” entered into for estate planning purposes, by intestate succession or otherwise upon the death of the owner; or

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of our common stock during the restricted period.

Silver Lake may also distribute shares of our common stock to certain of its partners so that these partners may donate the shares for charitable purposes, provided that the total number of shares so distributed does not exceed 1% of the shares offered by this prospectus.

Each of our directors and executive officers and Silver Lake has also agreed that, without the prior written consent of the representatives, it will not, during the period commencing on the date hereof and ending 90 days after the date of the prospectus, make any demand for or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

The restricted period described in the preceding paragraphs will be extended if:

•	during the last 17 days of the restricted period we issue a release regarding earnings or regarding material news or events relating to us, or

•	prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period,

in which case the restrictions described in the preceding paragraphs will continue to apply until the expiration of the 18-day period beginning on the issuance of the release or the occurrence of the material news or material event.

We have agreed to issue stop transfer instructions to the transfer agent for our common stock with respect to any transaction or contemplated transaction that would constitute a breach of the above restrictions, and each of our directors and executive officers, and these stockholders, has agreed to consent to such issuance of stop transfer instructions.

Price Stabilization and Short Positions

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on websites maintained by each underwriter. The underwriters may allocate a number of shares of common stock for sale to their online brokerage account holders. Internet distributions may be made by each underwriter on the same basis as other allocations.

Other Relationships

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and our affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Certain of the underwriters have acted as initial purchasers or underwriters in certain of our securities offerings. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Affiliates of Morgan Stanley & Co. Incorporated and Barclays Capital Inc. are arrangers of our Term Loan and Revolving Credit Facility.

Non-U.S. Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of shares to the public in that Member State, except that it may, with effect from and including such date, make an offer of shares to the public in that Member State:

•	at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of shares to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

Each underwriter represents and agrees that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the shares in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any shares in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Certain legal matters with respect to the legality of the issuance of the shares of common stock offered by us by this prospectus will be passed upon for us by Latham & Watkins LLP, Menlo Park, California. The underwriters are being represented by Davis Polk & Wardwell LLP, Menlo Park, California, in connection with the offering.

EXPERTS

The consolidated financial statements of Spansion Inc. at December 27, 2009 and December 28, 2008 and for each of the three years in the period ended December 27, 2009, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 3 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits and the financial statements and notes filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the information reporting requirements of the Exchange Act and we file reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement of which this prospectus is a part, on the Internet at the SEC’s website at www.sec.gov. You may also read and obtain any document we file with the SEC from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. We also maintain a website at www.spansion.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

SPANSION INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Audited Annual Consolidated Financial Statements as of December 27, 2009 and December 28, 2008 and for each of the three fiscal years in the period ended December 27, 2009
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Statement of Operations	F-3
Consolidated Balance Sheets	F-4
Consolidated Statements of Cash Flows	F-6
Consolidated Statements of Stockholders’ Equity (Deficit)	F-8
Notes to Consolidated Financial Statements	F-10

Interim Condensed Consolidated Financial Statements as of and for the three and six months ended June 27, 2010
Condensed Consolidated Statement of Operations	F-64
Condensed Consolidated Balance Sheets	F-65
Condensed Consolidated Statements of Cash Flows	F-66
Notes to Condensed Consolidated Financial Statements	F-68

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

Spansion Inc.

We have audited the accompanying consolidated balance sheets of Spansion Inc. as of December 27, 2009 and December 28, 2008, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three fiscal years in the period ended December 27, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Spansion Inc. as of December 27, 2009 and December 28, 2008, and the consolidated results of its operations and its cash flows for each of the three fiscal years in the period ended December 27, 2009, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that Spansion Inc. will continue as a going concern. As more fully described in Note 3 to the consolidated financial statements, on March 1, 2009, Spansion Inc. filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. Uncertainties inherent in the bankruptcy process raise substantial doubt about Spansion Inc.’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 3. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 4 to the consolidated financial statements, the Company changed its method of accounting for its Exchangeable Senior Subordinated Debentures with the retrospective adoption of new guidance on accounting for convertible debt instruments that may be settled in cash upon conversion, effective December 29, 2008.

/s/ Ernst & Young LLP

San Jose, California

February 12, 2010

Spansion Inc.

(Debtor-in-Possession)

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Year Ended December 27, 2009	Year Ended December 28, 2008(1)	Year Ended December 30, 2007(1)
Net sales	$1,059,408	$1,630,573	$1,627,253
Net sales to related parties	351,245	651,230	873,560

Total net sales	1,410,653	2,281,803	2,500,813

Cost of sales (Note 10)	1,103,757	2,193,345	2,065,143
Research and development (Note 10)	136,449	431,808	436,785
Sales, general and administrative (Note 10)	216,298	253,878	239,317
In-process research and development	—	10,800	—
Restructuring charges (Note 20)	46,852	11,161	—
Asset impairment charges	12,538	1,652,622	—

Operating loss before reorganization items	(105,241)	(2,271,811)	(240,432)
Other income (expense):
Interest and other income, net	4,038	5,200	32,595
Interest expense(2)	(50,976)	(105,536)	(87,460)
Gain on deconsolidation of subsidiary	30,100	—	—

Loss before reorganization items and income taxes	(122,079)	(2,372,147)	(295,297)
Reorganization items	(391,383)	—	—

Loss before income taxes	(513,462)	(2,372,147)	(295,297)
(Provision) benefit for income taxes	(597)	(62,865)	25,144

Net loss	$(514,059)	$(2,435,012)	$(270,153)

Net loss per share:
Basic and diluted	$(3.18)	$(15.69)	$(2.00)

Shares used in per share calculation:
Basic and diluted	161,847	155,162	134,924

(1)	The statements of operations for these periods have been adjusted to reflect the change in accounting for the Company’s Exchangeable Senior Subordinated Debentures as described in Note 4.
(2)	Contractual interest expense for the year ended December 27, 2009 was $89,380.

See accompanying notes

Spansion Inc.

(Debtor-in-Possession)

Consolidated Balance Sheets

(in thousands, except par value and share amounts)

	December 27, 2009	December 28, 2008(1)
Assets
Current assets:
Cash and cash equivalents	$324,903	$116,387
Auction rate securities	100,335	—
Trade accounts receivable	129,174	134,347
Trade accounts receivable from related parties (Note 10)	366,602	111,448
Allowance for doubtful accounts	(56,408)	(10,354)

Trade accounts receivable, net	439,368	235,441
Other receivables	—	7,789
Other receivables from related parties (Note 10)	—	6,127
Inventories:
Raw materials	14,202	16,305
Work-in-process	112,469	264,393
Finished goods	15,052	98,459

Total inventories	141,723	379,157
Deferred income taxes	13,332	3,213
Prepaid expenses and other current assets	49,533	35,225

Total current assets	1,069,194	783,339
Property, plant and equipment:
Land	20,107	37,355
Buildings and leasehold improvements	117,553	181,843
Equipment	318,592	551,567
Construction in progress	14,345	24,265

Total property, plant and equipment	470,597	795,030
Accumulated depreciation and amortization	(147,887)	—

Property, plant and equipment, net	322,710	795,030
Auction rate securities	—	94,014
Other assets	46,073	101,489

Total assets	$1,437,977	$1,773,872

Liabilities and Stockholders’ Deficit
Current liabilities:
Notes payable to banks under revolving loans	$—	$105,687
Short-term note	64,150	—
Accounts payable	33,463	465,844
Accounts payable to related parties (Note 10)	221,211	74,592
Accrued compensation and benefits	21,630	60,412
Accrued liabilities to related parties (Note 10)	—	5,092
Other accrued liabilities	112,676	88,943
Income taxes payable	83	3,972
Deferred income	50,929	34,921
Deferred income to related parties (Note 10)	12,029	364
Current portion of long-term debt and obligations under capital leases	—	1,126,849

Total current liabilities	516,171	1,966,676

See accompanying notes

Spansion Inc.

(Debtor-in-Possession)

Consolidated Balance Sheets—(Continued)

(in thousands, except par value and share amounts)

	December 27, 2009	December 28, 2008(1)
Deferred income taxes	$13,405	$3,267
Long-term debt and capital lease obligations, less current portion	—	210,246
Other long-term liabilities	9,825	44,330

Total long-term liabilities	23,230	257,843
Liabilities subject to compromise	1,756,269	—

Total liabilities	2,295,670	2,224,519
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $0.001 par value, 50,000,000 shares authorized, 0 shares issued and outstanding	—	—
Class A common stock, $0.001 par value, 714,999,998 shares authorized, 162,291,633 and 161,102,495 shares issued and outstanding as of December 27, 2009 and December 28, 2008 (Note 23)	162	161
Class B common stock, $0.001 par value, 1 share authorized, 0 share issued and outstanding (Note 23)	—	—
Class C common stock, $0.001 par value, 1 share authorized, 0 share issued and outstanding (Note 23)	—	—
Additional paid-in capital	2,484,320	2,471,902
Accumulated deficit	(3,342,370)	(2,997,589)
Accumulated other comprehensive income	195	74,879

Total stockholders’ deficit	(857,693)	(450,647)

Total liabilities and stockholders’ deficit	$1,437,977	$1,773,872

(1)	The balance sheet as of December 28, 2008 has been adjusted to reflect the change in accounting for the Company’s Exchangeable Senior Subordinated Debentures as described in Note 4.

See accompanying notes

Spansion Inc.

(Debtor-in-Possession)

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 27, 2009	Year Ended December 28, 2008(1)	Year Ended December 30, 2007(1)
Cash Flows from Operating Activities:
Net loss	$(514,059)	$(2,435,012)	$(270,153)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization, and in-process research and development write-off	168,368	644,492	517,281
Asset impairment charges	14,045	1,652,622	—
Loss on pension curtailment	—	—	2,010
Loss on early extinguishment of debt	—	—	3,435
Provision for doubtful accounts	19,832	1,799	1,559
Provision (benefit) for deferred income taxes	18	49,887	(41,401)
Net loss (gain) on sale and disposal of property, plant, and equipment	76	(28,238)	(30,172)
Other than temporary impairment on marketable securities	—	3,270	—
Other than temporary impairment on investments	—	2,648	—
Gain on sale of marketable securities	—	(621)	—
Compensation recognized under employee stock plans	12,419	21,578	16,138
Gain on deconsolidation of subsidiary	(30,100)	—	—
Gain on sale of Suzhou plant	(4,669)	—	—
Loss from write-off of rejected capital leases and various licenses	3,090	—	—
Amortization of debt premium and discount, net	1,540	9,950	8,966
Changes in operating assets and liabilities, net of effects of deconsolidation of subsidiary and acquisition of Saifun:
(Increase) decrease in accounts receivable and other receivables	(248,352)	141,202	14,382
Decrease (increase) in inventories	180,569	204,713	(128,489)
(Increase) decrease in prepaid expenses and other current assets	(10,448)	14,799	(11,606)
Increase in other assets	(5,165)	(1,183)	(15,769)
Increase (decrease) in accounts payable, accrued liabilities, and accrued compensation	629,396	(4,720)	133,263
(Decrease) increase in income taxes payable	(2,708)	(9,846)	9,435
Increase (decrease) in deferred income to a related party	11,665	(218)	353
Increase (decrease) in deferred income	11,032	(4,570)	7,107

Net cash provided by operating activities	236,549	262,552	216,339

See accompanying notes

Spansion Inc.

(Debtor-in-Possession)

Consolidated Statements of Cash Flows—(Continued)

(in thousands)

	Year Ended December 27, 2009	Year Ended December 28, 2008(1)	Year Ended December 30, 2007(1)
Cash Flows from Investing Activities:
Proceeds from sale of property, plant and equipment	4,352	6,743	190,532
Purchases of property, plant and equipment	(29,713)	(430,831)	(1,115,598)
Business acquisition, net of cash acquired	—	733	—
Proceeds from maturity and sale of marketable securities	—	133,695	891,250
Purchases of marketable securities	—	(36,950)	(981,925)
Loan made to an investee	(5,263)	(5,136)	—
Cash proceeds from PTI due to sale of Suzhou plant	15,539	—	—
Proceeds from redemption of ARS	14,775	—	—
Cash decrease due to deconsolidation of subsidiary	(52,092)	—	—
Cash decreases due to the sale of Suzhou plant	(10,431)	—	—

Net cash used by investing activities	(62,833)	(331,746)	(1,015,741)

Cash Flows from Financing Activities:
Proceeds from borrowings, net of issuance costs	117,758	250,558	854,120
Payments on debt and capital lease obligations	(79,863)	(241,806)	(603,819)
Proceeds from issuance of common stock, net of offering costs	—	—	76

Net cash provided by financing activities	37,895	8,752	250,377

Effect of exchange rate changes on cash and cash equivalents	(3,095)	(22,263)	(11,677)

Net increase (decrease) in cash and cash equivalents	208,516	(82,705)	(560,702)
Cash and cash equivalents at the beginning of period	116,387	199,092	759,794

Cash and cash equivalents at end of period	$324,903	$116,387	$199,092

Supplemental Cash Flows Disclosures:
Interest paid (including $0, $0, $11,306 of interest related to obligations to related parties)	$38,638	$94,593	$95,392
Income taxes paid (refunded)	$2,845	$(15,155)	$9,650
Non-cash investing and financing activities:
Equipment capital leases	$—	$56,611	$—
Issuance of common stock and stock options to acquire Saifun	$—	$108,898	$—

(1)	The statements of cashflows for these periods have been adjusted to reflect the change in accounting for the Company’s Exchangeable Senior Subordinated Debentures as described in Note 4.

See accompanying notes

Spansion Inc.

(Debtor-in-Possession)

Consolidated Statements of Stockholders’ Equity (Deficit)

(in thousands)

	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity (Deficit)
Balance at December 31, 2006	134,219	$134	$2,204,513	$(279,181)	$(79,706)	$1,845,760

Effect of change in accounting for convertible debt (Note 4)			115,273	(3,253)	—	112,020

Adjusted balance at December 31, 2006	134,219	134	2,319,786	(282,434)	(79,706)	1,957,780

Comprehensive loss:
Net loss(1)	—	—	—	(270,153)	—	(270,153)
Other comprehensive income:
Change in pension plan and post-retirement benefit, net of taxes of $0	—	—	—	—	2,269	2,269
Net change in cumulative translation adjustment	—	—	—	—	41,242	41,242

Total other comprehensive income	—	—	—	—	—	43,511

Total comprehensive loss	—	—	—	—	—	(226,642)
Effect of change in accounting for sabbatical leave	—	—	—	(10,150)	—	(10,150)
Effect of change in accounting for tax uncertainties	—	—	—	160	—	160
Adjustment to common stock issuance costs	—	—	466	—	—	466
Issuance of shares:
Vesting of RSUs	1,148	1	(1)	—	—	—
Exercise of options	5	—	60	—	—	60
Compensation recognized under employee stock plans	—	—	16,137	—	—	16,137

Balance at December 30, 2007	135,372	135	2,336,448	(562,577)	(36,195)	1,737,811

Comprehensive loss:
Net loss(1)	—	—	—	(2,435,012)	—	(2,435,012)
Other comprehensive income:
Net unrealized gain on investment	—	—	—	—	662	662
Change in pension plan and post-retirement benefit, net of taxes of $0	—	—	—	—	(34,985)	(34,985)
Net change in cumulative translation adjustment	—	—	—	—	145,397	145,397

Total other comprehensive income	—	—	—	—	—	111,074

Total comprehensive loss	—	—	—	—	—	(2,323,938)
Issuance of shares:
Vesting of RSUs	1,368	1	(1)	—	—	—
Exercise of options	26	—	1	—	—	1
Issuance of common stock to acquire Saifun	22,729	23	108,876	—	—	108,899
Issuance of common stock to purchase asset	1,608	2	4,998	—	—	5,000
Compensation recognized under employee stock plans	—	—	21,580	—	—	21,580

Balance at December 28, 2008	161,103	161	2,471,902	(2,997,589)	74,879	(450,647)

See accompanying notes

Spansion Inc.

(Debtor-in-Possession)

Consolidated Statements of Stockholders’ Equity (Deficit)—(Continued)

(in thousands)

	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity (Deficit)
Comprehensive loss:
Net loss	—	—	—	(514,059)	—	(514,059)
Other comprehensive income:
Net unrealized gain on investment	—	—	—	—	(465)	(465)
Change in pension plan and post-retirement benefit, net of taxes of $0	—	—	—	—	123	123
Net change in cumulative translation adjustment	—	—	—	—	(25,073)	(25,073)

Total other comprehensive loss						(25,415)

Total comprehensive loss						(539,474)
Effect of Spansion Japan deconsolidation	—	—	—	169,278	(49,269)	120,009
Issuance of shares:
Vesting of RSUs	1,027	1	—	—	—	1
Exercise of options	162	—	—	—	—	—
Compensation recognized under employee stock plans	—	—	12,418	—	—	12,418

Balance at December 27, 2009	162,292	$162	$2,484,320	$(3,342,370)	$195	$(857,693)

(1)	Net losses for these periods have been adjusted to reflect the change in accounting for the Company’s Exchangeable Senior Subordinated Debentures as described in Note 4.

See accompanying notes

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements

1. Nature of Operations

The Company

Spansion Inc. (the Company) is a semiconductor manufacturer headquartered in Sunnyvale, California, with research and development, manufacturing and assembly operations in the United States, Middle East, Europe and Asia. The Company designs, develops, manufactures, markets and sells Flash memory technology and solutions.

The Company’s Flash memory devices are used primarily to store microprocessor instructions (code), or code and data in embedded applications, and are incorporated into a broad range of electronic products, including mobile phones, consumer electronics, automotive electronics, networking and telecommunications equipment, data center servers, personal computers and PC peripheral applications.

History of the Company

In 1993, Advanced Micro Devices, Inc. (AMD) and Fujitsu Limited (Fujitsu) formed a manufacturing venture, Fujitsu AMD Semiconductor Limited (FASL).

FASL produced wafers containing Flash memory circuits. These wafers were then sold to AMD and Fujitsu, who separated the circuits on each wafer into individual die, processed the die into finished goods and sold the finished Flash memory devices to their customers. AMD and Fujitsu performed all research and development activities for the design and development of Flash memory devices and developed the manufacturing processes that were to be used in the operation of the fabs to manufacture Flash memory devices. Through June 30, 2003, FASL contracted with AMD and Fujitsu for the receipt of certain support and administrative services.

As of June 30, 2003, in order to expand their existing manufacturing venture, AMD and Fujitsu formed a limited liability company called FASL LLC and later renamed Spansion LLC. In addition to its 49.992 percent ownership in FASL, AMD contributed to Spansion LLC its Flash memory inventory, its wafer manufacturing facility located in Austin Texas, its Flash memory research and development facility (the Submicron Development Center (SDC)) located in Sunnyvale, California, and its Flash memory assembly and test facilities located in Thailand, Malaysia and China. Fujitsu contributed to Spansion LLC its 50.008 percent ownership interest in FASL, its Flash memory inventory and its Flash memory assembly and test facilities located in Malaysia. Both AMD and Fujitsu transferred employees to Spansion LLC to perform various research and development, marketing and administration functions. AMD and Fujitsu also provided working capital to Spansion LLC in the form of cash contributions and loans. As a result, Spansion LLC began manufacturing finished Flash memory devices which through the first fiscal quarter of fiscal 2006 were exclusively sold to AMD and Fujitsu. In the second quarter of fiscal 2006, the Company began selling its products directly to customers previously served by AMD (see Note 10).

On December 21, 2005, Spansion LLC was reorganized into Spansion Inc. and completed its underwritten initial public offering (IPO) of its Class A common stock.

2. Creditor Protection Proceedings

On February 10, 2009, Spansion Japan Limited, a wholly-owned subsidiary of Spansion LLC (Spansion Japan), filed a proceeding under the Corporate Reorganization Law (Kaisha Kosei Ho) of Japan to obtain protection from Spansion Japan’s creditors (the Spansion Japan Proceeding), and the Tokyo District Court approved the filing of the Spansion Japan Proceeding on March 3, 2009 (the Commencement Date), and appointed the incumbent representative director of Spansion Japan as trustee.

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

On March 1, 2009 (the Petition Date), Spansion Inc., Spansion Technology LLC, Spansion LLC, Spansion International, Inc., and Cerium Laboratories LLC (the Debtors) each filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware (the Chapter 11 Cases). The Chapter 11 Cases are being jointly administered under Case No: 09-10690 (KJC). The Chapter 11 Cases, together with the Spansion Japan Proceeding are referred to collectively as the Creditor Protection Proceedings.

As required under the U.S. Bankruptcy Code, the United States Trustee for the District of Delaware (the Trustee) appointed an official committee of unsecured creditors on March 12, 2009 (the U.S. Creditors’ Committee). In addition, a group purporting to hold substantial amounts of the Company’s publicly traded Senior Secured Floating Rate Notes due 2013 has organized (the Floating Rate Noteholders). The role of the U.S. Creditors’ Committee and the Floating Rate Noteholders in the Chapter 11 Cases may develop and change while the Chapter 11 Cases are pending, and there can be no assurance that either constituent will support the Company’s positions on matters to be presented to the U.S. Bankruptcy Court or on any comprehensive plan of reorganization.

The Debtors continue to operate their businesses as “debtors-in-possession” under jurisdiction of the U.S. Bankruptcy Court and in accordance with the applicable provisions of the U.S. Bankruptcy Code and orders of the U.S. Bankruptcy Court. Non-U.S. subsidiaries that are not included in the Creditor Protection Proceedings (Non-Debtor Affiliates) continue to operate without the supervision of the U.S. Bankruptcy Court.

Plan of Reorganization

On October 26, 2009, the Company filed with the U.S. Bankruptcy Court a proposed Plan of Reorganization, together with an accompanying Disclosure Statement. On each of November 25, 2009 and December 9, 2009, the Company filed an amended proposed Plan of Reorganization together with an accompanying amended Disclosure Statement. On December 17, 2009, the Company filed a Second Amended Joint Plan of Reorganization Dated December 16, 2009 (as the same may be amended from time to time, the “Plan of Reorganization”) and accompanying amended Disclosure Statement. The Plan of Reorganization provides for an equitable distribution to holders of allowed claims in certain classes of creditors, preserves the value of the Debtors’ businesses as going concerns and preserves employment. The Plan of Reorganization, if accepted by the requisite majorities of one or more of the affected class of creditors and approved by the U.S. Bankruptcy Court (and any applicable appellate courts if the order of the U.S. Bankruptcy Court approving the Plan of Reorganization is approved), would be binding on all creditors within each affected class, including those that did not vote to accept the proposal. The ultimate recovery to creditors will not be determined until the Plan of Reorganization has been effectuated and all claims have been fully adjudicated or resolved.

Under the Plan of Reorganization, the Debtors will be reorganized (Reorganized Debtors) through the consummation of several transactions in which new securities of the Reorganized Debtors will be issued and distributed in accordance with the Plan of Reorganization. These transactions will include:

•

the distribution of cash, new senior notes or cash raised through a rights offering and/or debt issuance, providing that such cash is raised no later than the confirmation date for the Plan of Reorganization, to holders of the Company’s existing Floating Rate Notes;

•	the distribution of new Spansion common stock to holders of general unsecured claims;

•	the cancellation of Spansion Inc.’s existing equity securities, including all shares of Common Stock and existing options to purchase shares of Common Stock; and

•	the retention of the assets of the Debtors in the reorganized Debtors.

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

The Plan of Reorganization provides for the treatment of claims of creditors on a “waterfall” basis that allocates value to the Debtors’ creditors and stockholders in accordance with the priorities of the Bankruptcy Code. Pursuant to the Plan of Reorganization, allowed administrative claims and priority tax claims would be paid in full in cash or cash equivalents. Other allowed secured claims would be reinstated, paid in full in cash, or have the collateral securing such claims returned to the secured creditor. Allowed unsecured convenience claims (in amount equal to, less than or reduced to $2,000) would be paid in full in cash. Any remaining value would be distributed on a pro rata basis, subject to any applicable subordination agreements, to holders of allowed unsecured claims (other than certain claims, including claims based on non-compensatory damages and penalties and intercompany claims) in the form of new Spansion common stock. Under the Plan of Reorganization, the Company’s current stockholders will not be entitled to any recovery, making such shares of common stock valueless.

As set forth in the Second Amended Disclosure Statement, the Debtors have assumed that allowed claims will range from approximately $1.6 billion to approximately $2.1 billion after completion of the claims objection, reconciliation and resolution process. In addition to the range specified above, Spansion Japan has asserted that it has been damaged as a result of the foundry agreement rejection in the amount of $761.2 million. As of December 27, 2009, the Company accrued expected allowed claims totaling approximately $1.8 billion classified as liabilities subject to compromise in the consolidated balance sheet. If the expected amount of allowed claims increases over the amount currently accrued, the Company will record additional reorganization expense in the period of such determination. Because disputed claims have not yet been finally adjudicated, and the Debtors’ total enterprise value upon emergence has not yet been finally determined, no assurances can be given that actual recoveries to creditors and interest holders will not be materially higher or lower than proposed in the Plan of Reorganization.

On December 18, 2009, the U.S. Bankruptcy Court approved the adequacy of the Disclosure Statement, the solicitation and notice procedures with respect to confirmation of the Plan of Reorganization and the form of various ballots and notices in connection therewith. The U.S. Bankruptcy Court established December 14, 2009, as the record date for determining eligibility to vote on the Plan of Reorganization. Nothing contained in this Report is intended to be, nor should it be construed as, a solicitation for a vote on the Plan of Reorganization.

The Plan of Reorganization will become effective only if it is confirmed by the U.S. Bankruptcy Court. The objection deadline with respect to the Plan of Reorganization occurred January 26, 2010, subject to extensions agreed to by the Debtors for certain parties. The voting deadline with respect to the Plan of Reorganization was February 8, 2010. The confirmation hearing in the U.S. Bankruptcy Court is scheduled to begin on February 24, 2010. If the U.S. Bankruptcy Court confirms the Plan of Reorganization, the Debtors expect to emerge from Chapter 11 shortly thereafter. However, there can be no assurance that the Debtors will be successful in obtaining the necessary votes to approve the Plan of Reorganization, that the U.S. Bankruptcy Court will confirm the Plan of Reorganization or that it will be implemented successfully.

Business Relationship with Spansion Japan and Foundry Agreement

Spansion Japan is now managed by a trustee appointed by the Tokyo District Court and is subject to the general supervision of the Tokyo District Court and a court–appointed supervisory attorney. As a result, the financial results of Spansion Japan are no longer included in the Company’s consolidated financial results for periods beginning March 3, 2009.

Spansion Japan facilitates distribution of the Company’s products in Japan and also manufactures and supplies sorted and unsorted silicon wafers to the Company. The wafers purchased from Spansion Japan are a

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

material component of the Company’s “cost of goods sold,” and historically the wafer prices were governed by a foundry agreement. Management believes that the prices under the foundry agreement greatly exceeded the amounts that the U.S. Bankruptcy Court would have required the Company to pay for wafers purchased during the period from February 9, 2009 (20 days prior to the Petition Date) through October 27, 2009 (the Disputed Period). The Company and Spansion Japan mutually agreed to pricing terms for purchases following October 27, 2009.

After the Company’s efforts to renegotiate the prices for the Disputed Period proved unsuccessful, the Company filed a motion with the U.S. Bankruptcy Court in October 2009 to reject the foundry agreement because the foundry agreement was no longer consistent with the Company’s business plan. An order rejecting the foundry agreement was issued by the U.S. Bankruptcy Court on November 19, 2009. As a result, there was no valid contract establishing pricing for the wafers the Company received from Spansion Japan from February 9, 2009 through October 27, 2009.

On January 8, 2010, the Company reached an agreement in principle (the Settlement) with Spansion Japan to (i) acquire Spansion Japan’s distribution business; (ii) obtain foundry services, including wafer and sort services, from Spansion Japan; and (iii) resolve the Company’s dispute with Spansion Japan relating to pricing of wafers purchased during the Disputed Period. The Settlement remains subject to the completion of definitive agreements. On January 29, 2010, the U.S. Bankruptcy Court and on February 1, 2010, the Tokyo District Court approved the Settlement. The Company expects the definitive agreements implementing the Settlement to be executed in February 2010 and to provide for, among other things, the following material terms:

•	Payment to Spansion Japan of approximately $45 million during the four quarters of fiscal 2010

•

Agreement to purchase from Spansion Japan (i) a minimum of 10 billion yen (equivalent to $109.5 million as of December 27, 2009) of wafers over the next six quarters, and (ii) sort services during the six-quarter period with both sort services and wafer production to be subject to normal and customary foundry performance conditions;

•	The purchase of Spansion Japan’s distribution and research and development business located in Kawasaki, Japan for approximately $12.5 million;

•

The claims of the Debtors against Spansion Japan arising prior to February 9, 2009 will be deemed allowed unsecured non-priority claims in the Spansion Japan’s corporate reorganization proceeding, but the Debtors will not be entitled to receive any distribution on account of such claims;

•

Spansion Japan shall retain its rejection damage claims against the Debtors in respect of the rejection of the Foundry Agreement, subject to the Company’s various defenses described in further detail below; and

•	All other claims of Spansion Japan and the Debtors against each other shall be expunged, released and satisfied.

On January 15, 2010, Spansion Japan filed a general unsecured proof of claim in the U.S. Bankruptcy Court asserting that it has been damaged in the amount of approximately $761 million as a result of the November 19, 2009 foundry agreement rejection order. The Company believes that it has strong defenses to the amount of Spansion Japan’s proof of claim, and intends to vigorously contest this matter. An award of damages resulting from the rejection of the foundry agreement could impact our future earnings. However, under the Company’s proposed Plan of Reorganization, Spansion Japan would not be entitled to any recovery on such proof of claim. Nonetheless, if the U.S. Bankruptcy Court found that such claim were more appropriately classified as a general unsecured claim in Class 5B of the Company’s Plan of Reorganization, Spansion Japan would be entitled, at most, to its pro-rata distribution of new Spansion common stock.

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

3. Basis of Presentation

Basis of Presentation and Going Concern

The consolidated financial statements have been prepared under U.S. GAAP and the rules and regulations of the U.S. Securities and Exchange Commission (SEC) for the Chapter 11 Companies and are presented on a going concern basis, which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Chapter 11 Cases have provided the Company with a period of time to stabilize its current operations and financial condition and develop the Plan of Reorganization, which incorporates the Company’s current standalone business strategy focused on the market for embedded applications and licensing of its intellectual property portfolio. This Plan of Reorganization does not contemplate liquidation of Spansion. Accordingly, the Company believes these actions make the going concern basis of presentation appropriate. However, it is not possible to predict the outcome of Chapter 11 Cases; therefore, the realization of assets and discharge of liabilities are each subject to significant uncertainty. Further, it is not possible to predict whether the actions taken in the Plan of Reorganization or any other reorganization will result in improvements to the Company’s financial condition sufficient to allow it to continue as a going concern. Accordingly, substantial doubt exists as to whether the Company will be able to continue as a going concern.

The consolidated financial statements do not purport to reflect or provide for the outcome of the Chapter 11 Cases. In particular, such consolidated financial statements do not purport to show: (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to pre-petition liabilities, the amounts that will ultimately be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholders accounts, the effect of any changes that may be made in the Company’s capitalization; or (d) as to operations, the effect of any changes that may be made in the Company’s business.

The consolidated financial statements reflect the accounting, presentation, and disclosure requirements now codified in FASB Accounting Standards Codification Topic 852, Reorganization. Accordingly, liabilities and obligations whose treatment and satisfaction is dependent on the outcome of the Chapter 11 Cases have been segregated and classified as liabilities subject to compromise in the consolidated balance sheet. The ultimate amount of and settlement terms for the Company’s pre-petition liabilities are dependent on the outcome of the Chapter 11 Cases and, accordingly, are not presently determinable. Professional fees associated with the Chapter 11 Cases and certain gains and losses resulting from reorganization of the Company’s business have been reported separately as reorganization items in the consolidated statement of operations. In addition, interest expense has been reported only to the extent that it will be paid subsequent to the Petition Date or that it is probable that it will be an allowed priority, secured or unsecured claim under the Chapter 11 Cases and interest income earned subsequent to the Petition Date is reported as a reorganization item.

Furthermore, effective as of March 3, 2009, the Company no longer controls Spansion Japan due to the appointment of a trustee in the Spansion Japan Proceeding on March 3, 2009. Upon deconsolidation, the Company recorded a gain of $30.1 million. The gain represents the difference between the carrying value of the Company’s investment in and accounts receivable from Spansion Japan immediately before deconsolidation (100 percent of Spansion Japan’s stockholder’s deficit adjusted by the net receivables from Spansion Japan) and the estimated fair value of the Company’s retained non-controlling interest in Spansion Japan (zero). Since March 3, 2009, the Company has accounted for its interest in Spansion Japan as a cost basis investment. The results of operations of Spansion Japan after March 3, 2009 are not included in the Company’s consolidated statement of operations and the carrying value of the cost basis investment at December 27, 2009 was zero. Transactions between the Company and Spansion Japan after March 3, 2009 are not eliminated.

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

Fiscal Year

The Company operates on a 52- to 53-week fiscal year ending on the last Sunday in December. The years ended December 27, 2009, December 28, 2008 and December 30, 2007 consisted of 52 weeks each.

4. Summary of Significant Accounting Policies

Principles of Consolidation

With the exception of Spansion Japan as described above, the consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of intercompany accounts and transactions.

Use of Estimates

The preparation of consolidated financial statements and disclosures in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of commitments and contingencies and the reported amounts of revenues and expenses during the reporting periods. Estimates are used to account for: the fair value of the retained non-controlling interest in Spansion Japan, the fair value of certain marketable securities, revenue, the allowance for doubtful accounts, inventory, including the value of inventory purchased from Spansion Japan, valuation of acquired intangible assets, impairment of long-lived assets, income taxes, stock-based compensation expenses, liabilities subject to compromise, the fair value of the debt and liability components of the Company’s Exchangeable Senior Subordinated Debentures, product warranties, pension and postretirement benefits, and liability for wafer purchases from Spansion Japan. Actual results may differ from those estimates, and such differences may be material to the consolidated financial statements.

Cash Equivalents

Cash equivalents consist of financial instruments that are readily convertible into cash and have original maturities of three months or less at the time of purchase.

Auction Rate Securities

The Company has investments in auction rate securities (ARS), for which the underlying assets are student loans. Prior to November 2008, the investments in ARS were designated as available-for-sale and reported at fair value with the related unrealized gains and losses included in accumulated other comprehensive income (loss), net of tax, a component of stockholders equity (deficit). In November 2008, the Company reclassified its investments in ARS from available-for-sale to trading securities and the investments are now adjusted to market through earnings each reporting period. The Company recognizes an impairment charge on available-for-sale securities in earnings when the declines in the fair values of its investments below the cost basis are judged to be other-than-temporary. The Company considers various factors in determining whether to recognize a decline in value, including the length of time and extent to which the fair value has been less than the Company’s cost basis, the financial condition and near-term prospects of the issuer or investee, and the Company’s intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value.

The cost of securities sold is based on the specific identification method. The Company classified its investment in ARS as long-term on the consolidated balance sheet as of December 28, 2008, based on the

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

contractual maturities of those investments. The Company reclassified its investment in ARS as short-term on the consolidated balance sheet as of December 27, 2009, due to its participation in an auction rate settlement with its broker, which enables the Company to put the ARS to its broker for cash commencing June 30, 2010 (see Note 19).

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts based on a variety of factors, including the length of time the receivable is past due, historical experience and the financial condition of customers.

The following describes activity in the accounts receivable allowance for doubtful accounts for the years ended December 27, 2009, December 28, 2008 and December 30, 2007.

Year	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Deductions	Balance at End of Period
	(in thousands)
2009	$8,106	$48,524	$(222)	$56,408
2008	$6,156	$2,276	$(326)	$8,106
2007	$4,597	$1,559	$—	$6,156

Of the $48.5 million charged to costs and expenses in fiscal 2009, approximately $28.5 million related to accounts receivable due from Spansion Japan as of March 3, 2009, which is included in the gain on deconsolidation of subsidiary in the consolidated statement of operations.

Inventories

Inventories are stated at standard cost adjusted to approximate the lower of actual cost (first-in, first-out method) or market. The Company records provisions for excess and obsolete inventory based on its estimated forecast of product demand. Obsolete inventories are written off.

Revenue Recognition

The Company generally recognizes revenue when it has sold its products to its OEM customers and title and risk of loss for the products have transferred to the OEM. Estimates of product returns and sales allowances, related to reasons other than product quality, are based on actual historical experience and are recorded as a reduction in revenue at the time revenue is recognized.

The Company sells directly to distributors under terms that provide for rights of return, stock rotation and price protection guarantees. The Company defers the recognition of revenue and related product costs on these sales as deferred income until the product is resold by its distributors. The Company also sells some of its products to certain distributors under sales arrangements that do not allow for rights of return or price protection on unsold products. In these instances, the Company recognizes revenue when it ships the product directly to the distributors. In addition, the Company defers the recognition of revenues and related product costs on sales of Spansion Japan until the products are resold by Spansion Japan’s distributors.

The Company recognizes revenue net of sales taxes, use taxes and value-added taxes directly imposed by governmental authorities on the Company’s revenue producing transactions with its customers. The Company includes shipping costs related to products shipped to customers in cost of sales.

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets. Estimated useful lives of property, plant and equipment for financial reporting purposes are as follows: machinery and equipment, two to seven years; buildings and building improvements, from five to 26 years; and leasehold improvements, the shorter of the remaining terms of the leases or the estimated economic useful lives of the improvements.

The Company capitalized interest costs $6.5 million and $16.9 million related to construction activities of its manufacturing facility in Japan (SP1) during fiscal 2008 and fiscal 2007, respectively. The Company did not capitalize any interest costs during fiscal 2009.

Impairment of Long-Lived Assets including Acquisition-Related Intangible Assets

The Company evaluates whether an impairment loss has occurred for an asset (asset group) to be held and used when events and circumstances indicate that the carrying amount of an asset (asset group) might not be recoverable. For purposes of assessing recoverability and impairment of an asset (asset group) held and used, the Company groups assets at the lowest level for which there are identifiable independent cash flows. The Company assesses recoverability by determining whether the undiscounted cash flows estimated to be generated by an asset (asset group) are less than the carrying amount of the asset (asset group). If fair value of the asset (asset group) is less than the carrying value, the impairment loss is based on the excess of the carrying amount of the asset (asset group) over its fair value. The adjusted carrying value of the related asset (asset group) establishes the new cost basis and accumulated depreciation and amortization are reset to zero. For an asset (disposal group) held for sale, impairment losses are measured at the lower of the carrying amount of the asset (disposal group) or the fair value of the asset (disposal group). For an asset (asset group) to be disposed of other than by sale, impairment losses are measured based on the excess of the carrying amount of the asset (asset group) over its respective fair value. Fair value for purposes of measuring impairments is determined by discounted future cash flows, appraisals or other methods.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net tangible and identifiable intangible assets acquired. In fiscal 2008, the Company recorded goodwill in connection with its acquisition of Saifun (see Note 8). Goodwill amounts are not amortized, but rather are tested for impairment at least annually, or more frequently if there are indicators of impairment present, at a level within the Company referred to as the reporting unit. The Company performs its annual goodwill impairment analysis as of the last day of the fourth quarter of each fiscal year. Testing for goodwill impairment requires a two step approach. Under step one, the Company evaluates whether fair value of a reporting unit is less than the carrying value, including goodwill. The fair value of the reporting unit is determined by generally accepted valuation techniques and may consider both the income and market approach, adjusted by an estimated control premium. The income approach requires estimates of future operating results and cash flows of Spansion discounted using estimated discount rates. The market approach involves estimating enterprise value using guideline public company multiples. If step one of the analysis demonstrates that the fair value of the reporting unit is below the carrying value, the Company will proceed to step two. Under step two, the Company estimates the fair values of all identifiable assets and liabilities of the reporting unit using the income, market or replacement cost approaches as appropriate. The excess of the fair value of the reporting unit over the fair values of the identified assets and liabilities is the implied fair value of goodwill. If the implied fair value of goodwill is lower than the carrying value of the goodwill, an impairment charge is recorded to reduce the carrying value to fair value.

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

Foreign Currency Translation/Transactions

The functional currency of the Company and its foreign subsidiaries, except for Spansion Japan (which was deconsolidated on March 3, 2009) is the U.S. dollar. Adjustments resulting from remeasuring the foreign currency denominated transactions and balances of these subsidiaries, other than Spansion Japan, into U.S. dollars are included in operations. Adjustments resulting from translating the foreign currency financial statements of Spansion Japan (up to March 3, 2009), for which the functional currency is the Japanese yen, into the U.S. dollar reporting currency were included as a separate component of accumulated other comprehensive income) through the date of deconsolidation. Gains or losses resulting from transactions denominated in currencies other than the functional currencies of the Company and its subsidiaries are recorded in cost of sales. The aggregate exchange gain included in determining net loss was $0.5 million, $1.6 million and $6.2 million for the years ended December 27, 2009, December 28, 2008 and December 30, 2007, respectively.

Research and Development Expenses

The Company expenses research and development costs in the period in which such costs are incurred.

Advertising Expenses

Advertising costs are expensed as incurred. Advertising expenses for the years ended December 27, 2009, December 28, 2008, and December 30, 2007 were approximately $1.0 million, $3.4 million, and $7.4 million, respectively.

Net Loss per Share

Basic and diluted net loss per share is computed based on the weighted-average number of common shares outstanding during the period.

For the years ended December 27, 2009, December 28, 2008 and December 30, 2007, the Company excluded from its diluted per share computation approximately 19.2 million, 24.8 million and 18.4 million potential common shares issuable upon exercise of outstanding stock options, upon vesting of outstanding restricted stock units and upon conversion of the Exchangeable Senior Subordinated Debentures, as their inclusion would be anti-dilutive.

Income Taxes

In determining taxable income for financial statement reporting purposes, the Company must make estimates and judgments. These estimates and judgments are applied in the calculation of specific tax liabilities and in the determination of the recoverability of deferred tax assets, which arise from temporary differences between the recognition of assets and liabilities for tax and financial statement reporting purposes.

The Company must assess the likelihood that it will be able to recover its deferred tax assets. Unless recovery of these deferred tax assets is considered more likely than not, the Company must increase its provision for taxes by recording a charge to income tax expense, in the form of a valuation allowance against those deferred tax assets for which it believes it is more likely than not they will be realized. The Company considers past performance, future expected taxable income and prudent and feasible tax planning strategies in determining the need for a valuation allowance.

In addition, the calculation of the Company’s tax liabilities involves the application of complex tax rules and the potential for future adjustments by the relevant tax jurisdiction. If the Company’s estimates of these taxes are greater or less than actual results, an additional tax benefit or charge will result.

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

Accumulated Other Comprehensive Income

The following are the components of accumulated other comprehensive income:

	December 27, 2009	December 28, 2008
	(in thousands)
Unrecognized pension expense, net of tax benefits of ($6,337) in 2008	$—	$(33,012)
Cumulative translation adjustment	—	107,891
Unrealized gain on Saifun auction rate securities	195	—

Total accumulated other comprehensive income	$195	$74,879

Stock-Based Compensation

The Company estimates the fair value of its stock-based awards to employees using Black-Scholes-Merton option pricing model. Stock-based compensation expense recognized during a period is based on the higher of the grant-date fair value of the portion of share-based payment awards that is ultimately expected to vest, or actually vests, during the period. Compensation expense for all share-based payment awards is recognized using the straight-line attribution method reduced for estimated forfeitures. Prior to the fourth quarter of 2007, the Company did not have sufficient historical forfeiture experience related to its own stock-based awards and, therefore, estimated its forfeitures based on the average of its own fiscal 2006 forfeiture rate and AMD’s historical forfeiture rates, as the Company believed these forfeiture rates to be the most indicative of its own expected forfeiture rate. Beginning the fourth quarter of fiscal 2007, the Company estimated forfeitures based on a four year weighted average of its own forfeiture rates.

Fair Value

The Company measures its financial assets at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In measuring fair value, the Company uses a hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s best estimate of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date. Examples of the assets carried at Level 1 fair value generally are equities listed in active markets and investments in publicly traded mutual funds with quoted market prices.

Level 2—Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the asset/liability’s anticipated life.

Level 3—Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

The availability of observable inputs can vary and is affected by a wide variety of factors, including, for example, the type of a security, whether the security is new and not yet established in the marketplace, and other characteristics particular to a transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. When observable prices are not available, the Company either uses implied pricing from similar instruments or valuation models based on net present value of estimated future cash flows, adjusted as appropriate for liquidity, credit, market and/or other risk factors. Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those it believes market participants would use in pricing the asset or liability at the measurement date. Please see Note 19 for fair value disclosure related to the Company’s marketable securities.

Adoption of New Accounting Pronouncements

Accounting for Convertible Debt Instruments

In May 2008, the FASB issued revised guidance on accounting for convertible debt instruments that may be settled in cash upon conversion. This revised guidance provides that issuers of such instruments should separately account for the liability and equity components of those instruments by allocating the proceeds at the date of issuance of the instrument between the liability component and the embedded conversion option (the equity component) by first determining the carrying amount of the liability. To calculate this amount, the Company must determine the fair value of the liability excluding the embedded conversion option and by giving effect to other substantive features, such as put and call options, and then allocating the excess of the initial proceeds to the embedded conversion options. The excess of the principal amount of the liability component over its carrying amount is reported as a debt discount and is amortized as interest expense over the expected life of the instrument.

The Company retrospectively adopted the new guidance, which impacted the Company’s accounting for its Exchangeable Senior Subordinated Debentures, issued in June 2006. The Exchangeable Senior Subordinated Debentures bear interest at 2.25 percent per annum, payable on June 15 and December 15 of each year beginning December 15, 2006 until the maturity date of June 15, 2016. As a result of adopting the new guidance, the Company recorded an equity component of $117.4 million, representing the fair value of the embedded conversion options, and a liability component of $89.6 million, representing the fair value of the debentures as of the date issuance. The net carrying amount of the liability component of the Exchangeable Senior Subordinated Debentures was included in liabilities subject to compromise at December 27, 2009 and current portion of long-term debt and obligations under capital leases at December 28, 2008.

The table below shows the components of the net carrying amount of the liability portion of the Exchangeable Senior Subordinated Debentures at December 27, 2009 and at December 28, 2008:

	December 27, 2009	December 28, 2008
	(in thousands)
Principal amount of liability component	$207,000	$207,000
Unamortized discount	(97,767)	(99,241)

Net carrying amount	$109,233	$107,759

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

As a result of adopting the new guidance, the Company recorded additional non-cash interest expense resulting from recognizing the accretion of the discounted carrying value of the Exchangeable Senior Subordinated Debentures to their face amount as interest expense over the term of the debt, which matures on June 15, 2016. However, pursuant to the accounting guidance for entities in reorganization, interest expense recorded subsequent to March 1, 2009 only includes amounts expected to be actually paid during the Creditor Protection Proceedings, and as a result amortization of the discounted carrying value ceased.

The following represents the components of interest expense and effective interest rates relating to the Exchangeable Senior Subordinated Debentures:

	Year Ended December 27, 2009	Year Ended December 28, 2008	Year Ended December 30, 2007
	(in thousands)
Contractual interest expense	$806	$4,539	$4,709
Amortization of discount	1,475	7,903	6,867

Total interest expense	$2,281	$12,442	$11,576

Effective interest rate	12.23%	12.23%	12.23%

For the years ended December 28, 2008 and December 30, 2007, the effect of retrospectively applying the new guidance was an increase in non-cash interest expense of $7.7 million and $6.7 million, respectively, which represents accretion of the unamortized debt discount associated with the Exchangeable Senior Subordinated Debentures, partially offset by lower amortization of capitalized issuance costs as a portion of these were allocated to equity.

The following tables show the financial statement line items affected by retrospective application of the new guidance on the affected financial statement line items for the periods indicated:

	Consolidated Statements of Operations (in thousands, except per share amounts) Years Ended
	December 28, 2008			December 30, 2007
	As Adjusted	As reported	Effect of Change	As Adjusted	As reported	Effect of Change
Interest expense	$(105,536)	$(97,843)	$(7,693)	$(87,460)	$(80,803)	$(6,657)
Other income (expense), net	(100,336)	(92,643)	(7,693)	(54,865)	(48,208)	(6,657)
Loss before income taxes	(2,372,147)	(2,364,454)	(7,693)	(295,297)	(288,640)	(6,657)
Net loss	(2,435,012)	(2,427,319)	(7,693)	(270,153)	(263,496)	(6,657)
Net loss per share:
Basic and diluted	$(15.69)	$(15.64)	$(0.05)	$(2.00)	$(1.95)	$(0.05)
Shares used in per share calculation:
Basic and diluted	155,162	155,162		134,924	134,924

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

	Consolidated Balance Sheet (in thousands)
	December 28, 2008
	As Adjusted	As Previously Reported	Effect of Change
Other assets(1)	$101,489	$103,061	$(1,572)
Total assets	1,773,872	1,775,444	(1,572)
Current portion of long-term debt(2)	1,087,786	1,187,027	(99,241)
Stockholders’ deficit:
Additional paid-in capital(3)	2,471,902	2,356,629	115,273
Accumulated deficit(4)	(2,997,589)	(2,979,985)	(17,604)
Total stockholders’ deficit	(450,647)	(548,316)	97,669
Total liabilities and stockholders’ deficit	1,773,872	1,775,444	(1,572)

(1)	The effect of the change on other assets includes the allocation of a portion of the capitalized issuance costs to the equity component of $2.1 million, offset by lower amortization of these costs from the issuance date of $0.5 million.
(2)	The effect of the change on current portion of long-term debt includes the discount determined as of the original issuance date of the Exchangeable Senior Subordinated Debentures of $117.4 million, less amortization of the discount from the issuance date of $18.1 million.
(3)	The effect of the change on paid-in capital includes the discount determined as of the original issuance date of the Exchangeable Senior Subordinated Debentures of $117.4 million, less the portion of the original debt issuance costs allocated to the equity component of $2.1 million.
(4)	The effect of the change on accumulated deficit includes the amortization of the discount from the issuance date of $18.1 million, less adjustment to the amortization of debt issuance costs of $0.5 million.

5. Reorganization Items

Entities in reorganization are required to disclose separately items such as professional fees directly related to the process of reorganizing the Debtors under the Chapter 11 Cases, realized gains and losses, provisions for losses, and interest income resulting from the reorganization and restructuring of the business. The Debtors’ reorganization items for the year ended December 27, 2009, consist of the following:

Year Ended December 27, 2009
(in thousands)
Professional fees directly related to reorganization(1)	$37,086
Provision for expected allowed claims(2)	354,915
Interest income	(618)

Total reorganization items	$391,383

(1)	Includes fees associated with the advisors to the Debtors.
(2)	Represents the Company’s estimate of the expected allowed claims related primarily to rejection or repudiation of executory contracts, leases and the effects of approved settlements.

The U.S. Bankruptcy Court established September 4, 2009, as the bar date for filing proofs of claim against the U.S. Debtors’ estates. Under certain limited circumstances, some creditors will be permitted to file claims

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

after the applicable bar dates. Accordingly, it is possible that not all potential claims were filed as of the filing of this Form 10-K. The differences between amounts recorded by the Debtors and proofs of claim filed by the creditors are investigated and resolved through the claims reconciliation process. Because of the number of creditors and claims, the claims reconciliation process may take considerable time to complete and the Company expects it will continue to receive claims after its emergence from Chapter 11.

Notwithstanding the foregoing, the Company has recognized certain charges related to allowed claims or expected allowed claims. The U.S. Bankruptcy Court will ultimately determine liability amounts that will be allowed for claims. As claims are resolved, or where better information becomes available and is evaluated, the Company will make adjustments to the liabilities recorded on its interim or annual financial statements as appropriate. Any such adjustments could be material to the Company’s financial position or results of operations in any given period.

Cash paid for professional fees was approximately $33.5 million for the year ended December 27, 2009.

6. Liabilities Subject to Compromise

Liabilities subject to compromise refers to both secured and unsecured obligations that will be accounted for under a plan of reorganization. Generally, actions to enforce or otherwise effect payment of pre-petition liabilities are stayed. The U.S. Bankruptcy Court has, however, approved payment of certain of the Debtors pre-petition obligations, including among other things employee wages, salaries and benefits and certain business-related payments such as claims of transport companies and certain contractors in satisfaction of liens or other interests. The Debtors have been paying and continue to pay undisputed post-petition claims in the ordinary course of business.

Pre-petition liabilities that are subject to compromise are reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. These liabilities represent the estimated amount expected to be allowed on known or potential claims to be resolved through the Chapter 11 Cases, and remain subject to future adjustments arising from negotiated settlements, actions of the U.S. Bankruptcy Court, rejection of executory contracts and unexpired leases, the determination as to the value of collateral securing the claims, proofs of claim, or other events. Liabilities subject to compromise also includes certain items that may be assumed under the plan of reorganization, and as such, may be subsequently reclassified to liabilities not subject to compromise. Ordinarily, secured debt is not considered to be a liability subject to compromise. However, the Company has included most of its secured debt as a liability subject to compromise as management believes that there remains uncertainty as to whether such debts are adequately secured.

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

The Debtors may reject pre-petition executory contracts and unexpired leases with respect to the Debtors’ operations, with the approval of the U.S. Bankruptcy Court. During the first and second quarter of 2009, the Company submitted various motions to the U.S. Bankruptcy Court for rejection of certain equipment leases with future principal and interest payments of approximately $54.5 million through 2011, all of which has been approved by the U.S. Bankruptcy Court as of August 10, 2009. Damages resulting from rejection of executory contracts and unexpired leases are generally treated as general unsecured claims and are classified as liabilities subject to compromise. Holders of pre-petition claims were required to file proofs of claims by September 4, 2009. Differences between liability amounts estimated by the Debtors and claims filed by creditors have been investigated and, if necessary, the U.S. Bankruptcy Court will make a final determination of the allowable claim. The determination of how liabilities will ultimately be treated cannot be made until the U.S. Bankruptcy Court approves the Company’s plan of reorganization. Accordingly, the ultimate amount or treatment of such liabilities is not determinable at this time. Liabilities subject to compromise consist of the following:

December 27, 2009
(in thousands)
Accounts payable and accrued liabilities	$639,897
Accounts payable to related parties	109,941
Accrued compensation and benefits	16,138
Long-term debt	968,266
Capital lease obligations	18,861
Other long-term liabilities	3,166

Total liabilities subject to compromise	$1,756,269

7. Impairment of Long-Lived Assets including Acquisition-Related Intangible Assets

The Company recorded an impairment charge of approximately $12.5 million for the year ended December 27, 2009 primarily due to impairment on its equity investment and loan to an investee.

In 2008, a variety of external economic factors contributed to the decline in the Company’s operating performance, such as persistent oversupply in the Flash memory industry compounded by the global economic recession. The 2008 global economic downturn caused a sharp decline in worldwide demand for consumer goods and, consequently, a sharp reduction in demand for the Company’s products, which resulted in significant declines in the Company’s manufacturing capacity utilization as the Company reduced production. In addition to these economic factors, the ramp-up of SP1 was delayed during the second and third quarters of 2008 due to slower than expected customer qualifications and the steep decline in the Japanese wireless market. These factors, among others, caused the Company’s stock price to drop significantly throughout 2008, resulting in a sustained market capitalization well below book value.

Given these indicators of impairment, the Company believed its long-lived assets including its acquisition-related intangible assets, may not be recoverable at December 28, 2008. Because of the vertical nature of the Company’s manufacturing operations and its multiple foundry, assembly and test facilities, the cash flows of the Company’s assets and liabilities below the entity level are not largely independent of one another and, therefore, the Company evaluated recoverability using a single, entity-wide asset group that included all of the Company’s long-lived assets and related operating assets and liabilities. The Company prepared an undiscounted cash flow analysis and determined that the carrying value of the asset group exceeded the undiscounted cash flows expected from the use and eventual disposition of the asset group and, therefore, the asset group was not recoverable. Accordingly, the Company estimated the fair value of the asset group based on a probability

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

weighted cash flow forecast, discounted based on the Company’s weighted-average cost of capital. The total carrying value of the asset group exceeded management’s estimated fair value indicating an impairment loss. The excess carrying value of the asset group over its fair value was allocated on a pro rata basis to the individual assets in the asset group to adjust and reduce their carrying values. In this process, the adjusted carrying value of an individual asset was not reduced to below its individual fair value, if determinable. The adjusted carrying values of the assets established a new cost basis for the assets and depreciation and amortization was reset to zero.

As a result of this impairment analysis, the Company recorded a total long-lived asset impairment charge of $1,578 million for the fourth quarter of fiscal 2008, reflecting the low demand for semiconductor equipment worldwide, coupled with excess supply.

8. Acquisition of Saifun Semiconductors Ltd. (Saifun)

On March 18, 2008, the Company completed the acquisition of all of the outstanding shares of Saifun Semiconductor Ltd., a publicly held company headquartered in Netanya, Israel (the Acquisition). The Company included the results of operations of Saifun beginning March 18, 2008 in its consolidated statements of operations.

Saifun is a provider of intellectual property (IP) solutions for the non-volatile memory (NVM) market and licenses its IP to semiconductor manufacturers that use this technology to develop and manufacture a variety of non-volatile Flash memory based products including products that integrate Flash memory with logic as well as dedicated standalone Flash memory devices.

The Company paid a consideration of approximately 22.7 million shares of the Company’s Class A common stock for all outstanding Saifun common shares. In addition, the Company also assumed all of the outstanding Saifun stock options which were converted into options to purchase approximately 4.3 million shares of the Company’s Class A common stock. The total purchase price for Saifun was $119.3 million and is comprised of:

in millions
22.7 million shares of Class A common stock	$98.4
Fair value of vested options issued	10.5
Acquisition related transaction costs	10.4

Total purchase price	$119.3

The fair value of the Company’s common stock issued reflected the average of the closing prices on the NASDAQ for the two trading days prior to and following December 13, 2007, the date that the number of issuable shares became fixed. The fair value of the Company’s options and restricted stock units was determined using Black-Scholes-Merton option pricing model. The vested portion of these options and restricted stock units was valued at approximately $10.5 million. The unvested portion was valued at approximately $6.3 million and is being amortized ratably over the future service periods.

The Company also reviewed its existing contracts with Saifun as of the date of the acquisition to determine if such contracts included terms that were favorable or unfavorable when compared to pricing for current market transactions for the same or similar terms which will result in a settlement gain or loss as of this date. A settlement gain or loss is measured as the lesser of (a) the amount by which the agreements were favorable or

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

unfavorable to market terms or (b) the stated settlement provisions of the agreements available to the Company. The Company concluded that the terms in the pre-existing relationship were neither favorable nor unfavorable and, accordingly, the Company recognized no gain or loss relating to its existing contracts with Saifun as of the acquisition date.

Purchase Price Allocation

The total purchase price was allocated to Saifun’s tangible and identifiable intangible assets and liabilities based on their estimated fair values as of March 18, 2008, as set forth below:

in millions
Net tangible assets acquired	$24.2
Existing technology	42.8
In process research and development	10.8
Non-competition agreement	1.3
Customer relationships	18.0
Trade name	1.4
Goodwill	20.8

Total purchase price	$119.3

Management performed an analysis to determine the fair value of each tangible and identifiable intangible asset, including the portion of the purchase price attributable to acquired in-process research and development projects.

In-Process Research and Development

Of the total purchase price, approximately $10.8 million was allocated to in-process research and development (IPR&D) and was expensed in the first quarter of fiscal 2008. Projects that qualify as IPR&D represent those that have not reached technological feasibility, which have no alternative future use at the time of the acquisition. These projects included development of top injection technology and Nitride-Read-Only-Memory (NROM) design projects.

The value assigned to IPR&D was determined using a discounted cash flow methodology, specifically an excess earnings approach, which estimates value based upon the discounted value of future cash flows expected to be generated by the in-process projects, net of all contributory asset returns. The approach includes consideration of the importance of each project to the overall development plan, estimating costs to develop the purchased IPR&D into commercially viable products.

The discount rates applied to individual projects were selected after consideration of the overall estimated weighted average cost of capital and the discount rates applied to the valuation of the other assets acquired. Such weighted average cost of capital was adjusted to reflect the difficulties and uncertainties in completing each project and thereby achieving technological feasibility, the percentage of completion of each project, anticipated market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets. In developing the estimated fair values, the Company used a discount rate of 20.8 percent.

Other Acquisition Related Intangible Assets

The Company determined the fair value of other acquisition related intangible assets using income approaches and based the rates on the most current financial forecast available as of March 18, 2008. The

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

discount rates used to discount net cash flows to their present values was 17.8 percent. The Company determined these discount rates after consideration of the Company’s estimated weighted average cost of capital. The Company recorded the excess of the purchase price over the net tangible and identifiable intangible assets as goodwill.

The estimated useful lives for the acquired intangible assets were based upon Saifun’s historical experience with technology life cycles, product roadmaps and Spansion’s intended future use of the intangible assets. The Company amortized acquisition related intangible assets using the straight-line method over their then estimated useful lives.

Existing technology represents Saifun’s core technology, Nitride-Read-Only-Memory (NROM) intellectual property. NROM technology doubles the storage of a Flash memory cell by creating two distinct and independent charges in a single cell. This technology asset was estimated to have a useful life of six years. As a result of the impairment review during the fourth quarter of 2008, the Company recorded an impairment of $35.6 million, reducing the carrying value of NROM intellectual property to $1.6 million. At December 27, 2009, net carrying value of this intellectual property was approximately $1.3 million, to be amortized ratably over the next three years.

Customer relationships represent Saifun’s existing contractual relationships as of March 18, 2008, which were estimated to have an average useful life of seven years. As a result of the impairment review during the fourth quarter of 2008, the Company recorded an impairment of $16.0 million, reducing the carrying value of Saifun customer relationships to zero.

Trade names were estimated to have an average useful life of four years. As a result of the impairment review during the fourth quarter of 2008, the Company recorded an impairment of $1.1 million, reducing the carrying value of trade names to zero.

Non-competition agreements represent agreements with four key employees and were estimated to have a useful life of two years. As a result of the impairment review during the fourth quarter of 2008, the Company recorded an impairment of $0.8 million, reducing the carrying value of the non-competition agreements to zero.

In the fourth quarter of 2008, pursuant to its accounting policy, the Company performed its annual analysis to determine whether its goodwill was impaired. To perform step 1 of the analysis, the Company used a combination of the income approach and the guideline public company market approach, equally weighted. The income approach utilized the same forecast and other assumptions used to assess recoverability and measure impairment of its long-lived assets other than goodwill. The step 1 analysis indicated the fair value of its single reporting unit to be significantly below its carrying value and the step 2 analysis indicated the implied fair value of its goodwill was zero. As a result, the Company recognized an impairment charge on its remaining goodwill of $20.8 million, reducing its goodwill balance to zero.

Income Taxes

Deferred tax liabilities of $8.6 million were recorded when the acquisition occurred. At the end of fiscal 2008, the remaining deferred tax liabilities of $6.6 million were recorded as an income tax benefit because most of the acquisition related intangible assets were impaired.

Pro Forma Information

The following unaudited pro forma consolidated financial information gives effect to the Saifun acquisition as if it had occurred at the beginning of the fiscal periods presented. The pro forma consolidated financial

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of each of the periods presented nor is it indicative of future financial performance.

	Year Ended
	December 28, 2008	December 30, 2007
	(in thousands, except per share amounts)
Total net sales	$2,284,333	$2,518,756
Net loss	$(2,432,868)	$(294,158)
Basic and diluted net loss per share	$(15.21)	$(1.87)

9. Stock-Based Compensation

Spansion Stock-Based Incentive Compensation Plans

Plan Descriptions

2005 Equity Incentive Plan

In fiscal 2005, the Company’s stockholders approved the Spansion Inc. 2005 Equity Incentive Plan (the 2005 Plan) under which 9,500,000 shares of Common Stock had been reserved and made available for issuance in the form of equity awards, including incentive and nonqualified stock options and restricted stock unit (RSU) awards.

Grants may be awarded to an officer or employee, a consultant or advisor, or a non-employee director of the Company or its subsidiaries; provided that, the incentive stock options granted under the 2005 Plan could be granted only to employees of the Company or its subsidiaries. The exercise price of each incentive stock option was required to be not less than 100 percent of the fair market value of the Company’s Common Stock on the date of grant (not less than 110 percent if such stock option is granted to a person who has more than 10 percent of the total voting power of all classes of the Company’s stock).

The maximum term of any stock option granted under the 2005 Plan is 10 years from the date of grant and the exercise price of each option is determined under the applicable terms and conditions as approved by the Compensation Committee.

On May 29, 2007, the Company’s stockholders approved the Spansion Inc. 2007 Equity Incentive Plan (the 2007 Plan) (see below); at that time, the Company discontinued granting awards under the 2005 Plan.

2007 Equity Incentive Plan

On May 29, 2007, the Company’s stockholders approved the Spansion Inc. 2007 Equity Incentive Plan (the 2007 Plan). Grants may be awarded to an officer or employee, a consultant or advisor, or a non-employee director of the Company or its subsidiaries. Stock options and RSU awards issued under the 2007 Plan generally vest 25 percent after one year, and the balance vest ratably on a quarterly basis over the following three years and expire if not exercised by the seventh anniversary of the grant date. RSU awards have no exercise price or expiration date. Shares that are subject to or underlie awards that expired or for any reason were cancelled, terminated or forfeited, or failed to vest after implementation of the 2007 Plan are again available for grant under the 2007 Plan.

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

The maximum number of shares of the Company’s Common Stock that may be issued or transferred pursuant to awards under the 2007 Plan equals the sum of: (1) 6,675,000 shares, plus (2) the number of shares that were available for award grant purposes under the 2005 Plan as of May 29, 2007, plus (3) the number of any shares subject to stock options and restricted stock or RSU awards granted under the 2005 Plan and outstanding as of May 29, 2007 which expire, or for any reason are cancelled or terminated, after that date without being exercised or paid. As of May 29, 2007, approximately 920,523 shares were available for award grant purposes under the 2005 Plan, and approximately 7,091,852 shares were subject to options and restricted stock or RSU awards then outstanding under the 2005 Plan.

Saifun Semiconductors Ltd. Employee Share Option Plans (Saifun Option Plans)

The Company assumed all outstanding option shares under the Saifun 1997, 2001 and 2003 plans (Saifun Option Plans), which were converted into options to purchase shares of the Company’s Common Stock. Each option share assumed continues to have, and be subject to, the same terms and conditions of such options immediately prior to the acquisition date.

For options granted under the Saifun Option Plans, the exercise period may not exceed 10 years from the date of grant. Options are granted with an exercise price equal to the market price of the stock at the date of grant or at a lower price as may be determined by the compensation committee of the board of directors at the date of grant. Prior to the Acquisition, option awards vested over a period of up to five years; restricted stock unit and option awards granted after the Acquisition will vest over a period of up to four years. Awards granted under any of the Saifun Option Plans from the inception of the Saifun 2003 Plan through the Acquisition that are forfeited or cancelled revert to the Saifun 2003 Plan reserve. Future awards granted under the Saifun 2003 Plan that are forfeited or cancelled will also revert to that plan’s reserve.

Shares Available to Grant

The numbers of shares of Common Stock available for grant under the 2007 Plan and the Saifun 2003 Plan are as follows:

Number of shares available for grant:
Amount reserved for grant(1)	12,126,424
Shares available under the 2005 Plan(2)	1,825,444
Stock options granted through December 27, 2009, net of cancelled stock options	(4,270,447)
RSU awards granted through December 27, 2009, net of cancelled RSU awards	(1,170,649)

Shares available for grant under the 2007 Plan and Saifun 2003 Plan	8,510,772

(1)	The 12,126,424 shares reserved for grant under the 2007 Plan consisted of 6,675,000 shares approved for grant under the 2007 Plan and 920,523 shares transferred from the 2005 Plan and 4,530,901 shares from Saifun Option Plans.
(2)	The shares available under the 2005 Plan were related to stock options or RSU awards, which were cancelled subsequent to the adoption of the 2007 Plan and thus available for grant under the 2007 Plan.

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

Valuation and Expense Information

The following table sets forth the total recorded stock-based compensation expense for the Spansion Stock-Based Incentive Compensation Plans (Spansion Plans and Saifun Option Plans) by financial statement caption, resulting from the Company’s stock options and RSU awards for the years ended December 27, 2009, December 28, 2008 and December 30, 2007:

	Year Ended December 27, 2009	Year Ended December 28, 2008	Year Ended December 30, 2007
	(in thousands)
Cost of sales	$2,718	$5,340	$4,539
Research and development	3,684	6,424	4,335
Sales, general and administrative	6,016	9,816	7,263

Stock-based compensation expense(1)	$12,418	$21,580	$16,137

(1)	There is no income tax benefit relating to stock option expenses because all of the Company’s U.S. deferred tax assets, net of U.S. deferred tax liabilities, continue to be subjected to a full valuation allowance.

No stock options were granted in the year ended December 27, 2009 under the Spansion and Saifun Equity Plans. The weighted average fair value of the Company’s stock options granted in the year ended December 28, 2008 under Spansion Plans and Saifun Option Plans was $1.89 per share. The fair value of each stock option was estimated at the date of grant using a Black-Scholes-Merton option pricing model, with the following assumptions for grants:

	Weighted Average for the Year Ended December 28, 2008	Weighted Average for the Year Ended December 30, 2007
Expected volatility	48.66%	48.50%
Risk-free interest rate	2.67%	4.73%
Expected term (in years)	5.05	4.61
Dividend yield	0%	0%

The Company’s dividend yield is zero because the Company has never paid dividends and does not have plans to do so over the expected life of the stock options. The expected volatility is based on the Company’s historical volatility since its initial public offering in December 2005 and the volatilities of the Company’s competitors who are in the same industry sector with similar characteristics (guideline companies) given the limited historical realized volatility data of the Company. The risk-free interest rate is based on the yield from U.S. Treasury zero-coupon bond with a remaining term equal to the expected stock option life. The expected term is based on the “simplified method” for developing the estimate of the expected life of a “plain vanilla” stock option except for options granted to Saifun on the date of acquisition for which expected term was based on historical option exercise activity. Under this approach, the expected term is presumed to be the mid-point between the average vesting date and the end of the contractual term. The Company estimates forfeitures based on its historical forfeiture rates and those estimates are revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates in order to derive the Company’s best estimate of awards ultimately expected to vest.

As of December 27, 2009, the total unrecognized compensation cost related to unvested stock options and RSU awards was approximately $13.0 million after reduction for estimated forfeitures, and such stock options and RSU awards will generally vest ratably through 2012.

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

Stock Option and Restricted Stock Unit Activity

The following table summarizes stock option activities and related information under Spansion Plans and Saifun Option Plans for the period presented:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)
Options:
Outstanding as of December 30, 2007	3,536,968	$11.53
Granted(1)	6,806,119	$1.48
Cancelled	(537,156)	$6.32
Exercised	(26,534)	$0.08

Outstanding as of December 28, 2008	9,779,397	$4.85	6.42	$675
Granted	—
Cancelled	(3,084,126)	$3.95
Exercised	(197,951)	$0.03

Outstanding as of December 27, 2009(2)	6,497,320	$5.42	4.77	$137

Exercisable as of December 27, 2009(3)	4,033,620	$7.03	3.86	$57

(1)	The number of options granted in year ended December 28, 2008 includes 4,364,829 shares of options granted in March 2008 under Saifun Option Plans in accordance with the provisions of the Acquisition Agreement.
(2)	The number of options outstanding as of December 27, 2009 includes 349,090 shares of options held by Spansion Japan employees.
(3)	The number of options exercisable as of December 27, 2009 includes 284,473 shares of options held by Spansion Japan employees.

The aggregate intrinsic value in the preceding table represents the total pretax intrinsic value, based on the Company’s closing stock price of $0.10 as of December 24, 2009, which was the last trading day prior to December 27, 2009, which would have been received by the stock option holders had all stock option holders exercised their stock options as of that date.

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

The following table summarizes RSU award activities and related information for the period presented:

	Number of Shares	Weighted- Average Grant-date Fair Value
Restricted Stock Units:
Unvested as of December 30, 2007	3,153,426	$11.33
Granted	1,916,180	$2.93
Cancelled	(400,909)	$8.74
Vested	(1,368,132)	$11.51

Unvested as of December 28, 2008	3,300,565	$6.69
Granted	—	$—
Cancelled	(1,316,748)	$6.33
Vested	(1,026,884)	$8.35

Unvested as of December 27, 2009(1)	956,933	$5.41

(1)	The number of RSUs unvested as of December 27, 2009 includes 73,358 shares held by Spansion Japan employees.

10. Related Party Transactions

Spansion Japan

As discussed in Note 3, in the section entitled, “Basis of Presentation and Going Concern,” the Company does not include Spansion Japan in its consolidated financial statements after March 3, 2009, and since that date, has accounted for its interest in Spansion Japan as a cost basis investment. Due to its 100 percent non-controlling ownership interest in Spansion Japan, the Company is treating Spansion Japan as a related party for financial reporting purposes. The significant arrangements between the Company and Spansion Japan historically have been as follows:

•

A foundry agreement whereby Spansion Japan manufactured wafers for the Company based on a five-quarter rolling production forecast. In exchange, the Company reimbursed Spansion Japan for its manufacturing cost, plus a surcharge of six percent. Upon a motion by the Company, this foundry agreement was rejected by the U.S. Bankruptcy Court on November 19, 2009. For the period following October 27, 2009, the Company has continued to purchase wafers and sort services from Spansion Japan pursuant to purchase orders. For more information on this foundry agreement and related matters, see Note 2.

•	A supply agreement whereby the Company purchases foundry products from Spansion Japan that Spansion Japan purchases from Fujitsu.

•

A distribution agreement whereby Spansion Japan sells products that it purchases from the Company to Fujitsu. The transfer price between the companies is set such that Spansion Japan earns an approximately five percent gross profit margin on such sales.

•

A loan agreement whereby Spansion Japan has borrowed $67.5 million from the Company. Interest accrues at a rate of TIBOR plus one percent and is payable annually. The Spansion Japan Proceedings constituted an event of default, which has resulted in the outstanding balance becoming immediately due and payable.

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

•

A research and development agreement whereby Spansion Japan provides research, design and development services to the Company related to the design of the Company’s products. In exchange the Company reimburses Spansion Japan for costs that Spansion Japan incurs in providing such services, plus a surcharge of six percent.

At March 3, 2009, the Company’s receivables from Spansion Japan on account of sales under the distribution agreement, miscellaneous intercompany charges, loan and interest thereon exceeded its payable to Spansion Japan. Upon deconsolidation, and based on its expectations regarding the potential resolution of the Spansion Japan Proceedings and the Chapter 11 Cases, the Company reserved the amounts due from Spansion Japan, including the entire $67.5 million due pursuant to the loan agreement, to an amount equal to the amount due to Spansion Japan at March 3, 2009. The associated charge for that reserve is included in the gain on deconsolidation.

See Note 2 for a description of the current business relationship with Spansion Japan and the status of negotiations relating to the foundry agreement.

The following tables present the significant related party transactions and account balances between the Company and Spansion Japan for the year ended December 27, 2009.

March 3, 2009 to December 27, 2009
(in thousands)
Sales to Spansion Japan	$301,037
Wafer purchases from Spansion Japan	$257,404
Payment to Spansion Japan for services (R&D)	$15,933

December 27, 2009
(in thousands)
Trade accounts receivable from Spansion Japan	$366,602
Trade accounts payable to Spansion Japan	$(331,151)
Deferred income on shipments to Spansion Japan	$(12,029)

Fujitsu

Fujitsu Limited (Fujitsu) is a holder of greater than 10 percent of the Company’s voting securities as of December 27, 2009. Prior to the fourth quarter of fiscal 2008, the Company relied on Fujitsu as a sole distributor of its products and, historically, has entered into significant arrangements and transactions with Fujitsu through Spansion Japan. As a result of the deconsolidation of Spansion Japan discussed above, the Company did not have significant transactions with Fujitsu for the period from March 3, 2009 to December 27, 2009.

Spansion Japan received certain administrative services from Fujitsu. The charges for these services were negotiated annually between Spansion Japan and Fujitsu based on expected requirements and the estimated future costs of the services to be provided. Fujitsu provided foundry services to Spansion Japan since consummation of the sale of two Spansion Japan’s wafer fabrication facilities located in Aizu-Wakamatsu, Japan (the JV1/JV2 Transaction) on April 2, 2007. Spansion LLC purchases non-Flash memory die from Fujitsu, for inclusion in some of the Company’s multichip package (MCP) Flash memory solutions.

The Company entered into a five-year License Settlement Agreement with Fujitsu on September 11, 2008, which resulted in the payment to Fujitsu by the Company of quarterly royalties based on certain percentage

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

thresholds of actual sales of the Company’s Flash memory products (minus sales by Fujitsu to Spansion Japan for wafers which are incorporated into Spansion’s Flash memory products and to be sold by Spansion Japan to Fujitsu under the existing Distribution Agreement), subject to a maximum amount of $10 million over the five-year term. These royalty payments are recognized in cost of sales in the Company’s statements of operations.

The following tables present the significant related party transactions and account balances between the Company and Fujitsu:

	Year Ended December 27, 2009	Year Ended December 28, 2008	Year Ended December 30, 2007
	(in thousands)
Net sales to Fujitsu	$50,208	$651,230	$873,560
Inventory and cost of sales:
Royalties to Fujitsu	$—	$3,184	$3,184
Other purchases of goods and services from Fujitsu and rental expense to Fujitsu	11,617	79,138	75,515
Subcontract manufacturing and commercial die purchases from Fujitsu	569	8,771	22,110
Wafer purchases, processing and sort services from Fujitsu(1)	6,096	244,317	188,133
Net gain recognized on sale of assets to Fujitsu on April 2, 2007(1)	(3,075)	(34,543)	(30,191)
Reimbursement on costs of employees seconded to Fujitsu(1)	(2,633)	(29,057)	(21,040)
Pension curtailment loss(1)	—	—	2,010
Equipment rental income from Fujitsu(1)	(186)	(3,692)	(5,848)
Administrative services income from Fujitsu(1)	(68)	(1,311)	(1,138)

Inventory and costs of sales	$12,320	$266,807	$232,735

Service fees to Fujitsu:
Cost of sales	$—	$28	$739
Research and development	—	10	950
Sales, general and administrative	110	610	1,079

Service fees to Fujitsu	$110	$648	$2,768

(1)	These amounts relate to the JV1/JV2 Transaction.

The account balances between the Company and Fujitsu as of December 27, 2009 were not material. The following table presents the account balances between the Company and Fujitsu as of December 28, 2008:

December 28, 2008
(in thousands)
Trade accounts receivable from Fujitsu	$111,448
Other receivables from Fujitsu	6,127
Accounts payable to Fujitsu	74,592
Royalties payable to Fujitsu	1,617
Accrued liabilities to Fujitsu	3,475

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

AMD

On March 18, 2008, as a result of issuance of the Company’s Class A common stock to complete the acquisition of Saifun, AMD’s voting interest in the Company declined below 10 percent. As of that date, AMD was no longer deemed to be a related party as its percentage of voting interest in the Company fell below 10 percent and it does not have representation on the Company’s board of directors.

The Company incurred royalty expenses under certain licenses to AMD until November 2008. The Company also received some administrative services from AMD. The following table presents the related party transactions between the Company and AMD:

December 30, 2007
(in thousands)
Cost of sales:
Royalties to AMD	$3,184
Service fees to AMD(1):
Cost of sales	$(1,395)
Research and development	205
Sales, general and administrative	476

Total service fees to AMD	$(714)

(1)	Service fees to AMD were net of reimbursements from AMD, primarily for facility related charges.

The transactions with AMD for the period from December 31, 2007 to March 18, 2008, the closing date of the Saifun acquisition were not material.

11. Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of auction rate securities and trade receivables. Pursuant to the Creditor Protection Proceedings, the Company has placed all its cash in demand deposit accounts at U.S. banks. The Company also holds its investments in auction rate securities with high quality credit financial institutions and, by policy, has limited the amount of credit exposure with any one financial institution.

Concentration of credit risk with respect to trade receivables exists because the Company sells a significant portion of its products directly to Spansion Japan who in turn resells to Fujitsu. Prior to the deconsolidation of Spansion Japan, the Company sold a significant portion of its products directly to Fujitsu. Trade accounts receivable from Spansion Japan comprised approximately 83 percent of the total consolidated trade accounts receivable balance as of December 27, 2009. However, the Company does not believe the receivable balances from Spansion Japan subject the Company to significant additional credit risk due to the Company’s full provision for its net receivable amount from Spansion Japan .The Company does not require collateral or other security from its customers.

12. Financial Instruments

Available-for-sale securities held by the Company consisted of investments in money market funds of $20 thousand and $74.1 million as of December 27, 2009 and December 28, 2008, respectively. Amortized cost of these investments approximated fair value. The money market funds are available on demand.

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

As of December 27, 2009 and December 28, 2008, the Company had approximately $100.3 million and $94.0 million, respectively, of investments in ARS classified as trading securities. Substantially all of these ARS are backed by pools of student loans guaranteed by the FFELP, and all were rated AAA/Aaa. The Company recorded approximately $21.1 million of gain arising from the valuation of ARS during fiscal 2009 and approximately $27.9 million of other than temporary impairment on such securities during fiscal 2008 (prior to their being reclassified from available-for-sale to trading securities), which were largely offset by the change in fair value and recording of the put option (see Note 19). The ARS investments are collateral for the UBS loan and have varying maturities typically ranging from 24 to 39 years.

Fair Value of Other Financial Instruments not Carried at Fair Value

Substantially all of the Company’s long-term debt is traded in the market and the fair value in the table below is based on the quoted market price as of December 27, 2009 and December 28, 2008. The fair value of the Company’s long-term debt that is not traded in the market is estimated by considering the Company’s credit rating, the interest rates and the terms of the debt. The carrying amounts and estimated fair values of the Company’s debt instruments are as follows:

	December 27, 2009		December 28, 2008
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in thousands)
Total debt obligations	$1,051,276	$1,065,109	$1,459,429	$414,830

The fair value of the Company’s accounts receivable and accounts payable not subject to compromise approximates their carrying value. The Company is not able to estimate the fair value of its accounts payable subject to compromise as a result of the Chapter 11 proceedings.

13. Warranties and Indemnities

The Company generally offers a one-year limited warranty for its Flash memory products.

Changes in the Company’s liability for product warranty during the years ended December 27, 2009, December 28, 2008, and December 30, 2007 are as follows:

	December 27, 2009	December 28, 2008	December 30, 2007
	(in thousands)
Balance, beginning of fiscal year	$1,489	$1,305	$1,350
Provision for warranties issued	4,243	12,552	4,593
Settlements	(881)	(12,258)	(2,065)
Changes in liability for pre-existing warranties during the period, including expirations	(1,010)	(110)	(2,573)

Balance, end of fiscal year	$3,841	$1,489	$1,305

In addition to product warranties, the Company, from time to time in its normal course of business, indemnifies other parties with whom it enters into contractual relationships, including customers, directors, lessors and parties to other transactions with the Company, with respect to certain matters. The Company agrees

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

to hold the other party harmless against specified losses, such as those arising from a breach of representations or covenants, third-party infringement claims or other claims made against certain parties. It is not possible to determine the maximum potential amount of liability under these indemnification obligations due to the limited history of indemnification claims and the unique facts and circumstances that are likely to be involved in each particular claim and indemnification provision.

14. Debt and Capital Lease Obligations

The Company’s debt and capital lease obligations consist of:

	December 27, 2009	December 28, 2008
	(in thousands)
Debt obligations:
Senior Notes	$233,440	$233,025
Spansion Penang Loan	—	138
Exchangeable Senior Subordinated Debentures	109,233	107,759
Spansion Japan 2007 Credit Facility	—	287,963
Senior Secured Floating Rate Notes	625,593	625,617
Senior Secured Revolving Credit Facility	—	34,000
Spansion Japan 2007 Revolving Credit Facility	—	71,687
UBS Loan Secured by Auction Rate Securities	64,150	—
Obligations under capital leases	18,861	82,593

Total debt and capital lease obligations	1,051,277	1,442,782
Less: amount subject to compromise	987,127	—

Total debt and capital lease obligations not subject to compromise	64,150	1,442,782

Less: current portion	64,150	1,232,536

Long-term debt and capital lease obligations	$—	$210,246

Under terms of the Senior Notes, Exchangeable Senior Subordinated Debentures and Senior Secured Floating Rate Notes, the Chapter 11 Cases constituted an event of default and all amounts outstanding under these facilities were accelerated and became immediately due and payable.

Spansion Japan Obligations

As discussed in Note 3, effective March 3, 2009, the Company no longer consolidates Spansion Japan. Accordingly, the obligations related to the Spansion Japan 2007 Credit Facility and the Spansion Japan 2007 Revolving Credit Facility are not included in the Company’s consolidated balance sheet at December 27, 2009.

Impact of Chapter 11 Cases

As discussed in Note 3, the accounting guidance for entities in reorganization provides that interest should be reported only to the extent that it will be paid during the proceeding or that it is probable that it will be an allowed priority, secured, or unsecured claim. On that basis, the Company ceased accruing interest as of the Petition Date on its Senior Notes and Exchangeable Senior Subordinated Debentures. In addition, accretion of the

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

discounted carrying value of the Exchangeable Senior Subordinated Debenture ceased on March 1, 2009. For the year ended December 27, 2009, the Company’s reported interest expense was approximately $51.0 million while contractual interest was approximately $89.4 million.

Senior Notes

On December 21, 2005, the Company completed an offering of $250 million aggregate principal amount of 11.25% Senior Notes due 2016. The Senior Notes were issued at 90.302 percent of face value, resulting in net proceeds to the Company of approximately $218.1 million after deducting the initial purchasers’ discount and estimated offering expenses. The Senior Notes are general unsecured senior obligations of Spansion LLC and will rank equal in right of payment with any of the Company’s existing and future senior debt. Interest is payable on January 15 and July 15 of each year beginning July 15, 2006 until the maturity date of January 15, 2016.

Certain events may result in the accelerated maturity of the Senior Notes, including a default in any interest, principal or premium amount payment; a merger, consolidation or sale of all or substantially all of the Company’s property; a breach of covenants in the Senior Notes or the Senior Note indenture; a default in certain debts; or if a court enters certain orders or decrees under any bankruptcy law. Upon occurrence of one of these events, the principal of and accrued interest on all of the Senior Notes, as the case may be, may become immediately due and payable. If the Company incurs any judgment for the payment of money in an aggregate amount in excess of $50 million or takes certain voluntary actions in connection to insolvency, all amounts on the Senior Notes shall become due and payable immediately.

On January 16, 2009, the Company delayed making the interest payment on the Senior Notes, which was due January 15, 2009. Under the Senior Note indenture, a failure to make an interest payment is subject to a 30-day cure period. The Company did not make this interest payment within the 30-day cure period, which expired on February 14, 2009. The failure to make the interest payment within the cure period is an event of default under the Senior Notes Indenture, which resulted in all obligations under the Senior Notes Indenture (approximately $266 million as of the date of the event of default) automatically becoming due and payable.

Exchangeable Senior Subordinated Debentures

In June 2006, Spansion LLC, the wholly owned operating subsidiary of the Company, issued $207.0 million of aggregate principal amount of 2.25% Exchangeable Senior Subordinated Debentures due 2016. The Debentures are general unsecured senior subordinated obligations and rank subordinate in right of payment to all of the Company’s senior indebtedness, including the Senior Notes, and senior in right of payment to all of the Company’s subordinated indebtedness. The Debentures bear interest at 2.25 percent per annum. Interest is payable on June 15 and December 15 of each year beginning December 15, 2006 until the maturity date of June 15, 2016.

The Debentures were not exchangeable prior to January 6, 2007. On January 6, 2007, the Debentures became exchangeable for shares of the Company’s Common Stock, cash or a combination of cash and shares of such Class A common stock, at the Company’s option. Full conversion of the Debentures into shares would result in an initial exchange rate of 56.7621 shares of Class A common stock per debenture representing an initial exchange price of approximately $17.6174 per share of Spansion Inc. Common Stock. The debentures have not been exchanged for Class A common stock as of December 27, 2009.

The Company, at any time prior to maturity may make an irrevocable election to satisfy the exchange obligation in cash up to 100 percent of the principal amount of the debentures exchanged, with any remaining

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

amount to be satisfied in shares of Common Stock or a combination of cash and shares of Common Stock at the above exchange ratio. In the event that the Company makes this irrevocable election, debenture holders may exchange their debentures only under the following circumstances:

•

during any fiscal quarter after our fiscal quarter ending April 1, 2007 (and only during such fiscal quarter) if the sale price of Spansion Inc. Common Stock, for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous fiscal quarter, is greater than or equal to 120 percent of the conversion price per share of the Spansion Inc. Common Stock;

•

subject to certain exceptions, during the five business day period following any five consecutive trading day period in which the trading price of the debentures for each day of such period was less than 98 percent of the product of the sale price of the Spansion Inc. Common Stock and the number of shares issuable upon exchange of $1,000 principal amount of the debentures; or

•

Upon the occurrence of specified corporate events that constitute a fundamental change of the Company under certain circumstances. The holders of the Debentures will have the ability to require the Company to repurchase the Debentures in whole or in part for cash in the event of a fundamental change of the Company. In such case, the repurchase price would be 100 percent of the principal amount of the Debentures plus any accrued and unpaid interest.

Spansion Japan 2007 Credit Facility

On March 30, 2007, Spansion Japan entered into a committed senior facility agreement with certain Japanese financial institutions that provided Spansion Japan with a 48.4 billion yen senior secured term loan facility. Amounts borrowed under this facility accrued interest at a rate equal to the three-month Tokyo Interbank Offered Rate (TIBOR), at the time of the drawdown, which would reset quarterly, plus a margin of two percent per annum.

In March 2008, Spansion Japan borrowed an additional amount of 5.6 billion yen (approximately $61.8 million as of December 28, 2008) under this facility. The Company began to make quarterly principal installments in the second quarter of fiscal 2008. The facility bore interest at approximately 2.9 percent.

The Spansion Japan Proceedings constituted an event of default, causing acceleration of the outstanding obligations under the Spansion Japan 2007 Credit Facility. As the acceleration of the outstanding obligations was caused by the Spansion Japan Proceedings, which accord Spansion Japan protection from its creditors while it continues its restructuring efforts, payments under the Spansion Japan 2007 Credit Facility were stayed.

As discussed in Note 3, effective March 3, 2009, the Company no longer consolidates Spansion Japan. Accordingly, the obligations related to the Spansion Japan 2007 Credit Facility are not included in the Company’s consolidated balance sheet at December 27, 2009.

Senior Secured Floating Rate Notes

In May 2007, Spansion LLC, the wholly owned operating company subsidiary of the Company, issued $625.0 million aggregate principal amount of the Senior Secured Floating Rate Notes due 2013. Interest on the Notes accrues at a rate per annum, reset quarterly, equal to the 3-month LIBOR plus 3.125 percent. Interest is payable on March 1, June 1, September 1 and December 1 of each year beginning September 1, 2007 until the maturity date of June 1, 2013. As of December 27, 2009, the Notes bear interest at approximately 3.38 percent.

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

In connection with the issuance of the Notes, the Company, Spansion LLC and Spansion Technology Inc. executed a pledge and security agreement pursuant to which and subject to exceptions specified therein, the Notes are secured by a first priority lien on all of Spansion LLC’s inventory (excluding returned inventory), equipment and real property and proceeds thereof (excluding receivables or proceeds arising from sales of inventory in the ordinary course of business), presently owned or acquired in the future by Spansion LLC and by each of the current and any future guarantors. The Notes are also secured by a second-priority lien that is junior to the liens securing Spansion LLC’s Senior Secured Revolving Credit Facility agreement, as amended, on substantially all other real and personal property and proceeds thereof, including receivables or proceeds arising from sales of inventory in the ordinary course of business presently owned or acquired in the future by the Company and by each of the current and any future guarantors. The Notes are further secured by certain deeds of trust related to real property owned by Spansion LLC in California and Texas. As of December 27, 2009, the Notes are collateralized by a first priority lien on the Company’s inventory and property, plant and equipment with a total net book value of approximately $375.6 million, and by a second priority lien on its accounts receivables with a net book value of approximately $130.6 million.

Upon the occurrence of a change of control of Spansion LLC, holders of the Notes may require Spansion LLC to repurchase the Notes for cash equal to 101 percent of the aggregate principal amount to be repurchased plus accrued and unpaid interest. Beginning June 1, 2008, Spansion LLC may redeem all or any portion of the Notes, at any time or from time to time at redemption prices specified therein.

The Spansion Japan Proceedings constituted an event of default, causing acceleration of the outstanding obligations under the Notes.

Senior Secured Revolving Credit Facility

As of December 28, 2008, the total outstanding balance under this credit facility was $34 million. This amount accrued interest at approximately 5.7 percent as of December 28, 2008. The Spansion Japan Proceedings constituted an event of default, causing acceleration of the outstanding obligations under the Senior Secured Revolving Credit Facility. On February 20, 2009, the Company repaid the balance outstanding under this credit facility in full.

Spansion Japan 2007 Revolving Credit Facility

On December 28, 2007, Spansion Japan entered into the Spansion Japan 2007 Revolving Credit Facility agreement with the several financial institutions that provided for a revolving credit facility in the aggregate principal amount of up to 14.0 billion yen. Amounts borrowed under this credit facility accrued interest at a rate equal to TIBOR, at the specified date preceding or at the time of the borrowing in accordance with the terms of this credit facility, plus a margin of 0.50 percent per annum (or approximately $124.7 million using the exchange rate at December 29, 2007).

As of December 28, 2008, the outstanding balance under this facility was 6.5 billion yen (approximately $71.7 million). This amount accrued interest using the exchange rate at approximately 1.0 percent as of December 28, 2008. The Spansion Japan Proceedings constituted an event of default, causing the automatic acceleration of the outstanding obligations under the Spansion Japan 2007 Revolving Credit Facility.

As discussed in Note 3, effective March 3, 2009, the Company no longer consolidates Spansion Japan. Accordingly, the obligations related to the Spansion Japan 2007 Revolving Credit Facility are not included in the Company’s consolidated balance sheet at December 27, 2009.

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

Union Bank of Switzerland (UBS AG) Loan Secured by Auction Rate Securities

On December 29, 2008, the Company entered into a Credit Line Agreement (the UBS Credit Line) with UBS that provides up to an aggregate amount of up to $85.0 million in the form of an uncommitted revolving line of credit, which is secured by the auction rate securities currently held by the Company. Variable rate advances under the UBS Credit Line will bear interest at a variable rate equal to the lesser of: (a) LIBOR, plus a percentage rate between 1.250 percent to 2.750 percent, depending on the amount of the advance, and (b) the then applicable weighted average rate of interest or dividend rate paid to the Company by the issuer of the auction rate securities, and in each case, such interest rate is subject to adjustment at any time and from time to time to reflect changes in the composition of the auction rate securities.

The UBS Credit Line also provides, among other things, that:

•	UBS may demand full or partial payment of the credit line at its sole discretion and without cause at any time; and

•	UBS may at any time in its sole discretion terminate and cancel the credit line;

provided, however, that UBS is required to provide to the Company alternative financing on substantially similar terms, unless the demand right was exercised as a result of certain specified events (including the Chapter 11 Cases) or the customer relationship between UBS and the Company is terminated for cause by UBS.

As of December 27, 2009, the amount outstanding under the UBS Loan was approximately $64.1 million. This amount bears interest at approximately 1.2 percent as of December 27, 2009.

Obligations under Capital Leases

As of December 27, 2009 and December 28, 2008, the Company had aggregate outstanding capital lease obligations, net of imputed interest, of approximately $18.9 million and $82.6 million, respectively. The aggregate weighted average interest rate for the capital lease obligations was 10.6 percent as of December 27, 2009. Obligations under these lease agreements are collateralized by the assets leased and are payable through 2011. Leased assets consist principally of machinery and equipment.

As of December 27, 2009, the gross amount of assets recorded under capital leases and accumulated amortization thereon was approximately $67.4 million and $63.5 million, respectively. As of December 28, 2008, the gross amount of assets recorded under capital leases and accumulated amortization thereon was approximately $180.0 million and $78.0 million, respectively. In addition the Company recognized an impairment loss of approximately $61.9 million on the leased assets in the fourth quarter of fiscal 2008 as a result of the impairment review of the long-lived assets. These leased assets are included in the related property, plant and equipment category. Amortization of assets recorded under capital leases is included in depreciation expense.

During the first and second quarter of 2009, the Company submitted various motions to the U.S. Bankruptcy Court seeking rejection of certain equipment leases with future principal and interest payments of approximately $54.5 million through 2011, all of which have been approved by the Court as of August 10, 2009. Accordingly, such amount was written off and recorded in reorganization items.

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

Debt and Future Minimum Capital Lease Payments

For each of the next five years and beyond, the scheduled maturities of the Company’s debt and capital lease obligations outstanding as of December 27, 2009, as impacted by the Creditor Protection Proceedings, are as follows:

	Other Debt	Capital Leases
	(in thousands)
Fiscal 2010	$1,146,150	$13,115
Fiscal 2011	—	6,947
Fiscal 2012	—	—
Fiscal 2013	—	—
Fiscal 2014	—	—
Fiscal 2015 and beyond	—	—

	1,146,150	20,062
Less amount representing interest	—	(1,202)
Less amount representing discount, net of premium	(113,734)	—

Total	$1,032,416	$18,860

15. Commitments

Certain equipment and facilities are leased under various operating leases expiring at various dates through the year 2013. Certain of these leases contain renewal options. Rental expense was approximately $11.9 million, $23.8 million, and $33.3 million for the years ended December 27, 2009, December 28, 2008 and December 30, 2007, respectively.

In connection with the Chapter 11 Cases, the Company has filed motions with the U.S. Bankruptcy Court to reject substantially all of its pre-petition contractual obligations, including executory contracts and unexpired leases. As of the end of fiscal 2009, the U.S. Bankruptcy Court had approved all such motions. For certain of the rejected contracts, the Company has renegotiated or it is in the process of renegotiating the terms of the arrangements with the counterparties. The table below summarizes our future minimum lease payments under operating leases as of the end of fiscal 2009, as impacted by the Chapter 11 Cases and subject to change based on ongoing negotiations with counterparties.

Operating Leases
(in thousands)
Fiscal 2010	$4,344
Fiscal 2011	2,004
Fiscal 2012	205
Fiscal 2013	—
Fiscal 2014	—
2015 & beyond	—

$6,553

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

16. Interest Income and Other Income, Net

	Year Ended December 27, 2009	Year Ended December 28, 2008	Year Ended December 30, 2007
	(in thousands)
Other than temporary impairment on marketable securities, net of gain on put	$—	$(3,270)	$—
Loss on early extinguishment of debt	—	—	(3,435)
Interest income	4,016	8,162	28,410
Gain on sale of land	—	—	7,477
Other income, net	22	308	143

	$4,038	$5,200	$32,595

17. Income Taxes

The provision (benefit) for income taxes consists of:

	Year Ended December 27, 2009	Year Ended December 28, 2008	Year Ended December 30, 2007
	(in thousands)
Current:
U.S. federal	$(118)	$(350)	$—
U.S. state and local	14	57	237
Foreign national and local	701	6,992	(3,179)

	597	6,699	(2,942)

Deferred:
U.S. federal	—	—	—
U.S. state and local	—	—	—
Foreign national and local	—	56,166	(22,202)

	—	56,166	(22,202)

Expense/(benefit) for income taxes	$597	$62,865	$(25,144)

Pre-tax profit (loss) from foreign operations was $4.5 million, ($1.2) billion and $27 million, for the fiscal years ended December 27, 2009, December 28, 2008, and December 30, 2007, respectively.

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

Deferred income taxes reflect the net tax effects of tax carryovers and temporary differences between the carrying amounts of assets and liabilities for financial reporting and the balances for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of December 27, 2009 and December 28, 2008 are as follows:

	December 27, 2009	December 28, 2008
Deferred tax assets:
Net operating loss carryovers	$411,811	$241,648
Deferred distributor income	34,296	9,260
Inventory valuation	43,225	143,668
Accrued expenses not currently deductible	1,936	8,118
Pension benefits	—	16,721
Property, plant and equipment	258,733	685,882
Capital leases	—	10,875
Federal and state tax credit carryovers	19,021	11,736
Stock-based compensation	4,392	4,579
Intangible	—	607
Unrealized loss on investment	105,115	—
Other	2,696	1,082

Total deferred tax assets	881,225	1,134,176
Less: valuation allowance	(761,786)	(1,071,790)

	119,439	62,386

Deferred tax liabilities:
Inventory valuation	(3,623)	(7,538)
Property, plant and equipment	(95,127)	(34,654)
Deduction not charged against book	—	(3,086)
Unrealized gain on investments—Japan & Suzhou	(16,755)	—
Capitalized interest	(2,122)	(14,205)
Unrealized gain on investments	(1,801)	(2,901)
Unrealized gain on balance sheet translation	(11)	—
Other	—	(2)

Total deferred tax liabilities	(119,439)	(62,386)

Net deferred tax assets	$—	$—

In 2009, the net valuation allowance decreased by $310.0 million over that of 2008 primarily due to losses and tax credits of $185.5 million generated in the U.S. and a decrease of $457.9 million in the valuation allowance associated with the deferred tax assets of Spansion Japan. The $457.9 million decrease was due to the deconsolidation of Spansion Japan from the Company’s financial statements. In 2008, the net valuation allowance increased by $798.1 million over that of 2007 primarily due to losses and tax credits of $299.6 million generated in the U.S. and an increase of $457.9 million in the valuation allowance associated with the deferred tax assets of Spansion Japan. The $457.9 million increase was due to the Company’s change in judgment about the realizability of Spansion Japan’s deferred tax assets. In 2007, the net valuation allowance increased by $116 million over that of 2006 primarily due to losses and tax credits generated in the U.S. There was also a decrease of $21.0 million in the valuation allowance associated with the deferred tax assets of Spansion Japan due to the Company’s change in judgment about the realizability of the Company’s Japanese deferred tax assets. In all

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

periods discussed above, management concluded that valuation allowances were necessary in certain jurisdictions due to the Company’s historic net operating losses in those jurisdictions.

As of December 27, 2009, the Company had U.S. federal and state net operating loss carryforwards of approximately $1.1 billion and $155.6 million, respectively. These net operating losses, if not utilized, expire from 2017 to 2029. The Company also had U.S. federal and state tax credit carryovers of $26.9 million which expire from 2019 to 2029. Included in this amount are California state tax credits of $15.0 million which can be carried forward indefinitely.

If the Company conducts an offering of its common stock, it may experience an “ownership change” as defined in the Internal Revenue Code such that its ability to utilize its federal net operating loss carryforwards of approximately $1.1 billion as of December 27, 2009 may be limited under certain provisions of the Internal Revenue Code. As a result, the Company may incur greater tax liabilities than it would in the absence of such a limitation and any incurred liabilities could materially adversely affect it.

The table below displays the reconciliation between statutory federal income taxes and the total provision (benefit) for income taxes.

	Tax	Rate
	(in thousands, except for percentages)
Year ended December 27, 2009
Statutory federal income tax expense	$(179,712)	35.0%
State and federal taxes	(104)	0.0%
Foreign income at other than U.S. rates	(879)	0.2%
Valuation allowance	181,292	(35.3)%

Provision for income taxes	$597	(0.1)%

Year ended December 28, 2008
Statutory federal income tax expense	$(827,559)	35.0%
State and federal taxes	(292)	0.1%
Foreign income at other than U.S. rates	(8,879)	0.4%
Valuation allowance	899,595	(38.1)%

Provision for income taxes	$62,865	(2.7)%

Year ended December 30, 2007
Statutory federal income tax expense	$(101,024)	35.0%
State taxes	237	(0.1)%
Foreign income at other than U.S. rates	(13,594)	4.7%
Valuation allowance	89,237	(30.9)%

Benefit for income taxes	$(25,144)	8.7%

The Company’s operations in China and Malaysia operated under tax holidays for the past three years. Certain of the tax holidays may be extended if specific conditions are met. The net impact of these tax holidays was to decrease the Company’s net loss by approximately $3.3 million in fiscal year 2009 (less than $0.02 per share diluted), $7.3 million in fiscal year 2008 (less than $0.05 per share diluted), and $4.1 million in fiscal year 2007 (less than $0.03 per share, diluted).

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

The Company has made no provision for U.S. income taxes on approximately $210 million of cumulative undistributed earnings of certain foreign subsidiaries at December 27, 2009 because it is the Company’s intention to reinvest such earnings permanently. If such earnings were distributed, the Company would incur additional income taxes of approximately $12 million (subject to an adjustment for foreign tax credits and after utilizing NOL tax attributes). These additional income taxes may not result in income tax expense or a cash payment to the Internal Revenue Service, but may result in the utilization of deferred tax assets that are currently subject to a valuation allowance.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Gross Unrecognized Tax Benefit
(in thousands)
Balance at January 1, 2007	$2,688
Additions based on tax positions related to the current year	566
Additions for tax positions of prior years	122
Reductions for tax positions of prior years	(617)
Settlements	(185)

Balance at December 30, 2007	$2,574

Additions based on tax positions related to the current year	$1,132
Additions for tax positions of prior years	19
Reductions for tax positions of prior years	(763)
Settlements	(149)

Balance at December 28, 2008	$2,813

Additions based on tax positions related to the current year	$895
Additions for tax positions of prior years	344
Reductions for tax positions of prior years	(2)
Settlements	—

Balance at December 27, 2009	$4,050

The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expenses and such amounts were immaterial in fiscal 2009.

The Company is subject to taxation in the United States and various states and foreign jurisdictions. The Company’s tax years 2005 through 2009 are subject to examination by the tax authorities. With few exceptions, the Company is not subject to U.S. federal, state, local or foreign examinations by tax authorities for years before 2005.

The Company does not believe that it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within the next twelve months.

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

18. Employee Benefit Plans

Spansion Japan Pension Plan

The Company ceased to recognize the Spansion Japan Pension Plan in its financial statements beginning March 3, 2009 (refer to Note 3 for further details relating to the deconsolidation of Spansion Japan).

The below tables summarizes the funded status of the plan and the related amounts recognized in the statement of financial position as of December 28, 2008:

December 28, 2008
(in thousands)
Change in Projected Benefit Obligation
Benefit obligation, beginning of year	$(88,047)
Service cost	(5,365)
Interest cost	(1,905)
Fujitsu contributions	(1,170)
Actuarial gain	1,181
Benefits paid	4,747
Curtailments	0
Foreign currency exchange rate changes	(21,391)

Benefit obligation, end of year	$(111,950)

December 28, 2008
(in thousands)
Change in Fair Value of Plan Assets
Fair value of plan assets, beginning of year	$90,073
Actual return on plan assets	(31,422)
Employer contribution	8,517
Fujitsu contributions	1,170
Benefits paid	(4,747)
Foreign currency exchange rate changes	22,663

Fair value of plan assets at end of year	$86,254

December 28, 2008
(in thousands)
Funded status
Fair value of plan assets	$86,254
Projected benefit obligation	(111,950)

Funded status of plan	$(25,696)

Amount recognized in the statement of financial position consist of:
Noncurrent asset	$—
Noncurrent liability	25,696

$25,696

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

December 28, 2008
(in thousands)
Amount recognized in accumulated other comprehensive income consist of:
Net actuarial loss	$35,003
Prior service cost	7,553

$42,556

The Spansion Japan Pension Plan accumulated benefit obligation was $111.2 million as of December 28, 2008.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with a accumulated benefit obligation in excess of plan assets as of December 28, 2008 was as follows:

December 28, 2008
(in thousands)
Accumulated benefit obligation, end of year
Projected benefit obligation, end of year	$111,950
Accumulated benefit obligation, end of year	111,209
Fair value of plan assets, end of year	86,254

The below table summarizes the weighted average assumptions used for purposes of calculating the benefit obligations as of December 28, 2008:

December 28, 2008
Discount rate	2.00%
Average rate of compensation increase	2.70%
Cash balance interest crediting rate	2.00%

The Company uses Japanese government bonds for setting the discount rate. The discount rate is determined by currently looking to Japanese government bond yields of approximately the same duration as plan obligations. Given that the plan covers substantially all active employees and the historically low turnover experience of covered participants, the Company currently looks to 20-year Japanese government bonds when setting the discount rate.

The below table summarizes the components of the net periodic pension expense:

	December 28, 2008	December 30, 2007
	(in thousands)
Service cost	$5,365	$4,548
Interest cost	1,905	1,625
Expected return on plan assets	(4,643)	(3,610)
Amortization of prior service cost	620	601
Curtailment loss	—	2,010

Total net periodic pension expense	$3,247	$5,174

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

December 28, 2008
(in thousands)
Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Income:
Curtailment effects	$—
Current year actuarial loss	34,693
Amortization of prior service credit/(cost)	(620)

$34,073

Total recognized in net periodic benefit cost and other comprehensive income	$37,320

On April 2, 2007, the Company recorded a curtailment loss of approximately $2.0 million relating to the Spansion Japan Pension Plan as a result of entering into the Employer Secondment and Transfer Agreement with Fujitsu under the JV1/JV2 transaction (see Note 10).

The below table summarizes the weighted average assumptions used for purposes of calculating the net periodic pension expense for the year ended:

	December 28, 2008	December 30, 2007
Discount rate	2.00%	2.00%
Expected long-term return on plan assets	4.40%	4.40%
Average rate of compensation increase	2.70%	2.70%
Cash balance interest crediting rate	2.00%	2.00%

The weighted-average asset allocations by asset category at December 28, 2008 is as follows:

Asset Category	December 28, 2008
Equity securities	68%
Debt securities	29%
Cash	3%

Total	100%

Retirement Savings Plan

Effective June 30, 2003 and through January 11, 2007, the Company elected to participate in AMD’s retirement saving program, commonly known as a 401(k) plan. Effective January 12, 2007, the Company adopted its own retirement savings plan, also known as a 401(k) plan. Under these plans, the Company’s U.S. employees were able to contribute up to 89 percent of their pre-tax salary subject to Internal Revenue Service limits. The Company matched employee contributions at a rate of 50 cents on each dollar of the first six percent of participants’ contributions, to a maximum of three percent of eligible compensation. Effective pay periods beginning February 23, 2009, the Company suspended matches to employee contributions as part of its cost reduction efforts. The Company’s total matching contributions to these 401(k) plans, collectively, were approximately $0.7 million, $7.0 million, and $6.3 million for the years ended December 27, 2009, December 28, 2008 and December 30, 2007, respectively.

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

19. Fair Value

As of December 27, 2009, the fair value measurements of the Company’s financial assets consisted of the following and which are categorized in the table below based upon the fair value hierarchy:

	December 27, 2009				December 28, 2008
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	(in thousands)
Money market funds	$20	$—	$—	$20	$74,118	$—	$—	$74,118
Auction rate securities	—	—	100,335	100,335	—	—	94,014	94,014
Put option	—	—	6,790	6,790	—	—	27,465	27,465

Total financial assets	$20	$—	$107,125	$107,145	$74,118	$—	$121,479	$195,597

The tables below present reconciliations for the Company’s Level 3 financial assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 27, 2009 and December 28, 2008, respectively.

	Year Ended December 27, 2009		Year Ended December 28, 2008
	Auction rate securities	Put option	Auction rate securities	Put option
	(in thousands)
Balance, beginning of period	$94,014	$27,465	$—	$—
Transfer in	—	—	121,900	27,465
Other than temporary impairment	—	—	(27,886)	—
Redemptions at par	(14,775)	—	—	—
Change in fair value	21,096	(20,675)	—	—

Balance, end of period	$100,335	$6,790	$94,014	$27,465

The changes in the fair values of the ARS and the put option are reflected as components of interest and other income (expense), net.

Auction Rate Securities and Put Option

At December 27, 2009, the Company held $100.3 million of auction rate securities (ARS) valued at fair value ($107.1 million at par). At December 27, 2009, the ARS are collateral for the loan from UBS AG (see Note 14). The ARS, for which the underlying assets are student loans, have credit ratings of AAA and Aaa (see Note 4). These ARS are classified within Level 3, given the failures in the auction markets subsequent to February 2008 and the lack of any correlation of these instruments to other observable market data. As a result, the Company’s valuation of these ARS requires substantial judgment and estimation of factors that are not currently observable in the market due to the lack of trading in the securities.

In November 2008, the Company accepted an offer to participate in an auction rate securities settlement from UBS, its broker, providing the Company the right, but not the obligation, to sell to UBS up to 100 percent of its ARS at par. The Company’s right to sell the ARS to UBS commencing June 30, 2010 through July 2, 2012 represents a put option for a payment equal to the par value of the ARS.

At December 27, 2009, there was insufficient observable ARS market information available to determine the fair value of the Company’s ARS investments. As a result, the Company determined the fair value of its ARS

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

investments at December 27, 2009 using a discounted cash flow (DCF) methodology. Significant inputs used in the DCF models included the credit quality of the instruments, the percentage and the types of guarantees, the probability of the auction succeeding or the security being called prior to final maturity, and an illiquidity discount factor. The key assumptions used in the DCF analysis to determine the fair values as of December 27, 2009 were the discount factor to be applied and the period over which the cash flows would be expected to occur. The discount factor used was based on the three-month LIBOR (0.25 percent as of December 27, 2009) adjusted by 85 basis points (bps) to reflect the current market conditions for instruments with similar credit quality at the date of the valuation. In addition, the discount factor was incrementally adjusted for an illiquidity discount of 125 bps to reflect the lack of an active market. The Company applied this discount factor over the expected life of the estimated cash flows of its ARS with projected interest income of 1.36 percent per annum. The projected interest income is based on a trailing 12-month average 91-day U.S. Treasury Bill Rate at 0.16 percent as of December 27, 2009 plus 120 bps, which is the average annual yield of the Company’s ARS assuming auctions continue to fail.

As of December 28, 2008, the discount factor used was based on the three-month LIBOR (1.47% as of December 28, 2008) adjusted by 125 basis points (bps) to reflect the current market conditions for instruments with similar credit quality at the date of the valuation. In addition, the discount factor was incrementally adjusted for a liquidity discount of 125 bps to reflect the risk in the marketplace for these investments that has arisen due to the lack of an active market. The Company applied this discount factor over the expected life of the estimated cash flows of its ARS with projected interest income of 2.69 percent per annum. The projected interest income is based on a trailing 12-month average 91-day T-bill rate at 1.49 percent as of December 28, 2008 plus 120 bps, which is the average annual yield of the Company’s ARS assuming auctions continue to fail.

The Company used a DCF model to estimate the fair value of its put option as of December 27, 2009. The valuation model is based on the following key assumptions:

•	A discount rate based on the 6-month U.S. Treasury Bill Rate (0.17 percent as of December 27, 2009), adjusted by 50 bps to reflect the credit risk associated with the put option; and

•	An expected life of 6 months.

The 2008 valuation model is based on the following key assumptions:

•	A discount rate based on the two-year LIBOR (0.65%), adjusted by 209 basis points (bps) to reflect the credit risk associated with the UBS put option.

•	An expected life of 18 months

The fair value of the put option of $6.8 million and $27.5 million at December 27, 2009 and December 28, 2008, respectively, is reflected as a component of prepaid and other current assets and other assets at the respective dates. The put option will continue to be measured at fair value utilizing Level 3 inputs until the earlier of its maturity or exercise.

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

20. Restructuring Charges

During fiscal 2008 and 2009, as part of its ongoing strategic effort to reduce cost and conserve cash, the Company eliminated regular and contract positions globally, through planned consolidations, attrition, and a reduction in regular, contract and temporary workers in manufacturing, engineering, management and administrative support functions.

Restructuring charges for the year ended December 27, 2009 and December 28, 2008, were as follows:

	Year Ended December 27, 2009	Year Ended December 28, 2008
	(in thousands)
Employee severance pay and benefits	$28,880	$10,986
Professional fees	4,999	—
Relocation of property, plant and equipment	3,705	132
Others	4,946	43

Cash settled restructuring charges	42,530	11,161
Depreciation and write-off of fixed assets	6,681	—
Gain recognized on sale of Suzhou plant	(4,669)	—
Others	2,310	—

Total restructuring charges	$46,852	$11,161

The following table summarizes the restructuring activity for the year ended December 27, 2009 and December 28, 2008, respectively:

	Year Ended December 27, 2009	Year Ended December 28, 2008
	(in thousands)
Accrued restructuring balance, beginning of period	$333	$—
Additional accruals for cash settled restructuring charges	42,530	11,161
Adjustments	292	(29)
Cash payments	(31,201)	(10,799)

Accrued restructuring balance, end of period	$11,954	$333

The accrued restructuring balance was included in accrued compensation and benefits in the Company’s condensed consolidated balance sheet as of December 27, 2009.

21. Debtor’s Condensed Combined Financial Statements

Basis of Presentation

Condensed Combined Debtor-in-Possession Financial Statements

The financial statements contained within this note represent the condensed combined financial statements for the Debtors under Chapter 11 of the U.S. Bankruptcy Code only. The Company’s other subsidiaries are treated as non-consolidated subsidiaries in these financial statements and as such their net income is included as “Equity income from non-Debtor subsidiaries” in the statement of operations and their net assets are included as

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

“Investments in non-Debtor subsidiaries” in the balance sheet. The financial statements do not include the operating results and net assets of Spansion Japan subsequent to March 3, 2009, the date when the Company deconsolidated Spansion Japan (see Note 3). Amounts presented in the statement of operations and the statement of cash flows are for the period from the Petition Date (March 1, 2009) to December 27, 2009.

Intercompany Transactions

Intercompany transactions between Debtors have been eliminated in the financial statements contained in this note. Intercompany transactions between the Debtors and non-Debtor subsidiaries have not been eliminated in the Debtors’ financial statements. Therefore, reorganization items, net included in the statement of operations, liabilities subject to compromise included in the balance sheet, and reorganization items and payments for reorganization items, net included in the statement of cash flows are different than those presented in the Company’s condensed consolidated financial statements.

December 27, 2009
(in thousands)
Accounts payable and accrued liabilities	$639,897
Accounts payable to related parties	109,941
Accounts payable to non debtor subsidiaries	123,913
Accrued compensation and benefits	16,137
Long term debt	968,267
Capital lease obligations	18,861
Other long term liabilities	3,166

Liabilities subject to compromise	$1,880,182

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

Condensed Combined Debtor-in-Possession Statement of Operations

(Non-filed entities excluded from combined Debtors group)

(in thousands)

Year Ended December 27, 2009
Net sales	$881,074
Net sales to related parties (Spansion Japan)	278,982

Total net sales	1,160,056

Cost of sales	886,384
Research and development	96,323
Sales, general and administrative	168,689
Restructuring charges	30,740
Asset impairment charges	12,538

Operating loss	(34,618)

Interest and other income, net	3,258
Interest expense	(33,884)

Loss before reorganization items, equity income and income taxes	(65,244)

Reorganization items	(388,932)
Gain on deconsolidation of subsidiary	30,100
Equity loss from non-Debtor subsidiaries	(23,342)

Loss before income taxes	(447,418)

Benefit for income taxes	668

Net loss	$(446,750)

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

Condensed Combined Debtor-in-Possession Balance Sheet

(Non-filed entities excluded from combined Debtors group)

(in thousands)

December 27, 2009
Assets
Current assets:
Cash and cash equivalents	$324,341
Auction rate securities	100,335
Trade accounts receivable	119,110
Trade accounts receivable from related parties	366,602
Trade accounts receivable from non-Debtor subsidiaries	36,670
Allowance for doubtful accounts	(54,908)
Inventories	121,722
Deferred income taxes	13,332
Prepaid expenses and other current assets	45,966

Total current assets	1,073,170
Property, plant and equipment, net	256,694
Loan to non-Debtor subsidiary (includes accrued interest of $7,214)	50,164
Investment in non-Debtor subsidiaries	133,327
Other assets	35,118

Total assets	$1,548,473

Liabilities and Stockholders’ Deficit
Liabilities not subject to compromise
Current liabilities:
Short term note	$64,149
Accounts payable	34,285
Accounts payable to related parties	221,211
Accounts payable to non-Debtor subsidiaries	18,010
Accrued compensation and benefits	18,321
Other accrued liabilities	108,183
Income taxes payable	327
Deferred income on shipments	49,122

Total current liabilities	513,608
Deferred income taxes	13,405
Other long-term liabilities	4,682

Total liabilities not subject to compromise	531,695
Liabilities subject to compromise	1,880,182

Total liabilities	2,411,877
Stockholders’ deficit	(863,404)

Total liabilities and stockholders’ deficit	$1,548,473

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

Condensed Combined Debtor-in-Possession Statement of Cash Flows

(Non-filed entities excluded from combined Debtors group)

(in thousands)

Year Ended December 29, 2009
Cash Flows from Operating Activities:
Net cash provided by operating activities	$292,474

Cash Flows from Investing Activities:
Net cash provided by investing activities	8,285

Cash Flows from Financing Activities:
Net cash used in financing activities	(27,283)

Net increase in cash and cash equivalents	273,476
Cash and cash equivalents at the beginning of period	50,865

Cash and cash equivalents at end of period	$324,341

22. Segment Reporting

Prior to the acquisition of Saifun on March 18, 2008, the Company had historically operated and measured its results in one reportable segment which primarily related to the design, development, manufacture, marketing and sale of Flash memory products for the wireless and embedded applications in the integrated category of the Flash memory market. The acquisition (See Note 8 for further details) of Saifun, whose primary activity related to the licensing of intellectual property to semiconductor manufacturers, resulted in the Company operating and tracking Saifun’s results as a separate operating segment. However, the Saifun operating segment is not considered to be a reportable segment as it has not exceeded the quantitative thresholds necessitating separate disclosure.

The Company’s Chief Operating Decision Maker, the Chief Executive Officer, evaluates performance of the Company and makes decisions regarding allocation of resources based on total Company results. The Company therefore continues to disclose its results in one reportable segment only.

The following table presents a summary of net sales by geographic areas for the periods presented:

	Year ended
	December 27, 2009	December 28, 2008	December 30, 2007
	(in thousands)
Geographical sales(1):
Net sales to end customers:
United States of America	$218,291	$307,039	$295,632
China	369,581	669,231	658,205
Korea	109,008	238,370	260,854
EMEA	214,981	351,052	333,430
Others	144,380	63,972	79,132
Net sales to related parties:
Japan(2)	354,412	652,139	873,560

Total	$1,410,653	$2,281,803	$2,500,813

(1)	Geographical sales are based on the customer’s bill-to location.
(2)	Net sales to Japan is comprised of net sales to Fujitsu of $50,208 during January and February 2009 and net sales to Spansion Japan of $304,204 from March through December 2009.

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

None of the end customers accounted for more than 10 percent of the Company’s net sales in fiscal 2009, whereas one customer accounted for approximately 18 percent and 10 percent of the Company’s net sales in fiscal 2008 and 2007, respectively.

Long-lived assets information is based on the physical location of the assets at the end of each fiscal year. The following table presents a summary of long-lived assets by geography:

	December 27, 2009	December 28, 2008
	(in thousands)
Geographical long-lived assets:
Net property, plant and equipment
United States	$254,566	$381,097
Japan	—	299,789
Other countries	68,144	114,143

Total	$322,710	$795,029

23. Capital Structure

Common Stock

In September 2008, the Company repurchased the one share of Class C common stock from Fujitsu. As of December 27, 2009, the common stock outstanding consists of 162,291,633 shares of Class A common stock issued and outstanding.

Except as described below or as required by law, the holders of the Company’s common stock are entitled to one vote per share on all matters to be voted on by stockholders. Stockholders are not entitled to cumulative voting rights, and, accordingly, the holders of a majority of the shares voting for the election of directors can elect the entire board if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person to the board of directors. Amendments to the Company’s certificate of incorporation that would alter or change the powers, preferences or special rights of any class of the Company’s common stock, so as to affect the holders of such class adversely, must be proposed in a resolution adopted by the Company’s board of directors, declaring its advisability, and must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class.

The terms of the Company’s current credit arrangements and the indenture governing the Senior Notes restrict the Company’s ability to declare or pay dividends on its common stock. Holders of the common stock are entitled to receive such dividends, if any, as may be declared from time to time by the board of directors, in its discretion, from funds legally available therefore and subject to prior dividend rights of holders of any shares of preferred stock which may be outstanding. The Company does not anticipate paying dividends on the common stock in the foreseeable future. Upon liquidation or dissolution of the Company, subject to prior liquidation rights of the holders of any shares of preferred stock which may be outstanding, the holders of common stock are entitled to receive on a pro rata basis the Company’s remaining assets available for distribution. Holders of the Class A common stock have no preemptive or other subscription rights, and there are no redemption or sinking fund provisions with respect to such shares.

There are no conversion rights with respect to the Company’s Class A common stock.

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

In the event of the Company’s merger or consolidation with or into another company in connection with which shares of common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common stock will be entitled to receive the same kind and amount of shares of stock, other securities or property (including cash).

Preferred Stock

The Company’s board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, such as dividend rates, dividend rights, liquidation preferences, voting rights and the number of shares constituting any series and designation of such series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change of control of Spansion Inc. without further action by the stockholders.

24. Sale of Assembly, Mark and Pack Facility in Suzhou, China

On August 21, 2009, Spansion LLC, a wholly owned subsidiary of the Company entered into an Asset and Share Purchase Agreement (the Purchase Agreement) with Powertech Technology Inc., a company organized under the laws of the Republic of China (Taiwan) (PTI), pursuant to which Spansion LLC sold its assembly, mark, test and pack facility located in Suzhou, China (the Suzhou Facility) and other related assets owned by Spansion LLC. Pursuant to the Purchase Agreement, Spansion LLC sold (i) all of the issued and outstanding ordinary shares (the Shares) of its wholly owned subsidiary, Spansion Holdings (Singapore) Pte. Ltd., a company organized under the laws of the Republic of Singapore (Singapore Subsidiary), which in turn owns all the registered capital of Spansion (China) Limited, a wholly foreign-owned enterprise organized under the laws of the People’s Republic of China and the entity that owns the Suzhou Facility ( Suzhou Subsidiary), and (ii) certain assembly, mark and pack equipment and tooling equipment and other assets related to the Suzhou Facility that is owned directly by Spansion LLC (together, the Purchased Assets). On September 4, 2009, the U.S. Bankruptcy Court approved the sale of the purchased assets and the sale was closed on September 8, 2009 (the Closing Date).

In consideration for the Purchased Assets, PTI paid Spansion LLC cash in the amount of $6.2 million, delivered to Spansion LLC a promissory note for approximately $28.0 million, which requires three scheduled installment payments of approximately $9.3 million to be made by PTI to Spansion LLC on each of the 60th, 120th and 180th days following the Closing Date, and will pay up to an additional $6.0 million which was placed into an escrow account for a one-year period. At the expiration of the one-year escrow period, cash remaining in the escrow account not previously distributed, or reserved for distribution, to PTI pursuant to the terms of the Purchase Agreement will be delivered to Spansion LLC. The Shares are also held in escrow and one-third of the Shares will be distributed to PTI upon Spansion LLC’s receipt of each installment payment made pursuant to the Promissory Note. As of the filing date of this Report, PTI has made the two scheduled installment payments of $9.3 million each and one-third of the Shares have been distributed to PTI from the escrow account.

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

In connection with the sale of the Purchased Assets, Spansion LLC and PTI entered into a Supply Agreement, effective the Closing Date, pursuant to which PTI will use the Suzhou Facility to perform assembly, mark, pack, and test services for Spansion products for a term of twelve months. During the first six months, Spansion LLC’s loading commitment under the Supply Agreement will be approximately 8 million units per month. Spansion LLC will consign commercial and flash memory die and direct materials to PTI for processing by PTI. To the extent that PTI has manufacturing losses based on the agreed-upon pricing terms under the Supply Agreement during the first year, Spansion will reimburse certain of the manufacturing costs up to five percent of the agreed-upon pricing terms. During the second six months of the term, Spansion LLC will purchase services that will result in at least seventy-five percent of the revenue paid to PTI for the services during the initial six months.

Spansion LLC and PTI also entered into a Transition Services Agreement, effective the Closing Date, pursuant to which Spansion LLC will provide specified general administrative and information technology services to support PTI in connection with its obligations under the Supply Agreement.

25. Legal Proceedings

Tessera ITC Action

On March 31, 2009, the United States International Trade Commission (ITC) issued an order requesting additional briefing on certain remedy issues and resetting the target date for completion of the ITC Investigation to May 20, 2009. On May 20, 2009, the ITC issued a Final Determination reversing the Initial Determination issued by the administrative law judge ruling that the accused small-format BGA packages of Spansion Inc. and Spansion LLC and the other respondents did not infringe the asserted claims of the asserted patents by finding that there was a violation of 19 U.S.C. § 1337 by Spansion Inc. and Spansion LLC, Qualcomm, Inc., ATI Technologies, Motorola, Inc. STMicroelectronics N.V., and Freescale Semiconductor, Inc., and determined that the appropriate form of relief is (1) a limited exclusion order under 19 U.S.C. § 1337(d)(1) prohibiting the unlicensed entry of semiconductor chips with minimized chip package size and products incorporating these chips that infringe one or more of claims 1, 2, 6, 12, 16-19, 21, 24-26, and 29 of the ‘326 patent and claims 1-11, 14, 15,19, and 22-24 of the ‘419 patent, and are manufactured abroad by or on behalf of, or imported by or on behalf of, Spansion, Qualcomm, ATI, Motorola, STMicroelectronics N.V. and Freescale; and (2) cease and desist orders directed to Motorola, Qualcomm, Freescale and Spansion. The ITC further determined that the bond for temporary importation during the period of Presidential review, which expires 60 days after May 20, 2009, shall be in the amount of 3.5 percent of the value of the imported articles that are subject to the order. On June 2, 2009, Spansion and the other respondents to the investigation jointly filed with the ITC a motion to stay the effect of the ITC decision pending appeal to the U.S. Court of Appeals for the Federal Circuit (the “Federal Circuit”). On July 17, 2009, the ITC denied the motion. On July 20, 2009, Spansion appealed the ITC decision to the Federal Circuit and filed an emergency motion for stay pending appeal and immediate temporary stay. The Federal Circuit denied the stay motions on September 8, 2009. The principal brief in the Federal Circuit appeal was filed on October 30, 2009. See Part II, Item 1 “Legal Proceedings.”

The Company believes that a significant amount of its future U.S. sales may be affected by the ITC orders, which are currently in effect until the asserted patents expire on September 24, 2010. However, the Company has mitigated the potential adverse effect of the ITC orders by, among other things, shifting production of the products affected by the ITC orders to subcontractors that are licensed under Tessera’s patents while the Company appeals the ITC orders. If the Company’s actions are unsuccessful or if the costs the Company incurs are substantial, the Company’s business will be materially adversely affected.

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

Fast Memory Erase LLC v. Spansion Inc., et al.

The case was stayed against Spansion as a result of the Chapter 11 Cases until May 18, 2009. The U.S. Bankruptcy Court preliminarily lifted the stay and set June 23, 2009 as the date for a final determination on the stay. The parties subsequently agreed to lift the stay so that the U.S. District Court could proceed with a Markman hearing to determine the meaning of certain claim terms, which was held on September 16, 2009. No ruling has yet been issued as a result of the Markman hearing.

LSI, Agere ITC Investigation

On February 3, 2009, the ITC issued an opinion affirming the ITC determination that the complainant is not precluded from re-litigating the validity of the patent at issue in the case. A hearing was held July 20, 2009 through July 27, 2009. The initial determination based on that hearing was issued on September 21, 2009 and held that the patent asserted by LSI and Agere is invalid and that Spansion is not a proper party to the action. The initial determination currently is under review by the ITC.

Samsung Litigation

Patent Litigation Settlement Agreement with Samsung Electronics Co., Ltd. (Samsung)

On April 7, 2009, the Company announced that it had settled its patent litigation lawsuits with Samsung. As part of the settlement, Samsung agreed to pay the Company $70 million and both parties agreed to exchange rights in their patent portfolios in the form of licenses and covenants subject to a settlement agreement. On June 2, 2009, the U.S. Bankruptcy Court entered an order denying the Company’s motion seeking approval of the settlement agreement. By its terms, the settlement agreement has been terminated automatically as a result of the failure of the U.S. Bankruptcy Court to approve the settlement agreement. In addition, as a result of the U.S. Bankruptcy Court to approve the settlement agreement, the lawsuit by Samsung against Spansion Japan is no longer stayed, and the cases in the U.S. District Court and the ITC have resumed.

Samsung ITC Investigation

On March 12, 2009, the Samsung ITC investigation was stayed pending U.S. Bankruptcy Court approval of a settlement agreement between Spansion and Samsung. On June 2, 2009, the U.S. Bankruptcy Court entered an order denying the Company’s motion seeking approval of the settlement agreement. As a result of the failure of the U.S. Bankruptcy Court to approve the settlement agreement, Spansion’s case against Samsung in the ITC has resumed. On June 30, 2009, the judge in the ITC investigation entered an order extending to January 18, 2011 the target date for completion of the investigation, setting the trial date for April 19, 2010, and issuing a new procedural schedule. On October 16, 2009 the judge in the ITC investigation entered an order modifying the procedural schedule setting the trial date for May 3, 2010. Discovery in this case is ongoing. A Markman hearing was held on November 10, 2009. No ruling has yet been issued as a result of the Markman hearing.

Spansion v. Samsung District Court Action

On March 31, 2009, this action was stayed pending U.S. Bankruptcy Court approval of a settlement agreement between Spansion and Samsung. On June 2, 2009, the U.S. Bankruptcy Court entered an order denying the Company’s motion seeking approval of the settlement agreement. As a result of the failure of the U.S. Bankruptcy Court to approve the settlement agreement, Spansion’s case against Samsung in the U.S. District Court for District of Delaware has resumed. On August 3, 2009, Samsung amended its counterclaims to remove Patent Nos. 6,930,050

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

and 5,740,065, from the action. On August 13, 2009, Spansion responded to Samsung’s counterclaims as to the remaining patents asserted by Samsung (i.e., United States Patent Nos. 5,748,531, 5,567,987 and 5,173,442). The action is presently scheduled for trial in May 2011 and discovery is underway.

Samsung v. Spansion Japan Ltd.

On January 28, 2009, Samsung filed two patent infringement actions in the Tokyo District Court in Japan against Spansion Japan alleging that certain flash memory chips manufactured or sold by Spansion Japan infringe certain Japanese patents allegedly owned by Samsung. The actions allege infringement of Japanese patents JP 3834189 and JP 3505324, respectively. The two actions have been consolidated for trial. The complaints seek both injunctive relief and damages. On March 31, 2009, this action was stayed pending U.S. Bankruptcy Court consideration of the proposed settlement with Samsung, but that stay was lifted after the U.S. Bankruptcy Court denied the Company’s motion seeking approval of the proposed settlement with Samsung. A technical hearing was held on December 18, 2009, and a subsequent hearing occurred on January 28, 2010. Additional briefing has been requested by the court, the next of which is due March 1, 2010.

Samsung v. Spansion ITC Investigation

On July 31, 2009, Samsung filed a patent infringement complaint with the ITC against Spansion Inc. and Spansion LLC (collectively the “Company” or “Spansion”), Spansion Japan Limited, and the following downstream respondents: Alpine Electronics, Inc., Alpine Electronics of America, Inc., D-Link Corporation, D-Link Systems, inc., Slacker, Inc., Synology, Inc., Synology North America Corp., Shenzhen Egreat Co., Ltd., EGreat USA, and Appro International, Inc. The ITC commissioned its investigation of Samsung’s complaint on August 27, 2009. Subsequently, certain of Spansion’s creditors sought an order from the U.S. Bankruptcy Court seeking a stay of Samsung’s ITC action. On October 1, 2009, the U.S. Bankruptcy Court issued an order granting the motion to stay Samsung’s ITC action against Spansion. Both Samsung and the ITC have appealed this order.

Samsung v. Spansion International, Inc.

On July 31, 2009, Samsung Electronics Co., Ltd. commenced an action in the Fourth Civil Division of the Federal Court in Dusseldorf, Germany against Spansion International, Inc. and other third parties alleging patent infringement since March 2, 2009 of German patent DE 693 27 499 T2 (EP 0 591 009 B1). The action seeks damages in the amount of € 500,000 (approximately $733,570 as of September 27, 2009). An initial hearing to establish the schedule for the case was set for October 20, 2009. On September 4, 2009, Spansion filed a motion seeking to enforce the automatic stay as to this action, and on November 4, 2009, the U.S. Bankruptcy Court issued an order granting Spansion’s motion to stay this action.

Cabreros, et al. v. Spansion LLC, et al.

On March 6, 2009, Wesley Cabreros and David Refuerzo, individually and on behalf of other persons similarly situated, filed a complaint in the U.S. Bankruptcy Court, Adversary Proceeding No. 09-50409, for alleged violations of both the California WARN Act and Federal WARN Act against Spansion LLC and Spansion Inc. In addition to seeking class certification, the complaint seeks damages, costs and attorneys’ fees. The complaint also seeks payment of 11 U.S.C. § 503 priority claims in favor of the plaintiffs and other similarly situated former employees for their unpaid wages, salary, commissions, bonuses, accrued holiday pay, accrued vacation pay, pension and 401(K) contributions and other ERISA benefits, or a determination that the first $10,950 of the WARN Act claims are entitled to priority status under 11 U.S.C. 507(a) (4) and the remainder are unsecured claims. The plaintiffs also seek to recover attorneys’ fees and costs as allowed priority claims under 11 U.S.C. § 503. On July 22, 2009, the

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

U.S. Bankruptcy Court certified the class. On October 6, 2009, the parties engaged in a mediation and reached an agreement in principle to settle the litigation conditioned upon U.S. Bankruptcy Court approval. As of December 27, 2009 the Company had accrued the settlement amount of $8.6 million, which was included in liabilities subject to comprise.

Creditor Proceedings

Many creditors initiated proceedings against one or more of the Debtors referred to in the voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code to collect amounts allegedly due those creditors. After the filing date of the petition, all actions to enforce or otherwise effect payment or repayment of liabilities of any Debtor preceding the Petition Date, as well as pending litigation against any Debtor, are stayed as of the Petition Date. Absent further order of the applicable courts and subject to certain exceptions, no party may take any action to recover on pre-petition claims against any Debtor.

26. Subsequent Events

Rights Offering

Pursuant to the Plan of Reorganization the holders of certain allowed claims were offered the right to purchase a total of 12,974,496 shares of the Company’s Common Stock upon emergence from bankruptcy (or approximately 19% of the total number of new Spansion common stock expected to be outstanding upon emergence from bankruptcy under the Plan of Reorganization) at a price of $8.43 per share (Rights Offering). The number of shares available to each eligible claimant is based on each claimant’s proportionate deemed allowed claim. On January 25, 2010, the Company entered into a Backstop Rights Purchase Agreement with SLS Spansion Holdings, LLC, a Delaware limited liability company and Silver Lake Sumeru Fund, L.P., a Delaware limited partnership (collectively, the Backstop Party) whereby SLS Spansion Holdings, LLC agreed to purchase all Rights Offered Shares offered pursuant to the Rights Offering but not otherwise subscribed for by the Rights Offering participants.

As of February 11, 2010, approximately $80.1 million has been received from Rights Offering participants in a segregated bank account or an escrow account and will be released to the Company upon emergence from bankruptcy assuming all conditions precedent to closing, mostly customary to such transaction, are met.

Senior Secured Term Loan

The Company has engaged Barclays Capital and Morgan Stanley Senior Funding, Inc. to arrange a $450 million Senior Secured Term Loan facility (Term Loan Facility). This facility will be secured by the assets of the Company including, among other items, a first priority lien on property, plant and equipment and inventory, and a second priority lien on account receivables and cash.

The proceeds of the Term Loan Facility, together with cash proceeds from the rights offering and other sources of cash available to the Company, will be used as follows: (i) payment of approximately $633,000,000 to fully discharge the claims of holders of the Senior Secured Floating Rate Notes, (ii) payment of Administrative Expense Claims and Priority Claims (each as defined in the Plan of Reorganization) and (iii) payment of fees and expenses related to the Term Loan Facility.

Spansion Inc.

(Debtor-in-Possession)

Notes to Consolidated Financial Statements—(Continued)

The Term Loan Facility will, based on certain agreed upon thresholds, require net cash proceeds from asset sales or other dispositions of property, extraordinary cash receipts, and other future cash flows to be used to prepay the outstanding balance of the Term Loan. Voluntary prepayments of borrowings will be permitted in whole or in part, in minimum principal amounts to be agreed upon, at any time on or prior to the first anniversary of the Closing Date at a price equal to 101% of the principal amount of such borrowings being prepaid plus all accrued and unpaid interest plus breakage costs, if any, and thereafter at any time without premium or penalty.

Under the terms of the Term Loan Facility, the Company will be subject to a number of covenants, including a minimum interest coverage ratio, a maximum leverage ratio and maximum permitted capital expenditures.

The Term Loan Facility closed on February 9, 2010 and funds are held in escrow until the conditions to account release are met, which include, among other things, the U.S. Bankruptcy Court’s final Confirmation and Approval Orders, a Consolidated Funded Indebtedness to Consolidated pro forma EBITDA ratio of no greater than 2.10 to 1.00, certain minimum liquidity requirements, credit rating by an accredited agency and the receipt of at least $105 million from the Rights Offering.

Senior Revolving Credit Facility

In order to fund fees and expenses associated with the Bankruptcy Case as well as ongoing working capital needs upon emergence, the Company has engaged Bank of America and other financial institutions for a post-confirmation senior revolving credit facility (the Proposed Facility) in an aggregate amount of up to $65 million.

Available amounts for borrowing under this credit facility are limited to 85 percent of eligible accounts receivable, plus the lesser of (i) $10 million and (ii) 25 percent of eligible foreign accounts receivable, net of reserves.

Funding is subject to a number of conditions, including a minimum liquidity level of $100 million and confirmation of the Company’s Plan of Reorganization by the U.S. Bankruptcy court on or before March 31, 2010.

This Proposed Facility would require the Company to maintain a minimum quarterly fixed charge coverage ratio exceeding 1.00 to 1.00 on a trailing 12-month basis if the Company’s domestic cash balance falls below $40 million.

Spansion Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 27, 2010			Six Months Ended June 27, 2010
	Successor(1)	Predecessor(1)	Predecessor(1)	Successor(1)	Predecessor(1)	Predecessor(1)
	Period from May 11, 2010 to June 27, 2010	Period from March 29, 2010 to May 10, 2010	Three Months ended June 28, 2009	Period from May 11, 2010 to June 27, 2010	Period from December 28, 2009 to May 10, 2010	Six Months ended June 28, 2009
Net sales	$124,569	$101,786	$272,117	$124,569	$324,914	$630,000
Net sales to related parties	4,801	24,496	104,184	4,801	78,705	145,929

Total net sales	129,370	126,282	376,301	129,370	403,619	775,929
Cost of sales (Note 8)	111,413	85,697	280,266	111,413	274,817	663,301
Research and development (Note 8)	13,420	12,115	37,889	13,420	35,068	82,635
Sales, general and administrative	18,259	20,497	33,788	18,259	68,105	137,817
Restructuring charges (credits)	—	(2,785)	14,212	—	(2,772)	38,154

Operating income (loss) before reorganization items	(13,722)	10,758	10,146	(13,722)	28,401	(145,978)
Interest and other income (expense), net	364	(3,190)	1,916	364	(2,904)	2,396
Interest expense(2)	(4,877)	(11,237)	(9,212)	(4,877)	(30,573)	(33,678)
Gain on deconsolidation of subsidiary	—	—	—	—	—	30,100

Gain (loss) before reorganization items and income taxes	(18,235)	(3,669)	2,850	(18,235)	(5,076)	(147,160)
Reorganization items	—	364,876	(9,842)	—	370,340	(372,299)

Income (loss) before income taxes	(18,235)	361,207	(6,992)	(18,235)	365,264	(519,459)
Provision for (benefit from) income taxes	(21)	1,235	261	(21)	1,640	429

Net income (loss)	$(18,214)	$359,972	$(7,253)	$(18,214)	$363,624	$(519,888)

Net income (loss) per share
Basic	$(0.31)	$2.22	$(0.04)	$(0.31)	$2.24	$(3.22)

Diluted	$(0.31)	$2.21	$(0.04)	$(0.31)	$2.24	$(3.22)

Shares used in per share calculation
Basic	59,271	162,513	161,778	59,271	162,439	161,530

Diluted	59,271	162,518	161,778	59,271	162,610	161,530

(1)	Please refer to Notes 2 and 3 for explaination on basis of ‘Successor’ and ‘Predecessor’ presentation.
(2)	Contractual interest expense for the three and six months ended June 28, 2009 was approximately and $21.0 million and $48.0 million, respectively.

See accompanying notes

Spansion Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	Successor	Predecessor
	June 27, 2010	December 27, 2009
Assets
Current assets:
Cash and cash equivalents	$254,145	$324,903
Auction rate securities	25,885	100,335
Accounts receivable	139,912	129,174
Accounts receivable from related parties	13,201	366,602
Allowance for doubtful accounts	(305)	(56,408)

Accounts receivables, net	152,808	439,368
Inventories	244,536	141,723
Deferred income taxes	1,141	13,332
Prepaid expenses and other current assets	44,930	49,533

Total current assets	723,445	1,069,194
Property, plant and equipment, net	329,601	322,710
Intangible assets, net	207,276	1,330
Goodwill	165,553	—
Other assets	41,394	44,743

Total assets	$1,467,269	$1,437,977

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Short term note	$—	$64,150
Accounts payable	30,870	16,979
Accounts payable to related parties (Note 8)	24,402	221,211
Accrued compensation and benefits	32,216	21,630
Other accrued liabilities	218,219	129,160
Deferred income	8,043	62,958
Current portion of long-term debt	13,798	—
Income taxes payable	54	83
Deferred income taxes	11,578	—

Total current liabilities	339,180	516,171
Deferred income taxes	12,073	13,405
Long-term debt, less current portion	447,733	—
Other long-term liabilities	10,327	9,825

Total long-term liabilities	470,133	23,230
Liabilities subject to compromise	—	1,756,269

Total liabilities	809,313	2,295,670
Stockholders’ equity (deficit)
Old Class A common stock, $0.001 par value, 714,999,998 shares authorized, 162,291,633 shares issued and outstanding	—	162
New Class A common stock, $0.001 par value, 150,000,000 shares authorized, 59,270,916 shares issued and outstanding	59	—
New Class B common stock, $0.001 par value, 1 share authorized, 1 share issued and outstanding	—	—
New preferred stock, $0.001 par value, 50,000,000 shares authorized, 0 shares issued and outstanding	—	—
Additional paid-in capital	675,886	2,484,320
Accumulated deficit	(18,214)	(3,342,370)
Accumulated other comprehensive income	225	195

Total stockholders’ equity (deficit)	657,956	(857,693)

Total liabilities and stockholders’ equity (deficit)	$1,467,269	$1,437,977

See accompanying notes

Spansion Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six Months Ended June 27, 2010
	Successor	Predecessor	Predecessor
	Period from May 11, 2010 to June 27, 2010	Period from December 28, 2009 to May 10, 2010	Six Months Ended June 28, 2009
Cash Flows from Operating Activities:
Net income (loss)	$(18,214)	$363,624	$(519,888)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	26,146	43,788	106,976
Provision for doubtful accounts	310	7,229	18,438
Provision (benefit) for deferred income taxes	(3)	7,000	8
Gain on sale and disposal of property, plant and equipment, net	(266)	(2,107)	(1,902)
Compensation recognized under equity incentive plans	1,945	7,052	7,568
Gain from approved settlement of rejected capital leases and various licenses	—	(22,517)	—
Gain on sale of Suzhou plant	(1,342)	(5,224)	—
Gain on deconsolidation of subsidiary	—	—	(30,100)
Gain on discharge of pre-petion obligations	—	(434,046)	—
Impairment of investments	—	3,011	—
Write-off of financing costs for old debts	—	13,022	—
Amortization of inventory fresh-start markup	18,597	—	—
Changes in operating assets and liabilities, net of effects of deconsolidation of subsidiary and acquisition:
Decrease (increase) in accounts receivable	(14,077)	10,156	(102,007)
(Increase) decrease in inventories	27,770	(7,242)	189,213
(Increase) in prepaid expenses and other current assets	(6,271)	(3,894)	(16,707)
Decrease (increase) in other assets	177	1,534	(6,510)
(Decrease) increase in accounts payable, accrued liabilities and accrued compensation and benefits	(29,734)	23,213	436,492
(Decrease) increase in deferred income	(6,468)	(3,240)	28,972

Net cash provided (used) by operating activities	(1,430)	1,359	110,553

Cash Flows from Investing Activities:
Proceeds from sale of property, plant and equipment	4,278	9,620	60
Purchases of property, plant and equipment	(4,561)	(14,046)	(5,201)
Proceeds from redemption of auction rate securities	16,750	62,425	—
Loan made to an investee	—	—	(5,263)
Cash decrease due to deconsolidation of subsidiary	—	—	(52,092)
Purchase of Kawasaki business	(13,125)	—	—
Cash proceeds from sale of Suzhou plant	—	18,687	—

Net cash provided (used) by investing activities	3,342	76,686	(62,496)

Cash Flows from Financing Activities:
Proceeds from borrowings, net of issuance costs	—	438,082	117,758
Payments on debt and capital lease obligations	(2,715)	(691,176)	(58,639)
Proceeds from rights offering	—	104,875	—

Net cash provided (used) by financing activities	(2,715)	(148,219)	59,119

Effect of exchange rate changes on cash and cash equivalents	219	—	(3,095)

Net increase (decrease) in cash and cash equivalents	(584)	(70,174)	104,081
Cash and cash equivalents at the beginning of period	254,729	324,903	116,387

Cash and cash equivalents at end of period	$254,145	$254,729	$220,468

Supplementary disclosure of non-cash investing and financing activities:
Settlement of liabilities subject to compromise through issuance of reorganized Spansion Inc. common stock	$—	$486,064	$—
Netting of receivable/payable balances due from/to Spansion Japan	$283,191	$—	$—

See accompanying notes

Spansion Inc.

Condensed Consolidated Statements of Stockholders’ Equity (Deficit)

(in thousands)

(Unaudited)

	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity (Deficit)
Balance at December 27, 2009 (Predecessor)	$162	$2,484,320	$(3,342,370)	$195	$(857,693)

Comprehensive income:
Net income from December 27, 2009 to May 10, 2010	—	—	363,624	—	363,624
Other comprehensive income
Net change in cumulative translation adjustment	—	—	—	—	—

Total other comprehensive income					—

Total comprehensive income	—	—	—	—	363,624
Issuance of shares under old employee stock plans:	—	—	—	—	—
Vesting of RSUs	—	—	—	—	—
Exercise of options	—	—	—	—	—
Equity settlement for liabilities subject to compromise	486	485,578	—	—	486,064
Compensation recognized under old employee stock plans	—	1,595	—	—	1,595
Cancellation of old employee stock plans	—	5,457	—	—	5,457

Balance at May 10, 2010 (Predecessor) (Unaudited)	648	2,976,950	(2,978,746)	195	(953)

Fresh start adjustments:
Cancellation of Predecessor common stock	(648)	(2,976,950)	—	—	(2,977,598)
Elimination of Predecessor accumulated deficit and accumulated other comprehensive loss	—	—	2,978,746	(195)	2,978,551

Balance at May 11, 2010 (Successor) (Unaudited)	—	—	—	—	—

Comprehensive income:	—	—	—	—	—
Net loss from May 11 to June 27, 2010	—	—	(18,214)	—	(18,214)
Other comprehensive income:
Net change in cumulative translation adjustment	—	—	—	225	225

Total other comprehensive income					225

Total comprehensive income					(17,989)
Issuance of Successor common stock ($0.001 per share)	46	569,066	—	—	569,112
Rights offering settlement	13	104,875	—	—	104,888
Compensation recognized under new employee stock plans	—	1,945	—	—	1,945

Balance at June 27, 2010 (Successor) (Unaudited)	$59	$675,886	$(18,214)	$225	$657,956

See accompanying notes

Spansion Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1. Description of Business

Spansion Inc. (the Company) is a semiconductor manufacturer headquartered in Sunnyvale, California, with research and development, manufacturing and assembly operations in the United States, the Middle East, Europe and Asia. The Company designs, develops, manufactures, markets, sells and licenses Flash memory technology and solutions.

The Company’s Flash memory devices are used primarily to store microprocessor instructions (code), or code and data in embedded applications, and are incorporated into a broad range of electronic products, including automotive electronics such as navigation systems and engine control, PC and peripheral computing equipment such as printers, consumer equipment such as set top boxes and home networking, communication equipment such as enterprise networking and cellular infrastructure, arcade gaming equipment, industrial control equipment and mobile phones.

2. Emergence from Chapter 11

General Information

On March 1, 2009, Spansion Inc., Spansion LLC, Spansion Technology LLC, Spansion International, Inc., and Cerium Laboratories LLC (the Debtors) each filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware (the Chapter 11 Cases). The Chapter 11 Cases were being jointly administered under Case No: 09-10690 (KJC). On May 10, 2010, the Debtors emerged from the Chapter 11 Cases, following the confirmation of the Plan of Reorganization (the Plan) by the U.S. Bankruptcy Court on April 16, 2010.

Prior to the Debtors’ filing of the Chapter 11 Cases, on February 10, 2009, Spansion Japan Limited, a wholly-owned subsidiary of Spansion LLC (Spansion Japan) filed a proceeding under the Corporate Reorganization Law of Japan to obtain protection from Spansion Japan’s creditors (the Spansion Japan Proceeding). On March 3, 2009 the Tokyo District Court approved the filing of the Spansion Japan Proceeding and appointed the incumbent representative director of Spansion Japan as trustee. As a result, the Company no longer controls Spansion Japan despite its 100 percent equity ownership interest and, effective March 3, 2009, the Company deconsolidated Spansion Japan and has accounted for its interest in Spansion Japan as a cost basis investment.

Upon emergence from the Chapter 11 on May 10, 2010 (Emergence Date), the Company adopted fresh start accounting in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 852 “Reorganizations”. The adoption of fresh start accounting results in the Company becoming a new entity for financial reporting purposes. Accordingly, the Condensed Consolidated Financial Statements on or after May 10, 2010 are not comparable to the Condensed Consolidated Financial Statements prior to that date.

The Company qualified for fresh start accounting, in accordance with ASC 852, due to:

•	the reorganization value of the Debtors’ assets immediately before the date of confirmation being less than the total of all their post-petition liabilities and allowed claims; and

•	holders of existing voting shares of the Company immediately before confirmation receiving less than 50 percent of the voting shares of the post-emerged Company.

Reorganization value is the value attributed to the reorganized entity, in addition to the expected net realizable value of those assets that will be disposed of before reorganization occurs. This reorganization value is

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viewed as the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets of the entity immediately after the reorganization. Reorganization value is generally determined by discounting future cash flows. Immediately prior to the Emergence Date, the Debtors’ reorganization value of $1.2 billion was less than the sum of post-petition liabilities of $617 million and allowed claims of $938 million.

Also, holders of Class A common stock outstanding prior to the Emergence Date (Old Common Stock) did not receive any consideration for their shares or any pre-determined allocation of Class A common stock of the reorganized Company (New Common Stock). Holders of New Common Stock issued by the reorganized Company after the Emergence Date primarily include unsecured creditors who have received or will receive shares of New Common Stock in settlement of their allowed claims, and participants in a rights offering that the Company conducted in February 2010, as described below under “Effectiveness of the Plan and Exit Financing”.

Fresh start accounting requires resetting the historical net book values of assets and liabilities of the Company as of Emergence Date to the related fair values by allocating the Company’s reorganization value to its assets and liabilities pursuant to ASC 805 “Business Combinations” and ASC 852-10 “Reorganizations”. The excess reorganization value over the fair value of tangible and identifiable intangible assets has been recorded as goodwill on the Company’s Condensed Consolidated Balance Sheet. Deferred taxes have been determined in conformity with ASC 740 “Income Taxes”. For additional information regarding the impact of fresh start accounting on the Company’s Condensed Consolidated Balance Sheet as of the Emergence Date, see “Fresh Start Consolidated Balance Sheet” below.

References in these financial statements to “Successor” refer to Spansion and its consolidated subsidiaries after May 10, 2010, after giving effect to: (i) the cancellation of Old Common Stock issued prior to May 10, 2010; (ii) the issuance of New Common Stock and settlement of existing debt and other adjustments in accordance with the Plan; and (iii) the application of fresh start accounting. References to “Predecessor” refer to Spansion and its consolidated subsidiaries up to May 10, 2010.

Effectiveness of the Plan and Exit Financing

Under the Plan, most holders of allowed general, unsecured claims against the Predecessor received or will receive New Common Stock in satisfaction of their claims. Holders of allowed general, unsecured claims subject to a low payout threshold received cash in satisfaction of their claims. Holders of Senior Secured Floating Rate Notes (FRN) received cash of approximately $638 million to fully discharge their claims. The $638 million was primarily provided by the exit financing (Exit Financing) discussed below.

Pursuant to the Plan, the holders of allowed claims were offered the right to purchase a total of 12,974,496 shares of the New Common Stock upon emergence from the Chapter 11 Cases at a price of $8.43 per share (Rights Offering). The number of shares available to each eligible claimant was based on each claimant’s proportionate allowed claim. In connection with the Rights Offering, the Company entered into a Backstop Rights Purchase Agreement with Silver Lake Sumeru Fund, L.P. (Silver Lake) whereby Silver Lake committed to purchase the remaining balance of Rights Offering shares that are not otherwise subscribed for by the Rights Offering participants. Based on the agreement, Silver Lake purchased 3,402,704 shares of the New Common Stock that had not been subscribed for by the Rights Offering participants. As of May 10, 2010, the Company received net proceeds of approximately $104.9 million through the Rights Offering that was used in full to partially discharge the FRN claims.

On February 9, 2010, the Company closed a five-year Senior Secured Term Loan agreement (Term Loan) of $450 million with a group of lenders. The proceeds of the Term Loan, together with cash proceeds from other

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sources of cash available to the Company, were used in full to partially discharge the remaining balance of the FRN claims. See Note 11 for further details.

On May 10, 2010, the Company finalized an agreement with Bank of America and other financial institutions for a senior revolving credit facility (Revolving Credit Facility) in an aggregate amount of up to $65 million to fund bankruptcy related expenses and ongoing working capital. As of June 27, 2010, the Company has not drawn under this facility which was entered into as a pre-condition to obtaining the Term Loan facility. See Note 11 for further details.

The Plan contemplates the distribution of 65.8 million shares of New Common Stock, consisting of: (i) 46,247,760 shares to holders of allowed general, unsecured claims; (ii) 12,974,496 shares to subscribers of the Rights Offering; and (iii) 6,580,240 shares reserved for issuance to eligible employees in connection with grants of stock options and restricted stock units (RSUs) under the Company’s new 2010 Equity Incentive Award Plan. The New Common Stock was listed on the NYSE Amex LLC Exchange on May, 18, 2010 and was re-listed on the New York Stock Exchange on June 23, 2010, in both cases under the trading ticker symbol “CODE”.

In accordance with the Plan, holders of Old Common Stock , or stock options exercisable for Old Common Stock and RSUs which convert into Old Common Stock, outstanding as of May 10, 2010 did not receive any distributions, and their equity interests were cancelled on May 10, 2010.

Business Relationship with Spansion Japan and Foundry Agreement

Spansion Japan manufactures and supplies silicon wafers to the Company, and provides sort services to the Company. It also functioned as the sole distributor of the Company’s products in Japan whereby it purchased products from the Company and sold them to customers in Japan, primarily through a subsidiary of Fujitsu Limited. The wafers purchased from Spansion Japan are a material component of the Company’s cost of goods sold, and historically the wafer prices were governed by a foundry agreement. Management believes that the prices under the foundry agreement greatly exceeded the amounts that the U.S. Bankruptcy Court would have required the Company to pay for wafers purchased during the period from February 9, 2009 through October 27, 2009 (the date when the Company and Spansion Japan mutually agreed to pricing terms through executed purchase orders).

After unsuccessful efforts by the Company and Spansion Japan to renegotiate the prices under the foundry agreement, the Company filed a motion with the U.S. Bankruptcy Court in October 2009 to reject the foundry agreement. An order rejecting the foundry agreement was issued by the U.S. Bankruptcy Court on November 19, 2009. As a result, there was no valid contract establishing pricing for the wafers the Company received from Spansion Japan from February 9, 2009 through October 27, 2009 (Disputed Period).

On January 8, 2010, the Company reached an agreement in principle (the Settlement) with Spansion Japan, subject to the completion of definitive agreements and the Company’s emergence from the Chapter 11 Cases, to: (i) acquire Spansion Japan’s distribution business; (ii) obtain foundry services, including wafer and sort services, from Spansion Japan; and (iii) resolve the Company’s dispute with Spansion Japan relating to pricing of wafers purchased during the Disputed Period. The U.S. Bankruptcy Court and the Tokyo District Court approved the Settlement on January 29, 2010 and February 1, 2010, respectively.

On February 2, 2010, the Company and Spansion Japan entered into a foundry agreement whereby the Company agreed to purchase from Spansion Japan: (i) a minimum of 10 billion yen (equivalent to $111.8 million

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at June 27, 2010) worth of wafers over six quarters, beginning with the first quarter of 2010 and ending with the second quarter of 2011; and (ii) minimum sort services of $7.7 million for the first quarter of 2010 and $8.9 million for each quarter from the second quarter of 2010 to the second quarter of 2011, with both sort services and wafer production to be subject to normal and customary foundry performance conditions. On March 29, 2010, the Company and Spansion Japan executed various agreements implementing the Settlement including the purchase of Spansion Japan’s distribution business located at Kawasaki, Japan, which was consummated on May 24, 2010 for a total cash purchase price of $13.1 million. With the acquisition of Spansion Japan’s distribution business, all material conditions of the Settlement were fulfilled and the Company set off the receivable and payable balances due from/to Spansion Japan as of October 27, 2009 (the date when the Company and Spansion Japan mutually agreed to pricing terms through executed purchase orders). All transactions with Spansion Japan are now being settled on a regular basis on mutually agreed upon terms.

The purchase price was allocated to the acquired business based on its estimated fair values as of May 24, 2010, as set forth below:

In millions
Tangible assets	$1.5
Customer relationships	10.1
Goodwill	3.3
Liabilities	(1.8)

Total purchase price	$13.1

Refer to Note 9 for disclosures relating to the above intangible assets.

Until May 24, 2010, Spansion Japan continued in its historical role as the sole distributor of the Company’s products in Japan. After the purchase of the distribution business from Spansion Japan, the Company distributes its products in Japan through its newly formed, wholly owned subsidiary, Nihon Spansion Limited.

Effective June 27, 2010, Spansion Japan’s Plan of Reorganization (POR) was confirmed by the Tokyo \\District Court. The POR provides for Spansion Japan to redeem shares held by the Company, its shareholders, without consideration, cancel such shares and issue new shares to unsecured creditors. According to the POR, the redemption, cancellation and new issuance is scheduled to take place at the end of September 2010. Until that time, the Company will continue to be the 100 percent equity owner of Spansion Japan. However, since the Company has not controlled Spansion Japan despite its equity ownership interest since March 3, 2009, the Company continues to account for its interest in Spansion Japan as a cost basis investment.

Ongoing Chapter 11 Matters

Resolution of Outstanding Claims

Pursuant to the Plan, a claims agent has been appointed to analyze and, at the claims agent’s discretion, contest outstanding disputed claims amounting to $1.5 billion, which includes the $936 million general unsecured proof of claim filed by Spansion Japan as a result of the November 19, 2009 foundry agreement rejection order. The Company accrued its best estimate of the liability which is included in the $938 million of liabilities subject to compromise as of Emergence Date. Since these claims are being handled by the claims agent and are under the jurisdiction of the U.S. Bankruptcy Court, their sole recourse is to receive shares reserved under the plan and, therefore, any outcome of the claims adjudication process will have no direct impact on the Successor.

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Liabilities Subject to Compromise

At June 27, 2010, the Company had a zero balance for liabilities subject to compromise (LSTC) due to its emergence from the Chapter 11 Cases on May 10, 2010. For information regarding the discharge of LSTC, see “Fresh-Start Consolidated Balance Sheet” below.

The following table summarizes the components of LSTC included in the Consolidated Balance Sheet at December 27, 2009:

Predecessor December 27, 2009
(in thousands)
Accounts payable and accrued liabilities	$639,897
Accounts payable to related parties	109,941
Accrued compensation and benefits	16,138
Long-term debt	968,266
Capital lease obligations	18,861
Other long-term liabilities	3,166

Total liabilities subject to compromise	$1,756,269

LSTC refers to pre-petition obligations that were impacted by the Chapter 11 Cases. These liabilities represented the then estimated amounts expected to be allowed on known or potential claims to be resolved through the Chapter 11 Cases and included certain items that could be assumed under the Plan.

Reorganization Items

Entities in reorganization are required to disclose separately items such as professional fees directly related to the process of reorganizing the Predecessor under the Chapter 11 Cases, realized gains and losses, provisions for losses, and interest income resulting from the reorganization and restructuring of the business. These reorganization items are not applicable post Emergence Date of May 10, 2010.

The following table summarizes the components of reorganization items for the periods from March 29, 2010 to May 10, 2010 and from December 28, 2009 to May 10, 2010 and for the three and six months ended June 28, 2009, respectively:

	Predecessor
	Period from March 29, 2010 to May 10, 2010	Three Months Ended June 28, 2009	Period from December 28, 2009 to May 10, 2010	Six Months ended June 28, 2009
	(in thousands)
Professional and service fees directly related to reorganization(1)	$41,184	$9,963	$58,336	$17,114
Provision for allowed claims(2)	28,172	—	5,655	355,333
Gain on discharge of pre-petition obligations	(434,046)	—	(434,046)	—
Interest income	(186)	(121)	(285)	(148)

Total reorganization items	$(364,876)	$9,842	$(370,340)	$372,299

(1)	Includes fees associated with the advisors and service providers to the Debtors.
(2)	Represents the Company’s estimate of allowed claims related primarily to rejection or repudiation of executory contracts and leases and the effects of approved settlements.

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Cash paid for professional fees for the periods from March 29, 2010 to May 10, 2010 and from December 28, 2009 to May 10, 2010 was approximately $3.0 million and $10.6 million, respectively. Cash paid for professional fees for the three and six months ended June 28, 2009 was approximately $7.3 million and $15.3 million, respectively.

Fresh Start Condensed Consolidated Balance Sheet

Upon emergence from the Chapter 11 Cases, the Company adopted fresh start accounting as prescribed under ASC 852 “Reorganizations”, which requires the Company to revalue its assets and liabilities to their related fair values. As such, the Company adjusted its stockholders” deficit to equal the reorganization value at the Emergence Date. Items such as accumulated depreciation, accumulated deficit, accumulated other comprehensive income (loss) and allowances for doubtful debt (AFDA) were reset to zero. The Company allocated the reorganization value to its individual assets and liabilities based on their estimated fair values. Items such as, accounts receivable, auction rate securities and cash (whose fair values approximated their book values) reflected values similar to those reported prior to emergence. Items such as prepaid and other current assets, inventory, property, plant and equipment, deferred income tax asset and liability, accounts payable, income tax payable, and deferred income were significantly adjusted from amounts previously reported. Because fresh start accounting was adopted at emergence and because of the significance of LSTC that were relieved upon emergence, the historical financial statements of the Predecessor and the financial statements of the Successor are not comparable.

To facilitate the calculation of the enterprise value of the Successor, management developed a set of financial projections for the Successor using a number of estimates and assumptions. With the assistance of financial advisors, management determined the enterprise value and corresponding equity value of the Successor based on the financial projections using various valuation methods, including: (i) a comparison of the Company’s projected performance to the market values of comparable companies; and (ii) a calculation of the present value of future cash flows based on management projections, both of which were submitted to the Bankruptcy Court for confirmation. Utilizing these methodologies, the equity value of the Successor was estimated by the Bankruptcy Court to be in the range of $872 million and $944 million with an additional increase to the enterprise value by approximately $496 million for Bankruptcy Court-approved distributable value as well as the settlement of administrative claims. Based on the Bankruptcy Court-approved enterprise value ranges and guidance, the Company estimated the enterprise value of the Successor to be approximately $1.5 billion. The enterprise value and corresponding equity value are dependent upon achieving the future financial results set forth in management’s projections, as well as the realization of certain other assumptions. We cannot provide any assurance that the projections will be achieved or that the assumptions will be realized. The excess equity value (using the midpoint of the range) over the fair value of tangible and identifiable intangible assets has been reflected as goodwill on the Consolidated Fresh Start Balance Sheet. All estimates, assumptions, valuations, appraisals and financial projections, including the fair value adjustments, the financial projections, the enterprise value and equity value projections, are inherently subject to significant uncertainties and the resolution of contingencies beyond the Company’s control. Accordingly, there can be no assurance that the estimates, assumptions, valuations, appraisals and the financial projections will be realized, and actual results could vary materially.

The adjustments set forth in the following Fresh Start Consolidated Balance Sheet in the columns captioned “Plan Adjustments” and “Fresh Start Adjustments” reflect the effect of the consummation of the transactions contemplated by the Plan, including the settlement of various liabilities, issuance of securities, incurrence of new indebtedness and cash payments as well as fair value adjustments as a result of the adoption of fresh start accounting.

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The effects of the Plan and fresh start accounting on our Condensed Consolidated Balance Sheet at May 10, 2010 are as follows:

	Predecessor Balance Sheet	Plan Adjustments		Fresh Start Adjustments		Successor Balance Sheet
		(in thousands)
Assets
Current assets:
Cash and cash equivalents	$358,643	$(103,914	)(a)	$—		$254,729
Auction rate securities	41,854	—		—		41,854
Accounts receivable	112,849	(7,133	)(g)	(15,332	)(q)(r)	90,384
Accounts receivable from related parties	374,417	—		(51,289	)(q)	323,128	(t)
Allowance for doubtful accounts	(62,473)	3,814	(h)	58,659	(q)	—

Accounts receivables, net	424,793	(3,319)		(7,962)		413,512
Inventories	148,966	—		141,937	(i)	290,903
Deferred income taxes	14,324	—		(13,183	)(j)	1,141
Restricted cash	531,313	(525,515	)(a)	—		5,798
Prepaid expenses and other current assets	27,476	(300)		(14,656	)(s)	12,520

Total current assets	1,547,369	(633,048)		106,136		1,020,457
Property, plant and equipment, net	287,100	—		85,593	(k)	372,693
Intangible assets, net	1,212	—		198,288	(l)	199,500
Goodwill	—	—		162,253	(m)	162,253
Deferred income taxes	—	—		20,893	(j)	20,893
Other assets	36,180	(13,315	)(c)	49		22,914

Total assets	$1,871,861	$(646,363)		$573,212		$1,798,710	(t)

Liabilities and Stockholders’ Deficit
Current liabilities:
Short term note	$1,380	$—		$—		$1,380
Senior secured term loan	450,000	(445,500	)(d)	—		4,500
Accounts payable	117,048	(24,411	)(b.2)	25,483	(n)	118,120
Accounts payable to related parties	319,564	—		—		319,564	(t)
Accrued compensation and benefits	33,046	1,750	(f)	232		35,028
Other accrued liabilities	118,905	1,631	(b.1)	19,772	(n)	140,308
Income taxes payable	176	—		—		176
Deferred income taxes	—	—		13,816	(g)	13,816
Rights offering deposits	75,783	29,092	(b)	(104,875	)(b)	—
Current portion of long-term debt and obligations under capital lease	638,108	(628,637	)(b)(a)	(146)		9,325
Deferred income	59,718	—		(47,458	)(o)(r)	12,260

Total current liabilities	1,813,728	(1,066,075)		(93,176)		654,477
Deferred income taxes	21,397	—		(9,324	)(j)	12,073
Long-term debt and obligations and capital lease obligations, less current portion	—	3,044	(b)	496		3,540
Senior secured term loan	—	445,500	(d)	—		445,500
Other long-term liabilities	8,861	—		259		9,120

Commitments and contingencies
Total long-term liabilities	30,258	448,544		(8,569)		470,233
Liabilities subject to compromise	938,522	(938,522)		—		—

Total liabilities	2,782,508	(1,556,053)		(101,745)		1,124,710
New Common Stock	—	—		674,000	(p)	674,000
Stockholders’ deficit	(910,647)	909,690	(e)	957	(e)	—

Total liabilities and stockholders’ deficit	$1,871,861	$(646,363)		$573,212		$1,798,710	(t)

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Plan Adjustments.

The primary Plan adjustment is the elimination of LSTC which is based on all claims received by the Company and accruals made from these claims of estimated final settlements. LSTC amounted to $938.5 million on our Consolidated Balance Sheet immediately prior to May 10, 2010, which were discharged in the Chapter 11 Cases or settled by issuance of the Company’s New Common Stock. In accordance with the Plan, the Company set aside, from total LSTC, those final settlements which were to be settled in cash (approximately $18.4 million) and stock (approximately $486.1 million) and recorded a reorganization gain of approximately $434.0 million in full settlement of the LSTC.

Other Plan adjustments include:

(a)	repayment of Predecessor debt relating to (b) below;

(b)	repayment of FRN. This was recorded in LSTC prior to May 10, 2010. Total principal amount owed to FRNs prior to the Emergence Date amounted to approximately $625.6 million (of the $628.6 million net plan adjustment as noted in (b) in the above table, approximately $3 million related to the reclassification of capital lease obligations from short term liability to long term liability).

In addition, accumulated interest owed to FRNs prior to Emergence Date was approximately $13 million ($1.6 million net plan adjustment noted in (b.1) in the table above comprised of $17.6 million of LSTC, offset by the aforementioned $13 million of accumulated interest paid to FRNs and $3 million of accounts payable).

The Company also incurred approximately $19.6 million in professional fees and financing costs relating the settlement of amounts due to FRNs. (the $24.4 million net plan adjustment to accounts payable noted in (b.2) in the table above comprised of the aforementioned $19.6 million of professional fees as well as $4.8 million of accounts payable)

In accordance with the Plan, the Company settled the FRN principal, accumulated interest, professional fees and financing costs (as described above) fully in cash on the Emergence Date. Proceeds from the $450 million senior secured term loan, net proceeds of $104.9 million from the Rights Offering and the Company’s cash balances were utilized to effect the above settlements;

(c)	extinguishment of debt financing costs. In connection with the extinguishment of old debts (Senior Notes, Exchangeable Senior Subordinated Debentures and FRNs) in accordance with the Plan, the Company originally had capitalized and amortized all financing costs relating to such old debt. In accordance with the provisions of ASC 470, “Early Extinguishment of Debt”, the remaining unamortized costs of approximately $13 million was expensed as reorganization expense;

(d)	reclassification of the Term Loan between short-term and long-term obligations. During the first quarter of 2010, prior to emergence and as part of its exit financing strategy, the Company closed a $450 million senior secured five-year term loan facility, the receipt of the proceeds which were contingent upon emergence from the Chapter 11 Cases. The Company had recorded the receipts as restricted cash and short term liability as of March 28, 2010 pending the remaining outcome of the Chapter 11 Cases during the second quarter of 2010. Upon emergence, the Company received the loan proceeds and reclassified the long term portion of the loan to long term liability;

(e)

elimination of old equity. Upon the effective date of the Plan, all existing Spansion equity plans (2005 & 2007 Equity Incentive Plans and Saifun Option Plans) and all equity awards thereunder were cancelled. In accordance with ASC 718, “Compensation-Stock Compensation”, the Company recorded, as an adjustment to stockholder’s deficit, the remaining unamortized stock compensation expense of

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approximately $5.5 million as a reorganization expense in the Income Statement of the Predecessor during the second quarter of 2010. Total adjustments to stockholders’ deficit, net of all adjustments in the “Plan Adjustments” column in the above table, amounted to approximately $909.7 million;

(f)	Chapter 11 emergence bonus payable to the Chief Executive Officer of the Company. In accordance with our employment agreement with our Chief Executive Officer, Mr. Kispert was entitled to a $1.7 million bonus upon the consummation of the Plan, which was consummated on May 10, 2010. Because this bonus was payable only upon the effectiveness of the Plan and was not contingent upon any other performance requirement in the post-emergence period, the Company accounted for the bonus as a Plan adjustment and a reorganization expense in accordance with ASC 805, “Compensation payments for post-combination services”;

(g)	set-off of accounts payable and accounts receivable balances and reorganization gains realized from accounts receivable reserve balances. Of the $7.1 million net plan adjustment noted in (g) in the above table, $11.4 million of accounts receivable relating to a customer was set-off against amounts owed to the same customer as these balances were rendered ineffective upon the confirmation of the Plan, and which was offset by a net $4.3 million reorganization gain, of which $3.9 million related to a credit note issued to a customer which was rendered ineffective as no unsecured claim was received from the customer during the Bankruptcy Court claims process period which closed during the first quarter of fiscal year 2010. Similarly, an additional $0.5 million gain was recorded for a accounts receivable reserve for a customer which was rendered ineffective upon plan confirmation; and

(h)	set-off of allowance for doubtful accounts balance against a gross accounts receivable balance . A $3.8 million allowance for doubtful debt balance relating to a customer was set-off against the gross accounts receivable of $11.4 million ((as noted in (g) above)) as these balances were rendered ineffective upon the confirmation of the Plan.

Fresh Start Adjustments.

Significant adjustments reflected in the Fresh Start Consolidated Balance Sheet based on the revaluation of assets and liabilities are summarized as follows:

(i)	Inventories, net. An adjustment of $ 141.9 million was recorded to increase the net book value of inventories to their estimated fair value. The fair value of finished goods was estimated based on the average selling price less the sum of disposal costs and a reasonable profit allowance for the selling effort. The fair value of work-in-process was estimated based on the average selling price less the sum of cost to complete, disposal costs, and a reasonable profit allowance. Raw materials were carried on the Predecessor’s and Successor’s books at replacement costs and therefore no fair value adjustment was required.

(j)	Deferred Income Tax. Due to various adjustments and revaluations arising from fresh start accounting, both on foreign and domestic entities, deferred tax assets and liabilities associated with certain tangible and intangible assets were revaluated and/or recomputed. Similarly, certain tax attributes such as tax credits, tax allowances and net operating losses were revaluated and/or recomputed, resulting in a net deferred tax adjustment of $3.2 million;

(k)

Land, Property and Equipment, net. A net adjustment of $ 85.6 million was recorded to increase the net book value of tangible fixed assets to their estimated fair value. In valuing its long-lived tangible assets, the Company applied the fair value definition as set forth in ASC 820, “Fair Value Measurement” which states that fair value is the amount at which an asset (or liability) could be bought (or incurred) or sold (or settled) in a current transaction between willing parties, that is, other than in a

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forced or liquidation sale. The Company identified its long-lived assets as either in use or to be disposed off (either by sale or by scrap). Assets in use were valued under the continued use premise. This premise assumes that the assets will remain “as-is, where is,” and continue to be used at their present location for the continuation of business operations. This value includes all direct and indirect costs necessary to acquire, install, and make the asset operational. Assets to be disposed of were valued on an in-exchange value premise. This premise represents the highest and best use of the asset is an in-exchange if the asset would provide maximum value to market participants principally on a standalone basis;

(l)	Intangible Assets. An adjustment of $198.3 million was recorded (for developed technology, customer relationships, trade name and in-process research and development (IPR&D) based on fair values determined by the Company. As part of its application of fresh start accounting, the Company allocated the reorganization value to its assets and liabilities, including intangible assets using: i) discounted cash flow methodology applied to its financial forecasts and also taking into consideration the enterprise value of the Successor based on the Bankruptcy Court approved enterprise value ranges and methodologies (refer to “Fresh Start Consolidated Balance Sheet” section of this footnote for discussion of the enterprise value), and ii) Guideline Public Company (GPC) methodology, considering data from public companies deemed to be comparable to the Company to develop relevant market multiples which were then applied to the Company’s forecasts provided by Management to calculate its fair value. See Note 9 for details;

(m)	Goodwill. An adjustment of $162.3 million was recorded to reflect the allocation of the reorganized enterprise value of the Successor in excess of the fair value of tangible and identified intangible net assets. See Note 9 for details;

(n)	Accounts Payable and Other Accrued Liabilities. The increase of $25.4 million in Accounts Payable primarily related to the recording of a $25.2 million legal liability arising from the implementation of a new accounting policy upon the adoption of fresh start accounting. See Note 3 for further details. The increase of $19.8 million in other accrued liabilities was primarily due $16.4 million of liabilities reclassified from deferred income, a $1.3 million increase to an existing liability which was previously discounted to its net present value (when the liability was deemed to be long term in previous accounting periods and which was deemed to be short term as of the Emergence Date) and a $1.4 million accrual for committed purchase orders to vendors;

(o)	Deferred income. An adjustment of $39.5 million was recorded to reduce deferred income to the fair value of the Company’s related future performance obligations. Of the net fresh start adjustment of $47.5 million noted in (o) in the above table, $39.5 million related to deferred income as discussed above and $8.0 million related to other deferred revenue balances set-off against accounts receivable balances (see (r) below for details);

(p)	New Common Stock. All Old Common Stock of the Predecessor was cancelled and the Successor issued New Common Stock in accordance with the Plan. See Note 4 for details;

(q)	Elimination of allowance for doubtful accounts (AFDA). Upon the adoption of fresh start accounting, all of the Predecessor’s reserves including AFDA are eliminated as the Successor commences operations as a new entity. Therefore, the remaining AFDA balance of $58.7 million prior to the adoption of fresh start accounting was eliminated by setting off the reserves against their original accounts receivable balances;

(r)	Deferred revenue set-off against accounts receivable. In prior accounting periods, the Company had previously recorded deferred revenue from two customers amounting to approximately $8.0 million for

Spansion Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

invoice collection uncertainties (i.e. collectability of sales proceeds was not reasonably assured). The accounts receivable balances relating to these customers were fully reserved for in prior accounting periods. Therefore, as part of fresh start accounting, the fair values of the deferred revenue and accounts receivable balances in the balance sheet amounted to zero as there were no additional performance obligations to be rendered by the Company. Hence, these two balances were set-off against each other. There was no impact to retained earnings as a result of the above;

(s)	New debt financing costs write off. During the first quarter of 2010, prior to emergence and as part of its’ exit financing strategy, the Company closed a $450 million five-year senior secured term loan facility resulting in debt financing costs of approximately $13.5 million which were capitalized in the predecessor’s financial statements just prior to the Emergence Date. These were paid upon emergence. However, the Company concluded the fair value of the deferred financing costs to be zero as the fair value of the debt was deemed to be at par value. Similarly, the Company also recorded a fresh start adjustment of $0.6 million of financing costs relating to its new unutilized revolving credit facility for which there was no future performance obligations. This resulted in a zero fair value; and

(t)	Net adjustment to enterprise value. Included in accounts receivable/payable to related parties is approximately $283 million receivable/payable to Spansion Japan, representing balances related to transactions between the two companies prior to October 27, 2009 (the date when the Company and Spansion Japan mutually agreed to pricing terms through executed purchase orders). These balances were deemed expunged, released and satisfied on consummation of definitive agreements laid out in the January 8, 2010 Settlement as described above in Note 2. In accordance with the provisions of ASC 450, Contingencies, the Company had previously reserved the accounts receivable in excess of the accounts payable balance to ensure the loss contingency was adequately reserved so that there will be no income statement impact upon the consummation of the distribution of business. With the acquisition of Spansion Japan’s distribution business on May 24, 2010, all material conditions of the Settlement were fulfilled. As a result, the receivable and payable balances due from/to Spansion Japan as of October 27, 2009 were set-off subsequent to May 24, 2010, and prior to the end of the second quarter ended June 27, 2010. Therefore, the enterprise value as of the Emergence Date is the total assets of the Company (approximately $1.8 billion) less $283 million (which was grossed up in accounts receivable and payable in the opening balance sheet as of the Emergence Date). Thus, the enterprise value was approximately $1.5 billion.

3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. The condensed consolidated financial statements and notes thereto are unaudited. In the opinion of the Company’s management, these financial statements contain all adjustments (consisting of normal recurring adjustments) that are necessary for a fair statement of the Company’s operating results, financial position and cash flows. Operating results for the interim periods presented are not necessarily indicative of the results to be expected for any subsequent interim period or for the full fiscal year ending December 26, 2010.

In preparing the Condensed Consolidated Financial Statements for the Predecessor, the Company applied ASC 852 “Reorganizations”, which requires that the financial statements, for periods subsequent to the Chapter 11 filing, distinguish transactions and events that were directly associated with the reorganization from the

Spansion Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

ongoing operations of the business. Accordingly, professional fees associated with the Chapter 11 Cases and certain gains and losses resulting from reorganization of the Company’s business have been reported separately as reorganization items. In addition, interest expense for the Predecessor company has been reported only to the extent that it was paid during the Chapter 11 Cases or that it was probable that it would be an allowed priority, secured, or unsecured claim under the Chapter 11 Cases. Interest income earned during the Chapter 11 Cases is reported as a reorganization item.

Upon emergence from Chapter 11, the Company adopted fresh start accounting in accordance with ASC 852 “Reorganizations”. The adoption of fresh start accounting results in the Company becoming a new entity for financial reporting purposes. Accordingly, the Condensed Consolidated Financial Statements on or after May 10, 2010 are not comparable to the Condensed Consolidated Financial Statements prior to that date. The Company’s Consolidated Statements of Operations for fiscal quarter ended June 27, 2010 and for subsequent periods through fiscal year 2013 will be split into Predecessor and Successor financial statements for as long as any Predecessor financial statements are disclosed.

Fresh start accounting requires resetting the historical net book value of assets and liabilities to fair value by allocating the entity’s reorganization value to its assets and liabilities pursuant to ASC 805 “Business Combinations” and ASC 820 “Fair Value Measurements and Disclosures”. The excess reorganization value over the fair value of tangible and identifiable intangible assets is recorded as goodwill on the Condensed Consolidated Balance Sheet. Deferred taxes are determined in conformity with ASC 740 “Income Taxes”. For additional information regarding the impact of fresh start accounting on our Condensed Consolidated Balance Sheet as of June 27, 2010, see “Fresh Start Consolidated Balance Sheet”.

Furthermore, effective March 3, 2009, the Company deconsolidated Spansion Japan because, despite its 100 percent equity ownership interest, the Company no longer controlled Spansion Japan due to the appointment of a trustee in the Spansion Japan Proceeding. Since March 3, 2009, the Company has accounted for its interest in Spansion Japan as a cost basis investment. Transactions between the Company and Spansion Japan after March 3, 2009, have been reflected as transactions with a third party.

With the exception of Spansion Japan as described above, the condensed consolidated financial statements include all the accounts of the Company and those of its wholly owned subsidiaries, and all intercompany accounts and transactions have been eliminated.

The condensed consolidated financial statements do not include certain financial statement footnotes and disclosures required under U.S. GAAP for audited financial statements. Therefore, the condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and footnotes thereto for the year ended December 27, 2009, included in the Company’s Annual Report on Form 10-K, filed with the SEC on February 11, 2010.

Use of Estimates

The preparation of the Company’s condensed consolidated financial statements and disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of commitments and contingencies and the reported amounts of revenues and expenses during the reporting periods. Estimates are used to account for the fair value of fresh start adjustments, the fair value of certain marketable securities, revenue, the allowance for doubtful accounts, inventory, including valuation of acquired intangible assets, impairment of long-lived assets, legal contingencies,

Spansion Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

income taxes, stock-based compensation expenses, liabilities subject to compromise, the fair value of the debt and liability components of the Company’s Exchangeable Senior Subordinated Debentures and product warranties. Actual results may differ from those estimates, and such differences may be material to the Company’s condensed consolidated financial statements.

Inventories

Inventories are stated at standard cost adjusted to approximate the lower of cost (first-in, first-out method) or market. The Company writes down inventories based on forecasted demand and technological obsolescence. These factors are impacted by market and economic conditions, technology changes, new product introductions and changes in strategic direction and require estimates that may include uncertain elements. Actual demand may differ from forecasted demand, and such differences may have a material effect on recorded inventory values.

In connection with fresh start accounting, net inventories were adjusted to increase the carrying value of inventories to estimated fair value on May 11, 2010.

	Successor June 27, 2010	Successor May 11, 2010	Predecessor December 27, 2009
		(in thousands)
Raw materials	$12,273	$15,675	$14,202
Work-in-process	209,138	236,510	112,469
Finished goods	23,125	41,625	15,052

Inventories	$244,536	$293,810	$141,723

Property, Plant and Equipment

Property, plant and equipment are stated at cost for the Predecessor and revalued at fair value on May 11, 2010 in accordance with fresh start accounting. Depreciation and amortization are provided on a straight-line basis over the existing useful lives of the assets. Pre-emergence fully depreciated assets will be deemed to have useful lives of 12 months post-emergence.

	Successor June 27, 2010	Successor May 11, 2010	Predecessor December 27, 2009
		(in thousands)
Land	$51,778	$51,778	$20,107
Buildings and leasehold improvements	70,789	70,210	117,553
Equipment	214,460	235,463	318,592
Construction in progress	16,378	15,242	14,345
Accumulated depreciation and amortization	(23,804)	—	(147,887)

Property, plant and equipment, net	$329,601	$372,693	$322,710

Intangible Assets

Intangible assets other than intellectual property include developed technology, customer relationships, trade name and IPR&D which are amortized on a straight-line basis over periods ranging from seven to ten years. See Note 9 for further details.

Spansion Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

Goodwill

Goodwill represents the allocated enterprise value in connection with fresh start accounting under ASC 852 and the excess of the purchase price over the fair value of net tangible and identifiable intangible assets acquired in connection with the acquisition of the Spansion Japan Kawasaki distribution business (see Note 9). Goodwill amounts are not amortized, but rather are tested for impairment at least annually or more frequently if there are indicators of impairment present, at a level within the Company referred to as the reporting unit. The Company has historically performed its goodwill impairment analysis as of the last day of the fourth quarter of the fiscal year. With fresh start accounting, the Company plans to assess goodwill for impairment during the fourth quarter of each fiscal year.

Fair Value

The Company re-measured each major category of assets and liabilities at fair value in connection with fresh start accounting with guidance from ASC 820. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In measuring fair value, the Company uses a hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s best estimate of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2—Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the asset/liability’s anticipated life.

Level 3—Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

The availability of observable inputs can vary and is affected by a wide variety of factors. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for assets and liabilities categorized in Level 3. When observable prices are not available, the Company either uses implied pricing from comparables or valuation models based on net present value of estimated future cash flows, adjusted as appropriate for liquidity, credit, market and/or other risk factors. Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those it believes market participants would use in pricing the asset or liability at the measurement date. Please see Note 13 for fair value measurement.

Estimates relating to Litigation Reserve

Upon emergence and as part of fresh start accounting, the Company implemented its litigation reserve policy whereby it would record, on a rolling four quarter basis, the estimated litigation costs that it expects to incur in defending itself in connection with ongoing lawsuits in accordance with the provisions of ASC 450,

Spansion Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

“Contingencies”. Judgment is necessary to estimate these costs and an accrual is made when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

New Accounting Pronouncement

In April 2010, the FASB issued revised guidance to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in this guidance are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The revised guidance should be implemented by recording a cumulative-effect adjustment to the opening balance of retained earnings. The cumulative-effect adjustment should be calculated for all awards outstanding as of the beginning of the fiscal year in which the amendments are initially applied, as if the amendments had been applied consistently since the inception of the award. The cumulative-effect adjustment should be presented separately. Earlier application is permitted. The Company believes the adoption of this guidance will not have a material impact on its consolidated financial statements.

In January 2010, the FASB issued amended guidance on fair value measurements and disclosures. The new guidance requires additional disclosures regarding fair value measurements, amends disclosures about postretirement benefit plan assets, and provides clarification regarding the level of disaggregation of fair value disclosures by investment class. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for certain Level 3 activity disclosure requirements that will be effective for reporting periods beginning after December 15, 2010. Accordingly, we adopted this amendment on January 1, 2010, except for the additional Level 3 requirements which will be adopted in 2011. The adoption of this guidance has not had, and the Company believes the adoption will not have a material impact on its consolidated financial statements.

In October 2009, the FASB amended the accounting standards for revenue recognition to remove tangible products containing software components and non-software components that function together to deliver the product’s essential functionality from the scope of industry-specific software revenue recognition guidance. In October 2009, the FASB also amended the accounting standards for multiple deliverable revenue arrangements to:

•	provide updated guidance on whether multiple deliverables exist, how the deliverables in an arrangement should be separated, and how the consideration should be allocated;

•

require an entity to allocate revenue in an arrangement using estimated selling prices of deliverables if a vendor does not have vendor-specific objective evidence of selling price or third-party evidence of selling price; and

•	eliminate the use of the residual method and require an entity to allocate revenue using the relative selling price method.

The accounting changes summarized in this guidance are effective for fiscal years beginning on or after June 15, 2010, with early adoption permitted. Adoption may either be on a prospective basis or by retrospective application. The Company believes the adoption of this guidance will not have a material impact on its consolidated financial statements.

Financial Statements Reclassifications

Certain prior period amounts in the condensed consolidated statements of operations have been revised to conform to the current period presentation. This is related to the revision of sales to Spansion Japan. There is no material impact to the Company’s results from operations due to these revisions.

Spansion Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

4. Capital Stock

Successor

Upon emergence, the total number of shares of capital stock that the Company is authorized to issue under its Amended and Restated Certificate of Incorporation is 200,000,001 shares, consisting of: (i) 150,000,000 shares of New Common Stock, par value $0.001 per share; (ii) one share of Class B Common Stock, par value $0.001 per share; and (iii) 50,000,000 shares of Preferred Stock, par value $0.001 per share, issuable in one or more series. As of June 27, 2010, there are 59,270,916 shares of Class A Common Stock and one share of Class B Common Stock issued and outstanding.

Common Stock

Except as described below or as required by law, the holders of the Company’s common stock are entitled to one vote per share on all matters to be voted on by stockholders and shall vote together as a single class. The holder of Class B Common Stock, which is Silver Lake, shall be entitled to vote for up to two directors to the Board. The holders of Class A Common Stock shall be entitled to vote for all other directors to the Board. The outstanding share of Class B Common Stock shall convert into shares of Class A Common Stock on a share-for-share basis: (i) upon the written consent of the holder of the outstanding Class B Common Stock; (ii) in the event that any person other than SLS Spansion Holdings, Silver Lake or their respective Affiliates and managed accounts becomes the holder of the share of Class B Common Stock; or (iii) after August 2010, Silver Lake’s aggregate ownership interest in the Company ceases to be at least five percent.

Preferred Stock

The Company’s board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, such as dividend rates, dividend rights, liquidation preferences, voting rights and the number of shares constituting any series and designation of such series which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change of control of Spansion without further action by the stockholders.

5. Equity Incentive Plan and Stock-Based Compensation

Plan Description

2010 Equity Incentive Award Plan

On May 10, 2010, upon emergence from the Chapter 11 Cases, the Company’s Board of Directors approved the Spansion Inc. 2010 Equity Incentive Award Plan (the 2010 Plan), under which 6,580,240 shares of New Common Stock have been reserved and made available for issuance in the form of equity awards, including incentive and nonqualified stock options and restricted stock unit (RSU) awards. The 2010 Plan is administered by the Compensation Committee of the Company’s Board of Directors, and that committee has the authority to, among other things, grant awards, delegate certain of its powers, accelerate or extend the vesting or exercisability

Spansion Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

of awards and determine the date of grant of an award. The maximum term of any stock option granted under the 2010 Plan is seven years from the date of grant and the exercise price of each option is determined under the applicable terms and conditions as approved by the Compensation Committee.

The 2010 Plan provides that grants may be awarded to an officer or employee, a consultant or advisor, or a non-employee director of the Company or its subsidiaries. Incentive stock options may only be granted to employees of the Company or its subsidiaries. The exercise price of each stock option shall not be less than 100 percent of the fair market value of the New Common Stock on the date of grant (not less than 110 percent if such stock option is granted to a person who has more than 10 percent of the total combined voting power of all classes of stock of the Company or any subsidiary.

Under the 2010 Plan, one third of the stock options vest on January 31, 2011, and then 1/36 per month for the next two years, and expire if not exercised by the seventh anniversary of the grant date. Ten percent of the RSU awards for U.S.-based employees granted on May 10, 2010 will vest immediately, up to a maximum of 100 shares per employee. The remainder will vest in four substantially equal installments on the last trading day in January of each year from 2011 through 2014. Shares that are subject to or underlie awards that expire or for any reason are cancelled, terminated or forfeited, or fail to vest will again be available for grant under the 2010 Plan.

Valuation and Expense Information

The following table sets forth the total recorded stock-based compensation expense by financial statement caption for the Successor (2010 Plan) and the Predecessor (2005 Plan, 2007 Plan, Saifun 2003 Plan, Saifun Semiconductor Ltd. 2001 Share Option Plan and Saifun Semiconductor Ltd. 1997 Share Option Plan), resulting from the Company’s stock options and RSU awards for the three and six months ended June 27, 2010, respectively.

	Successor	Predecessor	Predecessor	Successor	Predecessor	Predecessor
	Period from May 11, 2010(1) to June 27, 2010	Period from March 29, 2010 to May 10, 2010(1)	Three Months Ended June 28, 2009	Period from May 11, 2010(1) to June 27, 2010	Period from December 28, 2009 to May 10, 2010(1)	Six Months ended June 28, 2009
			(in thousands)
Cost of sales	$722	$73	$419	$722	$346	$1,802
Research and development	398	172	817	398	683	2,386
Sales, general and administrative	825	55	902	825	566	3,380
Expense on cancellation of old equity incentive plans	—	5,457	—	—	5,457	—
Stock-based compensation expense before income taxes	1,945	5,757	2,138	1,945	7,052	7,568

Income tax benefit	—	—	—	—	—	—

Stock-based compensation expense after income taxes	$1,945	$5,757	$2,138	$1,945	$7,052	$7,568

(1)	May 10, 2010 is the date on which all old equity incentive plans were cancelled and the 2010 Plan took effect.

Spansion Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

The fair value of the Company’s stock options granted on May 10, 2010 under the 2010 Plan was $5.04 per share. The fair value of each stock option was estimated at the date of grant using a Black-Scholes option pricing model, with the following assumptions for grants:

Weighted Average for the period from May 10, 2010 to June 27, 2010
Expected volatility	58.00%
Risk-free interest rate	1.88%
Expected term (in years)	4.30
Dividend yield	0.00%

The Company’s dividend yield is zero because the Company has never paid dividends and does not have plans to do so over the expected life of the stock options. As the Company emerged as a new public company for which historical information is not relevant, it considered historical and implied volatilities from peer companies who are in the same industry sector with similar characteristics to estimate the expected volatility over the option term. The risk-free interest rate is based on the yield from U.S. Treasury zero-coupon bond with a remaining term equal to the expected stock option life. The expected term is based on the “simplified method” for developing the estimate of the expected life of a “plain vanilla” stock. Under this approach, the expected term is presumed to be the mid-point between the average vesting date and the end of the contractual term.

The Company estimated forfeitures based on its historical forfeiture rates. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates in order to derive the Company’s best estimate of awards ultimately expected to vest. The forfeiture rate for stock options and RSUs granted on May 10, 2010 is estimated to be 16.8 percent and the Company will update the forfeiture rate on a periodic basis thereafter.

As of June 27, 2010, the total unrecognized compensation cost related to unvested stock options and RSU awards was approximately $31.7 million after reduction for estimated forfeitures, and such stock options and RSU awards will generally vest ratably through 2014.

Successor

Authorized Shares; Limits on Awards

The aggregate number of shares of New Common Stock which may be issued or transferred pursuant to Awards under the 2010 Plan is the sum of (i) 6,580,240 (provided, that the aggregate number of shares of New Common Stock which may be issued or transferred pursuant to full value Awards is 3,290,120) and (ii) an annual increase on the first day of each year beginning in 2011 and ending in 2015, equal to the least of (A) seven million (7,000,000) shares; (B) a percentage of the shares of New Common Stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year as follows: 7% for the increase made January 1, 2011, 6% for the increase made January 1, 2012, 4.5% for the increase made January 1, 2013 and 3.5% for the increases made thereafter; and (C) such smaller number as may be determined by the Board prior to the first day of such year. No more than 6,580,240 shares of New Common Stock may be issued upon the exercise of incentive stock options.

Spansion Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

Shares Available to Grant

The numbers of shares of New Common Stock available for grant at June 27, 2010 under the 2010 Plan are shown in the following table:

Number of shares available for grant:
Shares reserved for grant under the 2010 Plan(1)	6,580,240
Stock options granted through June 27, 2010, net of cancelled stock options	(3,031,436)
RSU awards granted through June 27, 2010, net of cancelled RSU awards	(3,018,481)

Shares available for grant under the 2010 Plan	530,323

(1)	The 6,580,240 shares reserved for grant are in accordance with the Company’s 2010 Equity Incentive Plan.

Stock Option and Restricted Stock Unit Activity

The following table summarizes stock option activity and related information under the 2010 Plan for the periods presented:

	Number of Shares	Weighted- Average Exercise Price	Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)
Options:
Outstanding as of May 10, 2010	—	$—	—	$—
Granted	3,031,436	$10.51
Cancelled	—	$—
Exercised	—	$—

Outstanding as of June 27, 2010	3,031,436	$10.51	6.87	$20,583

Exercisable as of June 27, 2010	—	$—	—	$—

The aggregate intrinsic value in the preceding table represents the total pretax intrinsic value, based on the New Common Stock’s closing sales price of $17.30 as of June 25, 2010, which would have been received by the stock option holders had all stock option holders exercised their in-the-money stock options as of that date.

The following table summarizes RSU award activities and related information for the periods presented:

	Number of Shares	Weighted-Average Grant-date Fair Value
Restricted Stock Units:
Unvested as of May 10, 2010	—	$—
Granted	3,033,686	$10.51
Cancelled	(15,205)	$10.51
Vested	(48,660)	$10.51

Unvested as of June 27, 2010	2,969,821	$10.51

Spansion Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

Predecessor

Under the Plan and upon the Company’s emergence from the Chapter 11 Cases on the Emergence Date, the Predecessor’s outstanding equity securities, including all shares of Old Common Stock and options to purchase shares of Old Common Stock, were cancelled. The Company accelerated approximately $5.5 million of unrecognized compensation cost as of May 10, 2010, related to unvested stock options and RSU awards under the Predecessor equity plans. The charge was recorded as a reorganization item during the second quarter of fiscal 2010.

No stock options were granted in the three and six months ended June 27, 2010 and June 28, 2009 respectively, under the Predecessor equity plans.

6. Net Income (Loss) Per Share

The following table presents the calculation of basic and diluted net income (loss) per share:

	Successor	Predecessor		Successor	Predecessor
	Period from May 11, 2010 to June 27, 2010	Period from March 29, 2010 to May 10, 2010	Three Months Ended June 28, 2009	Period from May 11, 2010 to June 27, 2010	Period from December 28, 2009 to May 10, 2010	Six Months ended June 28, 2009
		(in thousands except for per-share amounts)
Net income (loss)	$(18,214)	$359,972	$(7,253)	$(18,214)	$363,624	$(519,888)

Weighted-average shares—basic	59,271	162,513	161,778	59,271	162,439	161,530
Effect of dilutive potential common	—	5	—	—	171	—

Weighted-average shares—diluted	59,271	162,518	161,778	59,271	162,610	161,530

Net income (loss) per share—basic	$(0.31)	$2.22	$(0.04)	$(0.31)	$2.24	$(3.22)

Net income (loss) per share—diluted	$(0.31)	$2.21	$(0.04)	$(0.31)	$2.24	$(3.22)

Employee stock options, unvested RSUs and similar equity instruments granted by the Company are treated as potential common shares outstanding in computing diluted earnings per share. Diluted shares outstanding include the dilutive effect of in-the-money options and unvested RSUs which are calculated based on the average share price for each fiscal period using the treasury stock method. Under the treasury stock method, the amount the employee must pay for exercising stock options, the amount of compensation cost for future service that the Company has not yet recognized and the amount of tax benefits that would be recorded in additional paid-in capital when the award becomes deductible are assumed to be used to repurchase shares.

For the three and six months ended June 28, 2009, the Company excluded from its diluted per share computation approximately 20.7 million potential shares of Old Common Stock issuable upon exercise of outstanding stock options, upon vesting of outstanding RSUs and upon exchange of Spansion LLC’s Exchangeable Senior Subordinated Debentures because they had an anti-dilutive effect due to the net loss recorded in the period.

Spansion Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

7. Comprehensive Income (Loss)

The following are the components of comprehensive income (loss):

	Successor	Predecessor		Successor	Predecessor
	Period from May 11, 2010 to June 27, 2010	Period from March 29, 2010 to May 10, 2010	Three Months Ended June 28, 2009	Period from May 11, 2010 to June 27, 2010	Period from December 28, 2009 to May 10, 2010	Six Months ended June 28, 2009
			(in thousands)
Net income (loss)	$(18,214)	$359,972	$(7,253)	$(18,214)	$363,624	$(519,888)
Net change in pension plan, net of taxes	—	—	—	—	—	123
Net change in cumulative translation adjustment	225	—	—	225	—	(25,073)
Net change in unrealized losses on marketable securities, net of $0 taxes	—	—	(176)	—	—	(449)

Total comprehensive income (loss)	$(17,989)	$359,972	$(7,429)	$(17,989)	$363,624	$(545,287)

For the period from March 29, 2010 to May 10, 2010, the net income of $360.0 million was primarily attributable to the recognition of reorganization gain o f $364.9 million as a result of discharge of prepetition obligations upon Emergence from Chapter 11 Cases, partially offset by various operating expenses.

8. Related Party Transactions

Spansion Japan

As discussed in Note 3, in the section entitled, “Basis of Presentation,” despite its 100 percent equity ownership interest in Spansion Japan, the Company has not included Spansion Japan in its consolidated financial statements since March 3, 2009 as it no longer controls Spansion Japan due to the appointment of a trustee in the Spansion Japan Proceeding. Since that date, the Company has accounted for its interest in Spansion Japan as a cost basis investment and treats Spansion Japan as a related party for financial reporting purposes.

Effective June 27, 2010, Spansion Japan’s POR was confirmed by the Tokyo District Court. The POR provides for Spansion Japan to redeem shares held by its shareholders without consideration, cancel such shares and issue new shares to unsecured creditors. According to the POR, the redemption, cancellation and new issuance is scheduled to take place at the end of September 2010. Until that time, the Company will continue to be the 100 percent equity owner of Spansion Japan.

On February 2, 2010, the Company and Spansion Japan entered into a foundry agreement whereby the Company will purchase from Spansion Japan: (i) a minimum of 10 billion yen (equivalent to $111.8 million at June 27, 2010) worth of wafers over six quarters beginning with the first quarter of 2010 and ending with the second quarter of 2011; and (ii) minimum sort services of $7.7 million for the first quarter of 2010 and $8.9 million for each quarter from the second quarter of 2010 to the second quarter of 2011, with both sort services and wafer production subject to normal and customary foundry performance conditions. This agreement replaced an earlier foundry agreement whereby Spansion Japan manufactured wafers for the Company based on a five-quarter rolling

Spansion Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

production forecast and in exchange, the Company reimbursed Spansion Japan for its manufacturing cost, plus a surcharge of 6 percent. The Company’s motion to reject the earlier foundry agreement was approved by the U.S. Bankruptcy Court on November 19, 2009.

Spansion Japan continued in its historical role as the sole distributor of the Company’s products in Japan, whereby it purchased products from the Company and sold them to customers in Japan, primarily through a subsidiary of Fujitsu Limited, until May 24, 2010. On May 24, 2010, the Company acquired the distribution business from Spansion Japan and subsequently has been distributing its products in Japan through a wholly owned subsidiary, Nihon Spansion Limited. With the acquisition of Spansion Japan’s distribution business, all material conditions of the January 8, 2010 Settlement were fulfilled and the Company set off the receivable and payable balances due from/to Spansion Japan as of October 27, 2009 (the date when the Company and Spansion Japan mutually agreed to pricing terms through executed purchase orders). All transactions with Spansion Japan are now being settled on a regular basis on mutually agreed upon terms.

The following tables present the significant related party transactions between the Company and Spansion Japan:

	Successor	Predecessor		Successor	Predecessor
	Period from May 11, 2010 to June 27, 2010	Period from March 29, 2010 to May 10, 2010	Three Months Ended June 28, 2009	Period from May 11, 2010 to June 27, 2010	Period from December 28, 2009 to May 10, 2010	Period from March 3, 2009 to June 28, 2009
			(in thousands)
Sales to Spansion Japan	$4,801	$24,496	$104,184	$4,801	$78,705	$145,929
Wafer purchases from Spansion Japan	$4,357	$25,432	$58,856	$4,357	$80,160	$95,839
Payment to Spansion Japan for R&D services	$143	$655	$5,838	$143	$2,686	$7,815

The following table presents the account balances between the two companies as of June 27, 2010 and December 27, 2009, respectively:

	Successor	Predecessor
	June 27, 2010	December 27, 2009
	(in thousands)
Trade accounts receivable from Spansion Japan	$13,201	$366,602
Trade accounts payable to Spansion Japan	$(24,402)	$(331,151)
Deferred income on shipments to Spansion Japan	$(397)	$(12,029)

Fujitsu

Fujitsu Limited (Fujitsu) was a holder of greater than 10 percent of the Company’s voting securities prior to its emergence from the Chapter 11 Cases on May 10, 2010. On emergence from the Chapter 11 Cases, the Company’s common stock issued prior to May 10, 2010 was cancelled and New Common Stock issued in accordance with the Plan. As a result, Fujitsu no longer holds greater than 10 percent of the Company’s voting securities and has ceased to be a related party since that date.

Spansion Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

The Company did not have significant transactions and account balances directly with Fujitsu following the deconsolidation of Spansion Japan effective March 3, 2009. The following table presents the significant related party transactions between the Company and Fujitsu for the six months ended June 28, 2009.

Predecessor
Six Months Ended June 28, 2009
(in thousands)
Net sales to Fujitsu	$50,208
Inventory and cost of sales:
Other purchases of goods and services from Fujitsu and rental expense to Fujitsu	11,617
Subcontract manufacturing and commercial die purchases from Fujitsu	569
Wafer purchases, processing and sort services from Fujitsu	6,096
Net gain recognized on sale of assets to Fujitsu on April 2, 2007	(3,075)
Reimbursement on costs of employees seconded to Fujitsu	(2,633)
Equipment rental income from Fujitsu	(186)
Administrative services income from Fujitsu	(68)

$12,320

Service fees to Fujitsu:
Sales, general and administrative	$110

9. Intangible assets and Goodwill

As part of its application of fresh start accounting, the Company allocated the reorganization value to its assets and liabilities, including intangible assets using: i) discounted cash flow methodology applied to its financial forecasts and also taking into consideration the enterprise value of the Successor based on the Bankruptcy Court approved enterprise value ranges and methodologies (refer to Note 2 for discussion of the enterprise value), and ii) GPC methodology, considering data from public companies deemed to be comparable to the Company to develop relevant market multiples which were then applied to the Company’s forecasts provided by Management to calculate its fair value. Amortizable intangible assets included developed technology, customer relationships, trade name and trademarks and their estimated useful lives are between seven to ten years. Indefinite-lived assets included IPR&D and goodwill.

Spansion Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

Intangible assets at June 27, 2010 and December 27, 2009 are as follows:

	Successor	Predecessor
	June 27 , 2010	December 27, 2009
	(in thousands)
Developed technology	$65,900	$1,646
Customer relationships	92,524	—
Trade name	8,200	—

Total amortizable intangible assets	166,624	1,646
Less: accumulated amortization	(2,348)	(316)

Intangible assets, net	164,276	1,330
IPR&D	43,000	—
Goodwill	165,553	—

Intangible assets and goodwill, net	$372,829	$1,330

Customer relationships (which is amortized over a useful life of ten years) and goodwill included $10.1 million and $3.3 million, respectively, of intangibles assets arising from the acquisition of the Spansion Japan distribution business at Kawasaki, Japan (refer to Note 2) as of May 24, 2010.

The Company reviews Goodwill for impairment at least annually in the fourth quarter of each year or more frequently if events or changes in circumstances indicate that the asset might be impaired.

In-Process Research and Development

As part of the application of fresh start accounting, approximately $43 million was allocated to IPR&D which includes projects that have not reached technological feasibility and have no alternative future use at the time of the valuation. These projects related to the development of process technologies to manufacture Flash memory products based on 65 nanometer process technology. The values assigned to IPR&D was determined using a discounted cash flow methodology , specifically an excess earnings approach, which estimates value based upon the discounted value of future cash flow expected to be generated by the in-process projects, net of all contributory asset returns. The approach includes consideration of the importance of each project to the overall development plan, estimating costs to develop the purchased IPR&D into commercially viable products.

The discount rates applied to individual projects were selected after consideration of the overall estimated weighted average cost of capital and the discount rates applied to the valuation of the other assets acquired. Such weighted average cost of capital was adjusted to reflect the difficulties and uncertainties in completing each project and thereby achieving technological feasibility, the percentage of completion of each project, anticipated market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets. In developing the estimated fair values, the Company used a discount rate of 17.5 percent.

If an IPR&D project is completed, the carrying value of the related intangible asset is amortized over the remaining estimated life of the asset beginning in the period in which the project is completed and sales of related product commenced. If an IPR&D project becomes impaired or is abandoned, the carrying value of the related intangible asset would be written down to its fair value and an impairment charge would be recorded in the period in which the impairment occurs.

Spansion Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

10. Warranties and Indemnities

The Company generally offers a one-year limited warranty for its Flash memory products. Changes in the Company’s liability for product warranty during the three and six months ended June 27, 2010 are as follows:

	Three Months Ended June 27, 2010	Six Months Ended June 27, 2010
	(in thousands)
Balance at beginning of period (Predecessor)	$3,619	$3,841
Provision for warranties issued	761	1,694
Settlements	(727)	(852)
Changes in liability for pre-existing warranties during the period	(484)	(1,514)

Balance at May 10, 2010 (Predecessor)	$3,169	$3,169

Provision for warranties issued	594	594
Settlements	(158)	(158)
Changes in liability for pre-existing warranties during the period	(187)	(187)

Balance at June 27, 2010 (Successor)	$3,418	$3,418

Changes in the Company’s liability for product warranty during the three and six months ended June 28, 2009 are as follows:

	Predecessor
	Three Months Ended June 28, 2009	Six Months Ended June 28, 2009
	(in thousands)
Balance at beginning of period	$1,478	$1,489
Provision for warranties issued	948	1,871
Settlements	(332)	(504)
Changes in liability for pre-existing warranties during the period	811	49

Balance at end of period	$2,905	$2,905

In addition to product warranties, the Company, from time to time in its normal course of business, indemnifies other parties, with whom it enters into contractual relationships, including customers, directors and officers, lessors and other parties, with respect to certain matters, including specified losses arising from a breach of representations or covenants, third-party infringement claims or other claims. It is not possible to determine the maximum potential amount of liability under these indemnification obligations due to the limited history of indemnification claims and the unique facts and circumstances that are likely to be involved in each particular claim and indemnification provision.

Spansion Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

11. Debt and Capital Lease Obligations

The following table summarizes the Company’s debt and capital lease obligations at June 27, 2010 and December 27, 2009:

	Successor	Predecessor
	June 27 , 2010	December 27, 2009
	(in thousands)
Debt obligations:
Senior Notes	$—	$233,440
Exchangeable Senior Subordinated Debentures	—	109,233
Senior Secured Floating Rate Notes	—	625,593
UBS Loan Secured by Auction Rate Securities	—	64,150
Senior Secured Term Loan	450,000	—
Obligations under capital leases	11,531	18,861

Total debt and capital lease obligations	461,531	1,051,277
Less: amount subject to compromise	—	987,127

Total debt and capital lease obligations not subject to compromise	461,531	64,150

Less: current portion	13,798	64,150

Long-term debt and capital lease obligations not subject to compromise	$447,733	$—

New Debt and Capital Lease Obligations and Activities for the six months ended June 27, 2010

Exit Financing

Pursuant to the Plan, the holders of allowed claims were offered the right to purchase a total of 12,974,496 shares of the New Common Stock upon emergence from the Chapter 11 Cases at a price of $8.43 per share (the Rights Offering). The number of shares available to each eligible claimant was based on each claimant’s proportionate allowed claim. On January 25, 2010, the Company entered into a Backstop Rights Purchase Agreement with Silver Lake whereby Silver Lake committed to purchase the balance of Rights Offering shares not otherwise subscribed for by the Rights Offering participants. The Company received net proceeds of approximately $104.9 million through the Rights Offering on February 9, 2010. In addition, the Company closed a $450 million five-year Senior Secured Term Loan Agreement (Term Loan). Upon the Company’s emergence on May 10, 2010, the proceeds from the Rights Offering and the Term Loan, together with other sources of cash available to the Company, were used to fully discharge the balance of the FRN claims of approximately $638 million.

Union Bank of Switzerland (UBS AG) Loan Secured by Auction Rate Securities (ARS)

In June 2010, the Company repaid the remaining balance outstanding under the UBS AG loan from proceeds from a partial redemption of the Company’s ARS.

Spansion Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

Senior Secured Term Loan

On February 9, 2010, Spansion LLC, the wholly owned operating subsidiary of the Company, borrowed $450 million under the Term Loan. In connection with the Term Loan, the Predecessor incurred financing points, fees to the arrangers and legal costs of approximately $11.1 million, of which approximately $3.3 million and $7.8 million were recorded as interest expense during the three months ended June 27, 2010 and March 28, 2010, respectively. In addition, the Company paid the lenders approximately $10 million of financing fees upon the release of Term Loan funds from escrow.

Interest on the Term Loan accrues at a rate per annum, reset quarterly, equal to the prime lending rate or the Federal Funds rate plus 0.50%, whichever is higher but not less than 3.00%, plus 4.50%. Alternatively, the Company has the option to choose 1-month, 3-month, and 6-month LIBOR rate, or choose 9-month and 12-month LIBOR with the consent of all the lenders and the interest on the Term loan accrues at a rate per annum equal to the LIBOR or 2.00%, whichever is higher, plus 5.50%. Interest is payable quarterly in arrears. As of June 27, 2010, the Term Loan carried interest at 7.5%.

The Term Loan is secured by the assets of the Company including, among other items, a first priority lien on property, plant and equipment and inventory, and a second priority lien on account receivables and cash. Based on certain agreed upon thresholds, the Term Loan will require net cash proceeds from asset sales or other dispositions of property, extraordinary cash receipts, and other future cash flows to be used to prepay the outstanding balance of the loan. Voluntary prepayments of borrowings will be permitted in whole or in part, in minimum principal amounts to be agreed upon, at any time on or prior to February 9, 2011 at a price equal to 101% of the principal amount of such borrowings being prepaid plus all accrued and unpaid interest plus breakage costs, if any, and thereafter at any time without premium or penalty. The Company is subject to a number of financial covenants beginning June 27, 2010, including a minimum consolidated interest coverage ratio of 3.75 to 1.0, a maximum leverage ratio of 2.50 to 1.0 until September 25, 2011 and a maximum leverage ratio of 2.0 to 1.0 thereafter, and maximum permitted capital expenditures of $75 million in 2010, $100 million in 2011 and $125 million in 2012 and each fiscal year thereafter. Any capital expenditure amount not expended in the fiscal year for which the Company is permitted may be carried over for expenditure in the succeeding fiscal year in an amount not to exceed $25 million in any fiscal year. As of June 27, 2010, the Company is in compliance with all of the financial covenants under the Term Loan.

The Company has entered into a hedging arrangement with a financial institution subsequent to June 27, 2010 to hedge the variability of interest payments attributable to fluctuations in the LIBOR benchmark interest rate.

Revolving Credit Facility

On May 10, 2010, the Company finalized an agreement with Bank of America and other financial institutions for the Revolving Credit Facility in an aggregate amount of up to $65 million to supplement its working capital. Available amounts for borrowing under the Revolving Credit Facility, net of reserves, are limited to 85 percent of eligible accounts receivable and 25% of ineligible receivables subject to a cap of $10 million. The Revolving Credit Facility is subject to a number of covenants including fixed charge ratio coverage of 1.00 to 1.00 when unrestricted cash and availability under the facility is below $40 million. As of June 27, 2010, the Company has not made any draw downs against this facility and is in compliance with all of the financial covenants under the Revolving Credit Facility which was entered into as a pre-condition to obtaining the Term Loan.

Spansion Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

Impact of Emergence from Chapter 11 Cases

Upon the Company’s emergence from Chapter 11, the Senior Notes and Exchangeable Senior Subordinated Debentures are being settled by distribution from the 46,247,760 shares of the Company’s New Common Stock reserved to holders of allowed general, unsecured claims. On May 10, 2010, the unamortized portion of the capitalized financing costs related to these two debts were fully written off as a result of the Company’s Plan adjustments.

Impact of Chapter 11 Cases

As discussed in Note 3, the accounting guidance for entities in Chapter 11 reorganization provides that interest expense should be reported only to the extent that it will be paid during the Chapter 11 Cases proceeding or that it is probable that it will be an allowed priority, secured or unsecured claim. On that basis, the Company ceased accruing interest as of the Petition Date (March 1, 2009) on its Senior Notes and Exchangeable Senior Subordinated Debentures. In addition, accretion of the discounted carrying value of the Exchangeable Senior Subordinated Debentures ceased on March 1, 2009. The Company continued to accrue interest on the FRN through the Emergence Date and the UBS loan secured by ARS. For the period from March 29, 2010 to May 10, 2010, reported interest expense was $11.2 million while the contractual interest obligation was $16.1 million. For the period from December 28, 2009 to May 10, 2010, reported interest expense was $30.6 million while the contractual interest obligation was $46.2 million.

12. Income Taxes

The following table presents the provision for (benefit from) income taxes of the Company:

	Successor	Predecessor	Predecessor	Successor	Predecessor	Predecessor
	Period from May 11, 2010 to June 27, 2010	Period from March 29, 2010 to May 10, 2010	Three Months ended June 28, 2009	Period from May 11, 2010 to June 27, 2010	Period from December 28, 2009 to May 10, 2010	Six Months ended June 28, 2009
			(in thousands)
(Benefit from) provision for income taxes	$(21)	$1,235	$261	$(21)	$1,640	$429

The Company recorded immaterial income tax benefits from May 11, 2010 to June 27, 2010 and $1.2 million income tax expenses from March 29, 2010 to May 10, 2010, as compared to an income tax expense of approximately $0.3 million in the three months ended June 28, 2009. The income tax expense recorded from March 29, 2010 to May 10, 2010 was primarily related to tax provisions in profitable foreign locations of $1.2 million. The income tax expense recorded in the three months ended June 28, 2009 was primarily related to tax provisions in profitable foreign locations of $0.3 million.

The Company recorded an income tax expense of approximately $1.6 million in the six months ended June 27, 2010, as compared to an income tax expense of approximately $0.4 million in the six months ended June 28, 2009. The income tax expense recorded in the six months ended June 27, 2010 was primarily related to tax provisions in profitable foreign locations of $1.6 million. The income tax expense recorded in the six months ended June 28, 2009 was primarily related to tax provisions in profitable foreign locations of $0.4 million.

Due to emergence from bankruptcy, in the six months ended June 27, 2010, the Company also recorded an increase of $12.0 million in deferred tax liabilities, consisting of previously unrecognized tax benefits of $10.0 million and interest and penalties of $2.0 million in connection with certain intercompany arrangements.

Spansion Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

As of June 27, 2010, all of the Company’s U.S. deferred tax assets, net of deferred tax liabilities, continue to be subject to a full valuation allowance. The valuation allowance is based on the Company’s assessment that it is more likely than not that the deferred tax assets will not be realizable in the foreseeable future.

13. Fair Value Measurements

ASC 820 defines fair value, establishes a consistent framework for measuring fair value and expands disclosure requirements about fair value measurements. ASC 820 requires, among other things, the Company’s valuation techniques used to measure fair value to maximize the use of observable inputs and minimize the use of unobservable inputs. This guidance was applied to the valuation of assets and liabilities in connection with the Company’s fresh start accounting and as recorded by the Predecessor at May 10, 2010.

There are three general valuation techniques that may be used to measure fair value, as described below:

(A)	Market approach—Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities;

(B)	Cost approach—Based on the amount that currently would be required to reproduce or replace the service capacity of an asset (reproduction cost or replacement cost); and

(C)	Income approach—Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about the future amounts (includes present value techniques, option-pricing models, the excess earnings method, and the royalty savings method).

I.	Net present value method is an income approach where a stream of expected cash flows is discounted at an appropriate discount rate.

II.	The excess earnings method is a variation of the income approach where the value of a specific asset is isolated from its contributory assets.

Fair value information for each major category of assets and liabilities measured on a nonrecurring basis as part of fresh start accounting during the period is included in Note 2. The Company remeasured its assets and liabilities at fair value on May 10, 2010 as required by ASC 852 using the guidance for measurement found in ASC 805. The gains and losses related to these fair value adjustments were recorded by the Successor as adjustments to accumulated deficit.

As of June 27, 2010 and December 27, 2009, the fair value measurements of the Company’s financial assets consisted of the following and which are categorized in the table below based upon the fair value hierarchy:

	Successor				Predecessor
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	June 27, 2010				December 27, 2009
	(in thousands)
Money market funds	$—	$—	$—	$—	$20.0	$—	$—	$20
Auction rate securities	—	—	25,886	25,886	—	—	100,335	100,335
Put option	—	—	—	—	—	—	6,790	6,790

Total financial assets	$—	$—	$25,886	$25,886	$20	$—	$107,125	$107,145

Spansion Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

The tables below present reconciliations for the ARS and put option, the Company’s Level 3 financial assets, measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the three and six months ended June 27, 2010 and June 28, 2009, respectively:

	Three Months Ended June 27, 2010		Six Months Ended June 27, 2010
	Auction rate securities	Put option	Auction rate securities	Put option
	(in thousands)
Balance at beginning of period (Predecessor)	$75,155	$4,645	$100,335	$6,790
Redemptions at par	(35,100)	—	(62,425)	—
Change in fair value	1,800	(1,800)	3,945	(3,945)

Balance at May 10, 2010 (Predecessor)	$41,855	$2,845	$41,855	$2,845

Redemptions at par	(16,750)	—	(16,750)	—
Change in fair value	781	(781)	781	(781)

Balance at June 27, 2010 (Successor)	$25,886	$2,064	$25,886	$2,064

	Predecessor
	Three Months Ended June 28, 2009		Six Months Ended June 28, 2009
	Auction rate securities	Put option	Auction rate securities	Put option
	(in thousands)
Balance at beginning of period	$104,848	$16,314	$94,014	$27,465
Redemptions at par	(250)	—	(250)	—
Change in fair value	6,241	(5,503)	17,075	(16,654)

Balance at end of period	$110,839	$10,811	$110,839	$10,811

The changes in the fair values of the ARS and put option are reflected as components of interest and other income (expense), net.

Auction Rate Securities and Put Option

At June 27, 2010, the Company held $25.9 million of ARS which are backed by student loans and substantially all of which are guaranteed by the U.S. government Federal Family Education Loan Program (FFELP) and which had credit ratings of AAA and Aaa. These ARS are classified within Level 3, given the failures in the auction markets subsequent to February 2008 and the lack of any correlation of these instruments to other observable market data. Therefore their valuation requires substantial judgment and estimation of factors that are not currently observable in the market due to the lack of trading in the securities.

In November 2008, the Company accepted an offer to participate in an ARS settlement from UBS, its broker, providing the Company the right, but not the obligation, to sell to UBS up to 100 percent of its ARS at par. The Company’s right to sell the ARS to UBS commencing June 30, 2010 through July 2, 2012 represented a put option for a payment equal to the par value of the ARS.

At June 27, 2010, there was insufficient observable ARS market information available to determine the fair value of the Company’s ARS investments. Therefore, the Company estimated the fair values of its ARS investments at June 27, 2010 using a discounted cash flow (DCF) methodology. Significant inputs used in the

Spansion Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

DCF models were the credit quality of the instruments, the percentage and the types of guarantees, the probability of the auction succeeding or the security being called prior to final maturity, and an illiquidity discount factor. The key assumptions used in the DCF analysis to determine the fair values as of June 27, 2010 were the discount factor to be applied and the period over which the cash flows would be expected to occur. The discount factor used was based on the three-month LIBOR (0.53 percent as of June 27, 2010) adjusted by 70 basis points (bps) to reflect the current market conditions for instruments with similar credit quality at the date of the valuation. In addition, the discount factor was incrementally adjusted for a liquidity discount of 125 bps to reflect the lack of an active market. The Company applied this discount factor over the expected life of the estimated cash flows of its ARS with projected interest income of 1.32 percent per annum. The projected interest income is based on a trailing 12-month average 91-day U.S. Treasury Bill Rate at 0.12 percent as of June 27, 2010 plus 120 bps, which is the average annual yield of the Company’s ARS assuming auctions continue to fail.

The ARS are classified as current assets because the put option was exercisable on June 30, 2010.

The Company has sold its entire ARS at par between June 27, 2010 and July 28, 2010.

14. Restructuring Charges

In the three and six months ended June 27, 2010, as part of its ongoing strategic effort to reduce costs and conserve cash, the Company eliminated regular and contract positions globally, through consolidations, attrition, and a reduction in regular, contract and temporary workers in manufacturing, engineering, management and administrative support functions.

Restructuring charges for the periods from March 29, 2010 to May 10, 2010 and from December 28, 2009 to May 10, 2010 were as follows:

	Predecessor
	Period from March 29, 2010 to May 10, 2010	Three Months ended June 28, 2009	Period from December 28, 2009 to May 10, 2010	Six Months ended June 28, 2009
	(in thousands)
Employee severance pay and benefits	$437	$6,427	$1,397	$27,640
Professional fees	99	1,465	300	4,091
Relocation of property, plant and equipment	78	2,321	156	2,424
Utilities, deinstallation and tax expenses for Sub-micron Development Center (SDC) building	564	—	1,404	—
Others	166	—	(142)	—

Cash settled restructuring charges	1,344	10,213	3,115	34,155
Depreciation and write-off fixed assets	759	3,999	4,963	3,999
Gain recognized on sale of Suzhou plant	(1,548)	—	(5,224)	—
Gain from sale of fixed assets	(3,340)	—	(5,542)	—
Other	—	—	(84)	—

Total restructuring charges (credits)	$(2,785)	$14,212	$(2,772)	$38,154

Spansion Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

The following table summarizes the restructuring accrual activity for the periods from March 29, 2010 to May 10, 2010 and from December 28, 2009 to May 10, 2010:

	Predecessor
	Period from March 29 to May 10, 2010	Period from December 28 to May 10, 2010
	(in thousands)
Accrued restructuring balance at beginning of period (Predecessor)	$11,729	$11,954
Additional accruals for cash settled restructuring charges	1,344	3,115
Adjustments	(9,304)	(9,283)
Cash payments	(979)	(2,996)

Accrued restructuring balance at May 10, 2010 (Predecessor)	$2,790	$2,790

The accrued restructuring balance was included in accrued compensation and benefits in the Company’s condensed consolidated balance sheet as of June 27, 2010 and December 27, 2009.

6,750,000 Shares

Common Stock

Morgan Stanley	Barclays Capital

PART II

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee and the FINRA filing fee. All the expenses below will be paid by Spansion.

Item	Amount
SEC registration fee		$8,047.40
FINRA filing fee		12,000.00
Legal fees and expenses		*
Accounting fees and expenses		*
Printing and engraving expense		*
Transfer Agent and Registrar fees		*
Blue Sky fees and expenses		*
Miscellaneous expenses		*
Miscellaneous fees and expenses		*

Total	$	*

*	To be provided by amendment.

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended. Our amended and restated certificate of incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with our directors, officers and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Reference is also made to Section 11 of the underwriting agreement to be filed as Exhibit 1.1 hereto, which provides for indemnification by the underwriters of our officers and directors against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities

During the last three years, we made sales of the following unregistered securities:

On the effective date of the Plan of Reorganization, pursuant to the Rights Offering, we sold and issued 12,974,496 unregistered shares of our Class A Common Stock and one unregistered share of our Class B Common Stock for $8.43 per share for aggregate gross proceeds of approximately $109.4 million. Pursuant to our amended and restated certificate of incorporation, the Class B Common Stock will convert automatically on a share-for-share basis into Class A Common Stock upon the written consent of the holder of Class B Common Stock in the event that a person or entity other than Silver Lake or its affiliates becomes the owner of the Class B Common Stock, or the quotient, expressed as a percentage, obtained by dividing (a) the aggregate number of shares of our common stock held or beneficially owned by Silver Lake or its affiliates by (b) the aggregate number of outstanding shares of our common stock ceases to be at least 5%. The number of shares of Class A Common Stock available to each eligible Rights Offering participant was based on each claimant’s proportionate claim as of December 14, 2009.

On the effective date of the Plan of Reorganization, we also reserved for issuance an additional 46,247,760 unregistered shares of Class A Common Stock to satisfy the allowed claims of certain unsecured creditors, as specified in the Plan of Reorganization, except for (1) certain classes of unsecured creditors as specified in the Plan of Reorganization, (2) holders of claims up to $2,000, who have received, or will receive, cash for their claims, and (3) distributions to the former holders of our Exchangeable Senior Subordinated Debentures, whose distributions are instead to be made to the former holders of our Senior Notes in accordance with the subordination provisions of the Exchangeable Senior Subordinated Debentures.

On May 26, 2010, we issued and distributed an aggregate of 11,936,410 unregistered shares of Class A Common Stock to the holders of certain allowed unsecured claims and the former holders of our Senior Notes in the initial distribution of shares to such holders as provided in the Plan of Reorganization, or the Initial Distribution. The Initial Distribution consisted of 8,506,194 shares distributed to U.S. Bank National Association, as trustee of our Senior Notes, and 3,430,228 shares distributed to holders of certain other allowed unsecured claims.

On July 7, 2010, we issued and distributed an aggregate of 1,023,187 unregistered shares of Class A Common Stock to holders of certain allowed unsecured claims and the former holders of our Senior Notes as part of the second distribution to such holders as provided in the Plan of Reorganization, or the Second Distribution. The Second Distribution consisted of 176,303 shares distributed to U.S. Bank National Association, as trustee of our Senior Notes, and 846,884 shares distributed to holders of certain other allowed unsecured claims.

On September 14, 2010, we issued and distributed an aggregate of 10,976 unregistered shares of Class A Common Stock to the holders of certain allowed unsecured claims pursuant to the Plan of Reorganization, or the Third Distribution.

Supplemental distributions of the remaining 33,277,187 unregistered shares reserved for issuance will take place on at least a quarterly basis, provided, with certain exceptions, that there are at least 100,000 shares of Class A Common Stock to be distributed at such time.

The shares of Class A Common Stock (1) issued in the Rights Offering, (2) issued as part of the Initial Distribution, the Second Distribution or the Third Distribution and (3) that are among the remaining 33,277,187 shares of Class A Common Stock reserved for issuance to satisfy the allowed claims of certain unsecured creditors in accordance with the Plan of Reorganization, are or will be, as applicable, exempt from registration requirements of the Securities Act in reliance on Section 1145 of the Bankruptcy Code, or, in the case of shares of common stock issued to SLS, an affiliate of Silver Lake and an accredited investor, in connection with the Rights Offering, Section 4(2) of the Securities Act.

Item 16.	Exhibits and Financial Statements

(a) Exhibits

Exhibit No.	Description of Exhibit

1.1†	Form of Underwriting Agreement.

2.1(a)	Agreement and Plan of Merger and Reorganization, dated as of October 7, 2007, by and among Spansion Inc., Atlantic Star Merger Sub Ltd. and Saifun Semiconductors Ltd., filed as Exhibit 2.1 to Spansion’s Current Report on Form 8-K dated October 9, 2007, is hereby incorporated by reference.

Exhibit No.	Description of Exhibit

2.1(b)	Amendment to Agreement and Plan of Merger and Reorganization, dated as of December 12, 2007, by and among Spansion Inc., Atlantic Star Merger Sub Ltd. and Saifun Semiconductors Ltd., filed as Exhibit 2.1 to Spansion’s Current Report on Form 8-K dated December 13, 2007, is hereby incorporated by reference.

3.1	Amended and Restated Certificate of Incorporation of Spansion Inc., filed as Exhibit 3.1 to Spansion’s Current Report on Form 8-K dated May 14, 2010, is hereby incorporated by reference.

3.2	Amended and Restated Bylaws of Spansion Inc., as amended, filed as Exhibit 3.2 to Spansion’s Current Report on Form 8-K dated May 14, 2010, is hereby incorporated by reference.

4.1	Specimen of Class A Common Stock Certificate, filed as Exhibit 4.1 to Spansion’s Amendment No. 6 to Form S-1 Registration Statement (No. 333-124041), is hereby incorporated by reference.

5.1†	Opinion of Latham & Watkins LLP.

10.1	Spansion Inc. 2010 Equity Incentive Award Plan, filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-8 dated May 10, 2010, is hereby incorporated by reference.

10.1(a)*	Third Amended and Restated Foundry Agreement by and between Spansion LLC and Spansion Japan Limited, effective as of February 2, 2010, filed as Exhibit 10.1(a) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 28, 2010, is hereby incorporated by reference.

10.1(b)	Amendment dated April 5, 2010 to the Third Amended and Restated Foundry Agreement by and between Spansion LLC and Spansion Japan Limited, filed as Exhibit 10.1(b) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 28, 2010, is hereby incorporated by reference.

10.2	Bailment Agreement by and between Spansion LLC and Spansion Japan Limited, entered into February 2, 2010, filed as Exhibit 10.2 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 28, 2010, is hereby incorporated by reference.

10.2(a)***	Amendment to Spansion Inc. 2010 Equity Incentive Award Plan, filed as Exhibit 10.2(a) to Spansion’s Current Report on Form 8-K dated May 14, 2010, is hereby incorporated by reference.

10.2(b)***	U.S. Employees Stock Option Terms and Conditions for Grants on or after December 15, 2005, filed as Exhibit 10.2(b) to Spansion’s Annual Report on Form 10-K dated February 28, 2008, is hereby incorporated by reference.

10.2(c)***	U.S. Employees Restricted Stock Unit Terms and Conditions for Grants on or after December 15, 2005, filed as Exhibit 10.2(c) to Spansion’s Annual Report on Form 10-K dated February 28, 2008, is hereby incorporated by reference.

10.2(d)***	Non-U.S. Employees Stock Option Terms and Conditions for Grants on or after December 15, 2005, filed as Exhibit 10.2(d) to Spansion’s Annual Report on Form 10-K dated February 28, 2008, is hereby incorporated by reference.

10.2(e)***	Non-U.S. Employees Restricted Stock Unit Terms and Conditions for Grants on or after December 15, 2005, filed as Exhibit 10.2(e) to Spansion’s Annual Report on Form 10-K dated February 28, 2008, is hereby incorporated by reference.

10.3*	Sort Services Agreement executed April 9, 2010, between Spansion LLC and ChipMOS TECHNOLOGIES INC, filed as Exhibit 10.3 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 28, 2010, is hereby incorporated by reference.

Exhibit No.	Description of Exhibit

10.3(a)***	Spansion 2007 Equity Incentive Plan, filed as Exhibit 10.73 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2007, is hereby incorporated by reference.

10.3(b)***	U.S. Employees Stock Option Terms and Conditions for Awards Under 2007 Equity Plan, filed as Exhibit 10.3(b) to Spansion’s Annual Report on Form 10-K dated May 13, 2009, is hereby incorporated by reference.

10.3(c)***	U.S. Employees Restricted Stock Unit Terms and Conditions for Awards Under 2007 Equity Plan, filed as Exhibit 10.3(c) to Spansion’s Annual Report on Form 10-K dated February 28, 2008, is hereby incorporated by reference.

10.3(d)***	Non-U.S. Employees Stock Option Terms and Conditions for Awards Under 2007 Equity Plan, filed as Exhibit 10.3(d) to Spansion’s Annual Report on Form 10-K dated February 28, 2008, is hereby incorporated by reference.

10.3(e)***	Non-U.S. Employees Restricted Stock Unit Terms and Conditions for Awards Under 2007 Equity Plan, filed as Exhibit 10.3(e) to Spansion’s Annual Report on Form 10-K dated February 28, 2008, is hereby incorporated by reference.

10.3(f)***	U.S. Non-Employee Directors Stock Option Terms and Conditions for Awards Under 2007 Equity Incentive Plan, filed as Exhibit 10.3(f) to Spansion’s Annual Report on Form 10-K dated May 13, 2009, is hereby incorporated by reference.

10.3(g)***	U.S. Non-Employee Directors Restricted Stock Unit Terms and Conditions for Awards Under 2007 Equity Incentive Plan, filed as Exhibit 10.3(g) to Spansion’s Annual Report on Form 10-K dated May 13, 2009, is hereby incorporated by reference.

10.3(h)	Spansion 2007 Equity Incentive Plan Appendix, filed as Exhibit 10.5 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2008, is hereby incorporated by reference.

10.3(i)***	Israel Employees Form of Option Award Agreement for Section 102(b) (2) Options Granted Under 2007 Equity Incentive Plan, filed as Exhibit 10.3(i) to Spansion’s Annual Report on Form 10-K dated February 28, 2008, is hereby incorporated by reference.

10.3(j)***	Israel Employees Form of Option Award Agreement for Section 102(b)(2) Options Granted Under the Saifun Semiconductors Ltd. 2003 Share Option Plan, filed as Exhibit 10.3(k) to Spansion’s Annual Report on Form 10-K dated February 28, 2008, is hereby incorporated by reference.

10.3(k)***	Israel Employees Form of Restricted Stock Unit Award Agreement for Section 102(b)(2) RSUs Granted Under the Saifun Semiconductors Ltd. 2003 Share Option Plan, filed as Exhibit 10.3(l) to Spansion’s Annual Report on Form 10-K dated February 28, 2008, is hereby incorporated by reference.

10.3(l)***	Spansion Inc. Key Employee Incentive Plan and Centurion Plan, as approved August 27, 2009, filed as Exhibit 10.9 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2009, is hereby incorporated by reference.

10.4	Form of Indemnification Agreement, filed as Exhibit 10.3 to Spansion’s Current Report on Form 8-K dated May 14, 2010, is hereby incorporated by reference.

10.5(a)***	Form of Spansion Inc. Change of Control Severance Agreement, filed as Exhibit 10.1 to Spansion’s Current Report on Form 8-K dated August 26, 2010, is hereby incorporated by reference.

10.5(b)***	Form of Change of Control Severance Agreement, filed as Exhibit 10.4 to Spansion’s Current Report on Form 8-K dated May 14, 2010, is hereby incorporated by reference.

Exhibit No.	Description of Exhibit

10.5(c)***	Form of Amended and Restated Spansion Inc. Change of Control Severance Agreement, filed as Exhibit 10.30 to Spansion’s Form 10-Q for the quarter ended September 30, 2007, is hereby incorporated by reference.

10.6(a)***	Spansion LLC Employment Offer Letter to Bertrand F. Cambou, dated as of April 6, 2005, filed as Exhibit 10.52 to Spansion’s Amendment No. 4 to Form S-1 Registration Statement (No. 333-124041), is hereby incorporated by reference.

10.6(b)***	Separation Agreement and Release between Spansion Inc. and Bertrand F. Cambou, dated as of February 4, 2009, filed as Exhibit 10.6(b) to Spansion’s Annual Report on Form 10-K dated May 13, 2009, is hereby incorporated by reference.

10.7***	Spansion LLC Employment Offer Letter to Thomas T. Eby, dated as of September 15, 2005, filed as Exhibit 10.53 to Spansion’s Amendment No. 4 to Form S-1 Registration Statement (No. 333-124041), is hereby incorporated by reference.

10.8(a)***	Spansion LLC Employment Offer Letter to Robert C. Melendres, dated as of December 17, 2004, filed as Exhibit 10.54 to Spansion’s Amendment No. 4 to Form S-1 Registration Statement (No. 333-124041), is hereby incorporated by reference.

10.8(b)***	Separation Agreement and Release between Spansion Inc. and Robert C. Melendres, dated as of April 7, 2009, filed as Exhibit 10.8(b) to Spansion’s Annual Report on Form 10-K dated May 13, 2009, is hereby incorporated by reference.

10.9***	Noncompetition and Retention Agreement between Spansion Inc. and Boaz Eitan, dated as of March 18, 2008, filed as Exhibit 10.60(a) to Spansion’s Quarterly Report on Form 10-Q dated for the quarter ended March 30, 2008, is hereby incorporated by reference.

10.10***	Employment Offer Letter, dated as of February 9, 2006, between Spansion LLC and Dario Sacomani, filed as Exhibit 10.65 to Spansion’s Annual Report on Form 10-K dated March 15, 2006, is hereby incorporated by reference.

10.11(a)***	Temporary Living Expenses and Relocation Expenses Agreement between Spansion LLC and Dario Sacomani, executed on May 7, 2008, filed as Exhibit 10.61 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2008, is hereby incorporated by reference.

10.11(b)***	Personal Leave Agreement and Release between Spansion Inc. and Dario Sacomani, dated as of April 10, 2009, filed as Exhibit 10.13(b) Spansion’s Annual Report on Form 10-K dated May 13, 2009, is hereby incorporated by reference.

10.12(a)***	Employment Offer Letter for John H. Kispert, dated February 12, 2009, filed as Exhibit 10.1 to Spansion’s Current Report on Form 8-K dated February 17, 2009, is hereby incorporated by reference.

10.12(b)***	Amendment No. 1 to Employment Offer Letter for John H. Kispert, dated July 9, 2009, filed as Exhibit 10.1 to Spansion’s Current Report on Form 8-K dated July 9, 2009, is hereby incorporated by reference.

10.13***	Consulting Agreement between Spansion Inc. and Nathan Sarkisian, effective as of May 20, 2009, filed as Exhibit 10.3 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2009, is hereby incorporated by reference.

10.14***	Employment Offer Letter for Randy W. Furr, dated June 4, 2009, filed as Exhibit 10.5 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2009, is hereby incorporated by reference.

10.15***	Summary of Compensation Arrangements for Executive Officers, filed as Exhibit 99.1 to Spansion’s Current Report on Form 8-K dated March 14, 2008, is hereby incorporated by reference.

Exhibit No.	Description of Exhibit

10.16(a)***	Form of Saifun Semiconductors Ltd. 2003 Share Option Plan Agreement, filed as Exhibit 10.55(e) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2008, is hereby incorporated by reference.

10.16(b)***	Form of Saifun Semiconductors Ltd. 2003 Share Option Plan Agreement, filed as Exhibit 10.55(f) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2008, is hereby incorporated by reference.

10.17***	Noncompetition and Retention Agreement between Spansion Inc. and Boaz Eitan, dated as of March 18, 2008, filed as Exhibit 10.60(a) to Spansion’s Quarterly Report on Form 10-Q dated for the quarter ended March 30, 2008, is hereby incorporated by reference.

10.18***	Spansion Amended and Restated Executive Deferred Compensation Plan effective January 1, 2008, filed as Exhibit 10.15 to Spansion’s Annual Report on Form 10-K dated February 28, 2008, is hereby incorporated by reference.

10.19***	Stockholders Agreement, dated as of December 21, 2005, by and among AMD Investments, Spansion Inc., Advanced Micro Devices, Inc., and Fujitsu Limited, filed as Exhibit 10.3 to Spansion’s Current Report on Form 8-K dated December 21, 2005, is hereby incorporated by reference.

10.20***	Form of Spansion Inc. Change of Control Severance Agreement filed as Exhibit 10.27(a) to Spansion’s Annual Report on Form 10-K dated February 28, 2008, is hereby incorporated by reference.

10.21(a)	Amended and Restated Fujitsu Distribution Agreement between Spansion Inc. and Fujitsu Microelectronics Ltd., as successor-in-interest to Fujitsu Ltd., filed as Exhibit 10.4 to Spansion’s Current Report on Form 8-K dated December 21, 2005, is hereby incorporated by reference.

10.21(b)	Amendment No. 1 to the Amended and Restated Fujitsu Distribution Agreement between Spansion Inc. and Fujitsu Microelectronics Ltd., as successor-in-interest to Fujitsu Ltd., effective as of October 1, 2007 between Spansion Inc. and Fujitsu Limited, filed as Exhibit 10.8 to Spansion’s Annual Report on Form 10-K dated December 27, 2008, is hereby incorporated by reference.

10.21(c)	Amendment No. 2 to the Amended and Restated Fujitsu Distribution Agreement between Spansion Inc. and Fujitsu Microelectronics Ltd., as successor-in-interest to Fujitsu Ltd., effective as of September 28, 2008 between Spansion Inc. and Fujitsu Limited, filed as Exhibit 10.4 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2008, is hereby incorporated by reference.

10.21(d)	Amendment No. 3 and Letter Supplement to the Amended and Restated Fujitsu Distribution Agreement between Spansion Inc. and Fujitsu Microelectronics Ltd., as successor-in-interest to Fujitsu Ltd., effective as of January 15, 2009, filed as Exhibit 10.1(a) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2009, is hereby incorporated by reference.

10.21(e)	Amendment No. 4 to the Amended and Restated Fujitsu Distribution Agreement between Spansion Inc. and Fujitsu Microelectronics Ltd., as successor-in-interest to Fujitsu Ltd., effective as of February 23, 2009, filed as Exhibit 10.1(b) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2009, is hereby incorporated by reference.

10.21(f)	Amendment No. 5 to the Amended and Restated Fujitsu Distribution Agreement between Spansion Inc. and Fujitsu Microelectronics Ltd., as successor-in-interest to Fujitsu Ltd., effective as of April 23, 2009, filed as Exhibit 10.1(c) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2009, is hereby incorporated by reference.

Exhibit No.	Description of Exhibit

10.21(g)	Amendment No. 6 to the Amended and Restated Fujitsu Distribution Agreement between Spansion Inc. and Fujitsu Microelectronics Ltd., as successor-in-interest to Fujitsu Ltd., effective as of June 25, 2009, filed as Exhibit 10.1(d) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2009, is hereby incorporated by reference.

10.21(h)	Amendment No. 7 to the Amended and Restated Fujitsu Distribution Agreement between Spansion Inc. and Fujitsu Microelectronics Ltd., as successor-in-interest to Fujitsu Ltd., effective as of October 30, 2009, filed as Exhibit 10.1(e) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2009, is hereby incorporated by reference.

10.22	Amended and Restated Fujitsu-Spansion Patent Cross-License Agreement between Fujitsu Limited and Spansion Inc., filed as Exhibit 10.5 to Spansion’s Current Report on Form 8-K dated December 21, 2005, is hereby incorporated by reference.

10.23	Amended and Restated AMD-Spansion Patent Cross-License Agreement between Advanced Micro Devices, Inc. and Spansion Inc., filed as Exhibit 10.6 to Spansion’s Current Report on Form 8-K dated December 21, 2005, is hereby incorporated by reference.

10.24	Amended and Restated Intellectual Property Contribution and Ancillary Matters Agreement among Fujitsu Limited, Advanced Micro Devices, Inc., AMD Investments, Inc. and Spansion Inc., filed as Exhibit 10.7 to Spansion’s Current Report on Form 8-K dated December 21, 2005, is hereby incorporated by reference.

10.25	Amended and Restated Information Technology Services Agreement between Spansion Inc. and Fujitsu Limited, filed as Exhibit 10.8 to Spansion’s Current Report on Form 8-K dated December 21, 2005, is hereby incorporated by reference.

10.26	Amended and Restated General Administrative Services Agreement between Spansion Inc. and Fujitsu Limited, filed as Exhibit 10.10 to Spansion’s Current Report on Form 8-K dated December 21, 2005, is hereby incorporated by reference.

10.27	Amended and Restated General Administrative Services Agreement between Spansion Inc. and Advanced Micro Devices, Inc., filed as Exhibit 10.11 to Spansion’s Current Report on Form 8-K dated December 21, 2005, is hereby incorporated by reference.

10.28	Amended and Restated Reverse General Administrative Services Agreement between Spansion Inc. and Advanced Micro Devices, Inc., filed as Exhibit 10.12 to Spansion’s Current Report on Form 8-K dated December 21, 2005, is hereby incorporated by reference.

10.29*	Amended and Restated Non-Competition Agreement among Spansion Inc., Advanced Micro Devices, Inc. and Fujitsu Limited, filed as Exhibit 10.13 to Spansion’s Current Report on Form 8-K dated December 21, 2005, is hereby incorporated by reference.

10.30(a)	Schedule to Lease Agreement, dated as of September 28, 2006, between Banc of America Leasing & Capital, LLC and Spansion LLC, filed as Exhibit 10.62(k) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2006, is hereby incorporated by reference.

10.30(b)	Schedule to Lease Agreement, dated as of September 28, 2006, between Banc of America Leasing & Capital, LLC and Spansion LLC, filed as Exhibit 10.62(l) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2006, is hereby incorporated by reference.

10.31	Manufacturing Services Agreement, dated June 30, 2003, between FASL LLC and Fujitsu Limited, filed as Exhibit 10.30 to Spansion’s Amendment No. 2 to Form S-1 Registration Statement (No. 333-124041), is hereby incorporated by reference.

Exhibit No.	Description of Exhibit

10.32	Form of Amendment to Manufacturing Services Agreement between FASL LLC and Fujitsu Limited, filed as Exhibit 10.35 to Spansion’s Amendment No. 3 to Form S-1 Registration Statement (No. 333-124041), is hereby incorporated by reference.

10.33*	Master Semiconductor Foundry and Technology Transfer Agreement, dated August 11, 2005, between Spansion LLC and Taiwan Semiconductor Manufacturing Company, filed as Exhibit 10.33 to Spansion’s Amendment No. 9 to Form S-1 Registration Statement (No. 333-124041), is hereby incorporated by reference.

10.34*	Foundry Agreement, dated March 31, 2005, between Spansion Japan and Fujitsu Limited, filed as Exhibit 10.34 to Spansion’s Amendment No. 3 to Form S-1 Registration Statement (No. 333-124041), is hereby incorporated by reference.

10.35(a)	Foundry Agreement, effective as of September 28, 2006, by and among Spansion Japan Limited, Spansion Inc., Spansion Technology Inc. and Spansion LLC, in their capacities as guarantors of Spansion Japan Limited, and Fujitsu Limited, filed as Exhibit 10.74 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2006, is hereby incorporated by reference.

10.35(b)	Amendment No. 1 to the Amended and Restated Foundry Agreement, effective March 21, 2008 and entered into as of June 19, 2008, by and among Spansion Japan Limited, Spansion Inc., Spansion Technology, Inc. and Spansion LLC, in their capacities as guarantors of Spansion Japan Limited, and Fujitsu Limited and its assignee, Fujitsu Microelectronics Limited, filed as Exhibit 10.37(a) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended June 29, 2008, is hereby incorporated by reference.

10.35(c)	Amendment No. 2 to the Amended and Restated Foundry Agreement, effective as of March 21, 2008 and entered into as of December 31, 2008, by and among Spansion Japan Limited, Spansion Inc., Spansion Technology, Inc. and Spansion LLC, in their capacities as guarantors of Spansion Japan Limited, and Fujitsu Limited and its assignee, Fujitsu Microelectronics Limited, filed as Exhibit 10.32(c) to Spansion’s Annual Report on Form 10-K dated May 13, 2009, is hereby incorporated by reference.

10.35(d)	Waiver of Payment Terms, dated June 30, 2008, by Fujitsu Microelectronics Limited, and agreed to by Spansion Inc., Spansion Technology, Inc., Spansion LLC and Spansion Japan Limited, filed as Exhibit 10.37(b) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended June 29, 2008, is hereby incorporated by reference.

10.35(e)	Amendment No. 3 to the Amended and Restated Foundry Agreement, by and among Spansion Inc., Spansion LLC and Spansion Technology LLC, in their capacities as guarantors, Spansion Japan Limited and Fujitsu Microelectronics Limited, entered into as of June 30, 2009, filed as Exhibit 10.4 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2009, is hereby incorporated by reference.

10.36	Second Amendment and Transfer Agreement, dated as of September 28, 2006, between Spansion Japan Limited and Fujitsu Limited, filed as Exhibit 10.75 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2006, is hereby incorporated by reference.

10.37	Asset and Share Purchase Agreement by and between Spansion LLC and Powertech Technology Inc., dated August 21, 2009, filed as Exhibit 10.1 to Spansion’s Current Report on Form 8-K dated August 25, 2009, is hereby incorporated by reference.

10.38	Supply Agreement by and between Spansion LLC and Powertech Technology Inc., dated August 21, 2009, filed as Exhibit 10.2 to Spansion’s Current Report on Form 8-K dated August 25, 2009, is hereby incorporated by reference.

Exhibit No.	Description of Exhibit

10.39	Transition Services Agreement by and between Spansion LLC and Powertech Technology Inc., dated August 21, 2009, filed as Exhibit 10.3 to Spansion’s Current Report on Form 8-K dated August 25, 2009, is hereby incorporated by reference.

10.40	Agreement between Spansion LLC and Spansion Japan Limited, entered into as of June 30, 2009, filed as Exhibit 10.10 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2009, is hereby incorporated by reference.

10.41	Memorandum of Understanding Regarding Non-Competition Agreement between Spansion Inc. and Fujitsu Microelectronics Limited, dated as of June 30, 2009, filed as Exhibit 10.11 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2009, is hereby incorporated by reference.

10.42	Assignment of Amended and Restated Information Technology Services Agreement between Spansion Inc., Spansion Japan Limited, and Fujitsu Microelectronics Limited, effective as of March 31, 2009, filed as Exhibit 10.12 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2009, is hereby incorporated by reference.

10.43(a)	Schedule to Lease Agreement, dated as of September 28, 2006, between Banc of America Leasing & Capital, LLC and Spansion LLC, filed as Exhibit 10.62(k) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2006, is hereby incorporated by reference.

10.43(b)	Schedule to Lease Agreement, dated as of September 28, 2006, between Banc of America Leasing & Capital, LLC and Spansion LLC, filed as Exhibit 10.62(l) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2006, is hereby incorporated by reference.

10.43(c)	Schedule to Lease Agreement, dated as of September 28, 2006, between Banc of America Leasing & Capital, LLC and Spansion LLC, filed as Exhibit 10.62(m) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2006, is hereby incorporated by reference.

10.43(d)	Schedule to Lease Agreement, dated as of September 28, 2006, between Banc of America Leasing & Capital, LLC and Spansion LLC, filed as Exhibit 10.62(n) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2006, is hereby incorporated by reference.

10.44(a)*	Foundry Agreement by and between Semiconductor Manufacturing International Corporation and Spansion LLC dated August 31, 2007, filed as Exhibit 10.1 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2008, is hereby incorporated by reference.

10.44(b)*	First Amendment to the Foundry Agreement by and between Semiconductor Manufacturing International Corporation and Spansion LLC dated August 15, 2008, filed as Exhibit 10.2 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2008, is hereby incorporated by reference.

10.45	Agreement by and among Spansion Inc., Fujitsu Limited and Fujitsu Microelectronics Limited dated September 11, 2008, filed as Exhibit 10.3 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2008, is hereby incorporated by reference.

10.46	Amendment No. 1 to Credit Agreement, dated April 7, 2006, among Spansion LLC, Bank of America, N.A., and the lenders party thereto, filed as Exhibit 10.41(a) to Spansion’s Form 10-Q for the quarter ended March 26, 2006, is hereby incorporated by reference.

10.47	Amendment No. 4 to Credit Agreement and Consent, dated as of March 24, 2008, among Spansion LLC, Spansion Inc., Bank of America, N.A., and the lenders party thereto, filed as Exhibit 10.23(c) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2008, is hereby incorporated by reference.

Exhibit No.	Description of Exhibit

10.48	Amendment No. 5 to Credit Agreement and Amendment No. 3 to Security Agreement dated as of December 23, 2008 among Spansion LLC, Spansion Inc. and Bank of America, N.A., and the lenders party thereto, filed as Exhibit 10.39 to Spansion’s Annual Report on Form 10-K dated May 13, 2009, is hereby incorporated by reference.

10.49	Continuing Guaranty to the Credit Agreement, dated April 21, 2006, between Spansion Inc. and Bank of America, N.A., filed as Exhibit 10.41(c) to Spansion’s Form 10-Q for the quarter ended March 26, 2006, is hereby incorporated by reference.

10.50(a)	Facility Agreement, dated as of March 30, 2007, among Spansion Japan Limited, GE Capital Leasing Corporation, Sumisho Lease Co., Ltd., Mitsui Leasing & Development, Ltd., and certain lenders thereto, filed as Exhibit 10.65 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended April 1, 2007, is hereby incorporated by reference.

10.50(b)	Amendment No. 1 to Facility Agreement, dated as of August 1, 2007, among Spansion Japan Limited, GE Capital Leasing Corporation, Sumisho Lease Co., Ltd., Mitsui Leasing & Development, Ltd., and certain lenders thereto, filed as Exhibit 10.65(b) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2007, is hereby incorporated by reference.

10.50(c)	Amendment No. 2 to Facility Agreement, dated as of December 13, 2007, among Spansion Japan Limited, GE Capital Leasing Corporation, Sumisho Lease Co., Ltd., Mitsui Leasing & Development, Ltd., and certain lenders thereto, filed as Exhibit 10.41(c) to Spansion’s Annual Report on Form 10-K dated May 13, 2009, is hereby incorporated by reference.

10.50(d)	Amendment No. 3 to Facility Agreement, dated as of February 18, 2008, among Spansion Japan Limited, GE Capital Leasing Corporation, Sumisho Lease Co., Ltd., Mitsui Leasing & Development, Ltd., and certain lenders thereto, filed as Exhibit 10.40(c) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2008, is hereby incorporated by reference

10.50(e)	Amendment No. 4 and Waiver to Facility Agreement, dated as of November 5, 2008, among Spansion Japan Limited, GE Financial Services Corporation (formerly known as GE Capital Leasing Corporation), as Administrative Agent, and certain lenders thereto, filed as Exhibit 10.41(e) to Spansion’s Annual Report on Form 10-K dated May 13, 2009, is hereby incorporated by reference.

10.51	Security Agreement, dated September 19, 2005, between Spansion LLC, as Grantor, and Bank of America, N.A., as Agent, filed as Exhibit 10.42 to Spansion’s Amendment No. 4 to Form S-1 Registration Statement (No. 333-124041), is hereby incorporated by reference.

10.52	Stock Pledge, dated September 19, 2005, between Spansion LLC, as Pledgor, and Bank of America, N.A., as Agent, filed as Exhibit 10.43 to Spansion’s Amendment No. 4 to Form S-1 Registration Statement (No. 333-124041), is hereby incorporated by reference.

10.53	Joinder Agreement to the Credit Agreement, dated April 21, 2006, among Spansion Inc., Bank of America, N.A., and the lenders party to the Credit Agreement, filed as Exhibit 10.41(b) to Spansion’s Form 10-Q for the quarter ended March 26, 2006, is hereby incorporated by reference.

10.54	Security Agreement, dated as of March 30, 2007, between Spansion Japan Limited and GE Capital Leasing Corporation filed as Exhibit 10.66 to Spansion’s Annual Report on Form 10-K dated February 27, 2007, is hereby incorporated by reference.

10.55(a)	Security Agreement, dated as of March 30, 2007, among Spansion Japan Limited, GE Capital Leasing Corporation, and certain secured parties thereto, filed as Exhibit 10.67 to Spansion’s Annual Report on Form 10-K dated February 27, 2007, is hereby incorporated by reference.

Exhibit No.	Description of Exhibit

10.55(b)	Amendment to Security Agreement, dated as of April 26, 2007, among Spansion Japan Limited, GE Capital Leasing Corporation and the Finance Parties, filed as Exhibit 10.67(b) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2007, is hereby incorporated by reference.

10.56	Pledge and Security Agreement, dated May 18, 2007, by and among Spansion Inc., Spansion LLC, Spansion Technology Inc. and Wells Fargo, National Association, filed as Exhibit 10.1 to Spansion’s Current Report on Form 8-K dated May 21, 2007, is hereby incorporated by reference.

10.57(a)	Deed of Trust, Security Agreement, Assignment of Rents and Financing Statement (Santa Clara County, California), effective as of May 18, 2007, by Spansion LLC to First American Title Insurance Company, as trustee, for the benefit of Wells Fargo Bank, National Association, as collateral agent, filed as Exhibit 10.2 to Spansion’s Current Report on Form 8-K dated May 21, 2007, is hereby incorporated by reference.

10.57(b)	Amendment No. 1 to Deed of Trust, Security Agreement, Assignment of Rents and Financing Statement (Santa Clara County, California), effective as of June 7, 2007, by Spansion LLC to First American Title Insurance Company, as trustee, for the benefit of Wells Fargo Bank, National Association, as collateral agent, filed as Exhibit 10.1 to Spansion’s Current Report on Form 8-K dated June 7, 2007, is hereby incorporated by reference.

10.58	Second Deed of Trust, Security Agreement, Assignment of Rents and Financing Statement (Santa Clara County, California), effective as of May 18, 2007, by Spansion LLC to PRLAP, Inc., as Trustee, for the benefit of Bank of America, N.A., as administrative agent, filed as Exhibit 10.3 to Spansion’s Current Report on Form 8-K dated May 21, 2007, is hereby incorporated by reference.

10.59(a)	Deed of Trust, Security Agreement, Assignment of Rents and Financing Statement (Travis County, Texas), effective as of May 18, 2007, by Spansion LLC to R. J. Dold, as trustee, for the benefit of Wells Fargo Bank, National Association, as collateral agent, filed as Exhibit 10.4 to Spansion’s Current Report on Form 8-K dated May 21, 2007, is hereby incorporated by reference

10.59(b)	Amendment No. 1 to Deed of Trust, Security Agreement, Assignment of Rents and Financing Statement (Travis County, Texas), effective as of June 7, 2007, by Spansion LLC to R. J. Dold, as trustee, for the benefit of Wells Fargo Bank, National Association, as collateral agent, filed as Exhibit 10.2 to Spansion’s Current Report on Form 8-K dated June 7, 2007, is hereby incorporated by reference.

10.60	Form of Voting Undertaking between Spansion and certain shareholders of Saifun Semiconductors Ltd., filed as Exhibit 10.1 to Spansion’s Current Report on Form 8-K dated October 9, 2007, is hereby incorporated by reference.

10.61	Revolving Credit Facility Agreement by and among Spansion Japan Limited, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and the lenders party thereto, dated as of December 28, 2007, filed as Exhibit 10.48 to Spansion’s Annual Report on Form 10-K dated February 28, 2008, is hereby incorporated by reference.

10.62	Credit Line Account Application and Agreement for Organizations and Businesses between Spansion LLC and UBS Bank USA, dated as of December 29, 2008, filed as Exhibit 10.54 to Spansion’s Annual Report on Form 10-K dated May 13, 2009, is hereby incorporated by reference.

10.63(a)	Lease Agreement, dated as of September 30, 2005, between Banc of America Leasing & Capital, LLC and Spansion LLC, filed as Exhibit 10.1(a) to Spansion’s Current Report on Form 8-K dated December 27, 2005, is hereby incorporated by reference.

Exhibit No.	Description of Exhibit

10.63(b)	Amended Schedule to Lease Agreement, dated as of December 23, 2005, between General Electric Capital Corporation and Spansion LLC, filed as Exhibit 10.1(b) to Spansion’s Current Report on Form 8-K dated December 27, 2005, is hereby incorporated by reference.

10.63(c)	Amended Schedule to Lease Agreement, dated as of December 23, 2005, between Banc of America Leasing & Capital, LLC and Spansion LLC, filed as Exhibit 10.1(c) to Spansion’s Current Report on Form 8-K dated December 27, 2005, is hereby incorporated by reference.

10.63(d)	Amended Schedule to Lease Agreement, dated as of December 23, 2005, between Banc of America Leasing & Capital, LLC and Spansion LLC, filed as Exhibit 10.1(d) to Spansion’s Current Report on Form 8-K dated December 27, 2005, is hereby incorporated by reference.

10.63(e)	Amended Schedule to Lease Agreement, dated as of December 23, 2005, between General Electric Capital Corporation and Spansion LLC, filed as Exhibit 10.1(e) to Spansion’s Current Report on Form 8-K dated December 27, 2005, is hereby incorporated by reference.

10.63(f)	Amended Schedule to Lease Agreement, dated as of December 23, 2005, between ORIX Financial Services, Inc. and Spansion LLC, filed as Exhibit 10.1(f) to Spansion’s Current Report on Form 8-K dated December 27, 2005, is hereby incorporated by reference.

10.63(g)	Amended Schedule to Lease Agreement, dated as of December 23, 2005, between Merrill Lynch Capital and Spansion LLC, filed as Exhibit 10.1(g) to Spansion’s Current Report on Form 8-K dated December 27, 2005, is hereby incorporated by reference.

10.63(h)	Amended Schedule to Lease Agreement, dated as of December 23, 2005, between Macquarie Electronics USA Inc. and Spansion LLC, filed as Exhibit 10.1(h) to Spansion’s Current Report on Form 8-K dated December 27, 2005, is hereby incorporated by reference.

10.63(i)	Amended Schedule to Lease Agreement, dated as of December 21, 2005, between Macquarie Electronics USA Inc. and Spansion LLC, filed as Exhibit 10.1(i) to Spansion’s Current Report on Form 8-K dated December 27, 2005, is hereby incorporated by reference.

10.63(j)	Amended Schedule to Lease Agreement, dated as of December 21, 2005, between Merrill Lynch Capital and Spansion LLC, filed as Exhibit 10.1(j) to Spansion’s Current Report on Form 8-K dated December 27, 2005, is hereby incorporated by reference.

10.64	Amendment Agreement dated December 30, 2005 to Master Lease Agreement dated January 5, 2005, between Spansion Japan Limited and Sumicrest Leasing Limited, filed as Exhibit 10.1 to Spansion’s Current Report on Form 8-K dated January 5, 2006, is hereby incorporated by reference.

10.65	Master Lease Agreement, dated as of September 28, 2006, by and among Spansion Japan Limited, Spansion Inc., Spansion Technology Inc. and Spansion LLC, in their capacities as guarantors of Spansion Japan Limited, and Fujitsu Limited, filed as Exhibit 10.73 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2006, is hereby incorporated by reference.

10.66	Master Rental Agreement between Spansion LLC and Macquarie Electronics USA Inc., dated as of March 26, 2008, filed as Exhibit 10.59 to Spansion’s Quarterly Report on Form 10-Q dated for the quarter ended March 30, 2008, is hereby incorporated by reference.

10.67	Settlement Agreement among Spansion LLC, Spansion Inc. and Samsung Electronics Co., Ltd., dated as of March 16, 2009, filed as Exhibit 10.59 to Spansion’s Annual Report on Form 10-K dated May 13, 2009, is hereby incorporated by reference.

10.68	Backstop Rights Purchase Agreement between Spansion Inc. and SLS Spansion Holdings, LLC, dated as of January 25, 2010, filed as Exhibit 10.68 to Spansion’s Annual Report on Form 10-K dated February 12, 2010, is hereby incorporated by reference.

Exhibit No.	Description of Exhibit

10.69	Credit Agreement dated as of February 9, 2010 among Spansion LLC, as the Borrower, Spansion Inc., and Spansion Technology LLC, as Guarantors, Barclays Bank PLC, as Administrative Agent, Collateral Agent and Documentation Agent, the Lenders Party Hereto, Barclays Capital, as Joint Lead arranger and Joint Book Runner, and Morgan Stanley Senior Funding, Inc., as Joint Lead Arranger, Joint Book Runner and Syndication Agent, filed as Exhibit 10.69 to Spansion’s Annual Report on Form 10-K dated February 12, 2010, is hereby incorporated by reference.

10.70**	Foundry Agreement, dated August 28, 2010, by and among Spansion LLC, Nihon Spansion Limited and Texas Instruments Incorporated.

10.71***	U.S. Employees Form of Stock Option Agreement and Terms and Conditions for Awards Under the Spansion Inc. 2010 Equity Incentive Award Plan, filed as Exhibit 10.1(a) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2010, is hereby incorporated by reference.

10.72***	U.S. Employees Form of Restricted Stock Unit Agreement and Terms and Conditions for Awards Under the Spansion Inc. 2010 Equity Incentive Award Plan, filed as Exhibit 10.1(b) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2010, is hereby incorporated by reference.

10.73***	Non-U.S. Employees Form of Stock Option Agreement Terms and Conditions (With Foreign Exhibit) for Awards Under the Spansion Inc. 2010 Equity Incentive Award Plan, filed as Exhibit 10.1(c) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2010, is hereby incorporated by reference.

10.74***	Non-U.S. Employees Form of Restricted Stock Unit Agreement and Terms and Conditions (With Foreign Exhibit) for Awards Under the Spansion Inc. 2010 Equity Incentive Award Plan, filed as Exhibit 10.1(d) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2010, is hereby incorporated by reference.

10.75***	Spansion Inc. 2010 Equity Incentive Award Plan—French Sub-Plan—Options, filed as Exhibit 10.1(e) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2010, is hereby incorporated by reference.

10.76***	Spansion Inc. 2010 Equity Incentive Award Plan—French Sub-Plan—Restricted Stock/Restricted Stock Units, filed as Exhibit 10.1(f) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2010, is hereby incorporated by reference.

10.77***	Spansion Inc. 2010 Equity Incentive Award Plan—Sub-Plan—Israel, filed as Exhibit 10.1(g) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2010, is hereby incorporated by reference.

10.78***	Spansion Inc. 2010 Employee Incentive Plan, filed as Exhibit 10.2 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2010, is hereby incorporated by reference.

10.79***	Spansion Inc. 2010 Executive Compensation Plan, filed as Exhibit 10.3 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2010, is hereby incorporated by reference.

10.80***	Form of Spansion Inc. Indemnity Agreement with Directors (Silver Lake), filed as Exhibit 10.4 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2010, is hereby incorporated by reference.

10.81	Loan and Security Agreement dated as of May 10, 2010, by and between Spansion Inc., as Parent and Spansion LLC, and Certain of its Subsidiaries Party Hereto, as Borrowers, and Certain Financial Institutions, as Lenders and Bank of America, N.A., as Administrative Agent, Sole Lead Arranger, Sole Bookrunner, and Agent, filed as Exhibit 10.5 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2010, is hereby incorporated by reference.

Exhibit No.	Description of Exhibit

16.1	Letter to Securities and Exchange Commission from Ernst & Young LLP, dated May 19, 2010, filed as Exhibit 16.1 to Spansion’s Current Report on Form 8-K dated May 20, 2010, is hereby incorporated by reference.

21.1	Subsidiaries of Spansion Inc., filed as Exhibit 21 to Spansion’s Annual Report on Form 10-K dated February 12, 2010, is hereby incorporated by reference.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of attorney (included on signature page hereto).

†	To be filed by amendment.
*	Confidential treatment has been granted with respect to portions of this exhibit.
**	Confidential treatment has been requested with respect to portions of this exhibit.
***	Management Agreement or Compensation Plan.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted as to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to provide the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, we have duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 17th day of September, 2010.

SPANSION INC.

By:	/s/ JOHN H. KISPERT
John H. Kispert
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John H. Kispert and Randy W. Furr, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN H. KISPERT John H. Kispert	President, Chief Executive Officer and Director (principal executive officer)	September 17, 2010

/s/ RANDY FURR Randy Furr	Chief Financial Officer (principal financial and accounting officer)	September 17, 2010

/s/ RAYMOND BINGHAM Raymond Bingham	Chairman of the Board of Directors	September 17, 2010

/s/ EUGENE I. DAVIS Eugene I. Davis	Director	September 17, 2010

/s/ HANS GEYER Hans Geyer	Director	September 17, 2010

/s/ PAUL MERCADANTE Paul Mercadante	Director	September 17, 2010

Signature	Title	Date

/s/ AJAY SHAH Ajay Shah	Director	September 17, 2010

/s/ CLIFTON THOMAS WEATHERFORD Clifton Thomas Weatherford	Director	September 17, 2010

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1†	Form of Underwriting Agreement.

2.1(a)	Agreement and Plan of Merger and Reorganization, dated as of October 7, 2007, by and among Spansion Inc., Atlantic Star Merger Sub Ltd. and Saifun Semiconductors Ltd., filed as Exhibit 2.1 to Spansion’s Current Report on Form 8-K dated October 9, 2007, is hereby incorporated by reference.

2.1(b)	Amendment to Agreement and Plan of Merger and Reorganization, dated as of December 12, 2007, by and among Spansion Inc., Atlantic Star Merger Sub Ltd. and Saifun Semiconductors Ltd., filed as Exhibit 2.1 to Spansion’s Current Report on Form 8-K dated December 13, 2007, is hereby incorporated by reference.

3.1	Amended and Restated Certificate of Incorporation of Spansion Inc., filed as Exhibit 3.1 to Spansion’s Current Report on Form 8-K dated May 14, 2010, is hereby incorporated by reference.

3.2	Amended and Restated Bylaws of Spansion Inc., as amended, filed as Exhibit 3.2 to Spansion’s Current Report on Form 8-K dated May 14, 2010, is hereby incorporated by reference.

4.1	Specimen of Class A Common Stock Certificate, filed as Exhibit 4.1 to Spansion’s Amendment No. 6 to Form S-1 Registration Statement (No. 333-124041), is hereby incorporated by reference.

5.1†	Opinion of Latham & Watkins LLP.

10.1	Spansion Inc. 2010 Equity Incentive Award Plan, filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-8 dated May 10, 2010, is hereby incorporated by reference.

10.1(a)*	Third Amended and Restated Foundry Agreement by and between Spansion LLC and Spansion Japan Limited, effective as of February 2, 2010, filed as Exhibit 10.1(a) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 28, 2010, is hereby incorporated by reference.

10.1(b)	Amendment dated April 5, 2010 to the Third Amended and Restated Foundry Agreement by and between Spansion LLC and Spansion Japan Limited, filed as Exhibit 10.1(b) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 28, 2010, is hereby incorporated by reference.

10.2	Bailment Agreement by and between Spansion LLC and Spansion Japan Limited, entered into February 2, 2010, filed as Exhibit 10.2 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 28, 2010, is hereby incorporated by reference.

10.2(a)***	Amendment to Spansion Inc. 2010 Equity Incentive Award Plan, filed as Exhibit 10.2(a) to Spansion’s Current Report on Form 8-K dated May 14, 2010, is hereby incorporated by reference.

10.2(b)***	U.S. Employees Stock Option Terms and Conditions for Grants on or after December 15, 2005, filed as Exhibit 10.2(b) to Spansion’s Annual Report on Form 10-K dated February 28, 2008, is hereby incorporated by reference.

10.2(c)***	U.S. Employees Restricted Stock Unit Terms and Conditions for Grants on or after December 15, 2005, filed as Exhibit 10.2(c) to Spansion’s Annual Report on Form 10-K dated February 28, 2008, is hereby incorporated by reference.

10.2(d)***	Non-U.S. Employees Stock Option Terms and Conditions for Grants on or after December 15, 2005, filed as Exhibit 10.2(d) to Spansion’s Annual Report on Form 10-K dated February 28, 2008, is hereby incorporated by reference.

Exhibit No.	Description of Exhibit

10.2(e)***	Non-U.S. Employees Restricted Stock Unit Terms and Conditions for Grants on or after December 15, 2005, filed as Exhibit 10.2(e) to Spansion’s Annual Report on Form 10-K dated February 28, 2008, is hereby incorporated by reference.

10.3*	Sort Services Agreement executed April 9, 2010, between Spansion LLC and ChipMOS TECHNOLOGIES INC, filed as Exhibit 10.3 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 28, 2010, is hereby incorporated by reference.

10.3(a)***	Spansion 2007 Equity Incentive Plan, filed as Exhibit 10.73 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2007, is hereby incorporated by reference.

10.3(b)***	U.S. Employees Stock Option Terms and Conditions for Awards Under 2007 Equity Plan, filed as Exhibit 10.3(b) to Spansion’s Annual Report on Form 10-K dated May 13, 2009, is hereby incorporated by reference.

10.3(c)***	U.S. Employees Restricted Stock Unit Terms and Conditions for Awards Under 2007 Equity Plan, filed as Exhibit 10.3(c) to Spansion’s Annual Report on Form 10-K dated February 28, 2008, is hereby incorporated by reference.

10.3(d)***	Non-U.S. Employees Stock Option Terms and Conditions for Awards Under 2007 Equity Plan, filed as Exhibit 10.3(d) to Spansion’s Annual Report on Form 10-K dated February 28, 2008, is hereby incorporated by reference.

10.3(e)***	Non-U.S. Employees Restricted Stock Unit Terms and Conditions for Awards Under 2007 Equity Plan, filed as Exhibit 10.3(e) to Spansion’s Annual Report on Form 10-K dated February 28, 2008, is hereby incorporated by reference.

10.3(f)***	U.S. Non-Employee Directors Stock Option Terms and Conditions for Awards Under 2007 Equity Incentive Plan, filed as Exhibit 10.3(f) to Spansion’s Annual Report on Form 10-K dated May 13, 2009, is hereby incorporated by reference.

10.3(g)***	U.S. Non-Employee Directors Restricted Stock Unit Terms and Conditions for Awards Under 2007 Equity Incentive Plan, filed as Exhibit 10.3(g) to Spansion’s Annual Report on Form 10-K dated May 13, 2009, is hereby incorporated by reference.

10.3(h)	Spansion 2007 Equity Incentive Plan Appendix, filed as Exhibit 10.5 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2008, is hereby incorporated by reference.

10.3(i)***	Israel Employees Form of Option Award Agreement for Section 102(b) (2) Options Granted Under 2007 Equity Incentive Plan, filed as Exhibit 10.3(i) to Spansion’s Annual Report on Form 10-K dated February 28, 2008, is hereby incorporated by reference.

10.3(j)***	Israel Employees Form of Option Award Agreement for Section 102(b)(2) Options Granted Under the Saifun Semiconductors Ltd. 2003 Share Option Plan, filed as Exhibit 10.3(k) to Spansion’s Annual Report on Form 10-K dated February 28, 2008, is hereby incorporated by reference.

10.3(k)***	Israel Employees Form of Restricted Stock Unit Award Agreement for Section 102(b)(2) RSUs Granted Under the Saifun Semiconductors Ltd. 2003 Share Option Plan, filed as Exhibit 10.3(l) to Spansion’s Annual Report on Form 10-K dated February 28, 2008, is hereby incorporated by reference.

10.3(l)***	Spansion Inc. Key Employee Incentive Plan and Centurion Plan, as approved August 27, 2009, filed as Exhibit 10.9 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2009, is hereby incorporated by reference.

10.4	Form of Indemnification Agreement, filed as Exhibit 10.3 to Spansion’s Current Report on Form 8-K dated May 14, 2010, is hereby incorporated by reference.

Exhibit No.	Description of Exhibit

10.5(a)***	Form of Spansion Inc. Change of Control Severance Agreement, filed as Exhibit 10.1 to Spansion’s Current Report on Form 8-K dated August 26, 2010, is hereby incorporated by reference.

10.5(b)***	Form of Change of Control Severance Agreement, filed as Exhibit 10.4 to Spansion’s Current Report on Form 8-K dated May 14, 2010, is hereby incorporated by reference.

10.5(c)***	Form of Amended and Restated Spansion Inc. Change of Control Severance Agreement, filed as Exhibit 10.30 to Spansion’s Form 10-Q for the quarter ended September 30, 2007, is hereby incorporated by reference.

10.6(a)***	Spansion LLC Employment Offer Letter to Bertrand F. Cambou, dated as of April 6, 2005, filed as Exhibit 10.52 to Spansion’s Amendment No. 4 to Form S-1 Registration Statement (No. 333-124041), is hereby incorporated by reference.

10.6(b)***	Separation Agreement and Release between Spansion Inc. and Bertrand F. Cambou, dated as of February 4, 2009, filed as Exhibit 10.6(b) to Spansion’s Annual Report on Form 10-K dated May 13, 2009, is hereby incorporated by reference.

10.7***	Spansion LLC Employment Offer Letter to Thomas T. Eby, dated as of September 15, 2005, filed as Exhibit 10.53 to Spansion’s Amendment No. 4 to Form S-1 Registration Statement (No. 333-124041), is hereby incorporated by reference.

10.8(a)***	Spansion LLC Employment Offer Letter to Robert C. Melendres, dated as of December 17, 2004, filed as Exhibit 10.54 to Spansion’s Amendment No. 4 to Form S-1 Registration Statement (No. 333-124041), is hereby incorporated by reference.

10.8(b)***	Separation Agreement and Release between Spansion Inc. and Robert C. Melendres, dated as of April 7, 2009, filed as Exhibit 10.8(b) to Spansion’s Annual Report on Form 10-K dated May 13, 2009, is hereby incorporated by reference.

10.9***	Noncompetition and Retention Agreement between Spansion Inc. and Boaz Eitan, dated as of March 18, 2008, filed as Exhibit 10.60(a) to Spansion’s Quarterly Report on Form 10-Q dated for the quarter ended March 30, 2008, is hereby incorporated by reference.

10.10***	Employment Offer Letter, dated as of February 9, 2006, between Spansion LLC and Dario Sacomani, filed as Exhibit 10.65 to Spansion’s Annual Report on Form 10-K dated March 15, 2006, is hereby incorporated by reference.

10.11(a)***	Temporary Living Expenses and Relocation Expenses Agreement between Spansion LLC and Dario Sacomani, executed on May 7, 2008, filed as Exhibit 10.61 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2008, is hereby incorporated by reference.

10.11(b)***	Personal Leave Agreement and Release between Spansion Inc. and Dario Sacomani, dated as of April 10, 2009, filed as Exhibit 10.13(b) Spansion’s Annual Report on Form 10-K dated May 13, 2009, is hereby incorporated by reference.

10.12(a)***	Employment Offer Letter for John H. Kispert, dated February 12, 2009, filed as Exhibit 10.1 to Spansion’s Current Report on Form 8-K dated February 17, 2009, is hereby incorporated by reference.

10.12(b)***	Amendment No. 1 to Employment Offer Letter for John H. Kispert, dated July 9, 2009, filed as Exhibit 10.1 to Spansion’s Current Report on Form 8-K dated July 9, 2009, is hereby incorporated by reference.

10.13***	Consulting Agreement between Spansion Inc. and Nathan Sarkisian, effective as of May 20, 2009, filed as Exhibit 10.3 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2009, is hereby incorporated by reference.

Exhibit No.	Description of Exhibit

10.14***	Employment Offer Letter for Randy W. Furr, dated June 4, 2009, filed as Exhibit 10.5 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2009, is hereby incorporated by reference.

10.15***	Summary of Compensation Arrangements for Executive Officers, filed as Exhibit 99.1 to Spansion’s Current Report on Form 8-K dated March 14, 2008, is hereby incorporated by reference.

10.16(a)***	Form of Saifun Semiconductors Ltd. 2003 Share Option Plan Agreement, filed as Exhibit 10.55(e) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2008, is hereby incorporated by reference.

10.16(b)***	Form of Saifun Semiconductors Ltd. 2003 Share Option Plan Agreement, filed as Exhibit 10.55(f) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2008, is hereby incorporated by reference.

10.17***	Noncompetition and Retention Agreement between Spansion Inc. and Boaz Eitan, dated as of March 18, 2008, filed as Exhibit 10.60(a) to Spansion’s Quarterly Report on Form 10-Q dated for the quarter ended March 30, 2008, is hereby incorporated by reference.

10.18***	Spansion Amended and Restated Executive Deferred Compensation Plan effective January 1, 2008, filed as Exhibit 10.15 to Spansion’s Annual Report on Form 10-K dated February 28, 2008, is hereby incorporated by reference.

10.19***	Stockholders Agreement, dated as of December 21, 2005, by and among AMD Investments, Spansion Inc., Advanced Micro Devices, Inc., and Fujitsu Limited, filed as Exhibit 10.3 to Spansion’s Current Report on Form 8-K dated December 21, 2005, is hereby incorporated by reference.

10.20***	Form of Spansion Inc. Change of Control Severance Agreement filed as Exhibit 10.27(a) to Spansion’s Annual Report on Form 10-K dated February 28, 2008, is hereby incorporated by reference.

10.21(a)	Amended and Restated Fujitsu Distribution Agreement between Spansion Inc. and Fujitsu Microelectronics Ltd., as successor-in-interest to Fujitsu Ltd., filed as Exhibit 10.4 to Spansion’s Current Report on Form 8-K dated December 21, 2005, is hereby incorporated by reference.

10.21(b)	Amendment No. 1 to the Amended and Restated Fujitsu Distribution Agreement between Spansion Inc. and Fujitsu Microelectronics Ltd., as successor-in-interest to Fujitsu Ltd., effective as of October 1, 2007 between Spansion Inc. and Fujitsu Limited, filed as Exhibit 10.8 to Spansion’s Annual Report on Form 10-K dated December 27, 2008, is hereby incorporated by reference.

10.21(c)	Amendment No. 2 to the Amended and Restated Fujitsu Distribution Agreement between Spansion Inc. and Fujitsu Microelectronics Ltd., as successor-in-interest to Fujitsu Ltd., effective as of September 28, 2008 between Spansion Inc. and Fujitsu Limited, filed as Exhibit 10.4 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2008, is hereby incorporated by reference.

10.21(d)	Amendment No. 3 and Letter Supplement to the Amended and Restated Fujitsu Distribution Agreement between Spansion Inc. and Fujitsu Microelectronics Ltd., as successor-in-interest to Fujitsu Ltd., effective as of January 15, 2009, filed as Exhibit 10.1(a) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2009, is hereby incorporated by reference.

10.21(e)	Amendment No. 4 to the Amended and Restated Fujitsu Distribution Agreement between Spansion Inc. and Fujitsu Microelectronics Ltd., as successor-in-interest to Fujitsu Ltd., effective as of February 23, 2009, filed as Exhibit 10.1(b) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2009, is hereby incorporated by reference.

Exhibit No.	Description of Exhibit

10.21(f)	Amendment No. 5 to the Amended and Restated Fujitsu Distribution Agreement between Spansion Inc. and Fujitsu Microelectronics Ltd., as successor-in-interest to Fujitsu Ltd., effective as of April 23, 2009, filed as Exhibit 10.1(c) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2009, is hereby incorporated by reference.

10.21(g)	Amendment No. 6 to the Amended and Restated Fujitsu Distribution Agreement between Spansion Inc. and Fujitsu Microelectronics Ltd., as successor-in-interest to Fujitsu Ltd., effective as of June 25, 2009, filed as Exhibit 10.1(d) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2009, is hereby incorporated by reference.

10.21(h)	Amendment No. 7 to the Amended and Restated Fujitsu Distribution Agreement between Spansion Inc. and Fujitsu Microelectronics Ltd., as successor-in-interest to Fujitsu Ltd., effective as of October 30, 2009, filed as Exhibit 10.1(e) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2009, is hereby incorporated by reference.

10.22	Amended and Restated Fujitsu-Spansion Patent Cross-License Agreement between Fujitsu Limited and Spansion Inc., filed as Exhibit 10.5 to Spansion’s Current Report on Form 8-K dated December 21, 2005, is hereby incorporated by reference.

10.23	Amended and Restated AMD-Spansion Patent Cross-License Agreement between Advanced Micro Devices, Inc. and Spansion Inc., filed as Exhibit 10.6 to Spansion’s Current Report on Form 8-K dated December 21, 2005, is hereby incorporated by reference.

10.24	Amended and Restated Intellectual Property Contribution and Ancillary Matters Agreement among Fujitsu Limited, Advanced Micro Devices, Inc., AMD Investments, Inc. and Spansion Inc., filed as Exhibit 10.7 to Spansion’s Current Report on Form 8-K dated December 21, 2005, is hereby incorporated by reference.

10.25	Amended and Restated Information Technology Services Agreement between Spansion Inc. and Fujitsu Limited, filed as Exhibit 10.8 to Spansion’s Current Report on Form 8-K dated December 21, 2005, is hereby incorporated by reference.

10.26	Amended and Restated General Administrative Services Agreement between Spansion Inc. and Fujitsu Limited, filed as Exhibit 10.10 to Spansion’s Current Report on Form 8-K dated December 21, 2005, is hereby incorporated by reference.

10.27	Amended and Restated General Administrative Services Agreement between Spansion Inc. and Advanced Micro Devices, Inc., filed as Exhibit 10.11 to Spansion’s Current Report on Form 8-K dated December 21, 2005, is hereby incorporated by reference.

10.28	Amended and Restated Reverse General Administrative Services Agreement between Spansion Inc. and Advanced Micro Devices, Inc., filed as Exhibit 10.12 to Spansion’s Current Report on Form 8-K dated December 21, 2005, is hereby incorporated by reference.

10.29*	Amended and Restated Non-Competition Agreement among Spansion Inc., Advanced Micro Devices, Inc. and Fujitsu Limited, filed as Exhibit 10.13 to Spansion’s Current Report on Form 8-K dated December 21, 2005, is hereby incorporated by reference.

10.30(a)	Schedule to Lease Agreement, dated as of September 28, 2006, between Banc of America Leasing & Capital, LLC and Spansion LLC, filed as Exhibit 10.62(k) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2006, is hereby incorporated by reference.

10.30(b)	Schedule to Lease Agreement, dated as of September 28, 2006, between Banc of America Leasing & Capital, LLC and Spansion LLC, filed as Exhibit 10.62(l) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2006, is hereby incorporated by reference.

Exhibit No.	Description of Exhibit

10.31	Manufacturing Services Agreement, dated June 30, 2003, between FASL LLC and Fujitsu Limited, filed as Exhibit 10.30 to Spansion’s Amendment No. 2 to Form S-1 Registration Statement (No. 333-124041), is hereby incorporated by reference.

10.32	Form of Amendment to Manufacturing Services Agreement between FASL LLC and Fujitsu Limited, filed as Exhibit 10.35 to Spansion’s Amendment No. 3 to Form S-1 Registration Statement (No. 333-124041), is hereby incorporated by reference.

10.33*	Master Semiconductor Foundry and Technology Transfer Agreement, dated August 11, 2005, between Spansion LLC and Taiwan Semiconductor Manufacturing Company, filed as Exhibit 10.33 to Spansion’s Amendment No. 9 to Form S-1 Registration Statement (No. 333-124041), is hereby incorporated by reference.

10.34*	Foundry Agreement, dated March 31, 2005, between Spansion Japan and Fujitsu Limited, filed as Exhibit 10.34 to Spansion’s Amendment No. 3 to Form S-1 Registration Statement (No. 333-124041), is hereby incorporated by reference.

10.35(a)	Foundry Agreement, effective as of September 28, 2006, by and among Spansion Japan Limited, Spansion Inc., Spansion Technology Inc. and Spansion LLC, in their capacities as guarantors of Spansion Japan Limited, and Fujitsu Limited, filed as Exhibit 10.74 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2006, is hereby incorporated by reference.

10.35(b)	Amendment No. 1 to the Amended and Restated Foundry Agreement, effective March 21, 2008 and entered into as of June 19, 2008, by and among Spansion Japan Limited, Spansion Inc., Spansion Technology, Inc. and Spansion LLC, in their capacities as guarantors of Spansion Japan Limited, and Fujitsu Limited and its assignee, Fujitsu Microelectronics Limited, filed as Exhibit 10.37(a) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended June 29, 2008, is hereby incorporated by reference.

10.35(c)	Amendment No. 2 to the Amended and Restated Foundry Agreement, effective as of March 21, 2008 and entered into as of December 31, 2008, by and among Spansion Japan Limited, Spansion Inc., Spansion Technology, Inc. and Spansion LLC, in their capacities as guarantors of Spansion Japan Limited, and Fujitsu Limited and its assignee, Fujitsu Microelectronics Limited, filed as Exhibit 10.32(c) to Spansion’s Annual Report on Form 10-K dated May 13, 2009, is hereby incorporated by reference.

10.35(d)	Waiver of Payment Terms, dated June 30, 2008, by Fujitsu Microelectronics Limited, and agreed to by Spansion Inc., Spansion Technology, Inc., Spansion LLC and Spansion Japan Limited, filed as Exhibit 10.37(b) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended June 29, 2008, is hereby incorporated by reference.

10.35(e)	Amendment No. 3 to the Amended and Restated Foundry Agreement, by and among Spansion Inc., Spansion LLC and Spansion Technology LLC, in their capacities as guarantors, Spansion Japan Limited and Fujitsu Microelectronics Limited, entered into as of June 30, 2009, filed as Exhibit 10.4 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2009, is hereby incorporated by reference.

10.36	Second Amendment and Transfer Agreement, dated as of September 28, 2006, between Spansion Japan Limited and Fujitsu Limited, filed as Exhibit 10.75 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2006, is hereby incorporated by reference.

10.37	Asset and Share Purchase Agreement by and between Spansion LLC and Powertech Technology Inc., dated August 21, 2009, filed as Exhibit 10.1 to Spansion’s Current Report on Form 8-K dated August 25, 2009, is hereby incorporated by reference.

Exhibit No.	Description of Exhibit

10.38	Supply Agreement by and between Spansion LLC and Powertech Technology Inc., dated August 21, 2009, filed as Exhibit 10.2 to Spansion’s Current Report on Form 8-K dated August 25, 2009, is hereby incorporated by reference.

10.39	Transition Services Agreement by and between Spansion LLC and Powertech Technology Inc., dated August 21, 2009, filed as Exhibit 10.3 to Spansion’s Current Report on Form 8-K dated August 25, 2009, is hereby incorporated by reference.

10.40	Agreement between Spansion LLC and Spansion Japan Limited, entered into as of June 30, 2009, filed as Exhibit 10.10 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2009, is hereby incorporated by reference.

10.41	Memorandum of Understanding Regarding Non-Competition Agreement between Spansion Inc. and Fujitsu Microelectronics Limited, dated as of June 30, 2009, filed as Exhibit 10.11 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2009, is hereby incorporated by reference.

10.42	Assignment of Amended and Restated Information Technology Services Agreement between Spansion Inc., Spansion Japan Limited, and Fujitsu Microelectronics Limited, effective as of March 31, 2009, filed as Exhibit 10.12 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2009, is hereby incorporated by reference.

10.43(a)	Schedule to Lease Agreement, dated as of September 28, 2006, between Banc of America Leasing & Capital, LLC and Spansion LLC, filed as Exhibit 10.62(k) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2006, is hereby incorporated by reference.

10.43(b)	Schedule to Lease Agreement, dated as of September 28, 2006, between Banc of America Leasing & Capital, LLC and Spansion LLC, filed as Exhibit 10.62(l) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2006, is hereby incorporated by reference.

10.43(c)	Schedule to Lease Agreement, dated as of September 28, 2006, between Banc of America Leasing & Capital, LLC and Spansion LLC, filed as Exhibit 10.62(m) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2006, is hereby incorporated by reference.

10.43(d)	Schedule to Lease Agreement, dated as of September 28, 2006, between Banc of America Leasing & Capital, LLC and Spansion LLC, filed as Exhibit 10.62(n) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2006, is hereby incorporated by reference.

10.44(a)*	Foundry Agreement by and between Semiconductor Manufacturing International Corporation and Spansion LLC dated August 31, 2007, filed as Exhibit 10.1 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2008, is hereby incorporated by reference.

10.44(b)*	First Amendment to the Foundry Agreement by and between Semiconductor Manufacturing International Corporation and Spansion LLC dated August 15, 2008, filed as Exhibit 10.2 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2008, is hereby incorporated by reference.

10.45	Agreement by and among Spansion Inc., Fujitsu Limited and Fujitsu Microelectronics Limited dated September 11, 2008, filed as Exhibit 10.3 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2008, is hereby incorporated by reference.

10.46	Amendment No. 1 to Credit Agreement, dated April 7, 2006, among Spansion LLC, Bank of America, N.A., and the lenders party thereto, filed as Exhibit 10.41(a) to Spansion’s Form 10-Q for the quarter ended March 26, 2006, is hereby incorporated by reference.

10.47	Amendment No. 4 to Credit Agreement and Consent, dated as of March 24, 2008, among Spansion LLC, Spansion Inc., Bank of America, N.A., and the lenders party thereto, filed as Exhibit 10.23(c) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2008, is hereby incorporated by reference.

Exhibit No.	Description of Exhibit

10.48	Amendment No. 5 to Credit Agreement and Amendment No. 3 to Security Agreement dated as of December 23, 2008 among Spansion LLC, Spansion Inc. and Bank of America, N.A., and the lenders party thereto, filed as Exhibit 10.39 to Spansion’s Annual Report on Form 10-K dated May 13, 2009, is hereby incorporated by reference.

10.49	Continuing Guaranty to the Credit Agreement, dated April 21, 2006, between Spansion Inc. and Bank of America, N.A., filed as Exhibit 10.41(c) to Spansion’s Form 10-Q for the quarter ended March 26, 2006, is hereby incorporated by reference.

10.50(a)	Facility Agreement, dated as of March 30, 2007, among Spansion Japan Limited, GE Capital Leasing Corporation, Sumisho Lease Co., Ltd., Mitsui Leasing & Development, Ltd., and certain lenders thereto, filed as Exhibit 10.65 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended April 1, 2007, is hereby incorporated by reference.

10.50(b)	Amendment No. 1 to Facility Agreement, dated as of August 1, 2007, among Spansion Japan Limited, GE Capital Leasing Corporation, Sumisho Lease Co., Ltd., Mitsui Leasing & Development, Ltd., and certain lenders thereto, filed as Exhibit 10.65(b) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2007, is hereby incorporated by reference.

10.50(c)	Amendment No. 2 to Facility Agreement, dated as of December 13, 2007, among Spansion Japan Limited, GE Capital Leasing Corporation, Sumisho Lease Co., Ltd., Mitsui Leasing & Development, Ltd., and certain lenders thereto, filed as Exhibit 10.41(c) to Spansion’s Annual Report on Form 10-K dated May 13, 2009, is hereby incorporated by reference.

10.50(d)	Amendment No. 3 to Facility Agreement, dated as of February 18, 2008, among Spansion Japan Limited, GE Capital Leasing Corporation, Sumisho Lease Co., Ltd., Mitsui Leasing & Development, Ltd., and certain lenders thereto, filed as Exhibit 10.40(c) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2008, is hereby incorporated by reference

10.50(e)	Amendment No. 4 and Waiver to Facility Agreement, dated as of November 5, 2008, among Spansion Japan Limited, GE Financial Services Corporation (formerly known as GE Capital Leasing Corporation), as Administrative Agent, and certain lenders thereto, filed as Exhibit 10.41(e) to Spansion’s Annual Report on Form 10-K dated May 13, 2009, is hereby incorporated by reference.

10.51	Security Agreement, dated September 19, 2005, between Spansion LLC, as Grantor, and Bank of America, N.A., as Agent, filed as Exhibit 10.42 to Spansion’s Amendment No. 4 to Form S-1 Registration Statement (No. 333-124041), is hereby incorporated by reference.

10.52	Stock Pledge, dated September 19, 2005, between Spansion LLC, as Pledgor, and Bank of America, N.A., as Agent, filed as Exhibit 10.43 to Spansion’s Amendment No. 4 to Form S-1 Registration Statement (No. 333-124041), is hereby incorporated by reference.

10.53	Joinder Agreement to the Credit Agreement, dated April 21, 2006, among Spansion Inc., Bank of America, N.A., and the lenders party to the Credit Agreement, filed as Exhibit 10.41(b) to Spansion’s Form 10-Q for the quarter ended March 26, 2006, is hereby incorporated by reference.

10.54	Security Agreement, dated as of March 30, 2007, between Spansion Japan Limited and GE Capital Leasing Corporation filed as Exhibit 10.66 to Spansion’s Annual Report on Form 10-K dated February 27, 2007, is hereby incorporated by reference.

10.55(a)	Security Agreement, dated as of March 30, 2007, among Spansion Japan Limited, GE Capital Leasing Corporation, and certain secured parties thereto, filed as Exhibit 10.67 to Spansion’s Annual Report on Form 10-K dated February 27, 2007, is hereby incorporated by reference.

10.55(b)	Amendment to Security Agreement, dated as of April 26, 2007, among Spansion Japan Limited, GE Capital Leasing Corporation and the Finance Parties, filed as Exhibit 10.67(b) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2007, is hereby incorporated by reference.

Exhibit No.	Description of Exhibit

10.56	Pledge and Security Agreement, dated May 18, 2007, by and among Spansion Inc., Spansion LLC, Spansion Technology Inc. and Wells Fargo, National Association, filed as Exhibit 10.1 to Spansion’s Current Report on Form 8-K dated May 21, 2007, is hereby incorporated by reference.

10.57(a)	Deed of Trust, Security Agreement, Assignment of Rents and Financing Statement (Santa Clara County, California), effective as of May 18, 2007, by Spansion LLC to First American Title Insurance Company, as trustee, for the benefit of Wells Fargo Bank, National Association, as collateral agent, filed as Exhibit 10.2 to Spansion’s Current Report on Form 8-K dated May 21, 2007, is hereby incorporated by reference.

10.57(b)	Amendment No. 1 to Deed of Trust, Security Agreement, Assignment of Rents and Financing Statement (Santa Clara County, California), effective as of June 7, 2007, by Spansion LLC to First American Title Insurance Company, as trustee, for the benefit of Wells Fargo Bank, National Association, as collateral agent, filed as Exhibit 10.1 to Spansion’s Current Report on Form 8-K dated June 7, 2007, is hereby incorporated by reference.

10.58	Second Deed of Trust, Security Agreement, Assignment of Rents and Financing Statement (Santa Clara County, California), effective as of May 18, 2007, by Spansion LLC to PRLAP, Inc., as Trustee, for the benefit of Bank of America, N.A., as administrative agent, filed as Exhibit 10.3 to Spansion’s Current Report on Form 8-K dated May 21, 2007, is hereby incorporated by reference.

10.59(a)	Deed of Trust, Security Agreement, Assignment of Rents and Financing Statement (Travis County, Texas), effective as of May 18, 2007, by Spansion LLC to R. J. Dold, as trustee, for the benefit of Wells Fargo Bank, National Association, as collateral agent, filed as Exhibit 10.4 to Spansion’s Current Report on Form 8-K dated May 21, 2007, is hereby incorporated by reference

10.59(b)	Amendment No. 1 to Deed of Trust, Security Agreement, Assignment of Rents and Financing Statement (Travis County, Texas), effective as of June 7, 2007, by Spansion LLC to R. J. Dold, as trustee, for the benefit of Wells Fargo Bank, National Association, as collateral agent, filed as Exhibit 10.2 to Spansion’s Current Report on Form 8-K dated June 7, 2007, is hereby incorporated by reference.

10.60	Form of Voting Undertaking between Spansion and certain shareholders of Saifun Semiconductors Ltd., filed as Exhibit 10.1 to Spansion’s Current Report on Form 8-K dated October 9, 2007, is hereby incorporated by reference.

10.61	Revolving Credit Facility Agreement by and among Spansion Japan Limited, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and the lenders party thereto, dated as of December 28, 2007, filed as Exhibit 10.48 to Spansion’s Annual Report on Form 10-K dated February 28, 2008, is hereby incorporated by reference.

10.62	Credit Line Account Application and Agreement for Organizations and Businesses between Spansion LLC and UBS Bank USA, dated as of December 29, 2008, filed as Exhibit 10.54 to Spansion’s Annual Report on Form 10-K dated May 13, 2009, is hereby incorporated by reference.

10.63(a)	Lease Agreement, dated as of September 30, 2005, between Banc of America Leasing & Capital, LLC and Spansion LLC, filed as Exhibit 10.1(a) to Spansion’s Current Report on Form 8-K dated December 27, 2005, is hereby incorporated by reference.

10.63(b)	Amended Schedule to Lease Agreement, dated as of December 23, 2005, between General Electric Capital Corporation and Spansion LLC, filed as Exhibit 10.1(b) to Spansion’s Current Report on Form 8-K dated December 27, 2005, is hereby incorporated by reference.

Exhibit No.	Description of Exhibit

10.63(c)	Amended Schedule to Lease Agreement, dated as of December 23, 2005, between Banc of America Leasing & Capital, LLC and Spansion LLC, filed as Exhibit 10.1(c) to Spansion’s Current Report on Form 8-K dated December 27, 2005, is hereby incorporated by reference.

10.63(d)	Amended Schedule to Lease Agreement, dated as of December 23, 2005, between Banc of America Leasing & Capital, LLC and Spansion LLC, filed as Exhibit 10.1(d) to Spansion’s Current Report on Form 8-K dated December 27, 2005, is hereby incorporated by reference.

10.63(e)	Amended Schedule to Lease Agreement, dated as of December 23, 2005, between General Electric Capital Corporation and Spansion LLC, filed as Exhibit 10.1(e) to Spansion’s Current Report on Form 8-K dated December 27, 2005, is hereby incorporated by reference.

10.63(f)	Amended Schedule to Lease Agreement, dated as of December 23, 2005, between ORIX Financial Services, Inc. and Spansion LLC, filed as Exhibit 10.1(f) to Spansion’s Current Report on Form 8-K dated December 27, 2005, is hereby incorporated by reference.

10.63(g)	Amended Schedule to Lease Agreement, dated as of December 23, 2005, between Merrill Lynch Capital and Spansion LLC, filed as Exhibit 10.1(g) to Spansion’s Current Report on Form 8-K dated December 27, 2005, is hereby incorporated by reference.

10.63(h)	Amended Schedule to Lease Agreement, dated as of December 23, 2005, between Macquarie Electronics USA Inc. and Spansion LLC, filed as Exhibit 10.1(h) to Spansion’s Current Report on Form 8-K dated December 27, 2005, is hereby incorporated by reference.

10.63(i)	Amended Schedule to Lease Agreement, dated as of December 21, 2005, between Macquarie Electronics USA Inc. and Spansion LLC, filed as Exhibit 10.1(i) to Spansion’s Current Report on Form 8-K dated December 27, 2005, is hereby incorporated by reference.

10.63(j)	Amended Schedule to Lease Agreement, dated as of December 21, 2005, between Merrill Lynch Capital and Spansion LLC, filed as Exhibit 10.1(j) to Spansion’s Current Report on Form 8-K dated December 27, 2005, is hereby incorporated by reference.

10.64	Amendment Agreement dated December 30, 2005 to Master Lease Agreement dated January 5, 2005, between Spansion Japan Limited and Sumicrest Leasing Limited, filed as Exhibit 10.1 to Spansion’s Current Report on Form 8-K dated January 5, 2006, is hereby incorporated by reference.

10.65	Master Lease Agreement, dated as of September 28, 2006, by and among Spansion Japan Limited, Spansion Inc., Spansion Technology Inc. and Spansion LLC, in their capacities as guarantors of Spansion Japan Limited, and Fujitsu Limited, filed as Exhibit 10.73 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2006, is hereby incorporated by reference.

10.66	Master Rental Agreement between Spansion LLC and Macquarie Electronics USA Inc., dated as of March 26, 2008, filed as Exhibit 10.59 to Spansion’s Quarterly Report on Form 10-Q dated for the quarter ended March 30, 2008, is hereby incorporated by reference.

10.67	Settlement Agreement among Spansion LLC, Spansion Inc. and Samsung Electronics Co., Ltd., dated as of March 16, 2009, filed as Exhibit 10.59 to Spansion’s Annual Report on Form 10-K dated May 13, 2009, is hereby incorporated by reference.

10.68	Backstop Rights Purchase Agreement between Spansion Inc. and SLS Spansion Holdings, LLC, dated as of January 25, 2010, filed as Exhibit 10.68 to Spansion’s Annual Report on Form 10-K dated February 12, 2010, is hereby incorporated by reference.

10.69	Credit Agreement dated as of February 9, 2010 among Spansion LLC, as the Borrower, Spansion Inc., and Spansion Technology LLC, as Guarantors, Barclays Bank PLC, as Administrative Agent, Collateral Agent and Documentation Agent, the Lenders Party Hereto, Barclays Capital, as Joint Lead arranger and Joint Book Runner, and Morgan Stanley Senior Funding, Inc., as Joint Lead Arranger, Joint Book Runner and Syndication Agent, filed as Exhibit 10.69 to Spansion’s Annual Report on Form 10-K dated February 12, 2010, is hereby incorporated by reference.

Exhibit No.	Description of Exhibit

10.70**	Foundry Agreement, dated August 28, 2010, by and among Spansion LLC, Nihon Spansion Limited and Texas Instruments Incorporated.

10.71***	U.S. Employees Form of Stock Option Agreement and Terms and Conditions for Awards Under the Spansion Inc. 2010 Equity Incentive Award Plan, filed as Exhibit 10.1(a) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2010, is hereby incorporated by reference.

10.72***	U.S. Employees Form of Restricted Stock Unit Agreement and Terms and Conditions for Awards Under the Spansion Inc. 2010 Equity Incentive Award Plan, filed as Exhibit 10.1(b) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2010, is hereby incorporated by reference.

10.73***	Non-U.S. Employees Form of Stock Option Agreement Terms and Conditions (With Foreign Exhibit) for Awards Under the Spansion Inc. 2010 Equity Incentive Award Plan, filed as Exhibit 10.1(c) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2010, is hereby incorporated by reference.

10.74***	Non-U.S. Employees Form of Restricted Stock Unit Agreement and Terms and Conditions (With Foreign Exhibit) for Awards Under the Spansion Inc. 2010 Equity Incentive Award Plan, filed as Exhibit 10.1(d) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2010, is hereby incorporated by reference.

10.75***	Spansion Inc. 2010 Equity Incentive Award Plan—French Sub-Plan—Options, filed as Exhibit 10.1(e) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2010, is hereby incorporated by reference.

10.76***	Spansion Inc. 2010 Equity Incentive Award Plan—French Sub-Plan—Restricted Stock/Restricted Stock Units, filed as Exhibit 10.1(f) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2010, is hereby incorporated by reference.

10.77***	Spansion Inc. 2010 Equity Incentive Award Plan—Sub-Plan—Israel, filed as Exhibit 10.1(g) to Spansion’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2010, is hereby incorporated by reference.

10.78***	Spansion Inc. 2010 Employee Incentive Plan, filed as Exhibit 10.2 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2010, is hereby incorporated by reference.

10.79***	Spansion Inc. 2010 Executive Compensation Plan, filed as Exhibit 10.3 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2010, is hereby incorporated by reference.

10.80***	Form of Spansion Inc. Indemnity Agreement with Directors (Silver Lake), filed as Exhibit 10.4 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2010, is hereby incorporated by reference.

10.81	Loan and Security Agreement dated as of May 10, 2010, by and between Spansion Inc., as Parent and Spansion LLC, and Certain of its Subsidiaries Party Hereto, as Borrowers, and Certain Financial Institutions, as Lenders and Bank of America, N.A., as Administrative Agent, Sole Lead Arranger, Sole Bookrunner, and Agent, filed as Exhibit 10.5 to Spansion’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2010, is hereby incorporated by reference.

16.1	Letter to Securities and Exchange Commission from Ernst & Young LLP, dated May 19, 2010, filed as Exhibit 16.1 to Spansion’s Current Report on Form 8-K dated May 20, 2010, is hereby incorporated by reference.

21.1	Subsidiaries of Spansion Inc., filed as Exhibit 21 to Spansion’s Annual Report on Form 10-K dated February 12, 2010, is hereby incorporated by reference.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

Exhibit No.	Description of Exhibit

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of attorney (included on signature page hereto).

†	To be filed by amendment.
*	Confidential treatment has been granted with respect to portions of this exhibit.
**	Confidential treatment has been requested with respect to portions of this exhibit.
***	Management Agreement or Compensation Plan.